As filed with the Securities and Exchange Commission on January 27, 2011

Registration No. 333-171319

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTCOMEX, INC.

(Exact name of registrant as specified in its charter)

(see table of additional registrants)

Delaware	5045	65-0893400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3505 N.W. 107th Avenue

Miami, Florida 33178

(305) 477-6230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Shalom Intcomex, Inc. 3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230	Juan G. Giraldez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Copies of all communications, including communications sent to agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
13 1/4% Second Priority Senior Secured Notes due 2014	$120,000,000	100%	$120,000,000	$8,556
Guarantees of 13 1/4% Second Priority Senior Secured Notes due 2014	$120,000,000	—	—	None(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	Calculated by multiplying 0.00007130 by the proposed maximum aggregate offering price.
(3)

Each of the co-registrants listed on the inside facing page will guarantee, on a full and unconditional basis, the obligations of Intcomex, Inc. under the 13 1/4% Second Priority Senior Secured Notes due 2014. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guaranties.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices
Intcomex Holdings, LLC	Delaware	5045	65-0972800	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230
Intcomex Holdings SPC-I, LLC	Delaware	5045	38-3723056	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230
Software Brokers of America, Inc.	Florida	5045	65-0083438	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230
FORZA Power Technologies LLC	Florida	5045	26-1340203	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230
KLIP Xtreme LLC	Florida	5045	26-4010277	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230
NEXXT Solutions LLC	Florida	5045	26-1340486	3505 N.W. 107th Avenue Miami, Florida 33178 (305) 477-6230

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2011

PRELIMINARY PROSPECTUS

Exchange Offer for

$120,000,000

Intcomex, Inc.

13  1/4% Second Priority Senior Secured Notes due 2014

Guaranteed by Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Software Brokers of America, Inc., FORZA Power Technologies LLC, KLIP Xtreme LLC and NEXXT Solutions LLC.

Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time on , 2011, unless extended.

•	Tenders of outstanding initial notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	All outstanding initial notes that are validly tendered and not validly withdrawn will be exchanged.

•	We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are identical to the outstanding initial notes, except for the transfer restrictions and registration rights relating to the outstanding initial notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In order to satisfy the prospectus delivery requirements of broker-dealers, we have agreed to use our commercially reasonable best efforts to keep the prospectus effective, as amended and supplemented, for up to 45 days from the date of consummation of the exchange offer. See “Plan of Distribution.”

Investing in the notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 15.

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, relating to the exchange offer which includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement, which information is available from us without charge to holders of the initial notes. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC’s headquarters located at 100 F Street N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC’s Office of Investor Education and Advocacy at 1-800-SEC-0330 (1-800-732-0330) to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

i

You may request a copy of our registration statement filed with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

3505 N.W. 107th Avenue

Miami, Florida 33178

(305) 477-6230 Attention: Russell Olson

TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

You should rely only on the information provided in this prospectus and the registration statement. No person has been authorized to provide you with different information.

INDUSTRY AND MARKET DATA

In this prospectus we rely on and refer to information and statistics regarding the IT products distribution industry, related industries and our market share or market share position in the sectors and countries in which we compete. Where possible, we obtained this information and statistics from third-party sources, such as IDC, a market intelligence and advisory firm in the IT and telecommunications industries; Pyramid Research, a market intelligence and consulting services firm in the global communications industry; Gartner, Inc., a provider of research and analysis on the global IT industry; the Global Insight, Inc., a provider of economic, financial and political analysis of various countries, regions and industries; the Yankee Group, a provider of independent research and consulting services to the technology industry; and Euromonitor International Inc., a provider of business intelligence on industries, countries and consumers. Based on our familiarity with the market, we believe that estimates by these third party sources are reliable, but we have not independently verified the third-party information. Additionally, we have supplemented third-party information where necessary with management estimates based on information from our customers and vendors, trade and business organizations, industry publications, government records, and other contacts in markets in which we operate, our management’s knowledge and experience in the industry and the markets in which we operate, and information made publicly available by our public company competitors. Although we believe that our management estimates are reasonable, there is no information from third-party sources available to us that would confirm our management estimates. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We make no representation as to the accuracy or completeness of such information.

The Gartner Report(s) described in this prospectus, or the Gartner Report(s) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, beliefs, estimates, forecasts, projections and management assumptions about our company, our future performance, our liquidity and the IT products distribution industry. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity and liquidity needs, indebtedness and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances including but not limited to, management’s expectations for competition, revenues, margin, expenses and other operating results, capital expenditures, liquidity, capital requirements, acquisitions and exchange rate fluctuations, each of which involves numerous risks and uncertainties are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus.

These risks and uncertainties include, but are not limited to, the following:

•	the effects of the global economic downturn on the markets in which we operate or plan to operate, which may lead to a decline in our business and our results of operations;

•	an increase in competition in the markets in which we operate or plan to operate;

•	difficulties in maintaining and enhancing internal controls and management and financial reporting systems;

•	adverse changes in general, regional and country-specific economic and political conditions in Latin America and the Caribbean;

•	fluctuations of other currencies relative to the U.S. dollar;

•	difficulties in staffing and managing our foreign operations;

•	departures of our key executive officers;

•	increases in credit exposure to our customers;

•	adverse changes in our relationships with vendors and customers; or

•	declines in our inventory values.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

NOTICE TO CERTAIN INVESTORS

European Economic Area Investors

In any member state of the European Economic Area, or the EEA, that has implemented the Prospectus Directive 2003/71/EC, or a Relevant Member State, or together with any applicable implementing measures in any such Relevant Member State, or the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Relevant Member State within the meaning of the Prospectus Directive, or the EEA Eligible Investors.

This prospectus has been prepared on the basis that all offers of exchange notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in the Member States of the EEA, from the requirement to produce a prospectus for offers of exchange notes. Accordingly any person making or intending to make any offer within the EEA of exchange notes which are the subject of the placement contemplated in this prospectus should only do so in circumstances in which no obligation arises for the issuer or the guarantors of the exchange notes to produce a prospectus for such offer. Neither the issuer nor the guarantors of the exchange notes have authorized, nor do they authorize, the making of any offer of exchange notes through any financial intermediary. The offering of the exchange notes by the issuer constitutes the final placement of the exchange notes contemplated by this prospectus.

U.K. Investors

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (3) high net worth companies, and other persons to whom it may lawfully be communicated falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The exchange notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such exchange notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. Relevant persons referred to in clauses (2) and (3) above who are also EEA Eligible Investors are referred to as “U.K. Eligible Investors”.

Certain representations and warranties

Any person acquiring the exchange notes will be required in any acceptance of any offer of exchange notes to represent and warrant, and by accepting any exchange notes will be deemed to have represented and warranted, as follows:

EEA Investors

If it is located or resident in any Relevant Member State, it is an EEA Eligible Investor in such Relevant Member State, and in the case of any exchange notes that may be acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive as implemented in the Relevant Member State:

it will not have acquired the exchange notes on behalf of, or with a view to offering or reselling the exchange notes to, persons in any Relevant Member State other than an EEA Eligible Investor in such Relevant Member State; or

where exchange notes may be acquired by it on behalf of persons in any Relevant Member State other than EEA Eligible Investors in such Relevant Member State, the offer of those exchange notes to it would not be treated under the Prospectus Directive as implemented in such Relevant Member State as having been made to such other persons.

The expression an “offer” in relation to any exchange notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any exchange notes to be offered so as to enable an investor to decide to purchase or subscribe for the exchange notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “offering” shall have a correlative meaning.

U.K. Investors

If it is located or resident in the United Kingdom, it is a U.K. Eligible Investor.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company and our audited and unaudited consolidated financial statements, including the notes to those statements, appearing elsewhere in this prospectus, before making an investment decision. Except as the context otherwise requires, all references in this prospectus to “Intcomex,” “we,” “us,” “our,” “our company” and similar terms refer to Intcomex, Inc. together with our consolidated subsidiaries and our predecessor companies.

Our Company

We believe we are the largest pure play value-added distributor of computer information technology, or IT, products focused solely on serving Latin America and the Caribbean. We distribute computer equipment components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 50,000 customers in 40 countries. We offer single source purchasing to our customers by providing an in-stock selection of more than 6,000 products from over 150 vendors, including the world’s leading IT product manufacturers. From our headquarters and main distribution center in Miami, or our Miami Operations, we support a network of 22 sales and distribution operations in 12 Latin American and Caribbean countries and a sales office in Brazil, or our In-country Operations.

Over the last 20 years, we have built an IT products distribution network in Latin America and the Caribbean that we believe is unmatched by any of our competitors in terms of the number of countries served through an in-country presence. We have achieved our regional market leadership position by offering our customers a wide and readily available product selection and excellent pre- and post-sale customer service, while providing our vendors with a multi-country distribution channel for their products. We believe our broad regional presence makes us more attractive to our vendors and customers, thereby enhancing our revenue growth and operating margins, and our geographic diversification reduces our operating risks.

We believe we have the broadest in-country presence of any distributor of IT products to Latin America and the Caribbean, in terms of the number of countries served through an in-country presence. As a result of our unique distribution platform, we have realized consistent organic revenue growth and strong operating margins. Revenue increased $81.3 million, or 12.3%, from $661.2 million for the nine months ended September 30, 2009 to $742.6 million for the nine months ended September 30, 2010. From 2001 to 2009, our revenue grew from $324.1 million to $917.2 million, representing a compound annual growth rate, or CAGR, of 13.9%, and our operating income grew from $11.2 million to $20.3 million, representing a CAGR of 7.7%. We believe these growth rates and our operating margins are higher than those of our public company competitors.

We serve the Latin American and Caribbean IT products markets using a dual distribution model:

•	As a Miami-based wholesale aggregator, we sell primarily to:

third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where we do not have a local presence;

third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where we have a local presence but whose volumes are large enough to enable them to efficiently acquire products directly from United States, or U.S.,-based wholesale aggregators;

other Miami-based exporters of IT products to Latin America and the Caribbean; and

our In-country Operations.

For the nine months ended September 30, 2010, revenue and operating income from our Miami Operations were $167.5 million (net of $209.6 of revenue derived from sales to our In-country Operations) and $3.1 million, representing 22.6% and 21.8% of our consolidated revenue and operating income, respectively. For the nine months ended September 30, 2009, revenue and operating income from our Miami Operations were $173.5 million (net of $169.5 million of revenue derived from sales to our In-country Operations) and $1.7 million, representing 26.2% and 14.3% of our consolidated revenue and operating income, respectively.

For the year ended December 31, 2009, revenue and operating income from our Miami Operations were $234.9 million (net of $230.4 million of revenue derived from sales to our In-country Operations) and $3.1 million, representing 25.6% and 15.1% of our consolidated revenue and operating income, respectively. For the year ended December 31, 2008, revenue and operating loss from our Miami Operations were $277.2 million (net of $253.4 million of revenue derived from sales to our In-country Operations) and $15.1 million, respectively.

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As an in-country distributor in 12 countries, we currently sell to over 48,000 local reseller and retailer customers, including value- added resellers (companies that sell, install and support IT products and personal computers, which we refer to as PCs), systems builders (companies that specialize in building complete computer systems by combining components from different vendors), smaller distributors and retailers.

For the nine months ended September 30, 2010, revenue and operating income from our In-country Operations were $575.1 million and $11.1 million, representing 77.4% and 78.2% of our consolidated revenue and operating income, respectively. For the nine months ended September 30, 2009, revenue and operating income from our In-country Operations were $487.8 million and $10.4 million, respectively.

For the year ended December 31, 2009, revenue and operating income from our In-country Operations were $682.2 million and $17.2 million, representing 74.4% and 84.9% of our consolidated revenue and operating income, respectively. For the year ended December 31, 2008, revenue and operating income from our In-country Operations were $794.4 million and $9.9 million, respectively.

Our Strengths

We have capitalized on our strengths to achieve a leadership position in the markets we serve. Our strengths include:

Pure play IT products distributor with leading positions in a large and growing market. We believe we are the largest pure play value-added distributor of IT products focused solely on Latin America and the Caribbean. Based upon our familiarity with the markets in which we operate and extensive understanding of the competitive landscape in the Region, and in the absence of any independent third party sources for such data, we believe we hold the number one or number two market share position in a majority of the countries in which we have in-country presence. We believe that we are well positioned in these markets to capitalize on the significant growth prospects driven by increasing PC and Internet penetration rates, increasing demand for notebook and netbook computers and an increasing market for PCs priced below $500. According to International Data Corporation Inc., or IDC, spending on IT products (including hardware, packaged software and services) in Latin America and the Caribbean is projected to grow from $51.9 billion in 2007 to $74.3 billion in 2013, growing at an average of 6.2% per year. This is more than twice as fast as the expected growth rate in IT spending in the U.S. over the same period and contrasts with a decline in IT spending in Latin America and the Caribbean from 2000 to 2006. Growth in these markets is expected to be driven primarily by increasing PC and Internet penetration rates as well as increasing demand for notebook and netbook computers. According to Pyramid Research, the Latin American and Caribbean PC penetration rate reached 24.7% in 2009 and is predicted to rise to 37.1% in 2013, which is still well below the U.S. and Canadian penetration rate of 95.5% in 2009. We expect that the higher growth in the market for PCs priced below $500 will drive a significant portion of this increase. We believe that we are well positioned in this market segment, which, according to Gartner Inc., or Gartner, is expected to grow an average of 25.9% per year from 2009 to 2013. In addition, the rapid adoption of the Internet by Latin American and Caribbean consumers continues to fuel purchases of PCs. The number of Internet users is predicted by Pyramid Research to grow an average of 16.8% per year from 2009 to 2013, representing an increase in penetration rates from 29.1% to 51.8% over this period. Further, we expect to benefit from the accelerating growth in the notebook computers segment. Gartner expects notebook computer shipments to grow from 10.3 million units in 2009 to 24.5 million units in 2013, representing an average growth rate of 24.1% per year.

Unique business model creates industry-leading margins with significant barriers to entry. We operate both as a Miami-based wholesale aggregator and as an in-country distributor located in 12 countries throughout Latin America and the Caribbean, or the Region. Our participation at two levels of the distribution chain (Miami Operations and In-country Operations), coupled with our extensive geographic footprint, creates a market presence that we believe is unmatched by any of our competitors and enables us to generate industry-leading margins among our public company competitors. Our dual distribution approach links a diversified set of vendors, primarily located in the U.S. and Asia, to a fragmented number of customers spread throughout Latin America and the Caribbean, and delivers value to both ends of the supply chain. To our vendors, we provide access to markets and customers that would be costly and inefficient for them to reach directly. For our reseller customers, we provide a cost- and time-effective source for product supply. Typically, resellers’ small order sizes prevent them from establishing direct relationships with major IT product vendors, and resellers’ limited in-stock inventory creates a need for aggregators and distributors that can provide rapid delivery of a wide variety of products. We provide resellers with broad and timely product availability, multivendor single source purchasing, technical support and local warranty service. Consequently, we are a critical component of the supply chain between most of the leading manufacturers of IT products in the U.S. and Asia and resellers in Latin America and the Caribbean. Over the last 20 years, we have built a broad distribution infrastructure throughout our Region and gained important business experience and relationships in each of our markets. We believe that the significant time and investment required to establish an efficient regional distribution infrastructure and the valuable services we provide to both our vendors and customers create significant barriers to entry in each of our markets.

Strong revenue growth and sustainable industry-leading profitability. From our founding in 1988 to the present, we have experienced consistent sales growth. From 2001 to 2009, we achieved a CAGR in revenue of 13.9%. During this period, we also maintained consistently strong operating profitability, with a CAGR in operating income of 7.7%. In 2009, we achieved an operating income margin of 2.3%, compared to the operating margins for the most recent fiscal year of 1.1% and 1.2% of our two largest competitors, Ingram Micro and Tech Data, respectively (excluding any goodwill impairment or restructuring charges). Our unique business model, our broad geographic footprint and our focus on higher-margin components, peripherals and software have been the main contributors to our strong margins. We believe these strong margins have helped us achieve what we believe to be an industry-leading return on invested capital, or ROIC, among our public company competitors, which we define as net after-tax operating profit divided by average shareholders’ equity and net debt. We have consistently achieved an ROIC in the low to mid teens, except for recent years effected by the economic crisis (7.0% in 2008 and 11.4% in 2009 and 6.5% for the nine months ended September 30, 2010, excluding goodwill impairment, write-off of initial public offering, or IPO costs, and restructuring charges). Our strong ROICs have also been driven by our focus on minimizing our cash conversion cycle with centralized purchasing, efficient managing of in-country inventory levels, establishing strict customer credit policies and carefully monitoring on-going inventory and demand. Our cash conversion cycle (measuring the number of days to convert trade accounts receivable and inventory, net of accounts payable, into cash) was 35.7 and 30.2 days, respectively, as of September 30, 2010 and December 31, 2009. For a reconciliation of our calculation of ROIC to operating income, see “Our Business—Reconciliation of Return on Invested Capital (ROIC)”.

Highly diverse business across multiple geographies and customers. We believe we have the broadest in-country presence of any distributor of IT products to Latin America and the Caribbean, in terms of the number of countries served through an in-country presence. We distribute products to more than 50,000 customers in 40 countries. The diversification of our geographic presence and customer base contributes to our consistent organic revenue growth and reduces our dependence on any single country or customer. We believe our diverse geographic presence will allow us to maintain a strong pace of organic growth in our target markets, driven by attractive market share expansion opportunities as well as strong underlying market growth characteristics. We can also use our deep knowledge of local markets to assess local market conditions and adjust our market focus as necessary. Moreover, the regional expertise we have gained in our multiple local markets can be applied and transferred when we expand our distribution platform into new geographies. For the nine months ended September 30, 2010 and the year ended December 31, 2009, no one country contributed more than 10% of our revenue, except Chile (24.8% in 2010 and 23.4% in 2009). We have also established a strong brand and a reputation for providing excellent customer service that we believe builds customer loyalty and leads to recurring revenue. In addition, we offer customers a one-stop shop for purchasing a broad selection of products, which enables us to maintain a large and diverse group of customers and attract and maintain new customers. For the nine months ended September 30, 2010 and the year ended December 31, 2009, no single customer accounted for 2.0% or more of our revenue on a consolidated basis.

Strong vendor relationships and broad portfolio of products. We distribute and market more than 6,000 products from over 150 vendors, enabling us to offer a wide variety of products, satisfy customer requirements for product availability and meet end-user demand for multi-vendor and multi-product IT configurations. The large number of resellers and retailers in the Region, their relatively small size, and their geographic fragmentation make it cost effective for vendors to rely on wholesale distributors like us that can deliver a broad regional distribution channel, rather than distributing directly to numerous fragmented resellers and retailers. We provide vendors with extensive regional coverage, larger order sizes, simplified logistics, lower distribution costs than if they dealt with each of our affiliates independently, quality pre- and post-sale marketing and technical support. We also eliminate the need for our vendors to handle issues such as local duty and tax arrangements, customer credit analysis and management of numerous small accounts. Consequently, we have established long-standing relationships with most of the leading manufacturers of IT products in the U.S. and Asia, who we believe value our ability to provide reliable and efficient access to the numerous and growing markets across Latin America and the Caribbean. For the nine months ended September 30, 2010 and the year ended December 31, 2009, no single vendor’s products generated more than 18.3% and 19.1%, respectively, of our revenue.

Experienced management team with significant equity ownership. Each of our two co-founders, who today are our Chief Executive Officer and Chairman, has more than 20 years of industry experience in Latin America and the Caribbean. Our senior managers have an average tenure of over 10 years with us and each has had substantial experience working in the Region. In addition, the turnover rate among our senior managers has been low. As a result of their substantial equity interest, we believe that our management has significant incentive to continue to increase our revenue and margins.

Our Strategy

We intend to achieve future growth and profitability through the following strategies:

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Continue to strengthen our market leadership and customer relationships through superior customer services including differentiating ourselves from competitors by emphasizing customer care and long-term customer development.

•

Grow and strengthen our diverse customer base by leveraging our large selection of products and our comprehensive offering of value-added services, including product training and support, credit and financing and reverse logistics (i.e., handling returns to manufacturers of defective or unwanted parts and products).

•	Enhance our margins by maintaining close control over our operating expenses and realizing increased economies of scale in product purchasing and working capital management.

•

Build upon our comprehensive in-stock selection of more than 6,000 IT products by expanding our existing product categories to include additional products or vendors and by adding new product categories or subcategories for which there is growing consumer demand.

•

Grow our business through extensions of our existing capabilities (including further product diversification and targeting of new markets), increasing our customer base (by distributing products directly to retailers, including small non-traditional retailers), and expanding our product offerings including private label and our own branded products and mobility products.

•	Target selective acquisitions that we believe will expand our business into new markets or improve our distribution capabilities, while growing revenues and enhancing margins.

Citigroup Venture Capital International

In August 2004, CVC International acquired a controlling interest in us through its investment vehicle Co-Investment LLC VII (Intcomex). In March 2010, Co-Investment LLC VII (Intcomex) transferred all its shares in us to another subsidiary of CVC International, CVCI Intcomex Investment LP. CVC International is a unit of Citigroup Inc. engaged in private equity investments in emerging markets.

Our Corporate History and Other Information

Anthony Shalom and Michael Shalom, or the Shaloms, founded our company as a small software retailer in South Florida in 1988. We were reincorporated in Delaware on August 13, 2004 in connection with the investment by CVC International. Our principal executive offices are located at 3505 NW 107th Avenue, Miami, Florida 33178. Our telephone number is (305) 477-6230. Our website is available at www.intcomex.com.

Organizational Structure

Set forth below is a summary chart showing our current organizational structure.

(1)	Issuer of notes.
(2)	Guarantor of notes.
(3)	Borrower under our revolving credit facility.

The Exchange Offer

On December 22, 2009, we issued $120 million aggregate principal amount of 13 1/4% Second Priority Senior Secured Notes due 2014 to Banc of America Securities LLC and Citigroup Global Markets, Inc. in private and offshore offerings. We refer to these notes as initial notes or the 13 1/4% Senior Notes. These initial purchasers sold the initial notes to institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act. The initial notes are wholly and unconditionally guaranteed by Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Software Brokers of America, Inc., FORZA Power Technologies LLC, KLIP Xtreme LLC, and NEXXT Solutions LLC.

Exchange Offer and Registration Rights Agreement

When we issued the initial notes, we entered into a registration rights agreement in which we agreed, among other things, to file an exchange offer registration statement with the SEC, to use our commercially reasonable best efforts to cause such exchange offer registration statement to become effective, to keep the exchange offer open for at least twenty days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders, and to deliver the registered exchange notes for the initial notes no later than December 22, 2010.

As the exchange notes will not be delivered prior to December 22, 2010, we will pay additional interest to holders of notes benefiting from the registration provisions of the registration rights agreement for the period between December 22, 2010 and the date that the exchange notes are delivered to holders. See “The Exchange Offer—Additional Interest Under Certain Circumstances.”

The Exchange Offer

Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered exchange notes with substantially identical terms. We refer to these notes as the exchange notes, and we refer to the initial notes and the exchange notes together as the notes. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the exchange notes. As of the date of this prospectus, there are $120 million aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in minimum denominations of $5,000 and integral multiples of $1,000 in excess thereafter.

Resale of Exchange Notes

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•

any exchange notes acquired in exchange for initial notes tendered are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder of the initial notes;

•

at the time of the commencement or consummation of the exchange offer, neither the holder of the initial notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	neither the holder of the initial notes nor any such other person is an affiliate of Intcomex, Inc.; and

•	neither the holder of the initial notes nor any such other person is engaged in and intends to engage in a distribution of the exchange notes.

If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes

If you are eligible to participate in the exchange offer but you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

•	the offer or sale is registered under the Securities Act, or

•	you offer or sell the initial notes under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2011, unless we decide to extend the exchange offer.

Interest on the Exchange Notes and Payment Dates

The exchange notes will accrue interest at 13 1/4% per annum from the last interest payment date on which interest was paid on the initial notes surrendered in exchange. We will pay interest on the exchange notes on June 15 and December 15 of each year through the maturity date of December 15, 2014. For more details, see “Description of Exchange Notes—Interest.”

Procedures for Tendering Initial Notes

If you wish to accept the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of it; and

•

send the letter of transmittal accompanying this prospectus and all other documents required by it, including the initial notes to be exchanged, to The Bank of New York Mellon Trust Company, N.A., as exchange agent.

Alternatively, you can tender your initial notes by following the procedures for book-entry transfer described in this prospectus. For more details, see “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures

If you wish to tender your initial notes and you cannot deliver the required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedures under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Initial Notes and Delivery of Exchange Notes

If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date. See “The Exchange Offer—Conditions.”

Tax Considerations

The exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes for U.S. holders of the notes. See “Certain U.S. Federal Income Tax Considerations.” You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent for the exchange offer.

Fees and Expenses

We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement. See “The Exchange Offer—Fees and Expenses.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. We used the proceeds from the sale of the initial notes to pay all indebtedness outstanding under our then existing senior secured credit facility and seller notes and to pay a dividend to our shareholders, with the remainder being retained for general corporate purposes. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Description of Exchange Notes

Issuer

Intcomex, Inc.

Notes Offered

We are offering $120 million aggregate principal amount of 13 1/4% Second Priority Senior Secured Notes due 2014. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the offering and distribution of the exchange notes have been registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture dated December 22, 2009.

Maturity Date

December 15, 2014.

Exchange Note Guarantees

The exchange notes will be wholly and unconditionally guaranteed on a senior subordinated basis by all of our existing and future domestic restricted subsidiaries. If we cannot make any payment on the exchange notes, the guarantors must make the payment instead. See “Description of Exchange Notes—Note Guarantees.”

Collateral

Our obligations under the exchange notes and the guarantors’ obligations under the guarantees will be secured on a second priority basis by a lien on:

•

100% of the capital stock of certain of our and each guarantor’s directly owned domestic restricted subsidiaries (but none of any limited liability company that directly owns a foreign restricted subsidiary);

•	65% of the capital stock of our and each guarantor’s directly owned foreign restricted subsidiaries; and

•	substantially all the assets of our subsidiary Software Brokers of America, Inc. to the extent that those assets secure our revolving credit facility, subject to certain exceptions.

The capital stock that is subject to the lien will automatically be released from the lien and will no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements of any of our subsidiaries with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act. The liens will not extend to the assets of any of our foreign subsidiaries, which as of September 30, 2010 accounted for approximately 60.0% of the book value of our total assets. This second priority lien will be subordinated to a first priority lien securing our $30.0 million revolving credit facility. Under certain circumstances, the indenture and the security documents relating to the notes permit us to incur additional debt that may also be secured by liens on the collateral that are senior to the second priority liens securing the exchange notes, and to incur additional debt secured by the second priority liens securing the exchange notes. See “Description of Exchange Notes—Collateral.”

In the event that our secured creditors exercise remedies with respect to our or the guarantors’ pledged assets, the proceeds of the liquidation of those assets will first be applied to repay in full obligations secured by the first priority liens before any payments are made with respect to the exchange notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Ranking

The exchange notes and guarantees will rank:

•

effectively junior to our and the guarantors’ obligations that are secured by first priority liens on the collateral securing the notes or that are secured by a lien on assets that are not part of the collateral securing the notes, in each case to the extent of the value of such collateral or assets;

•	effectively junior to the obligations of our foreign subsidiaries;

•	equal in right of payment with all of our and the guarantors’ unsubordinated obligations;

•	senior in right of payment to any future subordinated indebtedness of us or the guarantors; and

•	effectively senior as to the value of the collateral to our and the guarantors’ unsecured indebtedness.

See “Description of Exchange Notes—Ranking.”

As of September 30, 2010, we had $114.5 million of senior debt, net of discount and $7.9 million of debt owed by our foreign subsidiaries and $0.7 million of capital leases.

Optional Redemption

On or after December 15, 2012, we may redeem some or all of the exchange notes. At any time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of certain equity offerings. Redemption prices are set forth under “Description of Exchange Notes—Optional Redemption.”

Sinking Fund

Pursuant to a mandatory sinking fund, we are required to redeem $5.0 million aggregate principal amount of exchange notes on December 15 of each of the years 2011 to 2012, and $10.0 million aggregate principal amount of exchange notes on December 15, 2013. We may, at our option, credit against any mandatory sinking fund redemption any exchange notes previously or contemporaneously redeemed or acquired by us and delivered to the trustee for cancellation. The redemption price will be equal to 100% of the principal amount of the exchange notes being redeemed, plus any accrued and unpaid interest to the date of redemption. See “Description of Exchange Notes—Sinking Fund.”

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest.

Mandatory Redemption

If an Initial Public Offering occurs on or prior to December 15, 2012; not later than 90 days following the closing of such Initial Public Offering, we will be required to redeem an aggregate principal amount of exchange notes equal to the lesser of (x) the net proceeds of the Initial Public Offering and (y) 35% of the aggregate principal amount of the outstanding exchange notes at a Redemption Price of 113.250% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Certain Covenants

The indenture governing the exchange notes contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback obligations;

•	pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with shareholders or affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	create liens.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds

We will not receive any proceeds from issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Summary of Financial Information and Other Data

The following tables present selected consolidated financial information and other data for the years ended December 31, 2009, 2008, and 2007, and for the nine months ended September 30, 2010 and September 30, 2009. We derived the selected consolidated financial information and other data as set forth below as of and for the years ended December 31, 2009, 2008 and 2007 from our audited consolidated financial statements (together with the notes thereto) and for the nine months ended September 30, 2010 and 2009 from our unaudited consolidated financial statements (together with the notes thereto) incorporated by reference herein. The unaudited consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or to project the results for any future period.

You should read the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus, and our audited consolidated financial statements (together with the notes thereto) and our unaudited consolidated financial statements (together with the notes thereto), or incorporated by reference herein.

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands, except share data)
Statement of Operations Data:
Revenue	$742,552	$661,233	$917,168	$1,071,551	$1,038,368
Cost of revenue	671,060	596,110	825,587	970,955	937,286
Gross profit	71,492	65,123	91,581	100,596	101,082
Operating expenses	57,346	52,995	71,256	105,723	73,314
Operating income	14,146	12,128	20,325	(5,127)	27,768
Other expense (income)
Interest expense	15,565	11,491	17,495	17,431	17,763
Interest income	(257)	(397)	(514)	(941)	(730)
Other expense (income), net	(170)	(3,825)	(3,563)	(3,427)	(292)
Foreign exchange loss (gain)	(582)	(1,576)	(3,130)	15,533	(2,401)
Total other expense	14,556	5,693	10,288	28,596	14,340
(Loss) income before provision for income taxes	(410)	6,435	10,037	(33,723)	13,428
Provision for income taxes	1,500	1,669	2,844	1,595	867
Net (loss) income	$(1,910)	$4,766	$7,193	$(35,318)	$12,561

Net (loss) income per common share (basic and diluted)	$(14.77)	$46.64	$69.94	$(345.63)	$122.93
Weighted average number of common shares used in per share calculation (basic and diluted)	129,357 (1)	102,182	102,852 (1)	102,182	102,182

	As of September 30, (Unaudited)		As of December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands, except share data)
Balance Sheet Data:
Cash and cash equivalents	$27,772	$23,324	$27,234	$22,344	$29,399
Working capital(2)	110,485	74,944	110,693	75,726	101,629
Total assets	350,218	293,194	308,101	284,068	363,008
Long-term debt (including current maturities and capital leases)	116,051	98,487	114,982	105,865	117,224
Total debt	151,810	134,231	129,711	136,906	143,590
Total shareholders’ equity	40,658	19,661	42,734	14,550	54,101

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2010	2009	2009	2008		2007
Other Data:
Cash dividends per common share	$—	$—	$—	$—		$—
Ratio of earnings to fixed charges	1.0x	1.5x	1.5x	$(16,292	)(3)	1.7x

(1)

Weighted average number of common shares, voting and Class B common stock, non-voting used in the per share calculation for the nine months ended September 30, 2010 and the year ended December 31, 2009 reflects the issuance of 27,175 shares of Class B common stock, non-voting to certain of our existing shareholders and their affiliates concurrently with the redemption and cancellation of our 11 3/4% Second Priority Senior Secured Notes due 2011, or our 11 3/4% Senior Notes, and the closing of the 13 1/4% Senior Notes offering on December 22, 2009.

(2)	Working capital is defined as current assets less current liabilities.
(3)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes would be representative of the interest component of rental expense.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The occurrence of any of the following events could materially affect our business, financial condition or results of operations. In such case, the trading price of the exchange notes could decline, we may not be able to pay all or part of the interest or principal on the notes and you may lose all or part of your investment. Additional risks not currently known to us or that we now deem immaterial may also harm us and affect your investment.

Risks relating to our business

The recent global economic downturn and the ongoing volatility and disruptions in the global credit markets could cause a severe disruption in our operations and adversely affect our business and results of operations.

The global financial markets recently experienced a significant economic downturn and substantial disruption, including, among other things, volatility in securities prices, severely diminished liquidity and credit availability, and rating downgrades of certain investments. A prolonging or further deterioration of these economic conditions and the associated credit crisis could result in severely negative implications to our business that may exacerbate many other risks described below.

The global economic downturn and the associated credit crisis could continue to worsen resulting in a further negative impact on financial institutions and the global financial system, which would, in turn, have a negative impact on us and our creditors. Credit insurers could drop coverage on our customers and increase premiums, deductibles and co-insurance levels on our remaining or prospective coverage. Our suppliers have tightened trade credit already, and could do so further, which could negatively impact our liquidity. We may not be able to borrow additional funds under our existing credit facilities if participating banks become insolvent or their liquidity is limited or impaired. The recent tightening of credit in financial markets could also result in a decrease in the demand for IT products. The global recession could adversely affect our vendors’ and customers’ ability to obtain financing for operations and result in continued severe job losses and lower consumer confidence. Certain markets may experience deflation, which could negatively impact our average selling price and revenue.

If the recent downturn in the global economy is prolonged, it may also further intensify competition, regionally and internationally, which may negatively affect our margins. The impact may be in the form of reduced prices, lower sales or reduced sales growth, loss of market share, lower gross margins, loss of vendor rebates, extended payment terms with customers, increased bad debt risks, shorter payment terms with vendors, increased capital investment and interest costs, increased inventory losses related to obsolescence and/or excess quantities, all of which could adversely affect our results of operations and financial condition. Our vendors and customers may become insolvent and file for bankruptcy, which also would negatively impact our results of operations.

Our business requires significant levels of capital to finance accounts receivable and inventory that is not financed by trade creditors. We believe that our existing sources of liquidity, including cash resources and cash provided by operating activities, supplemented as necessary with funds available under our credit arrangements, will provide sufficient resources to meet our present and future working capital and cash requirements for at least the next twelve months. However, the capital and credit markets have been experiencing unprecedented levels of volatility and disruption. Such market conditions may affect our ability to access the capital markets or the capital we require may not be available on terms acceptable to us, or at all, due to inability of our finance partners to meet their commitments to us. We are unable to predict the likely duration and severity of the recent disruption in financial markets and adverse economic conditions in the U.S. and other countries and the impact these events may have on our operations and the industry in general.

We operate in a highly competitive environment and, as a result, we may not be able to compete effectively or maintain or increase our sales, market share or margins, particularly if the global economic downturn continues or intensifies.

The IT products distribution industry in Latin America and the Caribbean is highly competitive. The factors on which IT distributors compete include:

•	price;

•	availability and quality of products and services;

•	terms and conditions of sale;

•	availability of credit and credit terms;

•	timeliness of delivery;

•	flexibility in tailoring specific solutions to customers’ needs;

•	effectiveness of marketing and sales programs;

•	availability of technical and product information; and

•	availability and effectiveness of warranty programs.

The IT products distribution industry in Latin America and the Caribbean is very fragmented. In certain markets, we compete against large multinational public companies (including Ingram Micro, Tech Data, SYNNEX and Avnet) that are significantly better capitalized than we are and potentially have greater bargaining power with vendors than we do. In addition, our main competitor in Mexico, Ingram Micro, has a significantly larger market share than we do in that country. In all of our in-country markets, we also compete against a substantial number of locally-based distributors, many of which have a lower cost structure than we do, in some cases because they operate in the gray market and the local “informal” economy. Due to intense competition in our industry, we may not be able to compete effectively against our existing competitors or new entrants to the industry, or maintain or increase our sales, market share or margins.

In addition, overcapacity in our industry and price reductions by our competitors may result in a reduction of our prices and thereby a reduction of our gross margins. We may also, as a result, lose market share, need to offer customers more credit or extended payment terms or need to reduce our prices in order to remain competitive, and any of these measures may result in an increase in our required capital, financing costs, and bad debt expense in the future.

We are dependent on a variety of IT and telecommunications systems and are subject to additional risks, as we have recently completed the implementation of our company-wide reporting system, and any disruptions in our systems could adversely impact our ability to effectively manage our business and prepare accurate and timely financial information.

We are dependent on a variety of IT and telecommunications systems, including systems for managing our inventories, accounts receivable, accounts payable, order processing, shipping and accounting. In addition, our ability to price products appropriately and the success of our expansion plans depend to a significant degree upon our IT and telecommunications systems. We recently completed our ERP system implementation and integration of Sentai, our company-wide enterprise resource planning, or ERP, management and financial consolidation system in our Miami Operations and all of our In-country Operations. Sentai is a scalable IT system that enables simultaneous decentralized decision-making by our employees involved in sales and purchasing while permitting control of daily operating functions by our senior management. We are also using the Sentai logistics and inventory management system in order to better adapt to higher shipping volumes.

Our experience with this new platform is limited and each new installation required the training of our local employees. In addition, new installations may require further modifications in order to handle the different accounting requirements in each of the countries in which it is installed. Any temporary or long-term failure of these systems could adversely impact our ability to effectively manage our business and prepare accurate and timely financial information. Also, our failure to adapt and upgrade our systems to keep pace with our future development and expansion could hurt our results of operations.

If the IT products market in Latin America and the Caribbean does not grow as we expect, we may not be able to maintain or increase our present growth rate and our results of operations and financial condition could be affected.

Historically, the growth of our business has been driven in large part by the growth of the IT products market in Latin America and the Caribbean. In particular, we have benefited from rapid growth in PC and Internet penetration rates. We expect that our future growth will also depend in large part on further growth in the IT market including growth in PC and Internet penetration rates and increasing demand for notebook computers. If the IT products market does not grow as quickly and in the manner we expect for any reason, including as a result of economic, political, social or legal developments in Latin America and the Caribbean or the recent global economic downturn, we may not be able to maintain or grow our business as expected which could have an impact on our results of operations and financial condition.

Economic, political, social or legal developments in Latin America and the Caribbean could hurt our results of operations and financial condition.

Historically, sales to Latin America and the Caribbean have accounted for almost all of our consolidated revenues. As a result, our financial results are particularly sensitive to the performance of the economies of countries in Latin America and the Caribbean. If local, regional or worldwide developments adversely affect the economies of any of the countries in which we do business, our results of operations and financial condition could be hurt. Our results are also impacted by political and social developments in the countries in which we do business and changes in the laws and regulations affecting our business in those regions. Changes in local laws and regulations could, among other things, make it more difficult for us to sell our products in the affected countries, restrict or prevent our receipt of cash from our customers, result in longer payment cycles, impair our collection of accounts receivable and make it more difficult for us to repatriate capital and dividends from our foreign subsidiaries to the ultimate U.S. parent company.

The economic, political, social and legal risks we are subject to in Latin America and the Caribbean include but are not limited to:

•	deteriorating economic, political or social conditions;

•	additional tariffs, import and export controls or other trade barriers that restrict our ability to sell products into countries in Latin America and the Caribbean;

•	changes in local tax regimes, including the imposition of significantly increased withholding or other taxes or an increase in VAT or sales tax on products we sell;

•	changes in laws and other regulatory requirements governing foreign capital transfers and the repatriation of capital and dividends;

•	increases in costs for complying with a variety of different local laws, trade customs and practices;

•	delays in shipping and delivering products to us or customers across borders for any reason, including more complex and time-consuming customs procedures; and

•	fluctuations of local currencies.

Any adverse economic, political, social or legal developments in the countries in which we do business could harm our results of operations and financial condition.

Fluctuations in foreign currency exchange rates could reduce our gross profit and gross margins and increase our operating expenses in U.S. dollar terms.

We periodically engage in foreign currency forward contracts when available and when doing so is not cost prohibitive. In periods when we do not engage in these contracts, foreign currency fluctuations may adversely affect our results of operations, including our gross margins and operating margins.

A significant portion of our revenues from our In-country Operations is invoiced in currencies other than the U.S. dollar, and a significant amount of our in-country operating expenses from our In-country Operations are denominated in currencies other than U.S. dollars. In markets where we invoice in local currency, including Argentina, Chile, Colombia, Costa Rica, Guatemala, Jamaica, Mexico, Peru and Uruguay, the appreciation of the U.S. dollar could have a marginal impact on our results of operations due to lower demand caused by the appreciation of the U.S. dollar. In markets where our books and records are prepared in currencies other than the U.S. dollar, the appreciation of a local currency will increase our operating expenses and decrease our operating margins in U.S. dollar terms. For example, operating expenses from our In-country Operations increased $3.1 million for the nine months ended September 30, 2010. Excluding the effects of the strengthening currencies, operating expenses from our In-country Operations would have increased $1.0 million for the nine months ended September 30, 2010, as compared to the same period in 2009, due mainly to the higher salary and payroll-related expenses in Argentina, Chile and Costa Rica. The Chilean Peso strengthened by 6.9%, to 483.7 pesos per U.S. dollar as of September 30, 2010, from 519.3 as of December 31, 2009. The Chilean Peso also strengthened by 19.9%, to 519.3 pesos per U.S. dollar as of December 31, 2009, from 648.0 as of December 31, 2008.

Large and sustained devaluations of local currencies, like those that occurred in Brazil in 2000 and Argentina in 2001, can make many of our products more expensive in local currencies. This could result in our customers having difficulty paying those invoices and, in turn, result in decreases in revenue. Moreover, such devaluations may adversely impact demand for our products because our customers may be unable to afford them. For example, during 2008, our foreign exchange loss amounted to $15.5 million primarily due to the severe devaluation of the Chilean Peso and the Colombian Peso. The Chilean Peso weakened by 30.2%, to 648.0 pesos per U.S. dollar as of December 31, 2008, from 497.7 as of December 31, 2007. The Colombian Peso weakened by 10.2%, to 2,251.7 pesos per U.S. dollar as of December 31, 2008, from 2,044.2 as of December 31, 2007. The Uruguayan Peso also weakened by 13.3%, to 24.9 pesos per U.S. dollar as of December 31, 2008, from 21.9 as of December 31, 2007.

We are exposed to market risk and credit exposure and loss as we engage in foreign currency exchange forward contracts to hedge foreign currency denominated payables for inventory purchases, in a currency other than the currency in which the products are sold.

We are exposed to fluctuations in foreign exchange rates and reduce our exposure to the fluctuations by sometimes using derivative financial instruments, particularly foreign currency forward contracts. We use these contracts to hedge foreign currency denominated payables for inventory purchases in the normal course of business, in a currency other than the currency in which the products are sold. Derivative financial instruments potentially subject us to risk. Volatile foreign currency exchange rates increase our risk related to products purchased in a currency other than the currency in which the products are sold in the normal course of business.

We are exposed to market risk related to volatility in foreign currency exchange rates, including devaluation and revaluation of local currencies. The market risk related to the forward contracts is offset by changes in the valuation of the underlying foreign currencies being hedged. We are also exposed to credit loss in the event of nonperformance by our counterparties to foreign exchange forward contracts and we may not be able to adequately mitigate all foreign currency related risks. We manage our exposure to fluctuations in the value of currencies and interest rates using foreign currency forward contracts with creditworthy financial institution counterparties. We monitor our exposures and the creditworthiness of our financial institution counterparties.

Credit exposure for derivative financial instruments is limited to the amounts, if any, by which the counterparties’ obligations under the contracts exceed our obligations to the counterparties. We manage the potential risk of credit loss through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of financial institutions and other contract provisions.

We maintain a policy to protect against fluctuation in currency exchange rates, which may result in a loss. We do not use derivative financial instruments for trading or speculative purposes. The realization of any or all of these risks could have a significant adverse effect on our financial results and statement of operations.

Our management and financial reporting systems, internal and disclosure controls and finance and accounting personnel may not be sufficient to meet our management and reporting needs.

We rely on a variety of management and financial reporting systems and internal and disclosure controls to provide management with accurate and timely information about our business and operations. This information is important because it enables management to capitalize on business opportunities and identify unfavorable developments and risks at an early stage. We also rely on these management and financial reporting systems and internal and disclosure controls to enable us to prepare accurate and timely financial information for our investors.

The challenge of establishing and maintaining sufficient systems and controls and hiring, training and retaining sufficient accounting and finance personnel has intensified as our business has grown rapidly in recent years and expanded into new geographic markets. As a result, we have identified the need to expand our finance and accounting staff and enhance internal controls at both the corporate and in-country levels, and to enhance the training of in-country management personnel regarding internal controls and management reporting to meet our current needs. This process is ongoing and we expect Sentai, our company-wide ERP, management and accounting system, to enhance the control of daily operating functions by our senior management. Sentai was recently implemented in Mexico, our final location to adopt the system. In 2008, we hired a new director of internal audit, vice president of human resources, a controller for our subsidiaries in Jamaica and Mexico and a new director of finance for our subsidiary in El Salvador. In 2009, we hired a new director of finance for each of our subsidiaries in Guatemala and Colombia. In 2010. we added a new Corporate Controller to further strengthen our reporting and accounting competencies. In addition, we are continuously seeking to add personnel to our finance and accounting staff and instituting new controls and enhancing existing controls at our consolidated and subsidiary operating levels.

Although we believe our current management and financial reporting systems, internal and disclosure controls and finance and accounting personnel are sufficient to enable us to effectively manage our business, identify unfavorable developments and risks at an early stage and produce financial information in an accurate and timely manner, we cannot be sure this will be the case. For example, management identified a material weakness in one of our foreign operations control environment during the second quarter of 2008. The material weakness included the following: (i) a failure to perform proper management oversight of the local operations and monitor and test controls to detect the override of established controls and policies; (ii) failure to institute all elements of an effective program to detect and prevent personnel (considered to be employees performing functions under a services agreement in the ordinary course of business for us under the laws of the jurisdiction in which the foreign entity operates) from improperly claiming tax withholding exemptions as non-employees; and (iii) failure to establish and maintain an effective control environment surrounding the payroll process and the disbursement process, including the failure to verify the existence of complete and accurate procedures to support a three-way matching process comparing the original purchase order, invoice and receipt records of the purchased products to support the approval and payment for services rendered or products purchased. This material weakness resulted in increased payroll tax and value added tax, or VAT, in the amount estimated to be approximately $0.4 million in the second quarter of 2008.

Management has undertaken corrective actions to remediate the failed controls surrounding the foreign operating entity’s purchase and receipt of products. However, such actions may prove to be ineffective or inadequate and may expose us to risk of misstatements in its financial statements. In such circumstances, investors and other users of our financial statement may lose confidence in the reliability of our financial information, and we could fail to comply with certain covenants in its debt agreements.

No matter how well designed and operated, a control system can provide only reasonable, not absolute, assurance that its objectives are met. Its inherent limitations include the realities that judgments in decision-making can be faulty and failures can occur due to simple mistakes. Moreover, controls can be circumvented by the acts of an individual, collusion of two or a group of people or by management’s decision to override the existing controls.

We believe that we need to continue to expand our finance and accounting staff and enhance internal controls at both the corporate and in-country levels, and to enhance the training of in-country management personnel regarding internal controls and management reporting to meet our future needs, as a result of our anticipated or future growth. We cannot be sure that we will be able to take all necessary actions in a timely manner to keep pace with our anticipated growth.

Although we believe our controls are effective as of this exchange offer, if we fail to maintain sufficient management and financial reporting systems and internal and disclosure controls, hire, retain and train sufficient accounting and finance personnel, and enhance the training of in-country management personnel regarding internal controls and management reporting, our ability to prepare accurate and timely financial information could be impaired, hinder our growth and have a material adverse effect on our current or future business, results of operations and financial condition.

We could experience difficulties in staffing and managing our foreign operations, which could result in reduced revenues and difficulties in realizing our growth strategy.

We have many sales and distribution centers in multiple countries, which require us to attract managers of our business in each of those locations. In establishing and developing many of our in-country sales and distribution operations, we have relied in large part on the local market knowledge and entrepreneurial skills of a limited number of local managers in those markets. We have no employment agreements with any of our in-country managers. The loss of the services of any of these managers could adversely impact our results of operations in the market in which the manager is located. Further, it may prove difficult to find and attract new talent (including accounting and finance personnel) in our existing markets or any new markets we enter in Latin America and the Caribbean who possess the expertise required to successfully manage and operate our in-country sales and distribution operations. In 2008, we hired new management for our operations in Mexico including a new general manager and a controller, and in 2009, we hired a new general manager and a director of finance for our operations in Colombia, each of whom we believe has the appropriate knowledge and management skills to oversee our operations. If we fail to recruit highly qualified candidates, we may experience greater difficulty realizing our growth strategy, which could hurt our results of operations.

If we lose the services of our key executive officers, we may not succeed in implementing our business strategy.

We are currently managed by certain key executive officers, including both of our founders, Anthony Shalom and Michael Shalom. These individuals have extensive experience and knowledge of our industry and the many local markets in which we operate. They also have been integral in establishing and expanding some of our most significant customer and vendor relationships and building our unique distribution platform. The loss of the services of these key executive officers could adversely affect our ability to implement our business strategy, and new members of management may not be able to successfully replace them. With the exception of an employment agreement with our Chief Financial Officer, we have no employment agreements with any of our key executive officers.

We are exposed to increased costs associated with complying with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act and other corporate governance and disclosure standards. Compliance efforts could divert management time from revenue-generating activities to compliance activities. Failures to comply could cause reputational harm and additional costs to remedy shortcomings.

The Sarbanes-Oxley Act and the rules promulgated by the SEC require us to adopt various corporate governance practices and implement various internal controls. Our efforts to comply with evolving laws, regulations and standards applicable to public companies have resulted in, and are likely to continue to result in, increased expenses and a diversion of management time from revenue-generating activities to compliance activities.

In particular, Section 404 of the Sarbanes-Oxley Act, or Section 404, requires our management to annually review and evaluate our internal controls over financial reporting and attest to the effectiveness of these controls. To date, our ongoing efforts to comply with Section 404 have required the commitment of significant financial and managerial resources. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our controls over financial reporting are not effective as required by Section 404 at any time in the future, investor perceptions of us and our reputation may be adversely affected and we may incur significant additional costs to remedy shortcomings in our internal controls.

We may be required to recognize further impairments of our goodwill, identifiable intangible assets or other long-lived assets or to establish further valuation allowances against our deferred income tax assets, which could adversely affect our results of operations or financial condition.

An extended period of economic contraction or a deterioration of our operating performance could result in impairment to the carrying amount of our goodwill. We did not recognize any goodwill impairment charges for the nine months ended September 30, 2010 and for the year ended December 30, 2009. In the fourth quarter of 2008, consistent with the severe decline in the global capital markets, we experienced a similar decline in the market value of our goodwill and other intangible assets. As a result, our fair value of goodwill was significantly lower than book value. We performed our annual impairment test of our goodwill and other intangible assets. As a result of this evaluation, we recognized a charge of $18.8 million against the carrying value of our goodwill. This non-cash charge materially impacted our equity and results of operations in 2008, but does not impact our ongoing business operations, liquidity or cash flow.

Deferred income tax represents the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets, which also include net operating loss, or NOL carryforwards for entities that have generated or continue to generate operating losses, are assessed periodically by management to determine if their future benefit will be fully realized. If it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net (loss) income. Such charges could have a material adverse effect on our results of operations or financial condition. We establish a valuation allowance against our NOLs when we do not believe that we will realize the full benefit of the NOLs. As of September 30, 2010, we recorded a valuation allowance of $10.2 million against the respective NOLs, of which $7.9 million related to the U.S. and $2.3 million related to our In-country Operations. As of December 31, 2009 and 2008, we recorded a valuation allowance of $6.4 million and $4.8 million, respectively, against the respective NOLs, of which $4.4 million and $2.7 million, respectively, related to our U.S. and $2.0 million and $2.1 million, respectively, related to our In-country Operations.

Our future results of operations may be impacted by the prolonged weakness in the recent economic environment that may result in a further impairment of any existing goodwill or goodwill recorded in the future and/or other long-lived assets or further valuation allowances on our deferred tax assets, which could adversely affect our results of operations or financial condition.

The indenture governing the exchange notes and the credit agreement governing SBA’s senior secured revolving credit facility with Comerica Bank, or the Senior Secured Revolving Credit Facility, impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the exchange notes imposes significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to (i) incur additional indebtedness or enter into sale and leaseback obligations; (ii) pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock; (iii) make certain investments or other restricted payments; (iv) place restrictions on the ability of subsidiaries to pay dividends or make other payments to us; (v) engage in transactions with shareholders or affiliates; (vi) sell certain assets or merge with or into other companies; (vii) guarantee indebtedness; or (viii) create liens.

The Senior Secured Revolving Credit Facility further contains a number of financial and non-financial covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The Senior Secured Revolving Credit Facility also requires SBA to maintain certain ratios of debt, income, net worth and other restrictive financial covenants.

The Senior Secured Revolving Credit Facility financial covenants require SBA to:

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maintain a total leverage ratio of not greater than 5.50 to 1.00 through the quarter ending December 31, 2010, 5.00 to 1.00 for the quarters ending March 31, 2011 and June 30, 2011, 4.50 to 1.00 for the quarters ending September 30, 2011 and December 31, 2011, 4.00 to 1.00 for the quarters ending March 31, 2011 and each quarter ending thereafter; and,

•	maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 commencing March 31, 2010, on a year-to-date basis through December 31, 2010, and on a rolling four-quarter basis thereafter.

Additionally, the Senior Secured Revolving Credit Facility requires us to maintain consolidated net income of not less than $0 on a rolling four-quarter basis. We do not expect to meet the rolling four-quarter net income covenant as of December 31, 2010. Based on SBA’s relationship with Comerica Bank and SBA’s past history of obtaining waivers, in the event this covenant is not met as of December 31, 2010, we believe it is likely that SBA will obtain a waiver of the covenant; however, we cannot assure you that a waiver would be obtained in the event we do not meet this or any other covenant.

SBA’s failure to comply with the restrictive covenants described above could result in an event of default, which, if not cured or waived, could result in either of us having to repay our respective borrowings before their respective due dates. If SBA is forced to refinance these borrowings on less favorable terms, our results of operations or financial condition could be harmed. In addition, if we are in default under any of our existing or future debt facilities, we also will not be able to borrow additional amounts under those facilities to the extent they would otherwise be available and may not be able to repay our existing indebtedness. See “Description of Certain Indebtedness—SBA—Senior Secured Revolving Credit Facility.”

Our substantial debt could limit the cash flow available for our operations, which could adversely affect our business.

We have and will continue to have a substantial amount of debt, which requires significant interest and principal payments. As of September 30, 2010 we had $151.8 million of total debt outstanding (consisting of $114.5 million outstanding under our $120.0 million 13 1/4% Second Priority Senior Notes, net of discount, $28.0 million outstanding under the Senior Secured Revolving Credit Facility, $7.9 million outstanding debt of our foreign subsidiaries, and $1.4 million outstanding of capital leases and cash overdrafts with banks). As of December 31, 2009, we had $129.7 million of total debt outstanding (consisting of $113.3 million outstanding under our 13 1/4% Senior Notes, net of discount, $9.2 million outstanding under our Senior Secured Revolving Credit Facility, $6.2 million of outstanding debt of our foreign subsidiaries and $1.0 million of capital leases of SBA). Subject to the limits contained in the indenture governing the 13 1/4% Senior Notes and our other debt instruments, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we incur additional debt, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of our common stock, including the following:

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

We have significant credit exposure to our customers. If we are unable to effectively manage our accounts receivable, it could result in longer payment cycles, increased collection costs and defaults exceeding our expectations and adversely impact the cost or availability of our financing.

We extend credit for a significant portion of sales to our customers. Any negative trends in our customer’s businesses as well as their inability to obtain financing for operations could increase the risk that we may be unable to collect on receivables on a timely basis, or at all. If our customers fail to pay or delay payment for the products they purchase from us, it could result in longer payment cycles, increased collection costs, defaults exceeding our expectations and an adverse impact on the cost or availability of financing. If there is a substantial deterioration in the collectibility of our receivables, we may not be able to obtain credit insurance at reasonable rates and credit insurers may drop coverage on our customers and increase premiums, deductibles and co-insurance levels on our remaining or prospective coverage. If we are unable to collect under existing credit insurance policies, or fail to take other actions to adequately mitigate such credit risk, our earnings, cash flows and our ability to utilize receivable-based financing could deteriorate. These risks may be exacerbated by a variety of factors, including adverse economic conditions, solvency issues experienced by our customers as a result of an economic downturn or a decrease in IT spending by end-users, decreases in demand for our products and negative trends in the businesses of our customers.

We have a number of credit facilities under which the amount we are able to borrow is based on the value and quality of our accounts receivable. The value and quality of our accounts receivable is affected by several factors, including:

•	the collectibility of our accounts receivable;

•	general and regional industry and economic conditions; and

•	our and our customers’ financial condition and creditworthiness.

Any reduction in our borrowing capacity under these credit facilities could adversely affect our ability to finance our working capital and other needs.

Although we obtain credit insurance against the failure to pay or delay in payment for our products by some of the customers of our Miami Operations, our results of operations and liquidity could be hurt by a loss for which we do not have insurance or that is subject to an exclusion or that exceeds our applicable policy limits. In addition, increasing insurance premiums could adversely affect our results of operations. Moreover, failure to obtain credit insurance may have a negative impact on the amount of borrowing capacity available to our Miami based operations under our Senior Secured Revolving Credit Facility.

If we are unable to obtain sufficient trade credit from our vendors or other sources in a timely manner and on reasonable terms, our results of operations could be adversely affected and our growth inhibited.

Our business is working capital intensive and our vendors historically have been an important source of funding our business growth through the provision of trade credit. We expect to continue to rely on trade credit from our vendors to provide a significant amount of our working capital. If our vendors fail to provide us with sufficient trade credit, including larger amounts of trade credit, in a timely manner as our business grows, we may have to rely on other sources of financing, which may not be readily available or, if available, may not be on terms acceptable or favorable to us. The recent global economic downturn and the tightening in the credit markets further heightens the risk that we may not be able to obtain such trade credit or alternative sources of financing, or that to the extent we can obtain it, the terms are unfavorable. If we are unable to obtain sufficient trade credit from our vendors or other sources in a timely manner, our results of operations could be adversely affected and our growth inhibited.

In addition, our ability to pay for products is largely dependent on our principal vendors providing us with payment terms that facilitate the efficient use of our capital. The payment terms we receive from our vendors are based on several factors, including (i) our recent operating results, financial position (including our level of indebtedness) and cash flows; (ii) our payment history with the vendor; (iii) the vendor’s credit granting policies (including any contractual restrictions to which it is subject), our creditworthiness (as determined by various entities) and general industry conditions; (iv) prevailing interest rates; and (v) the vendors’ ability to obtain credit insurance in respect of amounts that we owe. Adverse changes in any of these factors, many of which are not within our control, could increase the costs to us of financing our inventory and may limit or eliminate our ability to obtain vendor financing and hurt our results of operations and financial condition.

Our expansion into new markets may present additional risks, which may limit our success in those markets and could hurt our results of operations.

We currently have in-country sales and distribution operations in 12 Latin American and Caribbean countries and a sales office in Brazil. We expect to enter into new geographic markets both within the countries where we already conduct operations and in new countries where we have no prior operating or distribution experience. In new markets, we will face challenges such as customers’ lack of awareness of our brand, difficulties in hiring personnel and our unfamiliarity with local markets. New markets may also have different competitive conditions from our existing markets and may generate lower margins. Any failure on our part to recognize or effectively respond to these differences may limit the success of our operations in those markets, and could hurt our results of operations.

We depend on a relatively small number of vendors for products that make up a significant portion of our revenue and the loss of a relationship with any of our key vendors may hurt our results of operations.

A significant portion of our revenue is derived from products manufactured by a relatively small number of vendors. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, our top 10 vendors manufactured products that accounted for 67.0%, 66.1%, 65.0% and 65.5%, respectively, of our total revenue and the products of our top vendor accounted for 18.3%, 19.1%, 17.4% and 16.7%, respectively, of our total revenue. We expect that we will continue to obtain most of our products from a relatively small number of vendors and that the portion of our revenue that we obtain from such vendors may continue to increase in the future. Due to intense competition in the IT products distribution industry, our key vendors can choose to work with other distributors and, pursuant to standard terms in our vendor agreements, may terminate their relationships with us on short notice. The loss of a relationship with any of our key vendors may hurt our results of operations.

In addition, the global economic downturn may lead to the consolidation of certain vendors with other vendors, contract assemblers or distributors. The increased size, operating and financial resources of such consolidated vendors could allow them to sell more products directly to customers and reduce the number of authorized distributors with which they conduct business. Such direct sales by vendors and/or the loss of a relationship with any of our key vendors could hurt our results of operations.

Our vendors generally can unilaterally change the terms of the sales agreements for future orders and if they adversely change the terms, our results of operations could be hurt.

The sales agreements provided by our vendors are generally at-will agreements that have short terms. Generally, each vendor has the ability to unilaterally change the terms and conditions of its sales agreements for future orders, including a reduction in the level of purchase discounts, rebates and marketing programs available to us. If we are unable to pass the impact of these changes through to our reseller and retailer customers (usually through increased prices), our results of operations could be hurt.

We are dependent on vendors to maintain adequate inventory levels and oversupplies may adversely affect our margins and product shortages may adversely affect our revenues and costs.

We depend on our vendors to maintain adequate inventory. Our inventory levels may vary from period to period, due primarily to the anticipated and actual sales levels and our purchasing levels. The IT industry occasionally experiences an oversupply of IT products, which vendors then sell on the market at reduced prices. Recently we have experienced periods of excess LCD monitors in the market, resulting in price decreases to sell excess inventories. If similar oversupplies occur in the future, our results of operations could be adversely affected again. The IT industry is also characterized by periods of severe product shortages due to vendors’ difficulties in projecting demand for certain products distributed by us. When such product shortages occur, we typically receive an allocation of products from the vendor. Our vendors may not be able to maintain an adequate supply of products to fulfill all of our customer orders on a timely basis and the costs of these products to us may increase. Any supply shortages or delays (some or all of which are beyond our control) could cause us to be unable to service customers on a timely basis. If the decline in sales or increased costs due to product shortages is not offset by higher margins, this could hurt our results of operations.

We are subject to the risk that our inventory values may decline, which could adversely affect our results of operations.

The IT products distribution industry is subject to rapid technological change, new and enhanced product specification requirements and evolving industry standards. These factors may cause a substantial decline in the value of our inventory or may render all or substantial portions of our inventory obsolete. Changes in customs or security procedures in the countries through which our inventory is shipped, as well as other logistical difficulties that slow the movement of our products to our customers, can also exacerbate the impact of these factors. While some of our vendors offer us limited protection against the decline in value of our inventory due to technological change or new product developments in the form of credit or partial refunds, these protective policies are largely subject to the discretion of our vendors and change from time to time. In addition, we distribute private label products for which price protection and rights of return are not customarily contractually available, and for which we bear increased risks. In any event, the protective terms of our vendor agreements may not adequately cover declines in our inventory value and these vendors may discontinue providing these terms at any time in the future. Any decline in the value of our inventory not offset by vendor credits or refunds could adversely affect our results of operations.

If our vendors fail to respond quickly to technological changes and innovations and our product offerings fail to satisfy consumers’ tastes or respond to changes in consumer preferences, our revenues may decline and our competitors may gain additional market share.

Our ability to stay competitive in the IT products distribution industry and increase our customer base depends on our ability to offer, on a continuous basis, a selection of appealing products that reflect our customers’ preferences. To be successful, our product offerings must be broad in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers whose preferences may change regularly. This depends in large part on the ability of our key vendors to respond quickly to technological changes and innovations and to manufacture new products that meet the new and changing demands of our customers and requires on the part of vendors a continuous investment of resources to develop and manufacture new products. If our key vendors fail to respond on a timely basis to the rapid technological changes that have been characteristic of the IT products industry, fail to provide new products that are desired by consumers or otherwise fail to compete effectively against other IT products manufacturers, the products that we offer may be less desirable to consumers and we could suffer a significant decline in our revenue. The ability and willingness of our vendors to develop new products depends on factors beyond our control. If our product offerings fail to satisfy consumers’ tastes or respond to changes in consumer preferences, our revenues may decline and our competitors may gain additional market share.

Direct sourcing by our customers could result in our customers reducing their purchases from us, which would hurt our results of operations.

We occupy a position in the middle of the IT products distribution chain in Latin America and the Caribbean, between IT product vendors, on the one hand, and locally-based distributors, resellers and retailers, on the other. Further industry consolidation, increased competition, technological changes and other developments, including improvements in regional infrastructure, may cause our vendors to bypass us and sell directly to our customers. As a result, our distributor, reseller and retailer customers and our vendors may increase the level of direct business they do with each other, which could reduce their purchases from us and hurt our results of operations.

We may suffer from theft of inventory, which could result in losses and increases in security and insurance costs.

We store significant quantities of inventory at warehouses in Miami and throughout Latin America and the Caribbean. We and our third party shippers have experienced inventory theft at, or in transit to or from, certain facilities in several of our locations at various times in the past. In the future, we may be subject to significant inventory losses due to theft from our warehouses, hijacking of trucks carrying our inventory or other forms of theft. The implementation of security measures beyond those we already utilize, which include the establishment of alarm systems in our warehouses, GPS tracking systems on delivery vehicles and armed escorts for shipment of our products, in each case in certain of our locations, would increase our operating costs.

Any losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our insurance policies. In addition, claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or the termination of coverage under the relevant policy. As a result, losses of inventory, whether or not insured, could adversely affect our results of operations.

We rely on third party shippers and carriers whose operations are outside our control, and any failure by them to deliver products to our customers in a timely manner may damage our reputation and could cause us to lose customers.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our in-country sales and distribution operations and third-party distributors, resellers and retailers. As a result, we are subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather and increased fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely manner may damage our reputation and could cause us to lose customers.

We may not realize the expected benefits from any future acquisitions, thereby adversely impacting our growth.

As part of our strategy, we may pursue acquisitions in the future. Our success in realizing the expected benefits from any business acquisitions depends on a number of factors, including retaining or hiring local management personnel to run our operations in new countries, successfully integrating the operations, IT systems, customers, vendors and partner relationships of the acquired companies and devoting sufficient capital and management attention to the newly acquired companies in light of other operational needs. Our efforts to implement our strategy could be affected by a number of factors beyond our control, such as increased competition and general economic conditions in the countries where the newly acquired companies operate. Any failure to effectively implement our strategy could adversely impact our growth.

We anticipate that we may need to raise additional financing to grow our business but it may not be available on terms acceptable to us, if at all.

We expect our operating expenditures and working capital needs will increase over the next several years as our sales volume increases and we expand our geographic presence and product portfolio. If our results of operations are not as favorable as we anticipate (including as a result of increased competition), our funding requirements are greater than we expect (including as a result of growth in our business) or our liquidity sources are not at anticipated levels (including levels of available trade credit), our resources may not be sufficient and we may have to raise additional capital to support our business.

In addition, we may not be able to accurately predict future operating results or changes in our industry which may change these needs. In the event that such additional financing is necessary, we may seek to raise such funds through public or private equity or debt financing or other means. We may not be able to obtain additional financing when we need it, or we may not be able to raise financing on terms acceptable to us. The current tightening in the credit markets heightens this risk. In addition, we may not be able to borrow additional funds under our existing credit facilities if participating banks become insolvent or their liquidity is limited or impaired. In the event that adequate funds are not available in a timely manner, our business and results of operations may be harmed.

We are exposed to the risk of natural disasters, war and terrorism that could disrupt our business and result in increased operating costs and capital expenditures.

Our Miami headquarters, some of our sales and distribution centers and certain of our vendors and customers are located in areas prone to natural disasters such as floods, hurricanes, tornadoes or earthquakes. In addition, demand for our services is concentrated in major metropolitan areas. Adverse weather conditions, major electrical or telecommunications failures or other events in these major metropolitan areas may disrupt our business and may adversely affect our ability to distribute products. Our exposure to these risks may be heightened because we do not have a comprehensive disaster recovery system or disaster recovery plan. Our failure to have such a system or plan in place could hurt our results of operations and financial condition.

We operate in multiple geographic markets, several of which may be susceptible to acts of war and terrorism. Security measures and customs inspection procedures have been implemented in a number of jurisdictions in response to the threat of terrorism. These procedures have made the import and export of goods, including to and from our Miami headquarters, more time-consuming and expensive. Such measures have added complexity to our logistical operations and may extend our inventory cycle. Our business may be harmed if our ability to distribute products is further impacted by any such events. In addition, more stringent processes for the issuance of visas and the admission of non-U.S. persons to the U.S. may make travel to our headquarters in Miami by representatives of some vendors and customers more difficult. These developments may also hurt our relationships with these vendors and customers.

The combination of the factors described above could diminish the attractiveness of Miami as a leading business center for Latin America and the Caribbean in general, and as the central hub for the Latin American and Caribbean IT products distribution industry in particular. In the event of the emergence of one or more other hubs serving Latin America and the Caribbean that are more favorable to IT distributors, competitors operating in those locations could have an advantage over us. The relocation of all or a part of our main warehouse and logistics center in Miami to any such new hubs could materially increase our operating costs or capital expenditures.

In addition, because of concerns arising from large damage awards and incidents of terrorism, it has become increasingly difficult for us to obtain adequate terrorism insurance coverage at reasonable premiums, which has increased our costs.

The interests of our principal shareholder may not be aligned with yours.

As our controlling shareholder, CVCI is able to elect a majority of our Board of Directors, select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. In addition, under the shareholders agreement among us and our shareholders, the members of our Board of Directors appointed by the Shaloms have veto rights over certain decisions, which could result in a deadlock and consequently could delay our management’s decision-making process.

Changes in accounting rules could adversely affect our business and results of operations.

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The U.S. government has authorized various policy-making bodies, including the Financial Accounting Standards Board, or the FASB, and the SEC, to interpret these principles and create appropriate accounting standards. Changes in these interpretations and standards, which may occur from time to time, may result in additional non-cash charges and/or changes in presentation or disclosure, which in turn could have a significant adverse effect on our results of operations.

Risks relating to the exchange notes

We may be unable to service our indebtedness, including the exchange notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the exchange notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the exchange notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the exchange notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

We depend on our subsidiaries to service our indebtedness.

As a holding company, our principal assets are the shares of stock of our subsidiaries. We derive substantially all of our cash flow and income from our subsidiaries. Accordingly, in paying the principal, interest on, and any other amounts with respect to our indebtedness, we will rely on income from our subsidiaries, cash flows generated by our subsidiaries and any dividends paid by our subsidiaries. Our subsidiaries’ ability to pay us dividends may be subject to our subsidiaries having net income and the requisite amount of paid-in capital, and other restrictions under applicable laws, including with respect to exchange and capital controls. In addition, our Senior Secured Revolving Credit Facility only permits SBA, our wholly owned subsidiary and our only operating entity in the United States, to declare and pay cash dividends so long as no default or event of default, including under any maintenance covenant, has occurred and is continuing immediately before and after giving effect to such dividend payment. In the future there may be any other financial or other types of agreements that impose a restriction on our subsidiaries’ ability to pay intra-group receivables, principal, interest and dividends to us, which restrictions would affect our ability to repay the exchange notes. Also, the payment of dividends by our non-United States subsidiaries are in many cases subject to local dividend tax and other local taxes.

The exchange notes are effectively subordinated to our and our guarantors’ indebtedness under our Senior Secured Revolving Credit Facility to the extent of the value of the property securing such indebtedness.

The exchange notes and the guarantees are effectively subordinated to our and our guarantors’ indebtedness under our Senior Secured Revolving Credit Facility to the extent the value of the assets and proceeds therefrom secure that debt on a first-priority basis. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under our Senior Secured Revolving Credit Facility, or in the event of our, or our guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of such property will be available to pay obligations on the exchange notes only after all indebtedness under our Senior Secured Revolving Credit Facility has been paid in full.

The notes are effectively subordinated to the indebtedness of our foreign subsidiaries.

Our foreign subsidiaries do not guarantee our obligations under the exchange notes. Accordingly, claims of creditors of our foreign subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by our foreign subsidiaries, generally have effective priority with respect to the assets and earnings of such subsidiaries over the claims of the holders of the exchange notes, even if the obligations of such subsidiaries do not constitute senior indebtedness. For the nine months ended September 30, 2010, our consolidated revenue and adjusted EBITDA generated by our foreign subsidiaries was $575.1 million and $12.6 million, respectively. As of September 30, 2010, the total assets and liabilities (excluding intercompany trade payables and receivables) of our foreign subsidiaries equaled $210.1 million and $95.1 million, respectively.

One of the guarantors of the exchange notes has guaranteed significant amounts of our foreign subsidiaries’ debt.

Intcomex Holdings, LLC, our direct subsidiary, has issued a number of guarantees of our foreign subsidiaries’ trade payables and financial indebtedness. As of September 30, 2010, the amount of such foreign subsidiary trade payables and financial indebtedness benefiting from a guarantee by Intcomex Holdings, LLC amounted to $88.3 million. The terms of these guarantees generally allow the beneficiary to proceed under the guarantee against Intcomex Holdings, LLC without first proceeding against the direct obligor. To the extent that the noteholders’ claims against Intcomex Holdings, LLC exceed the value of the collateral pledged by Intcomex Holdings, LLC as security for its obligations under the exchange notes, such claims will rank pari passu with the claims of the beneficiaries of such guarantees of foreign subsidiary indebtedness issued by Intcomex Holdings, LLC.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require noteholders to return payments received from us or the guarantors. If that occurs, you may not receive any payments on the exchange notes.

Our issuance of the exchange notes, the issuance of the guarantees by the guarantors and the grant of the second priority liens may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (i) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is true:

•	we or any of the guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

•	paying the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the notes, a guarantee or a second priority lien was a fraudulent conveyance, the court could avoid the payment obligations under the exchange notes, such guarantee or such second priority lien or subordinate the exchange notes, such guarantee or such second priority lien to presently existing and future indebtedness of us or of such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its liabilities (contingent or otherwise) was greater than the fair value of all its assets;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due;

•	it cannot pay its debts as they become due; or

•	it had at such time an unreasonably small amount of capital with which to conduct its business.

On the basis of historical financial information, recent operating history and other factors, we believe that we are not insolvent, we are neither engaged nor about to engage in a business or transaction for which our remaining assets constitute unreasonably small capital, and we do not intend to incur, or believe that we will incur, obligations beyond our ability to pay as those obligations mature. We cannot predict what standard a court would apply in making such determinations or whether that court would agree with our conclusions in this regard.

Our ability to repurchase the exchange notes upon a change of control may be limited.

We are required under the indentures governing the notes to make an offer to repurchase the notes upon a change of control. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt . Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. See “Description of Exchange Notes—Change of Control.”

The value of the collateral securing the exchange notes is highly uncertain.

We have not prepared any appraisals of the collateral in connection with the issuance of the exchange notes. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable value, and the value of the collateral in the event of a liquidation will depend in part on market conditions and other factors beyond our control, including the availability of suitable buyers for the collateral. Although we have provided the carrying value of certain of the collateral for purposes of this prospectus and the carrying value of an asset does not necessarily represent its current market value. Carrying value is the amount shown on our accounting records for assets net of reductions for loan premium discounts, allowances for bad debts and accounting pronouncements. Recent attempts to sell certain assets on the open market have resulted in offers below their carrying value.

The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the proposed senior secured credit facility. Certain of the collateral consists of equity interests in certain of our direct or indirect subsidiaries but not the assets of such subsidiaries. The assets of such subsidiaries may be subject to claims of secured and unsecured creditors. The existence of any such exceptions, defects, encumbrances, liens, claims and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. Further, the value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, the performance of the loans included in the collateral and our failure to implement our business strategy, competition or other future trends.

We are permitted to pledge collateral to other lenders to secure other indebtedness. In the case of some permitted liens, the liens of the collateral agent will be released and in other cases the liens securing the exchange notes will be subordinated to such other permitted liens. In the event we create such other permitted liens, the lien securing the exchange notes will cease to be a first priority lien with respect to such collateral but may be a second priority or even more junior lien.

Further, we do not expect to notify third parties that owe obligations to us of the collateral agent’s liens in the collateral or to obtain consents from such third parties to pledge their obligations under any agreements constituting collateral. However, some agreements restrict us from transferring our right to receive payments without the consent of such third parties. In these cases, the exchange notes will only be secured by such payment rights to the extent that Sections 9-406 or 9-408 of the Uniform Commercial Code, or UCC render restrictions on pledging unenforceable or ineffective. Sections 9-406 and 9-408 of the UCC are relatively new provisions and a meaningful body of case law has not yet developed to interpret them. These sections generally provide that provisions in agreements purporting to restrict or prohibit the right to pledge accounts receivable, promissory notes and payment intangibles are not enforceable. UCC Section 9-408, if applicable, would prevent the collateral agent for the exchange notes from enforcing many rights of a secured party with respect to certain pledged accounts receivable, promissory notes and payment intangibles. If the collateral agent is unable to exercise these rights under the UCC or obtain consents, the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral in a timely manner will be adversely affected.

There is a risk that the security interests in such collateral and the financing statements relating thereto may not correctly or sufficiently identify all of the collateral which we are intending to provide for the exchange notes.

With respect to collateral consisting of personal property subject to the UCC, the security interest of the senior secured note collateral agent and the junior secured note collateral agent will be primarily perfected by the filing of financing statements against us and certain of our subsidiaries. Although we have attempted to correctly identify the individual items of collateral described under “Description of Exchange Notes—Collateral,” the initial purchasers did not independently undertake to verify that such collateral is correctly identified and given the complex nature of the collateral (which consists of multiple items including numerous mortgages and specific accounts receivable), it is possible that for purposes of the UCC, the grant of security interest in a portion of the collateral may not sufficiently identify the collateral being pledged or that the financing statements filed may not sufficiently describe the collateral being pledged which could have a material adverse impact on the validity of the security interest for the exchange notes.

The lien-ranking agreements entered into in connection with the indenture limit the rights of holders of the exchange notes and their control with respect to the collateral securing the exchange notes.

The exchange notes are secured on a second priority basis by all of the collateral pledged by us and the guarantors to secure our Senior Secured Revolving Credit Facility and any other indebtedness we incur that is secured by first priority liens on our assets. Pursuant to an intercreditor agreement entered into among us and the collateral agents under the security agreements governing our first and second priority liens, at any time the obligations that have the benefit of the first priority liens are outstanding, any action that may be taken in respect of the collateral, including the commencement and control of enforcement proceedings against the collateral and any amendment to or waiver of past default under the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. Therefore, creditors with first priority liens on our assets control substantially all matters related to the collateral securing the first priority liens and the exchange notes, even if the rights of the holders of the notes are adversely affected.

Furthermore, subject to certain exceptions, the security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the exchange notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second priority lien securing the exchange notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the exchange notes would be reduced and the exchange notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the exchange notes and, with the proceeds from such sale, purchase assets in Latin America that we transfer to one of our foreign subsidiaries, the holders of the exchange notes would not receive a security interest in the assets purchased in Latin America and transferred to that foreign subsidiary because the pool of assets which constitutes collateral securing the exchange notes under the security documents excludes assets owned by our foreign subsidiaries.

Rights of holders of exchange notes in the collateral may be adversely affected by the failure to perfect security interests.

The security interest in the collateral securing the exchange notes includes certain of our and our guarantors’ assets, both tangible and intangible, including assets now owned and assets acquired or arising in the future. Applicable law requires that security interests in certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the exchange notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes against third parties.

In addition, the collateral securing the exchange notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our Senior Secured Revolving Credit Facility and other holders of first priority claims in the collateral from time to time, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Certain of our assets and the assets of the guarantors may be subject to existing liens, and may become subject to certain future liens, that will take priority over the liens securing the exchange notes.

The indenture governing the notes permits certain existing and future prior liens on the collateral securing the exchange notes. To the extent that holders of other secured indebtedness or other third parties enjoy liens

(including statutory liens), whether or not permitted by the indenture, these holders or third parties may have rights and remedies with respect to the collateral securing the exchange notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the exchange notes.

The collateral is subject to casualty risks.

We are obligated under the security documents to maintain adequate insurance or otherwise insure against hazards to the extent done by companies operating businesses of a similar nature in the same or similar localities.

There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, the insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, any insurance proceeds received by us may not be sufficient to satisfy our secured obligations, including the exchange notes.

If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the exchange notes.

The holders of the exchange notes will not receive any proceeds from the sale of collateral unless and until all obligations under our Senior Secured Revolving Credit Facility and any other first priority lien debt are repaid in full. Therefore, if there is a default and foreclosure on the collateral, the proceeds from the sale of collateral may not be sufficient to satisfy our obligations under the exchange notes. The security interest in collateral owned by the guarantors will only secure obligations with respect to the guaranteed amount of exchange notes. Any obligations of the performance and payment with respect to the amount of notes in excess of the guaranteed amount of exchange notes only will be secured by that collateral (if any) which is owned directly by us.

The value of the collateral and the amount to be received upon a sale of the collateral will depend on many factors, including, among others:

•	the condition of the collateral;

•	our ability to sell the collateral as part of an operating business and in an orderly manner;

•	the condition of our industry and the availability of buyers; and

•	the condition of international, national and local economies.

The book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, some of the collateral may be illiquid while some may have little or no readily ascertainable market value. In addition, a portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Rights of holders of exchange notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the exchange notes to repossess and dispose of the collateral securing the exchange notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a bankruptcy proceeding, the automatic stay prohibits a secured creditor, such as the collateral agent for the exchange notes, from repossessing its collateral from a debtor, or from disposing of collateral repossessed from a debtor, without prior bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral against diminution in the value of the collateral as a result of the stay of the secured creditor’s repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. “Adequate protection” may include cash payments or the granting of additional security, if and when the court in its discretion determines that there has been such a diminution in value. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would be able to repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.”

Furthermore, if the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes and any other obligations secured by such collateral, the holders of the exchange notes and such other obligations would hold secured claims to the extent of the value of the collateral securing such claims and would hold unsecured claims with respect to any shortfall. Also, applicable federal bankruptcy law generally does not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization.

In addition, any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, (i) if the pledge or granting of the security interest is deemed a fraudulent conveyance because the pledgor is insolvent at the time of the pledge or granting of the security interest and the debtor receives less than reasonably equivalent value, or (ii) the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days (or, in certain circumstances, a longer period) following the pledge.

The capital stock securing the exchange notes will in certain circumstances be released automatically from the second priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the exchange notes and the security documents provide that, in the event that Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation) requires the filing with the SEC of separate financial statements of any of our subsidiaries the capital stock of which is pledged as collateral securing the notes, the portion (or, if necessary, all) of such capital stock necessary to eliminate such filing requirement will automatically be deemed released and not to have been part of the collateral securing the exchange notes. In such event, we and the trustee will amend or modify the security documents without the consent of any holder of the exchange notes to the extent necessary to evidence such release. As a result, holders of the exchange notes could lose all or a portion of their security interest in the capital stock.

The Rule 3-16 requirement to file with the SEC separate financial statements of a subsidiary is triggered if the aggregate principal amount, par value, or book value of the capital stock as carried by the registrant, or the market value of such capital stock, whichever is greatest, equals 20 percent or more of the principal amount of the notes. For example, our management estimates that the greatest of such values for the capital stock of SBA and IXLA Holdings that would be pledged but for the Rule 3-16 release was $45.1 million in the case of SBA and $58.6 million in the case of IXLA Holdings, in each case as of December 31, 2009. These values are calculated by using a discounted cash flow model that combines the unlevered free cash flows from our annual five-year business plan plus a terminal value based upon the final year EBITDA of that business plan which is then multiplied by an implied multiple based upon that of comparable companies, validated by third-party experts, to arrive at an enterprise value. Existing debt, net of cash on hand, is then subtracted to arrive at estimated market value.

Any pledge of the capital stock of any of our subsidiaries is automatically released to the extent the value of the capital stock of any individual subsidiary subject to the pledge is in excess of 20 percent of the principal amount of the notes, or $24.0 million as of the date of this prospectus. Any increase in value of the capital stock of our subsidiaries may lead to further releases of capital stock from the collateral securing the exchange notes. Moreover, the realizable value of the capital stock in the event of a foreclosure may be significantly less than the management estimates of market value.

The exchange notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Because of the mandatory redemption provision, the exchange notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. As a result, U.S. Holders will be required to include amounts in income according to a comparable yield schedule which might not reflect actual cash received. Thus, income on an exchange note might be taxable before it is received in cash. In addition, any gain recognized on the disposition of an exchange note before the resolution of the mandatory redemption provision will be treated as ordinary income rather than capital gain. See “Certain U.S. Federal Tax Considerations.”

You may have difficulty selling the initial notes that you do not exchange.

If you do not exchange your initial notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes described in the legend on your initial notes. The restrictions on transfer of your initial notes arise because we issued the initial notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the initial notes under the Securities Act. The tender of initial notes under the exchange offer will reduce the principal amount of the currently outstanding initial notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently initial notes that you continue to hold following completion of the exchange offer.

There is no established trading market for the notes, and holders of the exchange notes may not be able to sell the notes at the price that the holders paid or at all.

The exchange notes will constitute a new issue of securities and there is no established trading market for the exchange notes. We do not intend to apply for the exchange notes or any exchange notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. Holders of the exchange notes may not be able to sell their exchange notes at a particular time and the prices that such holders receive when they sell the notes may not be equal to or more than the prices they paid for the exchange notes. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	ratings of our debt published by credit ratings agencies;

•	the level, direction and volatility of market interest rates generally;

•	the time remaining to maturity of the notes;

•	the liquidity of the notes generally;

•	the market for similar securities; and

•	general economic and political conditions.

THE EXCHANGE OFFER

The following is a summary of certain provisions of the exchange and registration rights agreement dated December 22, 2009 among Intcomex, Inc., the guarantors named therein, Banc of America Securities LLC and Citi Global Markets, Inc., as initial purchasers of the initial notes. We refer to this agreement as the registration rights agreement.

The statements in this section of the registration statement relating to the registration rights agreement are summaries and are not a complete description of the registration rights agreement. We urge you to read the registration rights agreement because it, and not this description, defines your rights with respect to the exchange offer and the obligations of Intcomex, Inc. and the note guarantors. A copy of the registration rights agreement is filed as an exhibit to this registration statement, of which this prospectus is a part, and can be obtained in the manner set forth under “Where You Can Find More Information.”

Terms of the Exchange Offer

In connection with the issuance of the initial notes pursuant to the Purchase Agreement dated as of December 22, 2009 among Intcomex, Inc., the guarantors named therein and Banc of America Securities LLC and Citi Global Markets, Inc., as initial purchasers, the initial purchasers of the initial notes and their respective assignees became entitled to the benefits of the registration rights agreement.

The registration rights agreement requires Intcomex, Inc. and the note guarantors, which we refer to collectively in this section as the issuers, to file a registration statement, of which this prospectus is a part, for a registered exchange offer relating to an issue of exchange notes identical in all material respects to the initial notes but containing no restrictive legends. Under the registration rights agreement, the issuers are required to, on or prior to December 22, 2010:

•	file the exchange offer registration statement with the SEC;

•	use commercially reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act;

•	keep the exchange offer open for at least twenty days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders; and

•	deliver the exchange notes to the Registar under the indenture dated December 22, 2009.

The exchange offer that this prospectus describes, if commenced and consummated within the time periods described above, will satisfy those requirements under the registration rights agreement.

We will accept for exchange all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date (as defined below). We will issue exchange notes for an equal principal amount of outstanding initial notes accepted in the exchange offer. Holders may tender initial notes only in minimum denominations at $5,000 and integral multiples of $1,000 in excess thereafter. The exchange offer is not conditioned upon the tender of any minimum principal amount of initial notes. Our obligation to accept initial notes for exchange is, however, subject to certain conditions as set forth herein under “—Conditions.”

Initial notes will be deemed accepted when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•

the holder is not a broker-dealer that acquires the initial notes directly from the issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	the holder is not an affiliate of either of the issuers, as that term is defined in Rule 405 under the Securities Act; and

•

the exchange notes are acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent that:

•

any exchange notes acquired in exchange for initial notes tendered are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder of the initial notes;

•

at the time of the commencement or consummation of the exchange offer, neither the holder of the initial notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	neither the holder of the initial notes nor any such other person is an affiliate of Intcomex, Inc.; and

•	neither the holder of the initial notes nor any such other person is engaged in and intends to engage in a distribution of the exchange notes.

If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with any person with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must represent that it acquired the initial notes as a result of market making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes with the information set forth in the registration rights agreement. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. In order to satisfy the prospectus delivery requirements of broker-dealers, we have agreed to use our commercially reasonable best efforts to keep the prospectus effective, as amended and supplemented, for up to 45 days from the date of consummation of the exchange offer. See “Plan of Distribution.”

In the event that any of the following occur:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuers are not permitted to effect the exchange offer;

•

any holder of private exchange notes is prohibited by applicable law or SEC policy from participating in the exchange offer and notifies the issuer prior to the tenth day following the consummation of the exchange offer;

•

a holder of private exchange notes may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or

•	at the request of the initial purchasers

then the issuer and the note guarantors shall promptly deliver to the holders and the trustee written notice thereof and use their commercially reasonable best efforts to file with the SEC, a shelf registration statement providing for the registration of certain transfer restricted notes, and the sale on a continuous or delayed basis by the holders of, all of such transfer restricted notes, who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The issuers shall use their commercially reasonable best efforts to cause the shelf registration statement to be declared effective.

A holder that sells initial notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the initial notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of initial notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its initial notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

Additional Interest Under Certain Circumstances

Under the registration rights agreement, we must pay additional interest to the holders of notes benefiting from the registration provisions of the registration rights agreement in the event of any of the following registration defaults:

•	the exchange offer has not been completed prior to December 22, 2010;

•

the shelf registration statement, if required, has not been declared effective by the later of December 22, 2010 or 90 days after the request by holders made pursuant to the registration rights agreement; or

•

a shelf registration statement that is declared effective shall thereafter cease to be effective (at any time that the issuers and the notes guarantors are obligated to maintain the effectiveness thereof).

During the period of one or more such registration defaults, the issuers will be obligated to pay additional interest, in addition to the interest that would otherwise accrue, on the notes benefiting from the registration provisions of the registration rights agreement, in an amount equal to:

(1)	0.25% per annum for the first 90 days of registration default;

(2)	0.50% per annum for the second 90 days of such registration default;

(3)	0.75% per annum for the third 90 days of such registration default; and

(4)	1.00% per annum thereafter.

Registration defaults may be deemed cured when, as applicable:

•	the exchange offer is completed;

•	the exchange offer or shelf registration statement is declared effective; or

•	the registration statement again becomes effective.

Holders who do not tender their initial notes before the expiration of the exchange offer will not, subject to limited exceptions, be entitled to exchange these untendered initial notes for exchange notes. Holders of initial notes will not be able to offer or sell their initial notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the initial notes are subsequently registered under the Securities Act. Subject to limited exceptions, the issuers will have no obligation to register the initial notes.

Expiration Date; Extensions; Amendments; Termination

The term “expiration date” shall mean                     , 2011, unless the exchange offer is extended, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended. Upon the occurrence of the expiration date, we will promptly accept validly tendered initial notes for exchange and return any initial notes that are not so accepted for any reason.

In order to extend the expiration date, the issuers will notify the exchange agent of any extension by written notice and may notify the holders of the initial notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any initial notes by extending the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept initial notes not previously accepted if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement and/or oral or written notice thereof to the registered holders of initial notes and will include disclosure of the approximate number of initial notes deposited to date. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of initial notes of such amendment, and we will extend the exchange offer, in accordance with applicable rules of the SEC and published interpretations of the SEC staff, for a period of five business days after notice of such change, if the exchange offer would otherwise expire during such five business day period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Interest on the Exchange Notes

The exchange notes will accrue interest payable in cash at 13 1/4% per annum, from:

•	the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor; or

•

if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

Procedures for Tendering

In order to tender initial notes in the exchange offer, a holder must complete one of the procedures described below.

•

The holder must cause The Depository Trust Company, or DTC, to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a confirmation that such holder’s initial notes have been transferred from the account of a DTC participant to the exchange agent’s account at DTC. The confirmation should include a message stating that DTC has received express acknowledgment from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant;

•

The holder must complete, sign and date the letter of transmittal or a facsimile of it, have the signature guaranteed, if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of it, together with certificates for the initial notes being tendered, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

•	The holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

The method of delivery of initial notes, letters of transmittal and all other required documents is at the election and risk of the holders. In the case of any tender of certificated notes, we recommend that holders use an overnight or hand-delivery service rather than tendering by mail. If a holder does deliver by mail, we recommend using registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or initial notes should be sent to the issuers.

Holders of initial notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender initial notes for them.

The tender by a holder of initial notes will constitute an agreement between such holder and the issuers in accordance with the terms and subject to the conditions set forth here and in the accompanying letter of transmittal.

Only a holder of initial notes may tender the initial notes in the exchange offer. The term “holder” for this purpose means any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Except in the two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature guarantees are not required if the initial notes are tendered:

•

by a registered holder of the initial notes or a DTC participant whose name appears on the security position listing as holder, in either case who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to such registered holder or are being deposited into such DTC participant’s account at DTC, as applicable; or

•	for the account of an eligible guarantor institution.

Validity, Form, Eligibility and Acceptance of Tendered Initial Notes

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by the issuers in their sole discretion, which determination will be final and binding. The issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of the issuers or their counsel, be unlawful. The issuers also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. The issuers’ interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the issuers shall determine. Neither the issuers, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, the issuers reserve the right in their sole discretion, subject to the provisions of the indenture relating to the initial notes and the exchange notes, to:

•

purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, terminate the exchange offer in accordance with the terms of the registration rights agreement; and

•	to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

If a registered holder of initial notes desires to tender initial notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender initial notes by causing an “eligible guarantor” institution, within the meaning of Rule 17Ad-15 under the Exchange Act, to mail or otherwise deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus. Such notice of guaranteed delivery must:

•	set forth the registered holder’s name and address, the certificate number or numbers of the initial notes being tendered, if available, and the principal amount of the initial notes being tendered;

•	state that the tender is being made by an eligible guarantor institution; and

•

guarantee that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent either a confirmation that the initial notes being tendered have been transferred from the account of a DTC participant to the exchange agent’s account at DTC and any other documents required by the letter of transmittal or certificates for the initial notes being tendered in proper form for transfer, and any other documents required by the letter of transmittal.

Any such tender will be valid if, within three New York Stock Exchange trading days after the Expiration Date, the eligible guarantor institution makes such deposit as guaranteed.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

After all of the conditions to the exchange offer have been satisfied or waived, all initial notes validly tendered will be accepted and the exchange notes will be issued promptly after the expiration date. See “—Conditions” below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the issuers have given written notice thereof to the exchange agent.

In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent’s timely receipt of:

•	certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents required by the letter of transmittal.

If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted initial notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with DTC.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus to deposit of initial notes shall be deemed to include DTC’s book-entry delivery method.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

A holder may withdraw initial notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person that tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the person withdrawing the tender;

•	specify the name in which any such initial notes are to be registered, if different from that of the person that deposited them initially; and

•

if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant’s account at DTC to be credited, if different than that of the person withdrawing the tender.

The issuers will determine all questions as to the validity, form and eligibility and time of receipt of such notices, which shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and the issuers may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer, if:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•

an action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the issuers’ ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding with respect to the issuers; or

•	not all government approvals that the issuers deem necessary for the consummation of the exchange offer have been obtained.

The issuers have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

•	from affiliates of either of the issuers within the meaning of Rule 405 under the Securities Act;

•	from any other holder or holders that are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

•

if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States.

Accounting Treatment

The exchange notes will be recorded in our accounting records at the same carrying value as the initial notes, as reflected in the issuers’ accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuers. The costs associated with the exchange offer will be capitalized and amortized over the remaining term of the notes.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

480 Washington Boulevard – 27th Floor

Jersey City, N.J. 07310

Attn: Mr. David Mauer

By Overnight Courier or Regular Mail:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

480 Washington Boulevard – 27th Floor

Jersey City, N.J. 07310

Attn: Mr. David Mauer

By Hand Delivery:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

480 Washington Boulevard – 27th Floor

Jersey City, N.J. 07310

Attn: Mr. David Mauer

By Facsimile Transmission:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

Attn: Mr. David Mauer

(212) 298-1915

Confirm by telephone:

(212) 815-3687

Telephone:

(212) 815-3687

Fees and Expenses

The issuers will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the issuers.

The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection therewith. The issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the initial notes and in handling or forwarding tenders for exchange.

The expenses to be incurred in connection with the exchange offer will be paid by the issuers, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and other related fees and expenses.

The issuers will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

•

certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We used the net proceeds from the sale of the initial notes of $120 million (i) to repay borrowings under our Senior Secured Revolving Credit Facility, (ii) to repurchase, redeem or otherwise discharge our existing 11 3/4% Second Priority Senior Notes due 2011 and pay related expenses, and (iii) to use the balance of proceeds, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010. You should read the following information in conjunction with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements (together with the notes thereto) included elsewhere in this prospectus.

As of September 30, 2010
(dollars in millions)
Cash and cash equivalents	$27.8

Short-term debt
Lines of credit	35.8
Current maturities of long-term debt	0.6
Long-term debt
Capital leases	0.7
Outstanding debt of foreign subsidiaries	0.2
13 1/4 Second Priority Senior Secured Notes, net of discount	114.5

Total debt	151.8
Shareholders’ equity	40.7

Total capitalization	$192.5

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following table presents selected consolidated financial information and other data as of and for the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and includes the results of operations of our acquisitions that have been combined with our results of operations beginning on their acquisition dates. We derived the statement of operations and other data set forth below for the years ended December 31, 2009, 2008 and 2007, and the balance sheet data as of December 31, 2009 and 2008 from our audited consolidated financial statements (together with the notes thereto) included elsewhere in this prospectus. We derived the selected financial information and other data for the years ended December 31, 2006 and 2005, and as of December 31, 2007, 2006 and 2005 from our audited consolidated financial statements with respect to such date and periods not included in this prospectus. The statement of operations data for the nine months ended September 30, 2010 and 2009 and the balance sheet data as of September 30, 2010 were derived from our unaudited condensed consolidated financial statements for these periods (together with the notes thereto) that are included elsewhere in this prospectus. We derived the selected financial information and other data as of September 30, 2009 from our unaudited condensed consolidated financial statements with respect to such information and data not included in this prospectus. They include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. You should read the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited condensed consolidated financial statements (together with the notes thereto) that are included elsewhere in this prospectus.

	As of or For the Nine Months Ended September 30, (Unaudited)		As of or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005(1)
	(Dollars in thousands, except share and other data)
Statement of Operations Data:
Revenue	$742,552	$661,233	$917,168	$1,071,551	$1,038,368	$889,779	$716,440
Cost of revenue	671,060	596,110	825,587	970,955	937,286	797,665	642,737
Gross profit	71,492	65,123	91,581	100,596	101,082	92,114	73,703
Operating expenses	57,346	52,995	71,256	105,723 (2)	73,314	57,537	43,343
Operating income (loss)	14,146	12,128	20,325	(5,127)	27,768	34,577	30,360
Other expense
Interest expense	15,565	11,491	17,495	17,431	17,763	16,233	16,805
Interest income	(257)	(397)	(514)	(941)	(730)	(876)	(456)
Other expense (income)	(170)	(3,825)	(3,563)	(3,427)	(292)	164	600
Foreign exchange loss (gain), net	(582)	(1,576)	(3,130)	15,533	(2,401)	1,099	(1,407)
Total other expense, net	14,556	5,693	10,288	28,596	14,340	16,620	15,542
(Loss) income before provision for income taxes	(410)	6,435	10,037	(33,723)	13,428	17,957	14,818
Provision for income taxes	1,500	1,669	2,844	1,595	867	4,894	2,755
Net (loss) income	$(1,910)	$4,766	$7,193	$(35,318)	$12,561	$13,063	$12,063
Net (loss) income per weighted average share of common stock, voting and Class B common stock, non-voting:
Basic	$(14.77)	$46.64	$69.94	$(345.63)	$122.93	$127.84	$119.28
Diluted	$(14.77)	$46.64	$69.94	$(345.63)	$122.93	$127.84	$119.28
Weighted average number of common shares, voting and Class B common stock, non-voting used in per share calculation:
Basic	129,357 (4)	102,182	102,852 (4)	102,182	102,182	102,182	101,133	(3)
Diluted	129,357 (4)	102,182	102,852 (4)	102,182	102,182	102,182	101,133	(3)

	As of or For the Nine Months Ended September 30, (Unaudited)		As of or For the Years Ended December 31,
	2010	2009	2009	2008		2007	2006	2005(1)
	(Dollars in thousands, except share and other data)
Balance Sheet Data:
Cash and cash equivalents	$27,772	$23,324	$27,234	$22,344		$29,399	$20,574	$12,995
Working capital(5)	110,485	74,944	110,693	75,726		101,629	98,222	92,846
Total assets	350,218	293,194	308,101	284,068		363,008	292,575	248,311
Long-term debt (including current maturities and capital leases)	116,051	98,487	114,982	105,865		117,224	120,209	119,628
Total debt	151,810	134,231	129,711	136,906		143,590	137,862	125,041
Total shareholders’ equity	40,658	19,661	42,734	14,550		54,101	38,337	25,567
Other Data:
Ratio of earnings to fixed charges	1.0x	1.5x	1.5x	$(16,292	)(6)	1.7x	2.1x	1.9x
Cash dividends per common share	$—	$—	$—	$—		$—	$—	$197.76	(7)

(1)	The financial and other data for the year ended December 31, 2005 includes the financial information for Intcomex Mexico commencing on the date of our re-acquisition of all interests in Intcomex Mexico on June 23, 2005.
(2)	Operating expenses includes the goodwill impairment charge of $18,777 for the year ended December 31, 2008.
(3)	Weighted average number of common shares, voting and Class B common stock, non-voting used in the per share calculation for the periods presented reflects the issuance of 2,182 shares of Class B common stock, non-voting to the sellers of Centel in connection with the re-acquisition of Centel on June 23, 2005.
(4)

Weighted average number of common shares, voting and Class B common stock, non-voting used in the per share calculation for the nine months ended September 30, 2010 and the year ended December 31, 2009 reflects the issuance of 27,175 shares of Class B common stock, non-voting to certain of our Company’s existing shareholders and their affiliates, concurrently with the redemption and cancellation of our 11 3/4% Senior Notes and the closing of our 13 1/4% Senior Notes offering on December 22, 2009.

(5)	Working capital is defined as current assets less current liabilities.
(6)	For purposes of calculating the ratio of earnings to fixed charges: (i) earnings is defined as income before income taxes plus fixed charges; and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes would be representative of the interest component of rental expense. A ratio of less than one-to-one coverage requires the disclosure of the dollar amount of the deficiency.
(7)

We paid a one-time cash dividend of $20,000, or $197.76 per share, of the proceeds of our 11 3/4% Senior Notes offering in August 2005, to all of our existing shareholders of record as of August 25, 2005, based upon the 102,182 shares outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements (including the notes thereto) and the other financial information appearing elsewhere in this registration statement. In addition, this discussion contains forward-looking statements regarding expected operating results, liquidity, capital requirements and other matters, each of which involves numerous risks and uncertainties including, but not limited to, those described in the “Forward-Looking Statements” and “Risk Factors” sections of this registration statement. Our results may differ materially from those contained in any forward-looking statements.

Overview

Our results for the three and nine months ended September 30, 2010 reflect an increase in revenue across most of our product lines and our customer markets, as compared to the corresponding period in 2009. Revenue increased $17.0 million, or 7.4% to $248.3 million for the three months ended September 30, 2010, as compared to $231.3 million for the three months ended September 30, 2009. Revenue increased $81.3 million, or 12.3% to $742.6 million for the nine months ended September 30, 2010, as compared to $661.2 million for the nine months ended September 30, 2009. The improvement in the global economy, which experienced a downturn in late 2008 and early 2009, was the main driver for the increase in our revenues. Gross profit increased $0.3 million, or 0.9% to $23.6 million for the three months ended September 30, 2010, as compared to $23.3 million for the three months ended September 30, 2009. Gross profit increased $6.4 million, or 9.8% to $71.5 million for the nine months ended September 30, 2010, as compared to $65.1 million for the nine months ended September 30, 2009. The improvement in gross profit was the result of the higher sales volume.

Total operating expenses increased $3.9 million, or 23.6% to $20.8 million for the three months ended September 30, 2010, as compared to $16.9 million for the three months ended September 30, 2009. Total operating expenses increased $4.3 million, or 8.2% to $57.3 million for the nine months ended September 30, 2010, as compared to $53.0 million for the nine months ended September 30, 2009. The increase in operating expenses resulted primarily from the additional salary and payroll-related expenses incurred during the three and nine months ended September 30, 2010. Other expense (income) decreased $0.6 million, or 16.1% to $3.1 million during the three months ended September 30, 2010, as compared to $3.7 million for the three months ended September 30, 2009. Other expense (income) increased $8.9 million to $14.6 million during the nine months ended September 30, 2010, as compared to $5.7 million for the nine months ended September 30, 2009. The increase in other expense (income) during the nine months ended September 30, 2010 was due primarily to the higher interest expense related to our $120.0 million 13 1/4% Second Priority Senior Secured Notes due December 15, 2014 (the “13 1/4% Senior Notes”) that were issued concurrent with the redemption and cancellation of the 11 3/4% Second Priority Senior Secured Notes due January 15, 2011 (the “11 3/4% Senior Notes”). The increase was also a result of the absence of the $4.4 million gain on the repurchase of $7.1 million of our 11 3/4% Senior Notes at substantial discounts to their face amounts during the three and nine months ended September 30, 2009.

Net loss was $0.2 million for the three months ended September 30, 2010, as compared to net income of $1.9 million for the three months ended September 30, 2009. Net loss was $1.9 million for the nine months ended September 30, 2010, as compared to net income of $4.8 million for the nine months ended September 30, 2009.

Our results for the year ended December 31, 2009 reflect a decline in revenue across most of our product lines and our customer markets, as compared to the corresponding period in 2008. Revenue decreased $154.4 million, or 14.4% to $917.2 million for the year ended December 31, 2009, as compared to $1,071.6 million for the year ended December 31, 2008. The global economic downturn which began in late 2008 and continued through much of 2009 was the main driver of the decline in our revenues. Gross profit decreased $9.0 million, or 9.0%, to $91.6 million for the year ended December 31, 2009, from $100.6 million for the year ended December 31, 2008. The reduction in gross profit was the result of the lower sales volumes and average sale prices for many of our products.

Total operating expenses decreased 32.6% for the year ended December 31, 2009, as compared to the year ended December 31, 2008, driven primarily by the goodwill impairment charge of $18.8 million, higher salaries and payroll-related expenses of $5.1 million, and, to a lesser extent, other one-time non-cash charges including the $2.0 million write-off associated with our IPO efforts and the $1.5 million restructuring charges related to several of our In-country Operations in 2008. Net income was $7.2 million for the year ended December 31, 2009, as compared to net loss of $35.3 million for the year ended December 31, 2008. While the global economic downturn and the disruptions in the credit markets caused a slowdown in our 2009 revenue growth, we did experience an increase in our net income for the year ended December 31, 2009 due to improved gross margins coupled with lower operating expenses. Also contributing to the improvement in net income were foreign exchange gains due to the effects of the strengthening of foreign currencies relative to the U.S. dollar, particularly the Chilean Peso and the Colombian Peso and gains from the repurchase of our debt at prices significantly below face value.

Factors Affecting Our Results of Operations

The following events and developments have in the past, or are expected in the future to have a significant impact on our financial condition and results of operations:

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Impact of price competition, vendor terms and conditions, and the recent downturn in the global economy on margin. Historically, our gross profit margins have been impacted by price competition, changes to vendor terms and conditions, including but not limited to, reductions in product rebates and incentives, our ability to return inventory to manufacturers, and time periods during which vendors provide price protection. We expect these competitive pricing pressures and modifications to vendor terms and conditions to continue into the foreseeable future. The recent downturn in the global economy has also increasingly become a factor impacting our gross profit margins. We experienced a softening in demand for IT products in Latin America and the Caribbean as a result of the global economic downturn in late 2008 and throughout 2009.

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Shift in revenue to In-country Operations. One of our growth strategies is to expand the geographic presence of our In-country Operations into areas in which we believe we can achieve higher gross margins than our Miami Operations. Miami gross margins are generally lower than gross margins from our In-country Operations because the Miami export market is more competitive due to the high concentration of other Miami-based IT distributors who compete for the export business of resellers and retailers located in Latin America or the Caribbean. In addition, these resellers and retailers generally have larger average order quantities than customers of our In-country Operations segment, and as a result, benefit from lower average prices. Revenue from our In-country Operations grew by an average of 18.0% annually between 2001 and 2009, as compared to growth in revenue from our Miami Operations of an average of 6.5% annually over the same period. Revenue from our In-country Operations accounted for 77.4% and 73.8% of consolidated revenue for the nine months ended September 30, 2010 and 2009, respectively. Revenue from our In-country Operations accounted for 74.4%, 74.1% and 72.2% of consolidated revenue for the years ended December 31, 2009, 2008 and 2007, respectively.

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Exposure to fluctuations in foreign currency. A significant portion of the revenues from our In-country Operations is invoiced in currencies other than the U.S. dollar and a significant amount of the operating expenses from our In-country Operations are denominated in currencies other than U.S. dollar. In markets where we invoice in local currency, including Argentina, Chile, Colombia, Costa Rica, Guatemala, Jamaica, Mexico, Peru and Uruguay, the appreciation of a local currency could have a marginal impact on our gross profit and gross margins in U.S. dollar terms. In markets where our books and records are prepared in currencies other than the U.S. dollar, the appreciation of the local currency will increase our operating expenses and decrease our operating margins in U.S. dollar terms. Our consolidated statements of operations include a foreign exchange gain of $0.6 million and $1.6 million, respectively, for the nine months ended September 30, 2010 and 2009. Our consolidated statements of operations include a foreign exchange gain of $3.1 million, a loss of $15.5 million and a gain of $2.4 million, respectively, was included for the years ended December 31, 2009, 2008 and 2007. We periodically engage in foreign currency forward contracts when available and when doing so is not cost prohibitive. In periods when we do not, foreign currency fluctuations may adversely affect our results of operations, including our gross margins and operating margins.

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Trade credit. All of our key vendors and many of our other vendors provide us with trade credit. Historically, trade credit has been an important source of liquidity to finance our growth. Although our overall available trade credit has increased significantly over time, from time to time the trade credit available from certain vendors has not kept pace with the growth of our business with them. Given the recent economic downturn, many of our vendors reduced the level of available trade credit extended to us as a result of our vendors’ view of our liquidity at the time.

When we purchase goods from these vendors, we need to increase our use of available cash or borrowings under our credit facility (in each case to the extent available) to pay the purchase price upon delivery of the products, which adversely affects our liquidity and can adversely affect our results of operations and opportunities for growth. We purchase credit insurance to support trade credit lines extended to our customers which has been restricted due to regional or global economic events or disruptions in the credit markets. Periodically, credit insurers may tighten the requirements for extending credit insurance coverage thereby limiting our capacity to extend trade credit to our customers and the growth of our business throughout the Region.

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Increased levels of indebtedness. During December 2009, we completed a cash tender offer for $96.9 million aggregate principal amount of 11 3/4% Senior Notes outstanding. We financed the tender offer with the net cash proceeds of $120.0 million aggregate principal amount of the 13 1/4% Senior Notes that were sold in a private placement transaction which closed on December 22, 2009. We used the proceeds from the sale of the 13 1/4 % Senior Notes to repay our borrowings under, and renew our existing senior secured credit facility, repurchase, redeem or otherwise discharge our 11 3/4% Senior Notes and the balance for general corporate purposes. For the nine months ended September 30, 2010 and 2009, interest expense was $15.6 million and $11.5 million, respectively. For the years ended December 31, 2009, 2008 and 2007, interest expense was $17.5 million, $17.4 million and $17.8 million, respectively.

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Goodwill impairment. Goodwill represents the excess of the purchase price over the fair value of the net assets. We perform our impairment test of our goodwill and other intangible assets on an annual basis. The goodwill impairment charge represents the extent to which the carrying values exceeded the fair value attributable to our goodwill. Fair values are determined based upon market conditions and the income approach which utilizes cash flow projections and other factors. The decline in value of our goodwill was consistent with the overall market decline as a result of the recent global economic environment and financial market dislocation. Our future results of operations may be impacted by the prolonged weakness in the economic environment, which may result in a further impairment of any existing goodwill or goodwill and/or other long-lived assets recorded in the future.

In connection with our goodwill impairment testing and analysis conducted in 2009, we noted that the fair value of the goodwill of Intcomex Holdings SPC-1, LLC, or Intcomex Mexico, exceeded the carrying amount by 3.4%. The fair value of Intcomex Mexico was determined using management’s estimate of fair value based upon the financial projections for the business given the recent economic contraction in Mexico’s gross domestic product, or GDP. As of September 30, 2010 and December 31, 2009, the balance of Intcomex Mexico’s goodwill was $3.1 million and $2.9 million, respectively, which represented 9.3% and 9.5%, respectively, of the carrying amount of Intcomex Mexico and less than 1.0% of our total assets. An extended period of economic contraction could result in a further impairment to the carrying amount of the goodwill of Intcomex Mexico.

For the year ended December 31, 2008, consistent with the severe decline in the global capital markets, our annual goodwill and identifiable intangible asset impairment test resulted in a substantial decline in the value attributable to our goodwill. In the fourth quarter of 2008, we recorded a goodwill impairment charge of $18.8 million to our $32.3 million goodwill. This non-cash charge materially impacted our equity and results of operations in 2008, but did not impact our ongoing business operations, liquidity or cash flow. We did not record an impairment charge for goodwill and identifiable intangible assets for the years ended December 31, 2009 and 2007.

Goodwill impairment charge was recorded in the amount of $11.5 million related to our Miami Operations and $7.3 million related to our In-country Operations, particularly $4.1 million in Mexico, $1.3 million in Guatemala, $1.2 million in Jamaica, $0.5 million in El Salvador and $0.2 million in Argentina. This non-cash charge materially impacted our equity and results of operations in 2008, but did not impact our ongoing business operations, liquidity or cash flow.

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Deferred tax assets. Deferred income tax represents the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets, which also include NOL carryforwards for entities that have generated or continue to generate operating losses, are assessed periodically by management to determine if their future benefit will be fully realized. If it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net (loss) income. Such charges could have a material adverse effect on our results of operations or financial condition.

As of September 30, 2010, December 31, 2009 and 2008, our U.S. and state of Florida NOLs resulted in $16.5 million, $13.3 million and $10.9 million, respectively, of deferred tax assets, which will begin to expire in 2026. As of September 30, 2010, December 31, 2009 and 2008, Intcomex Argentina, S.R.L. had $4.7 million, $4.0 million and $4.3 million, respectively, in NOLs resulting in $1.6 million, $1.4 million and $1.5 million, respectively, of deferred tax assets, which will begin to expire in 2011. As of September 30, 2010, December 31, 2009 and 2008, Intcomex Mexico had $1.3 million, $1.1 million and $1.1 million, respectively, in NOLs resulting in $0.4 million, $0.3 million and $0.3 million, respectively, of deferred tax assets, which will expire in 2018. As of September 30, 2010, December 31, 2009 and 2008, Intcomex Colombia LTDA had, for each period, $0.8 million in NOLs resulting in $0.3 million of deferred tax assets related to a NOL carryforward.

We periodically analyze the available evidence related to the realization of the deferred tax assets, considered the current negative economic environment and determined it is now more likely than not that we will not recognize a portion of our deferred tax assets associated with the NOL carryforwards. Factors in management’s determination include the performance of the business and the feasibility of ongoing tax planning strategies. As of September 30, 2010, December 31, 2009 and 2008, we had a valuation allowance of $7.9 million, $4.4 million and $2.7 million, respectively, related to our U.S. and state of Florida NOLs and $2.3 million, $2.0 million and $2.1 million, respectively, related to our foreign NOLs, as management does not believe that it will realize the full benefit of these NOLs. Our future results of operations may be impacted by a prolonged weakness in the economic environment, which may result in further valuation allowances on our deferred tax assets and adversely affect our results of operations or financial condition.

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Write-Off of IPO Expenses. For the nine months ended September 30, 2010 and the year ended December 31, 2009, we did not write off any costs related to this pending transaction. For the year ended December 31, 2008, we wrote off $2.0 million related to the pending IPO transaction to take our Company public. The costs were recorded as an increase in operating expenses in the consolidated statement of operations, as they were one-time charges that were not indicative of operations in the normal course of business and relate to a non-recurring transaction that would normally be netted against IPO proceeds.

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Restructuring Charges. There were no restructuring charges incurred by us during the nine months ended September 30, 2010. Restructuring charges for the years ended December 31, 2009 and 2008 were $0.6 million incurred in 2009 and $1.5 million in the fourth quarter of 2008, respectively. In 2008, we implemented restructuring and rebalancing actions designed to improve our efficiencies and profitability, strengthen our operations and reduce our costs in several of our locations. The restructuring included involuntary workforce reductions and employee benefits and other costs incurred in connection with vacating leased facilities. The charges were recorded in our statements of operations as an increase to our operating expenses.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments related to assets, liabilities, contingent assets and liabilities, revenue and expenses. Our estimates are based on our historical experience and a variety of other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making our estimates about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe our estimates, judgments and assumptions are appropriate and reasonable based upon available information, these assessments are subject to various other factors. Actual results may differ from these estimates under different assumptions and conditions.

We believe the following critical accounting policies are affected by our significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, collection of the related receivable is reasonably assured and delivery has occurred. Delivery to customers has occurred at the point of shipment, provided that title and risk of loss have transferred and no significant obligations remain. We allow our customers to return defective products for exchange or credit within 30 days of delivery based on the warranty of the original equipment manufacturer, or OEM. An exception is infrequently made for long-standing customers with current accounts, on a case-by-case basis and upon approval by management. A return is recorded in the period of the return because, based on past experience, these returns are infrequent and immaterial.

Our revenues are reported net of any sales, gross receipts or value added taxes. Shipping and handling costs billed to customers are included in revenue and related expenses are included in the cost of revenue.

We extend a warranty for products to customers with the same terms as the OEM’s warranty to us. All product-related warranty costs incurred by us are reimbursed by the OEMs.

Accounts Receivable. We provide allowances for doubtful accounts on our accounts receivable for estimated losses resulting from our customers’ inability to make required payments due to changes in our customers’ financial condition or other unanticipated events, which could result in charges for additional allowances exceeding our expectations. These estimates require judgment and are influenced by factors including, but not limited to the following: the large number of customers and their dispersion across wide geographic areas; the fact that no single customer accounted for 2.0% or more of our revenue; the continual credit evaluation of our customers’ financial condition; the aging of our customers’ receivables, individually and in the aggregate; the value and adequacy of credit insurance coverage; the value and adequacy of collateral received from our customers (in certain circumstances); our historical loss experience; and, increases in credit risk due to an economic downturn resulting in our customers’ inability to obtain capital. Uncollectible accounts are written-off against the allowance on an annual basis.

Vendor Programs. We receive funds from vendors for price protection, product rebates, marketing and promotions and competitive programs, which are recorded as adjustments to product costs or selling, general and administrative expenses according to the nature of the program. Some of these programs may extend over one or more quarterly reporting periods. We recognize rebates or other vendor incentives as earned based on sales of qualifying products or as services are provided in accordance with the terms of the related program. We provide reserves for receivables on vendor programs for estimated losses resulting from vendors’ inability to pay or rejections of claims by vendors. These reserves require judgment and are based upon aging and management’s estimate of collectability.

Inventories. Our inventory levels are based on our projections of future demand and market conditions. Any unanticipated decline in demand or technological changes could cause us to have excess or obsolete inventories. On an ongoing basis, we review for estimated excess or obsolete inventories and make provisions for our inventories to reflect their estimated net realizable value based upon our forecasts of future demand and market conditions. These forecasts require judgment as to future demand and market conditions. If actual market conditions are less favorable than our forecasts, additional inventory obsolescence provisions may be required. Our estimates are influenced by the following considerations: the availability of protection from loss in value of inventory under certain vendor agreements, the extent of our right to return to vendors a percentage of our purchases, the aging of inventories, variability of demand due to an economic downturn and other factors, and the frequency of product improvements and technological changes. Rebates earned on products sold are recognized when the product is shipped to a third party customer and are recorded as a reduction to cost of revenue.

Goodwill, Identifiable Intangible and Other Long-Lived Assets. We review goodwill at least annually for potential impairment or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual impairment review requires extensive use of accounting judgment and financial estimates, including projections about our business, our financial performance and the performance of the market and overall economy. Application of alternative assumptions and definitions could produce significantly different results. Because of the significance of the judgments and estimates used in the processes, it is likely that materially different amounts could result if different assumptions were made or if the underlying circumstances were changed.

Our goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Potential impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than the carrying value of the reporting unit. The amount of an impairment loss is recognized as the amount by which the carrying value of the goodwill exceeds its implied value.

Future changes in the estimates used to conduct the impairment review, including revenue projections, market values and changes in the discount rate used could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-off of a portion or all of the goodwill. The discount rate used is based on our capital structure and, if required, an additional premium on the reporting unit based upon its geographic market and operating environment. The assumptions used in estimating revenue projections are consistent with internal planning.

Our intangible assets are presented at cost, net of accumulated amortization. Intangible assets are amortized on a straight line basis over their estimated useful lives and assessed for impairment. We recognize an impairment of long-lived assets if the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. If the carrying value of a long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset for assets to be held and used, or the amount by which the carrying value exceeds the fair value less cost to dispose for assets to be disposed. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved. We test intangible assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

In addition, we review other long-lived assets, principally property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the asset’s fair value, we measure and record an impairment loss for the excess. We assess an asset’s fair value by determining the expected future undiscounted cash flows of the asset. There are numerous uncertainties and inherent risks in conducting business, such as general economic conditions, actions of competitors, ability to manage growth, actions of regulatory authorities, pending investigations or litigation, customer demand and risk relating to international operations. Adverse effects from these or other risks may result in adjustments to the carrying value of our other long-lived assets. See note 4 to our consolidated financial statements and “—Factors Affecting Our Results of Operations—Goodwill Impairment.”

There are numerous uncertainties and inherent risks in conducting business, such as but not limited to general economic conditions, actions of competitors, ability to manage growth, actions of regulatory authorities, pending investigations and/or litigation, customer demand and risk relating to international operations. Adverse effects from these risks may result in adjustments to the carrying value of our assets and liabilities in the future including, but not necessarily limited to, goodwill.

Income taxes. We account for the effects of income taxes resulting from activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases as measured by the enacted tax rates which will be in effect when these differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, unless it is more likely than not that such assets will be realized.

We are subject to income and other related taxes in areas in which we operate. When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate our net operating losses and other carryforwards to determine whether gross deferred tax assets and related valuation allowances should be adjusted for future realization in our consolidated financial statements.

Highly certain tax positions are determined based upon the likelihood of the positions sustained upon examination by the taxing authorities. The benefit of a tax position is recognized in the financial statements in the period during which management believes it is more likely than not that the position will be sustained.

In the event of a distribution of the earnings of certain international subsidiaries, we would be subject to withholding taxes payable on those distributions to the relevant foreign taxing authorities. Since we currently intend to reinvest undistributed earnings of these international subsidiaries indefinitely, we have made no provision for income taxes that might be payable upon the remittance of these earnings. We have also not determined the amount of tax liability associated with an unplanned distribution of these permanently reinvested earnings. In the event that in the future we consider that there is a reasonable likelihood of the distribution of the earnings of these international subsidiaries (for example, if we intend to use those distributions to meet our liquidity needs), we will be required to make a provision for the estimated resulting tax liability, which will be subject to the evaluations and judgments of uncertainties described above.

We conduct business globally and, as a result, one or more of our subsidiaries file income tax returns in U.S. federal, state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities in the countries in which we operate. We are currently under ongoing tax examinations in several countries. While such examinations are subject to inherent uncertainties, we do not currently anticipate that any such examination would have a material adverse impact on our audited consolidated financial statements.

Commitments and Contingencies. We accrue for contingent obligations when the obligation is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position and make appropriate adjustments to the financial statements. Estimates that require judgment and are particularly sensitive to future changes include those related to taxes, legal matters, the imposition of international governmental monetary, fiscal or other controls, changes in the interpretation and enforcement of international laws (in particular related to items such as duty and taxation), and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available.

As part of our normal course of business, we are involved in certain claims, regulatory and tax matters. In the opinion of our management, the final disposition of such matters will not have a material adverse impact on our results of operations and financial condition.

Recently Issued and Adopted Accounting Guidance

Recently Issued Accounting Guidance

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The update requires additional disclosures for fair value measurements, requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for these transfers and provides clarification for existing disclosure requirements. The update is effective for interim and annual periods beginning after December 15, 2009, except for the activity in Level 3 fair value measurements, which is effective for annual periods beginning after December 15, 2010. The update did not have an impact on our unaudited condensed consolidated financial statements. We do not expect the Level 3 activity update to have an impact on our unaudited condensed consolidated financial statements.

Recently Adopted Accounting Guidance

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820)-Measuring Liabilities at Fair Value. ASU 2009-05 clarifies how entities should estimate the fair value of liabilities under the FASB Accounting Standards Codification, or ASC 820, Fair Value Measurements and Disclosures (formerly SFAS No. 157, Fair Value Measurements). ASU 2009-05 improves the consistency of the application of ASC 820 and reduces potential ambiguity in financial reporting when measuring the fair value of liabilities. The FASB issued ASU 2009-05 as a result of expressed concern that there may be a lack of observable market information to measure the fair value of a liability. This standard is effective for interim and annual periods beginning after August 28, 2009, which did not have a material impact on our audited consolidated financial statements.

In June 2009, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)) regarding the consolidation of variable interest entities. ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods beginning after November 15, 2009, which did not have a material impact on our audited consolidated financial statements.

In June 2009, the FASB issued ASC 860, Transfers and Servicing (formerly SFAS No. 166, Accounting for Transfers of Financial Assets). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. ASC 860 eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets and requires additional disclosure. This standard is effective for fiscal years beginning after November 15, 2009, which did not have a material impact on our audited consolidated financial statements.

In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles (formerly SFAS No. 168, FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted

Accounting Principles—a replacement of FASB Statement No. 162). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP, except for SEC rules and interpretive releases, which are sources of authoritative U.S. GAAP for SEC registrants. The standard is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of the standard on September 30, 2009, which did not have a material impact on our audited consolidated financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events (formerly SFAS No. 165, Subsequent Events). ASC 855 establishes general accounting standards and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in our financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for fiscal years and interim periods ended after June 15, 2009. We adopted the provisions of the standard, which had no effect on our audited consolidated financial statements and subsequent events through the date of this filing.

In April 2009, the FASB issued ASC 825, Financial Instruments (formerly Financial Staff Position, or FSP, No. 107-1 and Accounting Principles Board, or APB, 28-1 (FSP No. 107-1 and APB 28-1), Interim Disclosures about Fair Value of Financial Instruments). ASC 825 requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. ASC 825 enhances consistency in financial reporting by increasing the frequency of fair value disclosures and is effective for interim and annual periods ending after June 15, 2009, and is to be applied prospectively. We adopted the provisions of the standard, which did not have an effect on our audited consolidated financial statements.

In April 2009, the FASB issued transition guidance ASC 820-10-65-4 Fair Value Measurements and Disclosures—Overall—Transition Guidance, the provisions of which have been incorporated in ASC 820-10-50-2 Fair Value Measurements and Disclosures—Overall—Disclosures. ASC 820-10-50-2 requires disclosures about fair value of financial instruments for interim reporting periods and annual financial statements of publicly traded companies. This guidance is effective for interim and annual periods ending after June 15, 2009. We adopted the provisions of the standard and included its effect on our audited consolidated financial statements.

In March 2008, the FASB issued ASC 815, Derivatives and Hedging (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133). ASC 815 requires enhanced disclosures about an entity’s derivative and hedging activities including how and why an entity uses, how an entity accounts for derivative instruments; and related hedged items and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. ASC 815 is effective beginning January 1, 2009. We adopted the provisions of the standard and included its effect on our audited consolidated financial statements.

In February 2008, the FASB issued ASC 820, Fair Value Measurements and Disclosures (formerly FSP Financial Accounting Standard, of FAS No. 157-2, Effective Date of FASB Statement No. 157) which delayed the effective date for nonfinancial assets and nonfinancial liabilities until January 1, 2009. We adopted the provisions of the standard as of January 1, 2009, which did not have an effect on our audited consolidated financial statements.

In December 2007, the FASB issued ASC 805, Business Combinations, (formerly SFAS 141 (revised 2007), Business Combinations). ASC 805 expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination; and requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset. ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We adopted the provisions of the standard, which did not have an effect on our audited consolidated financial statements. However, if we enter into material business combinations in the future, a transaction may significantly impact our audited consolidated financial statements.

Results of Operations

We report our business in two operating segments, based upon the geographic location of where we originate the sale: Miami and In-country. Our Miami segment, or Miami Operations, includes revenue from our Miami, Florida headquarters, including sales from Miami to our in-country sales and distribution centers and sales directly to resellers, retailers and distributors that are located in countries in which we have in-country sales and distribution operations or in which we do not have any In-country Operations. Our in-country segment, or In-country Operations, includes revenue from our in-country sales and distribution centers, which have been aggregated because of their similar economic characteristics. Most of our vendor rebates, incentives and allowances are reflected in the results of our Miami segment. When we consolidate our results, we eliminate revenue and cost of revenue attributable to inter-segment sales, and the financial results of our Miami segment discussed below reflect these eliminations.

Comparison of the nine months ended September 30, 2010 versus the nine months ended September 30, 2009

The following table sets forth selected financial data (in thousands) and percentages of revenue for the periods presented:

	Nine Months Ended September 30, 2010 (Unaudited)		Nine Months Ended September 30, 2009 (Unaudited)
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Revenue	$742,552	100.0%	$661,233	100.0%
Cost of revenue	671,060	90.4%	596,110	90.2%

Gross profit	71,492	9.6%	65,123	9.8%
Selling, general and administrative	54,148	7.3%	49,802	7.5%
Depreciation and amortization	3,198	0.4%	3,193	0.5%

Total operating expenses	57,346	7.7%	52,995	8.0%

Operating income	14,146	1.9%	12,128	1.8%
Other expense	14,556	2.0%	5,693	0.9%

(Loss) income before provision for income taxes	(410)	(0.1)%	6,435	1.0%
Provision for income taxes	1,500	0.2%	1,669	0.3%

Net (loss) income	$(1,910)	(0.3)%	$4,766	0.7%

Revenue. Revenue increased $81.3 million, or 12.3%, to $742.6 million for the nine months ended September 30, 2010, from $661.2 million for the nine months ended September 30, 2009. Our revenue growth was driven by the increased demand for our products throughout Latin America and the Caribbean, as a result of the improved economic conditions and our efforts to grow and diversify our product offerings. Revenue growth was driven primarily by the increase in sales of notebook computers of $45.2 million, memory products of $17.9 million, basic “white-box” systems of $10.8 million, hard disk drives of $2.7 million and printers of $2.5 million. We experienced an 11.8% increase in unit shipments across our core product lines coupled with a 2.5% increase in average sales prices across the same core products for the nine months ended September 30, 2010, as compared to the same period in 2009, due to the improved demand for our products. Revenue derived from our In-country Operations increased $87.3 million, or 17.9%, to $575.1 million for the nine months ended September 30, 2010, from $487.8 million for the nine months ended September 30, 2009. Revenue derived from our In-country Operations accounted for 77.4% of our total revenue for the nine months ended September 30, 2010, as compared to 73.8% of our total revenue for the nine months ended September 30, 2009. The growth in revenue from our In-country Operations was mainly driven by the overall increase in sales in Chile, Colombia, Costa Rica and Peru, partially offset by a decline in sales in Mexico. This growth was driven by the increased sales volume and price of memory products, basic “white-box” systems and hard disk drives and the increased sales volume of notebook computers and printers. Revenue derived from our Miami Operations decreased $6.0 million, or 3.5%, to $167.5 million for the nine months ended September 30, 2010 (net of $209.6 million of revenue derived from sales to our In-country Operations) from $173.5 million for the nine months ended September 30, 2009 (net of $169.5 million of revenue derived from sales to our In-country Operations). The decline in revenue derived from our Miami Operations reflected the decreased sales volume of software products and CPUs and the decrease in sales volume of motherboards, monitors and hard disk drives, partially offset by the increase in sales volume and price of memory products and the increased sales volume of printers and notebook computers.

Gross profit. Gross profit increased $6.4 million, or 9.8%, to $71.5 million for the nine months ended September 30, 2010, from $65.1 million for the nine months ended September 30, 2009. The increase was driven by higher sales volume in our In-country Operations. Gross profit from our In-country Operations increased $3.8 million, or 8.5%, to $48.5 million for the nine months ended September 30, 2010, from $44.7 million for the nine months ended September 30, 2009. The improvement in gross profit from our In-country Operations was driven by the increased sales volume and price of memory products, basic “white-box” systems and hard disk drives and the increased sales volume of notebook computers and printers, particularly in Chile, Colombia, Costa Rica and Peru. Gross profit from our In-country Operations accounted for 67.9% of our consolidated gross profit for the nine months ended September 30, 2010, as compared to 68.7% of our consolidated gross profit for the nine months ended September 30, 2009. Gross profit from our Miami Operations increased $2.6 million, or 12.6%, to $23.0 million for the nine months ended September 30, 2010, as compared to $20.4 million for the nine months ended September 30, 2009. The improvement in gross profit from our Miami Operations was driven by the increased sales volume and price of memory products, increased sales volume of notebook computers and printers, partially offset by the decrease in sales volume and price of software products and CPUs and the decrease in sales volume of motherboards and monitors. As a percentage of revenue, gross margin was 9.6% for the nine months ended September 30, 2010 and 9.8% for the nine months ended September 30, 2009. Inventory obsolescence expense was $1.4 million during the nine months ended September 30, 2010, as compared to $0.3 million for the same period in 2009, which impacted our gross margins by 0.2%.

Operating expenses. Total operating expenses increased $4.3 million, or 8.2%, to $57.3 million for the nine months ended September 30, 2010, from $53.0 million for the nine months ended September 30, 2009. As a percentage of revenue, operating expenses decreased to 7.7% of revenue for the nine months ended September 30, 2010, as compared to 8.0% of revenue for the nine months ended September 30, 2009. The increase in operating expenses resulted from higher salary and payroll-related expenses of $2.5 million and the effects of strengthening currencies of $2.0 million, primarily in Chile, Colombia, Mexico, Peru and Uruguay. As a percentage of total operating expenses, salary and payroll-related expenses increased to 55.5% of total operating expenses for the nine months ended September 30, 2010, as compared to 53.2% for the nine months ended September 30, 2009. Operating expenses from our In-country Operations increased $3.1 million, or 9.1% to $37.5 million for the nine months ended September 30, 2010, from $34.3 million for the nine months ended September 30, 2009. Excluding the effects of the strengthening currencies, operating expenses from our In-country Operations would have increased $1.0 million for the nine months ended September 30, 2010, as compared to the same period in 2009, due mainly to the higher salary and payroll-related expenses in Argentina, Chile and Costa Rica. Operating expenses from our Miami Operations increased $1.2 million, or 6.6%, to $19.9 million for the nine months ended September 30, 2010, as compared to $18.0 million for the nine months ended September 30, 2009, due to the higher level of salary and payroll-related expenses.

Operating income. Operating income increased $2.0 million, or 16.6%, to $14.1 million for the nine months ended September 30, 2010, from $12.1 million for the nine months ended September 30, 2009, driven primarily by the higher sales volume. Operating income from our In-country Operations increased $0.7 million, or 6.5%, to $11.1 million for the nine months ended September 30, 2010, from $10.4 million for the nine months ended September 30, 2009, primarily from the higher sales volume. Operating income from our Miami Operations increased $1.3 million, or 77.6%, to $3.1 million for the nine months ended September 30, 2010, from $1.7 million for the nine months ended September 30, 2009, primarily from the higher sales volume.

Other expense, net. Other expense, net increased $8.9 million, to $14.6 million for the nine months ended September 30, 2010, from $5.7 million for the nine months ended September 30, 2009. The increase in other expense, net was primarily attributable to the higher interest expense of $4.1 million related to the 13 1/4% Senior Notes that were issued concurrent with the redemption and cancellation of the 11 3/4% Senior Notes. The increase in other expense, net was also due to the absence of the $4.4 million gain on the repurchase of $7.1 million of our 11 3/4% Senior Notes at substantial discounts to their face amount during the nine months ended September 30, 2009. The foreign exchange gain decreased $1.0 million to $0.6 million for the nine months ended September 30, 2010, from $1.6 million for the nine months ended September 30, 2009, due primarily to foreign currency transaction losses in 2010. The increase in other expense, net was partially offset by the $0.4 million collected related to the business interruption insurance recovery in Chile.

Provision for income taxes. Provision for income taxes decreased $0.2 million, or 10.1%, to $1.5 million for the nine months ended September 30, 2010, from $1.7 million for the nine months ended September 30, 2009. The decrease was due to lower taxable earnings partially offset by the additional $0.9 million valuation allowance recorded in the U.S. against its NOLs.

Net (loss) income. Net (loss) income decreased $6.7 million, to net loss of $1.9 million for the nine months ended September 30, 2010, as compared to net income of $4.8 million for the nine months ended September 30, 2009.

Comparison of the year ended December 31, 2009 versus the year ended December 31, 2008 and of the year ended December 31, 2008 versus the year ended December 31, 2007

The following table sets forth selected financial data (in thousands) and percentages of revenue for the periods presented:

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Revenue	$917,168	100.0%	$1,071,551	100.0%	$1,038,368	100.0%
Cost of revenue	825,587	90.0%	970,955	90.6%	937,286	90.3%

Gross profit	91,581	10.0%	100,596	9.4%	101,082	9.7%
Selling, general and administrative expenses	66,973	7.3%	83,038	7.7%	69,834	6.7%
Goodwill impairment charge	—	—	18,777	1.8%	—	—
Depreciation and amortization	4,283	0.5%	3,908	0.4%	3,480	0.3%

Total operating expenses	71,256	7.8%	105,723	9.9%	73,314	7.1%

Operating income (loss)	20,325	2.2%	(5,127)	(0.5)%	27,768	2.7%
Other expense, net	10,288	1.1%	28,596	2.7%	14,340	1.4%

Income (loss) before provision for income
Taxes	10,037	1.1%	(33,723)	(3.2)%	13,428	1.3%
Provision for income taxes	2,844	0.3%	1,595	0.1%	867	0.1%

Net income (loss)	$7,193	0.8%	$(35,318)	(3.3)%	$12,561	1.2%

Revenue. Revenue decreased $154.4 million, or 14.4%, to $917.2 million for the year ended December 31, 2009, from $1,071.6 million for the year ended December 31, 2008. Our revenue was impacted by the recent severe recession, decline in the global capital markets and the unprecedented levels of volatility and disruption of the capital and credit markets resulting in reduced demand for our products. The decline resulted in an overall decrease in the sales of our core products, such as monitors of $42.8 million, CPUs of $30.6 million, printers of $20.4 million, software of $12.2 million, basic “white-box” systems of $11.2 million, memory products of $6.0 million and hard drives of $5.7 million in our Miami Operations and In-country Operations, particularly in Argentina, Colombia, El Salvador, Mexico, Panama, Peru and Uruguay. We experienced a 7.0% decline in unit shipments across our core product lines for the year ended December 31, 2009, as compared to the year ended December 31, 2008, due to the declining demand for IT products, coupled with a 7.8% decline in average sales prices across the same core products. Revenue derived from our In-country Operations decreased $112.1 million, or 14.1%, to $682.2 million for the year ended December 31, 2009, from $794.3 million for the year ended December 31, 2008. Revenue derived from our In-country Operations accounted for 74.4% of our total revenue for the year ended December 31, 2009, as compared to 74.1% of our total revenue for the year ended December 31, 2008. The decline in revenue from our In-country Operations was mainly due to the overall decrease in sales in Argentina, Colombia, Ecuador, Jamaica, Mexico, Panama, Peru and Uruguay, and to a lesser extent, in Guatemala and El Salvador, and the decreased sales volume and price of monitors, printers and basic “white-box” systems, the decrease in sales volume of CPUs and the decrease in price of notebook computers and software. Revenue derived from our Miami Operations decreased $42.3 million, or 15.2%, to $234.9 million for the year ended December 31, 2009 (net of $230.4 million of revenue derived from sales to our In-country Operations) from $277.2 million for the year ended December 31, 2008 (net of $253.4 million of revenue derived from sales to our In-country Operations). The decline in revenue derived from our Miami Operations reflected the decrease in sales volume of memory products, CPUs and monitors, the decrease in sales volume and price of notebook computers, slightly offset by the increase in sales volume and price of hard disk drives and the increase in price of CPUs.

Revenue increased $33.2 million, or 3.2%, to $1,071.6 million for the year ended December 31, 2008, from $1,038.4 million for the year ended December 31, 2007. Revenue growth, although diminished relative to prior years, was largely attributable to the continued increase in demand for our IT products throughout Latin America and the Caribbean, particularly in Chile, Colombia, Ecuador, Peru and Uruguay. In particular, the growth in revenue was driven primarily by the increased sales of notebook computers of $62.8 million, basic “white-box” systems of $14.1 million and monitors of $9.9 million, partially offset by the reduced sales of CPU devices of $17.4 million, hard disk drives of $17.3 million and motherboards of $7.2 million. The increase in revenue was partially tempered by a decline in the average selling price of memory products, notebook computers and motherboards and the recent global economic downturn. The diminished growth in our revenues resulted from the global economic downturn, the disruptions in the credit markets and the overall softening in demand for IT products. We experienced a 16.1% growth in unit shipments across our core product lines for the year ended December 31, 2008, partially offset by a 7.9% decline in average sales prices across the same core products. In-country revenue increased $45.0 million, or 6.0%, to $794.3 million for the year ended December 31, 2008, from $749.3 million for the year ended December 31, 2007. In-country revenue accounted for 74.1% of our total revenue for the year ended December 31, 2008, as compared to 72.2% of our total revenue for the year ended December 31, 2007. The increase in sales from our In-country Operations reflected the increased sales of basic “white-box” systems, notebook computers, monitors and printers, partially offset by the decreased sales of CPUs, motherboards and software. Miami revenue decreased $11.8 million, or 4.1%, to $277.2 million for the year ended December 31, 2008 (net of $253.4 million of revenue derived from sales to our In-country Operations) from $289.1 million for the year ended December 31, 2007 (net of $288.2 million of revenue derived from sales to our In-country Operations). The decline in sales derived from our Miami Operations reflected the decreased sales of hard disk drives, CPUs and motherboards, partially offset by the increased sales of notebook computers and printers and higher margin products including memory products and software. The decline in sales derived from our Miami Operations also reflects the effect of the global economic downturn on sales and the softening in demand for IT products in certain countries in Latin America and the Caribbean.

Gross profit. Gross profit decreased $9.0 million, or 9.0%, to $91.6 million for the year ended December 31, 2009, from $100.6 million for the year ended December 31, 2008. The decrease was primarily driven by lower sales volume in our Miami Operations and In-country Operations. Gross profit from our In-country Operations decreased $8.0 million, or 11.1%, to $64.0 million for the year ended December 31, 2009, from $72.0 million for the year ended December 31, 2008. The decrease in gross profit from our In-country Operations was driven by the decreased sales volumes of monitors. CPUs, printers, software and basic “white-box” systems primarily in Argentina, Chile, Colombia, Mexico, Peru and Uruguay. Gross profit from our In-country Operations accounted for 69.8% of our consolidated gross profit for the year ended December 31, 2009, as compared to 71.6% of our consolidated gross profit for the year ended December 31, 2008. Gross profit from our Miami Operations decreased $1.0 million, or 3.5%, to $27.6 million for the year ended December 31, 2009, as compared to $28.6 million for the year ended December 31, 2008. The decrease in Miami’s gross profit was largely the result of lower sales volumes of CPUs, memory products and monitors, the decline in sales volume and price of notebook computers, slightly offset by an increase in sales volume and price of hard disk drives and the increase in price of CPUs. As a percentage of revenue, gross margin increased to 10.0% for the year ended December 31, 2009, as compared to 9.4% for the year ended December 31, 2008, due to the increased mix of higher margin products and the reduced dependency on high volume, low margin products.

Gross profit decreased $0.5 million, or 0.5%, to $100.6 million for the year ended December 31, 2008, from $101.1 million for the year ended December 31, 2007. The decrease was primarily driven by higher cost of revenue and lower sales volume in our Miami Operations. In-country gross profit increased $3.7 million, or 5.4%, to $72.0 million for year ended December 31, 2008, from $68.3 million for year ended December 31, 2007. The increase in in-country gross profit was primarily attributable to the increased sales volumes in Chile, Colombia, Ecuador, Peru and Uruguay, specifically related to sales of notebook computers, basic “white-box” systems and monitors, despite the decline in the average selling price of notebook computers, memory products and motherboards and the adverse negative fluctuation in the Chilean Peso. In-country gross profit accounted for 71.6% of our consolidated gross profit for the year ended December 31, 2008, as compared to 67.5% of our consolidated gross profit for the year ended December 31, 2007. Miami gross profit decreased $4.2 million to $28.6 million for the year ended December 31, 2008, as compared to $32.8 million for the year ended December 31, 2007. The decline in Miami’s gross profit was largely the result of the increase in the cost of products, and to a lesser extent, the decline in sales of hard drives, CPUs and motherboards. As a percentage of revenue, overall gross margin declined slightly to 9.4% for the year ended December 31, 2008, as compared to 9.7% for the year ended December 31, 2007. This decline was due to a more competitive pricing environment in Miami, the softening of demand for IT products in certain countries in Latin America and the Caribbean and the overall weakness in the economic environments in which we operate.

Operating expenses. Total operating expenses decreased $34.5 million, or 32.6%, to $71.3 million for the year ended December 31, 2009, from $105.7 million for the year ended December 31, 2008. As a percentage of revenue, operating expenses decreased to 7.8% of revenue for the year ended December 31, 2009, as compared to 9.9% of revenue for the year ended December 31, 2008. The decrease in operating expenses resulted from our restructuring actions implemented in the fourth quarter of 2008 and the first and second quarters of 2009, which were designed to improve our efficiencies and profitability, primarily in Miami, Argentina, Chile, Colombia, Mexico and Panama. The decrease was driven in part by reduced salaries and payroll-related expenses of $5.1 million, office, warehouse, building and occupancy expenses of $1.6 million, professional fees of $1.8 million and bad debt expense of $0.3 million for the year ended December 31, 2009. As a percentage of total operating expenses (excluding the one-time restructuring charge of $0.6 million incurred during the year ended December 31, 2009 and excluding the one-time goodwill impairment charge of $18.8 million, IPO write-off charge of $2.0 million and restructuring charge of $1.5 million incurred for the year ended December 31, 2008) salaries and payroll-related expenses increased to 52.2% of total operating expenses for the year ended December 31, 2009, as compared to 49.3% for the year ended December 31, 2008. Operating expenses from our In-country Operations decreased $15.0 million, or 24.3%, to $46.7 million for the year ended December 31, 2009, as compared to $61.7 million for the year ended December 31, 2008, due to the lower salaries and payroll-related expenses, professional fees, commission expense, office and warehouse expenses, particularly in

Argentina, Chile, Colombia and Mexico, and to a lesser extent Costa Rica, Peru and Uruguay, and the absence of the $1.5 million associated with our restructuring charges in several of our In-country Operations. The decrease in commission expenses resulted from the lower sales volumes. Operating expenses from our Miami Operations decreased $19.5 million, or 44.3%, to $24.5 million for the year ended December 31, 2009, as compared to $44.0 million for the year ended December 31, 2008, due to the absence of the $11.5 million goodwill impairment charge and $2.0 million write-off associated with our IPO efforts, the reduced level of salaries and payroll-related expenses, professional fees, office, warehouse, building and occupancy expenses.

Total operating expenses increased $32.4 million, or 44.2%, to $105.7 million for the year ended December 31, 2008, from $73.3 million for the year ended December 31, 2007. As a percentage of revenue, operating expenses increased to 9.9% of revenue for the year ended December 31, 2008, as compared to 7.1% of revenue for the year ended December 31, 2007. The increase in operating expenses was driven primarily by the goodwill impairment charge of $18.8 million recorded for the year ended December 31, 2008, representing the extent to which the carrying values exceeded the fair value attributable to our goodwill. The decline in value of our goodwill is consistent with the overall market decline as a result of the global economic environment and financial market dislocation. The increase in operating expenses was also driven in part by higher salaries and payroll-related expenses, which increased by $7.1 million, or 20.0%, to $42.6 million for the year ended December 31, 2008, from $35.5 million for the year ended December 31, 2007. In addition, the increase in operating expense was due to the write-off of $2.0 million associated with our IPO efforts and $1.5 million associated with our restructuring charges in several of our In-country Operations. In-country operating expenses increased $14.7 million, or 31.3%, to $61.7 million for the year ended December 31, 2008, as compared to $47.0 million for the year ended December 31, 2007. In-country operating expenses increased due to the $7.2 million goodwill impairment charge, $5.0 million in higher salaries and payroll-related expenses related to the growth of our operations in Argentina, Chile and Colombia, increased office and warehouse expenses in Costa Rica and Peru and marketing costs related to our retail product offerings in Chile. Salaries and payroll-related expenses in our In-country Operations increased to 67.5% of total in-country operating expenses for the year ended December 31, 2008, as compared to 48.5% for the year ended December 31, 2007. Miami operating expenses increased $17.7 million, or 67.2%, to $44.0 million for the year ended December 31, 2008, as compared to $26.3 million for the year ended December 31, 2007, primarily due to the $11.5 million goodwill impairment charge and, to a lesser extent, an increase in salaries and payroll-related expenses, professional fees and bad debt expense.

Operating income (loss). Operating income increased $25.5 million to operating income of $20.3 million for the year ended December 31, 2009, from operating loss of $5.1 million for the year ended December 31, 2008. The increase was primarily driven by a reduction in operating expenses, partially offset by lower sales volumes. Operating income from our In-country Operations increased $7.3 million to $17.2 million for the year ended December 31, 2009, from $9.9 million for the year ended December 31, 2008, primarily from the reduced level of salaries and payroll-related expenses, professional fees, office, warehouse, building and occupancy expenses, partially offset by the lower sales volumes. Operating income (loss) from our Miami Operations increased $18.2 million to $3.1 million for the year ended December 31, 2009, from a loss of $15.1 million for the year ended December 31, 2008. The increase in operating income from our Miami Operations resulted primarily from the reduction in operating expenses.

Operating income (loss) decreased $32.9 million, resulting in an operating loss of $5.1 million for the year ended December 31, 2008, from operating income of $27.8 million for the year ended December 31, 2007. The decrease was driven primarily by the significant increase in operating expenses, of which $18.8 million relates to the goodwill impairment charge. In-country operating income decreased $11.3 million, or 48.5% to $10.0 million for the year ended December 31, 2008, from $21.3 million for the year ended December 31, 2007, due mainly to the increase in operating expenses discussed previously. Miami operating income decreased $21.6 million, resulting in an operating loss of $15.1 million for the year ended December 31, 2008, from operating income of $6.5 million for the year ended December 31, 2007, due mainly to the decline in gross profit combined with higher operating expenses.

Other expense, net. Other expense, net decreased $18.3 million, or 64.0%, to $10.3 million for the year ended December 31, 2009, from $28.6 million for the year ended December 31, 2008. The decrease was primarily attributable to the foreign currency exchange gains during the period, due to the appreciation of the Chilean, Colombian and Uruguayan Pesos. The foreign exchange (gain) loss increased by $18.7 million to a gain of $3.1 million for the year ended December 31, 2009, from a loss of $15.5 million for the year ended December 31, 2008. The Chilean Peso strengthened by 19.9%, to 519 pesos per U.S. dollar as of December 31, 2009, from 648 pesos per U.S. dollar as of December 31, 2008. The Colombian Peso strengthened by 8.3%, to 2,065 pesos per U.S. dollar as of December 31, 2009, from 2,252 pesos per U.S. dollar as of December 31, 2008. The Uruguayan Peso also strengthened by 19.8%, to 20 pesos per U.S. dollar as of December 31, 2009, from 25 pesos per U.S. dollar as of December 31, 2008. Other expense, net also decreased due to the $4.4 million gain from the repurchase, in arm’s length transactions, of $7.1 million of our 11 3/4% Senior Notes at substantial discounts to their face amount during 2009.

Other expense, net increased $14.3 million, to $28.6 million for the year ended December 31, 2008, from $14.3 million for the year ended December 31, 2007. The increase was primarily attributable to the significant foreign exchange loss incurred during the year ended December 31, 2008, primarily due to the fluctuations in the Chilean, Uruguayan and Colombian Peso. The foreign exchange loss increased $17.9 million to a loss of $15.5 million for the year ended December 31, 2008, from a gain of ($2.4) million for the year ended December 31, 2007, primarily due to the severe devaluation of the Chilean and Colombian Peso. The Chilean Peso weakened by 30.2%, to 648.0 pesos per U.S. dollar as of December 31, 2008, from 497.7 as of December 31, 2007. The Colombian Peso weakened by 10.2%, to 2,251.7 pesos per U.S. dollar as of December 31, 2008, from 2,044.2 as of December 31, 2007. The Uruguayan Peso also weakened by 13.3%, to 24.87 pesos per U.S. dollar as of December 31, 2008, from 21.94 as of December 31, 2007. The increase in other expense, net was partially offset by a $3.5 million gain from the repurchases of our 11 3/4% Senior Notes at substantial discounts to their face amount. Our November 2008 advance purchase of $5.0 million at 49.00 of face value plus accrued interest, in arm’s length transactions in connection with our mandatory August 15, 2009 sinking fund redemption requirement and in December 2008 of $1.0 million of our 11 3/4% Senior Notes at 37.00 of face value plus accrued interest, resulted in the gain.

Provision for income taxes. Provision for income taxes increased $1.2 million, to $2.8 million for the year ended December 31, 2009, from $1.6 million for the year ended December 31, 2008. The increase was due to provisioning of realization reserves against U.S. NOLs beginning in the fourth quarter of 2008 and taxes due as sub-part F income for certain of our foreign operations. Our effective tax rate was 28% for the year ended December 31, 2009, as compared to 5% for the year ended December 31, 2008, resulting primarily from the taxable gains on the repurchase of our 11 3/4% Senior Notes, and the taxable earnings in several of our In-country Operations, as compared to the year ended December 31, 2008.

The provision for income taxes increased by $0.7 million, or 84.0%, to $1.6 million for the year ended December 31, 2008, from $0.9 million for the year ended December 31, 2007. The increase was primarily due to the $4.2 million valuation allowance recorded during the year ended December 31, 2008. Our effective tax rate for the year ended December 31, 2008, was 5%, as compared to 7% for the year ended December 31, 2007, resulting primarily from foreign exchange losses in our local in-country jurisdictions, particularly in Chile and, to a lesser extent, Colombia. In addition, the goodwill impairment charge we recorded for the year ended December 31, 2008 is not tax deductible. As of December 31, 2008, we recorded a valuation allowance of $2.4 million in the U.S., $1.5 million in Argentina and $0.3 million in Mexico against the respective NOLs, as management does not believe that it will realize the full benefit of these NOLs.

Net income (loss). Net income (loss) increased $42.5 million, to net income of $7.2 million for the year ended December 31, 2009, as compared to a net loss of $35.3 million for the year ended December 31, 2008. The increase resulted from the foreign currency exchange gains due to the effects of the strengthening valuations against the U.S. dollar, particularly the Chilean, Colombian and Uruguayan Pesos. In addition, the increase was attributable to the decline in operating expenses related to our In-country Operations and the favorable gains in other income from the repurchase of $7.1 million of our 11 3/4% Senior Notes at substantial discounts to their face amount.

Net (loss) income decreased $47.9 million, to a net loss of $35.3 million for the year ended December 31, 2008, as compared to net income of $12.6 million for the year ended December 31, 2007. The decline in net income was impacted by the diminished growth in our revenues, which resulted from the recent global economic downturn and the disruptions in the credit markets. The decrease in our net (loss) income is also a result of the impairment our goodwill and the significant loss in foreign exchange due to the effects of the weakening of foreign currencies relative to the U.S. dollar, particularly the Chilean Peso and the Colombian Peso.

Liquidity and Capital Resources

The IT products distribution business is working-capital intensive. Historically, we have financed our working capital needs through a combination of cash generated from operations, trade credit from manufacturers, borrowings under revolving bank lines of credit (including issuance of letters of credit), asset-based financing arrangements that we have established in certain Latin American markets and the issuance of our 13 1/4% Senior Notes.

Our cash and cash equivalents were $27.8 million as of September 30, 2010, as compared to $27.2 million as of December 31, 2009. The increase in cash and cash equivalents was primarily attributable to the increase in our lines of credit borrowings during the nine months ended September 30, 2010, offset by the increase in our inventory. Our working capital remained relatively unchanged at $110.5 million as of September 30, 2010, as compared to $110.7 million as of December 31, 2009. The increase in inventories was mostly offset by the higher lines of credit borrowing and higher accounts payable, accrued expenses and other. We believe our existing cash and cash equivalents, as well as any cash expected to be generated from operating activities, will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Our working capital increased by $35.0 million, or 46.2%, to $110.7 million at December 31, 2009, as compared to $75.7 million at December 31, 2008. This increase was due primarily to increased trade accounts receivable and inventories, partly offset by an increase in trade accounts payable. Our cash and cash equivalents at December 31, 2009 amounted to $27.2 million, as compared to $22.3 million at December 31, 2008. The increase was primarily attributable to the increase in trade accounts payable, offset by the repurchase of $7.1 million of our 11 3/4% Senior Notes at substantial discounts to their face amount, the redemption and cancellation of the remaining 11 3/4% Senior Notes and the concurrent closing of the 13 1/4% Senior Notes offering and the decrease in our lines of credit borrowings during the year ended December 31, 2009. We believe the improvement in working capital will benefit our company in our ability to fund our working capital and capital expenditure requirements for the foreseeable future.

Changes in Financial Condition

The following table summarizes our cash flows for the periods presented:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)		(Dollars in thousands)
Cash flows (used in) provided by operating activities	$(16,588)	$1,372	$(4,357)	$4,873	$6,534
Cash flows used in investing activities	(3,436)	(2,139)	(2,417)	(6,646)	(6,201)
Cash flows provided by (used in) financing activities	21,109	1,736	11,270	(3,214)	8,517
Effect of foreign currency exchange rate changes on cash and cash equivalents	(547)	11	394	(2,068)	(25)

Net increase (decrease) in cash and cash equivalents	$538	$980	$4,890	$(7,055)	$8,825

Cash flows (used in) provided by operating activities. Our cash flows from operating activities resulted in a requirement of $16.6 million for the nine months ended September 30, 2010, as compared to $1.4 million generated during the nine months ended September 30, 2009. The requirement was primarily driven by the continued high level of inventories in 2010, slightly offset by the increase in trade accounts payable in 2010, as compared to the same period in 2009. The growth in inventory resulted from our In-country Operations in Chile, primarily related to notebooks for the retail channel, coupled with higher levels of notebook computers in our Mexico and Miami operations as the primary countries responsible for the increase in inventory.

Our cash flows from operating activities resulted in cash used in operations of $4.4 million for the year ended December 31, 2009, as compared to a generation of $4.9 million for the year ended December 31, 2008. The requirement was primarily driven by the increase in accounts receivables due to higher sales in the fourth quarter 2009, as compared to 2008, and the early payment of accrued interest on the 11 3/4% Senior Notes on December 22, 2009.

Our cash flows from operating activities resulted in a generation of $4.9 million for the year ended December 31, 2008, as compared to a generation of $6.5 million for year ended December 31, 2007. The decline was driven by lower trade accounts receivable and inventories as a result of management’s actions to reduce inventory levels and collect trade accounts receivables, offset by reduced levels of accounts payable due to accelerated vendor payments.

Cash flows used in investing activities. Our cash flows from investing activities resulted in a requirement of $3.4 million for the nine months ended September 30, 2010, as compared to $2.1 million for the nine months ended September 30, 2009. This requirement was primarily driven by the completion of the implementation of Sentai, our company-wide enterprise resource planning, management and financial reporting system in Mexico during the second quarter of 2010, plus server upgrade in Miami and leasehold improvements in El Salvador and Panama.

Our cash flows from investing activities resulted in a requirement of $2.4 million for the year ended December 31, 2009, as compared to a requirement of $6.6 million for the year ended December 31, 2008. The improvement was due primarily to the absence of capital expenditures associated with the new facilities in Peru and, to a lesser extent, Costa Rica and less ERP system integration expenditures due to the near completion of this effort.

Our cash flows from investing activities resulted in a requirement of $6.6 million for the year ended December 31, 2008, as compared to a requirement of $6.2 million for the year ended December 31, 2007. The additional requirement was primarily driven by capital expenditures associated with the new facilities in Costa Rica and Peru.

Cash flows provided by (used in) financing activities. Our cash flows from financing activities resulted in a generation of $21.1 million for the nine months ended September 30, 2010, as compared to $1.7 million for the nine months ended September 30, 2009. The generation was primarily the result of higher net borrowings under our lines of credit by our Miami Operations.

Our cash flows from financing activities resulted in a generation of $11.3 million for the year ended December 31, 2009, as compared to requirement of $3.2 million for the year ended December 31, 2008. The improvement was driven by higher net borrowings of our new 13 1/4% Senior Notes in December 2009, offset by the redemption and cancellation of our prior 11 3/4% Senior Notes and paydown of our revolving credit facility with Comerica Bank.

Our cash flows from financing activities resulted in a requirement of $3.2 million for the year ended December 31, 2008, as compared to a generation of $8.5 million for the year ended December 31, 2007. The additional requirement was driven by the prepayment of our long-term debt in satisfaction of our $5.0 million August 15, 2009 sinking fund requirement and other 11 3/4% Senior Notes repurchases.

Working Capital Management

The successful management of our working capital needs is a key driver of our growth and cash flow generation. The following table sets forth certain information about the largest components of our working capital: our trade accounts receivable, inventories and accounts payable:

	As of September 30, 2010	As of December 31,
		2009	2008	2007
	(Dollars in thousands)
Balance sheet data:
Trade accounts receivable, net of allowance	$103,338	$100,238	$91,085	$116,744
Inventories	126,751	95,185	90,858	116,961
Accounts payable	132,540	117,216	108,754	141,911

Other data:
Trade accounts receivable days(1)	38.0	39.9	31.0	41.0
Inventory days(2)	51.6	42.1	34.2	45.5
Accounts payable days(3)	(53.9)	(51.8)	(40.9)	(55.3)

Cash conversion cycle days(4)	35.7	30.2	24.3	31.2

(1)	Trade accounts receivable days is defined as our consolidated trade accounts receivable (net of allowance for doubtful accounts) as of the last day of the period divided by our consolidated revenue for such period times 273 days for the nine months ended September 30, 2010 and 365 days for the years ended December 31, 2009, 2008 and 2007. Our consolidated trade accounts receivable for our In-country Operations include value added tax at a rate of between 5% and 27% (depending on the country). The exclusion of such value added tax would result in lower trade accounts receivable days.
(2)	Inventory days is defined as our consolidated inventory as of the last day of the period divided by our consolidated cost of goods sold for such period times 273 days for the nine months ended September 30, 2010 and 365 days for the years ended December 31, 2009, 2008 and 2007.
(3)	Accounts payable days is defined as our consolidated accounts payable as of the last day of the period divided by our consolidated cost of goods sold for such period times 273 days for the nine months ended September 30, 2010 and 365 days for the years ended December 31, 2009, 2008 and 2007.
(4)	Cash conversion cycle is defined as our trade accounts receivable days plus inventory days less accounts payable days.

Cash conversion cycle days. One measurement we use to monitor working capital is the cash conversion cycle, which measures the number of days to convert trade accounts receivable and inventory, net of accounts payable, into cash. Our cash conversion cycle increased to 35.7 days as of September 30, 2010, from 30.2 days as of December 31, 2009. Trade accounts receivable days decreased slightly to 38.0 days as of September 30, 2010, from 39.9 days as of December 31, 2009, as a result of our improved collection efforts. Inventory days increased to 51.6 days as of September 30, 2010, from 42.1 days as of December 31, 2009, due to growth in inventory levels primarily in our Chile, Mexico and Miami Operations that experienced a softening in demand for our products during the second quarter after longer lead time inventory, mainly from China, had been ordered and shipped. Accounts payable days increased to 53.9 days as of September 30, 2010, from 51.8 days as of December 31, 2009, and is in line with management’s expectations.

Our cash conversion cycle increased to 30.2 days as of December 31, 2009, from 24.3 days as of December 31, 2008. This deterioration was primarily driven by the increase in our accounts receivable and inventory days. Trade accounts receivable days increased to 39.9 days as of December 31, 2009, from 31.0 days as of December 31, 2008, resulting from retailers in Chile and Ecuador taking longer to pay and extended term special projects in Guatemala. Inventory days increased to 42.1 days as of December 31, 2009, as compared to 34.2 days as of December 31, 2008, due to growth in inventory levels to meet recovering demand in the Region.

Accounts payable days increased to 51.8 days as of December 31, 2009, from 40.9 days as of December 31, 2008, as management continued to align vendor payments to collection activity.

Our cash conversion cycle improved to 24.3 days as of December 31, 2008 from 31.2 days as of December 31, 2007. This improvement was primarily driven by the significant reduction in trade accounts receivable and inventory days, partially offset by a decrease in accounts payable days. Trade accounts receivable days decreased to 31.0 days as of December 31, 2008, from 41.0 days as of December 31, 2007, due primarily to improved collections in Miami’s export business. Inventory days decreased to 34.2 days as of December 31, 2008, from 45.5 days as of December 31, 2007, due to lower levels of inventory and inventory-in-transit as a result of our improved inventory management efforts. Accounts payable days decreased to 40.9 days as of December 31, 2008, from 55.3 days as of December 31, 2007, as management took special care to remain current on trade accounts payable with key suppliers.

Trade accounts receivable. We principally sell products to a large base of third-party distributors, resellers and retailers throughout Latin America and the Caribbean and to other Miami-based exporters of IT products to Latin America and the Caribbean. Credit risk on trade receivables is diversified over several geographic areas and a large number of customers. No one customer accounted for more than 2.0% of sales for the nine months ended September 30, 2010 and 2009 and as of the years ended December 31, 2009, 2008 and 2007. We provide trade credit to our customers in the normal course of business. The collection of a substantial portion of our receivables is susceptible to changes in Latin America and Caribbean economies and political climates. We monitor our exposure for credit losses and maintain allowances for anticipated losses after giving consideration to delinquency data, historical loss experience, and economic conditions impacting our industry. The financial condition of our customers and the related allowance for doubtful accounts is continually reviewed by management.

We believe the recent global economic downturn and the associated credit crisis had a negative impact on us and our creditors. The global recession has adversely affected our vendors’ and customers’ ability to obtain financing for operations. The subsequent tightening of credit in financial markets has affected our suppliers, who have already tightened trade credit, and, in turn, we have tightened trade credit to our customers.

Prior to extending credit to a customer, we analyze the customer’s financial history and obtain personal guarantees, where appropriate. Our Miami Operations and In-country Operations in Chile use credit insurance and make provisions for estimated credit losses. Our other In-country Operations make provisions for estimated credit losses but generally do not use credit insurance. Our Miami Operations has a credit insurance policy covering trade sales to non-affiliated buyers with Euler Hermes ACI. The policy’s aggregate limit is $20.0 million with an aggregate deductible of $1.0 million; the policy expires on August 31, 2011. In addition, 10% or 20% buyer coinsurance provisions and sub-limits in coverage on a per-buyer and per-country basis apply. The policy also covers certain large, local companies in Argentina, Costa Rica, El Salvador, Guatemala, Jamaica and Peru. Our In-country Operations in Chile insures certain customer accounts with Coface Chile, S.A. credit insurance company; the policy expires on October 31, 2012.

Our large customer base and our credit policies allow us to limit and diversify our exposure to credit risk on our trade accounts receivable.

Inventory. We seek to minimize our inventory levels and inventory obsolescence rates through frequent product shipments, close and ongoing monitoring of inventory levels and customer demand patterns, optimal use of carriers and shippers and the negotiation of clauses in some vendor supply agreements protecting against loss of value of inventory in certain circumstances. The Miami distribution center ships products to each of our In-country Operations approximately twice per week by air and once per week by sea. These frequent shipments result in efficient inventory management and increased inventory turnover. We do not have long-term contracts with logistics providers, except in Mexico and Chile. Where we do not have long-term contracts, we seek to obtain the best rates and fastest delivery times on a shipment-by-shipment basis. Our Miami Operations also coordinates direct shipments to third-party customers and each of our In-country Operations from vendors in Asia.

Accounts payable. We seek to maximize our accounts payable days through centralized purchasing and management of our vendor back-end rebates, promotions and incentives. This centralization of the purchasing function allows our In-country Operations to focus their attention on more country-specific issues such as sales, local marketing, credit control and collections. The centralization of purchasing also allows our Miami Operations to control the records and receipts of all vendor back-end rebates, promotions and incentives to ensure their collection and to adjust pricing of products according to such incentives.

Capital Expenditures and Investments

Capital expenditures increased to $3.3 million for the nine months ended September 30, 2010, as compared to $2.0 million for the nine months ended September 30, 2009. The increase was primarily driven by the capital expenditures related to the final implementation and integration of our ERP system in our operations in Mexico coupled with leasehold improvements to our facilities in El Salvador and Panama.

Capital expenditures decreased to $2.5 million for the year ended December 31, 2009, as compared to $6.1 million for the year ended December 31, 2008. The decrease was primarily driven by absence of capital expenditures related to the new facilities in Costa Rica and Peru and the ERP system implementation costs.

Capital expenditures decreased to $6.1 million for the year ended December 31, 2008, as compared to $6.8 million for the year ended December 31, 2007. The decrease was primarily driven by absence of capital expenditures related to the opening of our headquarters facility in Miami, Florida and the purchase of additional warehouse space in Chile in 2007, partially offset by capital expenditures associated with the new facilities in Costa Rica and Peru.

Capital expenditures increased to $6.8 million for the year ended December 31, 2007, as compared to $4.8 million for the year ended December 31, 2006. The increase was primarily driven by our common ERP, management and financial reporting system upgrades allowing for enhanced capability in managing our geographically disperse operations. In addition, the increase was primarily driven by capital expenditures of $1.6 million related to the new headquarters facility in Miami, Florida. In addition, the increase was also driven by capital expenditures of $0.7 million related to the additional warehouse space in Lima, Peru.

Our future capital requirements will depend on many factors, including the timing and amount of our revenues and our investment decisions, which will affect our ability to generate additional cash. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the foreseeable future. Thereafter, if cash generated from operations and financing activities is insufficient to satisfy our working capital requirements, we may seek additional funding through bank borrowings or other means. There can be no assurance that we will be able to raise any such capital on terms acceptable to us or at all. The recent global economic downturn and the subsequent tightening of the credit markets further heightens the risk that we may not be able to borrow additional funds under our existing credit facilities if participating banks become insolvent or their liquidity is impaired or that our ability to obtain alternative sources of financing will be limited. We anticipate that capital expenditures will be approximately $4.0 million per year over the next few years, as we have no further facility expansion needs and have completed our ERP system implementation and integration. We have the option to purchase the warehouse and office facility located in Mexico City, Mexico, which we currently lease, prior to December 31, 2011, the option termination date. If we exercise this option, our capital expenditures will increase by $3.0 million in the year of exercise.

Capital Resources

We currently believe that our cash on hand, anticipated cash provided by operations, available and anticipated trade credit and borrowings under our existing credit facility and lines of credit, will provide sufficient resources to meet our anticipated debt service requirements, capital expenditures and working capital needs for the next 12 months. If our results of operations are not as favorable as we anticipate (including as a result of increased competition), our funding requirements are greater than we expect (including as a result of growth in our business), or our liquidity sources are not at anticipated levels (including levels of available trade credit), our resources may not be sufficient and we may have to raise additional financing or capital to support our business. In addition, we may not be able to accurately predict future operating results or changes in our industry that may change these needs. We continually assess our capital needs and may seek additional financing as needed to fund working capital requirements, capital expenditures and potential acquisitions. We cannot assure you that we will be able to generate anticipated levels of cash from operations or to obtain additional debt or equity financing in a timely manner, if at all, or on terms that are acceptable to us. Our inability to generate sufficient cash or obtain financing could hurt our results of operations and financial condition and prevent us from growing our business as anticipated.

We have lines of credit, short-term overdraft and credit facilities with various financial institutions in the countries in which we conducts business. Many of the In-country Operations also have limited credit facilities. These credit facilities fall into the following categories: asset-based financing facilities, letters of credit and performance bond facilities, and unsecured revolving credit facilities and lines of credit. The lines of credit are available sources of short-term liquidity for us.

As of September 30, 2010, the total amount available under the credit facilities was $10.5 million and the total amount outstanding was $35.8 million, of which $28.0 million related to our Miami Operations credit facility and $7.8 million related to our In-country Operations credit facilities. The outstanding balance is primarily attributed to the increased borrowing by SBA from the new three-year revolving credit facility that replaced SBA’s existing revolving credit facility on December 22, 2009, and the increased borrowing by our subsidiaries in Ecuador, Guatemala and Panama, and to a lesser extent, El Salvador, to meet local working capital requirements, slightly offset by a reduction in the borrowing requirements related to our operations in Peru, Uruguay and Costa Rica.

As of December 31, 2009 and 2008, the total amounts available under the credit facilities were $17.1 million and $14.4 million, respectively, and the total amounts outstanding were $14.7 million and $31.0 million, respectively, of which $9.2 million and $23.6 million, respectively related to our Miami Operations credit facility and $5.5 million and $7.4 million, respectively related to our In-country Operations credit facilities. The decline in the outstanding balance is primarily attributed to the decreased borrowing by SBA resulting from the new three-year revolving credit facility that replaced SBA’s existing revolving credit facility on December 22, 2009. The change is also attributed to a reduction in the borrowing requirements related to our operations in Peru and Uruguay, slightly offset by the increased borrowing by our subsidiaries to meet local working capital requirements, particularly borrowings related to our operations in Ecuador, Guatemala, Panama and Costa Rica.

SBA – Senior Secured Revolving Credit Facility

On December 22, 2009, SBA closed the Senior Secured Revolving Credit Facility with Comerica Bank pursuant to SBA and Comerica Bank’s commitment letter dated October 23, 2009, replacing the previous revolving credit facility with a three-year revolving credit facility maturing in January 2013. The replacement was contingent upon our refinancing of our 11 3/4% Senior Notes and other conditions, all of which have been met. As of September 30, 2010, the aggregate size of the Senior Secured Revolving Credit Facility was $30.0 million, including letter of credit commitments of $2.0 million and a capital expenditures limit of $1.0 million.

Under the Senior Secured Revolving Credit Facility, at SBA’s option, interest is due monthly and the amounts due bear interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus 3.5%, unless in the event of a default when interest will accrue at a rate equal to 3.0% per annum above the otherwise applicable rate. In addition, SBA will pay an administrative fee of $30 per annum and a facility fee equal to 0.50% of the aggregate amount of the revolving credit commitment, payable quarterly in arrear and additional customary fees are payable upon the issuance of letters of credit.

The Senior Secured Revolving Credit Facility contains a number of financial and non-financial covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The Senior Secured Revolving Credit Facility also requires SBA to maintain certain ratios of debt, income, net worth and other restrictive financial covenants.

The Senior Secured Revolving Credit Facility financial covenants require SBA to:

•

maintain a total leverage ratio of not greater than 5.50 to 1.00 through the quarter ending December 31, 2010, 5.00 to 1.00 for the quarters ending March 31, 2011 and June 30, 2011, 4.50 to 1.00 for the quarters ending September 30, 2011 and December 31, 2011, 4.00 to 1.00 for the quarters ending March 31, 2011 and each quarter ending thereafter; and,

•	maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 commencing March 31, 2010, on a year-to-date basis through December 31, 2010, and on a rolling four-quarter basis thereafter.

Additionally, the Senior Secured Revolving Credit Facility requires us to maintain consolidated net income of not less than $0 on a rolling four-quarter basis. We do not expect to meet the rolling four-quarter net income covenant as of December 31, 2010. Based on SBA’s relationship with Comerica Bank and SBA’s past history of obtaining waivers, in the event this covenant is not met as of December 31, 2010, we believe it is likely that SBA will obtain a waiver of the covenant; however, we cannot assure you that a waiver would be obtained in the event we do not meet this or any other covenant.

SBA’s failure to comply with the restrictive covenants could result in an event of default, which, if not cured or waived, could result in either of us having to repay our respective borrowings before their respective due dates. If SBA is forced to refinance these borrowings on less favorable terms, our results of operations or financial condition could be harmed. In addition, if we are in default under any of our existing or future debt facilities, we also will not be able to borrow additional amounts under those facilities to the extent they would otherwise be available and may not be able to repay our existing indebtedness. As of September 30, 2010, we and SBA had a total leverage ratio of 4.60 to 1.00; a fixed charge coverage ratio of 4.09 to 1.00; and consolidated net income of $0.5 million on a rolling four-quarter basis. As of September 30, 2010, SBA was in compliance with all of the covenants under the Senior Secured Revolving Credit Facility.

SBA – Revolving Credit Facility

SBA had a revolving credit facility with Comerica Bank, or the Revolving Credit Facility with a maturity date of January 1, 2010. As of December 31, 2008, SBA had $30.0 million available under the Revolving Credit Facility, including $1.4 million of letter of credit commitments, and a capital expenditures limit of $1.0 million. Borrowings against the Revolving Credit Facility had interest at the Eurodollar rate plus 3.5% due monthly and were secured on a first priority basis with all the assets of SBA. The Revolving Credit Facility contained certain financial and non-financial covenants, including but not limited to, maintenance of a defined minimum level of tangible effective net worth and annual limitations on capital expenditures. Borrowing capacity was determined monthly based on certain parameters established under the facility and amounts borrowed under the facility were required to be repaid and re-borrowed at any time during the term of the facility. Advances under the Revolving Credit Facility were provided based on 85.0% of eligible domestic accounts receivable and 85.0% of eligible foreign accounts receivable plus 60.0% of eligible domestic inventory, less any credit facility reserves.

On March 20, 2009, SBA obtained a waiver to the Revolving Credit Facility from Comerica Bank for its senior debt to tangible effective net worth ratio, minimum tangible effective net worth and net income as of December 31, 2008. SBA also obtained an amendment for the definitions of the borrowing base, revolving credit note and SBA’s permitted investments. The amendment allowed SBA to issue commercial letters of credit and standby letters of credit, not to exceed $2.0 million at any one time outstanding. Borrowings against the facility bore interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus the applicable margin of 4.0%.

SBA was required to provide accounts payable aging, insurance and borrowing base certificates on a bi-weekly basis, and maintain monthly stated levels of EBITDA. SBA and its guarantor were required to maintain quarterly stated levels of net income, effective March 31, 2009 to December 31, 2009.

On November 13, 2008, SBA obtained a waiver to the Revolving Credit Facility for the minimum tangible effective net worth and senior debt to tangible effective net worth ratio under the facility with Comerica Bank, as a result of SBA’s default of its minimum tangible effective net worth and senior debt to tangible effective net worth ratio as of September 30, 2008. SBA also obtained an amendment to the Revolving Credit Facility increasing the cap of the inventory borrowing base from $12.5 million to $14.0 million, amending the borrowing rate to the Eurodollar rate plus 3.5% and the maturity date to January 1, 2010, and requiring increased financial reporting disclosures made to Comerica Bank on a continual basis.

On August 14, 2008, SBA obtained a waiver to the Revolving Credit Facility for the minimum tangible effective net worth and senior debt to tangible effective net worth ratio under the facility with Comerica Bank as a result of SBA’s default of its minimum tangible effective net worth and senior debt to tangible effective net worth ratio as of June 30, 2008. Under the facility SBA was required to maintain a minimum tangible effective net worth of $25.0 million and a senior debt to tangible effective net worth ratio of not more than 6.0 to 1.0.

On May 14, 2008, SBA obtained a waiver to the Revolving Credit Facility with Comerica Bank for the minimum tangible effective net worth and the senior debt to tangible effective net worth ratio as of March 31, 2008. SBA also obtained an amendment to the facility decreasing the minimum tangible effective net worth of $25.0 million to $20.0 million, effective for the quarters ended September 30, 2008 and March 31, 2009, requiring SBA to maintain a senior debt to tangible effective net worth ratio of not more than 2.5 to 1.0, and requiring SBA to maintain a minimum tangible effective net worth of $25.0 million for the quarters ended June 30, 2008, December 31, 2008, June 30, 2009, and for each quarter end thereafter. The amendment required SBA’s senior debt to tangible effective net worth ratio to be not more than 5.0 to 1.0, effective as of December 31, 2008, and December 31 of each year thereafter. The amendment increased SBA’s senior debt to tangible effective net worth ratio to not more than 6.0 to 1.0, effective as of June 30, 2008, September 30, 2008, March 31, 2009, and June 30, September 30 and March 31 of each year thereafter. Under the amendment, borrowings against the facility bore interest at the U.S. prime lending rate (5.00% at June 30, 2008) or Eurodollar rate plus 2.4%.

On March 28, 2008, SBA obtained an amendment to the Revolving Credit Facility with Comerica Bank for the definition of the tangible effective net worth and to increase the senior debt to tangible effective net worth ratio to not more than 3.5 to 1.0, effective for the quarters ended March 31, 2008 and June 30, 2008, and not more than 3.0 to 1.0 thereafter. In addition, SBA obtained a waiver to the facility for the senior debt to tangible effective net worth ratio as of December 31, 2007.

Intcomex, Inc. – 13 1/4% Senior Notes

On December 22, 2009, we completed a private offering to eligible purchasers or the 13 1/4% Senior Notes Offering of $120.0 million aggregate principal amount of our 13 1/4% Senior Notes due December 15, 2014 with an interest rate of 13.25% per year, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2010. The 13 1/4% Senior Notes were offered at an initial offering price of 94.43% of par, or an effective yield to maturity of approximately 14.875%.

We used the net proceeds from the 13 1/4% Senior Notes Offering to, among other things, repay outstanding borrowings under our Senior Secured Revolving Credit Facility, fund the repurchase, redemption or other discharge of our 11 3/4% Senior Notes, for which we conducted a tender offer, and for general corporate purposes. The 13 1/4% Senior Notes are guaranteed by all of our existing and future domestic restricted subsidiaries that guarantee our obligations under the Senior Secured Revolving Credit Facility.

In connection with the 13 1/4% Senior Notes Offering, our company and certain of our subsidiaries that guaranteed our obligations, or the Guarantors under the indenture governing the 11 3/4% Senior Notes, or the 11 3/4% Senior Notes Indenture entered into an indenture, or the 13 1/4% Senior Notes Indenture with The Bank of New York Mellon Trust Company, N.A., or the Trustee. Our obligations under the 13 1/4% Senior Notes and the Guarantors’ obligations under the guarantees will be secured on a second priority basis by a lien on 100% of the capital stock of certain of ours and each Guarantor’s directly owned domestic restricted subsidiaries; 65% of the capital stock of ours and each Guarantor’s directly owned foreign restricted subsidiaries; and substantially all the assets of SBA, to the extent that those assets secure our new Senior Secured Revolving Credit Facility with Comerica Bank, subject to certain exceptions.

Subject to certain requirements, we are required to redeem $5.0 million aggregate principal amount of the 13 1/4% Senior Notes on December 15 of each of the years 2011 and 2012 and $10.0 million aggregate principal amount of the 13 1/4% Senior Notes on December 15, 2013, at a redemption price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date subject to certain requirements. We may redeem the 13 1/4% Senior Notes, in whole or in part, at any time prior to December 15, 2012 at a price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes plus a “make-whole” premium (106.625% in 2012 and 100.0% in 2013 and thereafter). At any time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes with the net cash proceeds of certain equity offerings. In addition, at our option, we may redeem up to 10% of the original aggregate principal amount of the 13 1/4% Senior Notes three different times at $103.00 (but no more than once in any 12-month period). We will be required to redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes if an initial public offering occurs on or prior to December 15, 2012 at a price equal to 113.25% of the principal amount of the 13 1/4% Senior Notes.

The indenture governing our 13 1/4% Senior Notes imposes operating and financial restrictions on us. These restrictive covenants limit our ability, among other things to (i) incur additional indebtedness or enter into sale and leaseback obligations; (ii) pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock; (iii) make certain investments or other restricted payments; (iv) place restrictions on the ability of subsidiaries to pay dividends or make other payments to us; (v) engage in transactions with shareholders or affiliates; (vi) sell certain assets or merge with or into other companies; (vii) guarantee indebtedness; and (viii) create liens. We may only pay a dividend if we are in compliance with all covenants and restrictions in the Indenture prior to and after payment of a dividend.

The 13 1/4% Senior Notes contain a single restrictive covenant. We must maintain a consolidated fixed charges coverage ratio not to exceed 4.75 to 1.00. Our failure to comply with the restrictive covenant could result in an event of default, which, if not cured or waived, could result in either of us having to repay our respective borrowings before their respective due dates. If we are forced to refinance these borrowings on less favorable terms, our results of operations or financial condition could be harmed. In addition, if we are in default under any of our existing or future debt facilities, we also will not be able to borrow additional amounts under those facilities to the extent they would otherwise be available. As of September 30, 2010, we had a consolidated fixed charges coverage ratio of 3.26 to 1.00.

On December 15, 2010 and June 15, 2010, we made a mandatory interest payment of $8.0 million and $7.6 million, respectively, on its 13 1/4% Senior Notes. As of September 30, 2010 and December 31, 2009, the carrying value of the $120,000 principal amount of the 13 1/4% Senior Notes was $114.5 million and $113.3 million, respectively. As of September 30, 2010 and December 31, 2009, we were in compliance with all of the covenants and restrictions under the 13 1/4% Senior Notes.

If we are unable to comply with our covenants in the future, it could have an adverse impact on our results of operations. See “Risk Factors—Risks Relating to our Business—The indenture governing the exchange notes and the credit agreement governing SBA’s senior secured revolving credit facility with Comerica Bank, or the Senior Secured Revolving Credit Facility, impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.”

Intcomex, Inc. – 11 3/4% Senior Notes

On August 25, 2005, we consummated a $120.0 million high yield notes offering in aggregate principal amount of the 11 3/4% Senior Notes. The 11 3/4% Senior Notes were sold at 99.057% of face value and carry a coupon rate of 11 3/4% and are a second priority senior secured obligation of ours due January 15, 2011. The proceeds of the offering were used to repay existing indebtedness, pay a dividend to shareholders, and pay fees and expenses associated with the debt offering with the remaining balance to be used for general corporate purposes. The 11 3/4% Senior Notes were secured on a second priority basis with 100.0% of the common shares of Holdings and SPC-1, and 65.0% of the shares of IXLA plus a second priority lien on the assets of SBA.

On March 13, 2008, we repurchased $1.0 million of the 11 3/4% Senior Notes in an arm’s length transaction, at 98.25% of face value plus accrued interest. As of September 30, 2008 and December 31, 2007, $109.6 million and $114.5 million, respectively, of the 11 3/4% Senior Notes remained outstanding.

On April 9, 2008, we purchased $1.0 million of its 11 3/4% Senior Notes at 96.25% of face value plus accrued interest and an additional $1.0 million on April 25, 2008, at 96.5% of face value plus accrued interest in arms’ length transactions in connection with its mandatory sinking fund redemption requirement. On June 24, 2008, we purchased $2.0 million of its 11 3/4% Senior Notes in arm’s length transactions at 90.00% of face value plus accrued interest in connection with its mandatory sinking fund redemption requirement.

As of December 31, 2008, $103.6 million, net of current portion, of the 11 3/4% Senior Notes remained outstanding. As of December 31, 2009 $1.4 million of the 11 3/4% Senior Notes remained outstanding and were redeemed through payment to the Trustee for settlement on January 15, 2010.

On December 22, 2009, we, the Trustee and the Guarantors executed a second supplemental indenture, or the 11 3/4% Senior Notes Second Supplemental Indenture as a result of the receipt of tenders and related consents from the holders of at least two thirds in principal amount of the 11 3/4% Senior Notes, in response to our tender offer and consent solicitation. The 11 3/4% Senior Notes Second Supplemental Indenture amends the indenture governing the 11 3/4% Senior Notes to delete or make less restrictive substantially all of the restrictive covenants contained in such indenture (other than requirements to make an offer for the 11 3/4% Senior Notes in the event of certain asset sales), to delete events of default relating to covenant defaults, cross-defaults and judgments against us, to make conforming and related changes to the indenture and to reduce the minimum redemption notice period from 30 days to three days.

On January 15, 2010, the $1.4 million of the 11 3/4% Senior Notes not tendered in the early tender redemption period, were redeemed from the proceeds held by the Trustee, in accordance with the terms of the 11 3/4% Senior Notes Second Supplemental Indenture.

We were in compliance with all covenants and restrictions contained in our 11 3/4% Senior Notes as of December 31, 2008 and 2009.

Contractual Obligations

The following table summarizes our contractual obligations and the payments due on such obligations at September 30, 2010:

Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	5 Years
Debt obligations(1)	$157.3	$36.3	$11.0	$110.0	$—
Interest on debt obligations(2)	67.0	16.0	30.5	20.5	—
Operating lease obligations	21.4	2.2	7.1	3.9	8.2

Total	$245.7	$54.5	$48.6	$134.4	$8.2

(1)	Debt obligations include our short and long term debt principal and the $5.5 million original issue discount remaining related to the issuance of our 13 1/4% Senior Notes.
(2)	Interest on debt obligations is calculated assuming no early prepayment or redemption.

OUR BUSINESS

Our Company

We believe we are the largest pure play value-added international distributor of computer information technology products, or IT products, focused solely on serving Latin America and the Caribbean, which we refer to as the Region. We distribute computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 50,000 customers in 40 countries. We offer single source purchasing to our customers by providing an in-stock selection of more than 6,000 products from over 150 vendors, including many of the world’s leading IT product manufacturers. For the nine months ended September 30, 2010 and the year ended December 31, 2009, our revenues were $742.6 million and $917.2 million, respectively.

Over the last 20 years, we have built an IT products distribution network in Latin America and the Caribbean that we believe is unmatched by any of our competitors in terms of the number of countries served through an in-country presence. We have achieved our regional market leadership position by offering our customers a wide and readily available product selection and excellent pre- and post-sale customer service, while providing our vendors with a multi-country distribution channel for their products. We believe our broad regional presence makes us more attractive to our vendors and customers, thereby enhancing our revenue growth and operating margins, and our geographic diversification reduces our operating risks.

We believe we have the broadest in-country presence of any distributor of IT products to Latin America and the Caribbean, in terms of the number of countries served through an in-country presence. From our headquarters and main distribution center in Miami, we support a network of in-country sales and distribution operations in 12 countries in Latin America and the Caribbean and a sales office in Brazil. As a result of our unique distribution platform, we have realized consistent organic revenue growth and strong operating margins. From 2001 to 2009, our revenue grew from $324.1 million to $917.2 million, representing a compound annual growth rate, or CAGR, of 13.9%, and our operating income grew from $11.2 million to $20.3 million, representing a CAGR of 7.7%. We believe these growth rates and our operating margins are higher than those of our public company competitors.

We serve the Latin American and Caribbean IT products markets using a dual distribution model:

•	As a Miami-based wholesale aggregator, we sell primarily to:

third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where we do not have a local presence;

third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where we have a local presence but whose volumes are large enough to enable them to efficiently acquire products directly from U.S.- based wholesale aggregators;

other Miami-based exporters of IT products to Latin America and the Caribbean; and

our In-country Operations.

•

As an in-country distributor in 12 countries, we currently sell to over 48,000 local reseller and retailer customers, including value- added resellers (companies that sell, install and support IT products and PCs), systems builders (companies that specialize in building complete computer systems by combining components from different vendors), smaller distributors and retailers.

Our History

Anthony Shalom and Michael Shalom founded our company as a small software retailer in South Florida in 1988. In 1989, we started exporting IT products from Miami to Latin America and moved our headquarters to the vicinity of the Port of Miami and the Miami International Airport in order to capitalize on the growing export trade of IT products to Latin America and the Caribbean. We established our first in-country sales and distribution operations in Mexico in 1990, and expanded our presence to include Panama and Chile in 1994; Peru, Guatemala and Uruguay in 1997; El Salvador, Ecuador, Costa Rica and Jamaica in 2000; Argentina in 2003; and Colombia in 2004. In 2001, we exchanged our interest in Centel, our then-existing Mexican operations, with Centel’s management, for all the shares of Intcomex held by Centel’s management. In June 2005, we re-established our presence in Mexico by re-acquiring all of our interest in Centel. Our growth into new markets has been largely organic, typically in partnership with talented local managers knowledgeable about the IT products distribution business in their country.

In August 2004, CVC International, a unit of Citigroup Inc. engaged in private equity investments in emerging markets, acquired 52.5% of our voting equity interests. As part of that transaction, we redeemed all of the equity interests in our company held by our former non-management stockholders and some of the equity interests in our company held by our management stockholders.

In December 2009, certain of our company’s existing shareholders and their affiliates contributed $20.0 million of new capital in exchange for newly-issued shares of our Class B common stock, non-voting. Following the capital contribution, CVC International maintained 52.5% of our voting equity interests and held 47.6% of our non-voting common stock. Anthony Shalom and Michael Shalom remain our second and third largest shareholders after CVC International, with holdings of 23.0% and 9.0%, respectively, of our voting equity interests and each holds 6.1% of our non-voting common stock.

Our Strengths

We have capitalized on our strengths to achieve a leadership position in the markets we serve. Our strengths include:

Pure play IT products distributor with leading positions in a large and growing market. We believe we are the largest pure play value-added distributor of IT products focused solely on Latin America and the Caribbean. We believe we hold the number one or number two market share position in each of the 12 countries in which we have an in-country distribution presence, except for Mexico and Colombia. We believe that we are well positioned in these markets to capitalize on the significant growth prospects driven by increasing PC and Internet penetration rates, increasing demand for notebook and netbook computers and an increasing market for PCs priced below $500. According to IDC, spending on IT products (including hardware, packaged software and services) in Latin America and the Caribbean is projected to grow from $51.9 billion in 2007 to $74.3 billion in 2013, growing at an average of 6.2% per year. This is more than twice as fast as the expected growth rate in IT spending in the United States over the same period and contrasts with a decline in IT spending in Latin America and the Caribbean from 2000 to 2006. Growth in these markets is expected to be driven primarily by increasing PC and Internet penetration rates as well as increasing demand for notebook and netbook computers. According to Pyramid Research, the Latin American and Caribbean PC penetration rate reached 24.7% in 2009 and is predicted to rise to 37.1% in 2013, which is still well below the U.S. and Canadian penetration rate of 95.5% in 2009. We expect that the higher growth in the market for PCs priced below $500 will drive a significant portion of this increase. We believe that we are well positioned in this market segment, which, according to Gartner, is expected to grow an average of 25.9% per year from 2009 to 2013. In addition, the rapid adoption of the Internet by Latin American and Caribbean consumers continues to fuel purchases of PCs. The number of Internet users is predicted by Pyramid Research to grow an average of 16.8% per year from 2009 to 2013, representing an increase in penetration rates from 29.1% to 51.8% over this period. Further, we expect to benefit from the accelerating growth in the notebook computers segment. Gartner expects notebook computer shipments to grow from 10.3 million units in 2009 to 24.5 million units in 2013, representing an average growth rate of 24.1% per year.

Unique business model creates industry-leading margins with significant barriers to entry. We operate both as a Miami-based wholesale aggregator and as an in-country distributor located in 12 countries throughout Latin America and the Caribbean. Our participation at two levels of the distribution chain (Miami and in-country), coupled with our extensive geographic footprint, creates a market presence that we believe is unmatched by any of our competitors and enables us to generate industry-leading margins among our public company competitors. Our dual distribution approach links a diversified set of vendors, primarily located in the United States and Asia, to a fragmented number of customers spread throughout Latin America and the Caribbean, and delivers value to both ends of the supply chain. To our vendors, we provide access to markets and customers that would be costly and inefficient for them to reach directly. For our reseller customers, we provide a cost- and time-effective source for product supply. Typically, resellers’ small order sizes prevent them from establishing direct relationships with major IT product vendors, and resellers’ limited in-stock inventory creates a need for aggregators and distributors that can provide rapid delivery of a wide variety of products. We provide resellers with broad and timely product availability, multivendor single source purchasing, technical support and local warranty service. Consequently, we are a critical component of the supply chain between most of the leading manufacturers of IT products in the United States and Asia and resellers in Latin America and the Caribbean. Over the last 20 years, we have built a broad distribution infrastructure throughout our Region and gained important business experience and relationships in each of our markets. We believe that the significant time and investment required to establish an efficient regional distribution infrastructure and the valuable services we provide to both our vendors and customers create significant barriers to entry in each of our markets.

Strong revenue growth and sustainable industry-leading profitability. From our founding in 1988 to the present, we have experienced consistent sales growth. From 2001 to 2009, we achieved a CAGR in revenue of 13.9%. During this period, we also maintained consistently strong operating profitability, with a CAGR in operating income of 7.7% (excluding restructuring charges). In 2009, we achieved an operating income margin of 2.3%, compared to the operating margins of 1.1% and 1.2% of our two largest competitors, Ingram Micro and Tech Data, respectively (excluding any goodwill impairment or restructuring charges). Our unique business model, our broad geographic footprint and our focus on higher-margin components, peripherals and software have been the main contributors to our strong margins. We believe these strong margins have helped us achieve what we believe to be an industry-leading return on invested capital, or ROIC among our public company competitors, which we define as net after-tax operating profit divided by average shareholders’ equity and net debt. We have consistently achieved ROIC in the low to mid teens, except for recent years effected by the economic crisis (7.0% in 2008, 11.4% in 2009 and 6.5% for the nine months ended September 30, 2010, excluding goodwill impairment, write-off IPO costs and restructuring charges). Our strong ROIC has also been driven by our focus on minimizing our cash conversion cycle with centralized purchasing, efficient managing of in-country inventory levels, establishing strict customer credit policies and carefully monitoring on-going inventory and demand. Our cash conversion cycle (measuring the number of days to convert trade accounts receivable and inventory, net of accounts payable, into cash) was 35.7 and 30.2 days, respectively, as of September 30, 2010 and December 31, 2009. See “Our Business—Reconciliation of Return on Invested Capital (ROIC)” for a reconciliation of our calculation of ROIC in operating income.

Highly diverse business across multiple geographies and customers. We believe we have the broadest in-country presence of any distributor of IT products to Latin America and the Caribbean, in terms of the number of countries served through an in-country presence. We distribute products to more than 50,000 customers in 40 countries. The diversification of our geographic presence and customer base contributes to our consistent organic revenue growth and reduces our dependence on any single country or customer. We believe our diverse geographic presence will allow us to maintain a strong pace of organic growth in our target markets, driven by attractive market share expansion opportunities as well as strong underlying market growth characteristics. We can also use our deep knowledge of local markets to assess local market conditions and adjust our market focus as necessary. Moreover, the regional expertise we have gained in our multiple local markets can be applied and transferred when we expand our distribution platform into new geographies. In 2009, no one country contributed more than 10% of our revenue, except Chile (23.4%). We have also established a strong brand and a reputation for providing excellent customer service that we believe builds customer loyalty and leads to recurring revenue. In addition, we offer customers a one-stop shop for purchasing a broad selection of products, which enables us to maintain a large and diverse group of customers and attract and maintain new customers. For the nine months ended September 30, 2010 and the year ended December 31, 2009, no one customer accounted for 2.0% or more of our revenue on a consolidated basis.

Strong vendor relationships and broad portfolio of products. We distribute and market more than 6,000 products from over 150 vendors, enabling us to offer a wide variety of products, satisfy customer requirements for product availability and meet end-user demand for multi-vendor and multi-product IT configurations. The large number of resellers and retailers in the Region, their relatively small size, and their geographic fragmentation make it cost effective for vendors to rely on wholesale distributors like us that can deliver a broad regional distribution channel, rather than distributing directly to numerous fragmented resellers and retailers. We provide vendors with extensive regional coverage, larger order sizes, simplified logistics, lower distribution costs than if they dealt with each of our affiliates independently, quality pre- and post-sale marketing and technical support. We also eliminate the need for our vendors to handle issues such as local duty and tax arrangements, customer credit analysis and management of numerous small accounts. Consequently, we have established long-standing relationships with most of the leading manufacturers of IT products in the U.S. and Asia, who we believe value our ability to provide reliable and efficient access to the numerous and growing markets across Latin America and the Caribbean. For the nine months ended September 30, 2010 and the year ended December 31, 2009, no single vendor’s products generated more than 18.3% and 19.1%, respectively, of our revenue.

Experienced management team with significant equity ownership. Each of our two co-founders, who today are our Chief Executive Officer and Chairman, has more than 20 years of industry experience in Latin America and the Caribbean. Our senior managers have an average tenure of over 11 years with us and each has had substantial experience working in the Region. In addition, the turnover rate among our senior managers has been low.

Our Industry

IT products generally follow a three-tiered distribution system from the manufacturer to end-users in Latin America and the Caribbean:

•

Wholesale aggregators, like our Miami-based operations, typically based in Miami, purchase IT products from vendors, and sell those products to other Miami-based exporters and in-country distributors. They typically maintain warehouses and sales forces in Miami and do not have substantial operations outside of Miami. For the nine months ended September 30, 2010 and 2009, revenue from our Miami Operations represented 22.6% and 26.2% of our consolidated revenue, respectively. For the years ended December 31, 2009 and 2008, revenue from our Miami Operations represented 25.6% and 25.9% of our consolidated revenue, respectively.

•

In-country distributors, like our In-country Operations, typically purchase IT products from wholesale aggregators and sell them to local resellers and retailers. The in-country distributors typically have a limited geographic focus (generally limited to one country or cities within one country), a local sales force in direct contact with their customers and local warehousing. The in-country distributors’ limited size, capital and geographic reach often prevent them from establishing and maintaining direct relationships with vendors, which are located predominantly in the U.S. and Asia and which focus their relationships on IT distributors with broad geographic coverage or large order sizes. In most markets most in-country distributors lack sufficient size to benefit from significant economies of scale and are not sufficiently capitalized to offer their customers a full range of products and services. We have in-country sales and distribution operations in 12 countries in Latin America and the Caribbean and a sales office in Brazil. For the nine months ended September 30, 2010 and 2009, revenue from our In-country Operations represented 77.4% and 73.8% of our consolidated revenue, respectively. For the years ended December 31, 2009 and 2008, revenue from our In-country Operations represented 74.4% and 74.1% of our consolidated revenue, respectively.

•

Resellers typically acquire IT products from the in-country distributors and resell them to the end-user (typically individuals, small and medium businesses or governments). Resellers vary greatly in size and type, from one-person operations to large retailers.

The distribution model for IT products in Latin America and the Caribbean is markedly different from that of more advanced markets where direct sales by IT vendors are common. In Latin America and the Caribbean, IT vendors rely extensively on wholesale distribution rather than direct sales. According to IDC, a market intelligence and advisory firm in the IT and telecommunications industries, IT distributors (including local dealers, resellers, retailers and assemblers) comprised about 69% of PCs sold in Latin America and the Caribbean, while the remaining 31% were sold directly to end-users through the internet and OEM direct sales forces in 2008.

Latin America and the Caribbean are comprised of more than 45 countries, many unique with respect to their logistical infrastructure, regulatory and legal framework, trade barriers, taxation, currency and language. This fragmentation presents challenges to IT product manufacturers seeking to establish a regional distribution, sales, logistics and service network, because such a network would have to be created separately for each country, with limited economies of scale due to the small size of most markets and barriers to entry associated with cross-border complexities. We believe that our dual distribution model, as well as our extensive geographic presence in the Region, is not only unique but also valuable to our vendors and customers and difficult to replicate.

The IT products distribution industry is driven by sales to end-users. From 1998 to 2008, spending on IT products (including hardware, packaged software and services) in Latin America and the Caribbean grew at approximately 3.6% per year, from $41.3 billion to $58.7 billion. According to IDC, spending is projected to grow an average of 5.8% per year from 2009 to 2013, to $74.3 billion. While the Latin American and Caribbean population of approximately 568 million people is 86.9% larger than that of the U.S., the market in 2008 for IT products in the Region was only 11.6% of the size of the market for IT products in the U.S.

The growth in IT spending in Latin America and the Caribbean is attributed mainly to increasing PC penetration rates, rapidly increasing Internet penetration rates and increasing access to consumer credit.

Increasing PC penetration rates

According to Pyramid Research, from 2003 to 2009, the PC penetration rate of Latin America and the Caribbean increased from 9.6% to 24.7%. Over the same period, the number of PC users in this region increased an average of 18.7% per year. Despite this growth, the PC penetration rate of Latin America and the Caribbean is low when compared to the PC penetration rates of 95.5% in the United States and Canada and 66.4% in Western

Europe in 2009. The low penetration rates of Latin America and the Caribbean provide substantial potential for growth. From 2009 to 2013, the number of PC users in Latin America and the Caribbean is expected to grow an average of 12.0% per year with penetration rates rising from 24.7% to 37.1% over this period.

Source: Pyramid Research

Growth in PCs in Latin America and the Caribbean is expected to come from continued growth in the desktop segment of the market as well as in the notebook computer segment. According to Gartner, desk-based PC shipments in Latin America (which, as defined by Gartner, includes the Caribbean) are projected to grow from 16.0 million units in 2009 to 22.6 million units in 2013, representing a growth rate of an average of 9.1% per year. Gartner expects notebook computer shipments to grow from 10.3 million units in 2009 to 24.5 million units in 2013, representing a growth rate of an average of 24.1% per year. By 2013, Gartner estimates that desk-based PCs and notebook computers will comprise 48% and 52% of total PC shipment volume, respectively.

The growth in PC users in Latin America and the Caribbean has been driven primarily by the decreasing cost of computers, the proliferation of unbranded, or “white-box,” PCs, the growing popularity of the Internet and rising per capita incomes. According to Gartner, the average selling price of a PC in Latin America and the Caribbean fell an average of 4.8% per year from 2002 to 2008 and has continued to decrease, expanding the market for PC buyers. Due to the lower per capita income levels in Latin America and the Caribbean as compared to the United States, Canada and Western Europe, many PC buyers in this region opt to purchase a white-box PC. White-box personal computers typically have lower retail selling prices but higher margins than branded computer systems. According to Gartner, in 2008 white-box personal computers comprised about 47.2% of the Latin American and Caribbean personal computer market by shipments. From 2009 to 2013, the unit shipments of PCs priced under $500 in Latin America and the Caribbean are expected to grow at an average annual growth rate of 25.9% per year. From 2005 to 2009, per capita GDP in Latin America and the Caribbean grew at an estimated average of 9.4% per year from $4,991 to $7,156, and, according to Global Insight, is expected to increase an average of 4.3% per year from $7,156 in 2009 to $8,117 in 2012.

Unit Shipments of PCs Priced Under $500 in Latin America and the Caribbean

Source: Gartner. Forecast: PCs, Latin America, December 2009.

Rapidly increasing Internet penetration rates

According to Pyramid Research, from 2003 to 2009, the Internet penetration rate in Latin America and the Caribbean grew from 8.7% to 29.1%. Over the same time period, the number of Internet users in this region grew an average of 24.0% per year from 46.4 million users to 168.3 million users. Despite this growth, the Internet penetration rate is low when compared to the Internet penetration rates of 84.0% in the United States and Canada and 63.7% in Western Europe in 2009. The low Internet penetration rate in Latin America and the Caribbean provides the potential for substantial growth, which would have a positive impact on the Latin American and Caribbean IT industry as a whole. From 2009 to 2013, the number of Internet users is expected to grow an average of 16.8% per year in Latin America and the Caribbean, increasing penetration rates from 29.1% to 51.8% over this period.

Source: Pyramid Research

Increased access to consumer credit

From 2002 to 2008, the number of financial card transactions in Latin America and the Caribbean grew from 9.5 billion to 32.9 billion, a compounded annual growth rate of 22.9%, according to Euromonitor

International. Transactions from store cards play a significant role in the development of the financial cards market. Latin American consumers have limited access to bank accounts and utilize store cards as their primary method to access credit. With increased access to credit, consumers are able to purchase additional goods as stores are implementing initiatives such as installment plans with weekly payments. Growth from financial card transactions is expected to remain strong over the next four years. Euromonitor International forecasts the growth rate will be 10.3% annually from 2009 to 2013 due to improving economic conditions and the emergence of a sustainable working middle class in the Region. Over the same period, the number of store card transactions in major Latin America economies such as Chile, Colombia and Argentina is also expected to grow greater than 10% annually. We believe that increased access to consumer credit will be a significant driver of growth in IT spending in Latin America.

Source: Euromonitor International

Our Strategy

We intend to achieve future growth and profitability through the following strategies:

Continue to strengthen our market leadership and customer relationships through superior customer service. We differentiate ourselves from our competitors through our emphasis on customer care and long-term customer development. We seek to build customer loyalty not only by having wide product selection and quick delivery times, but also by offering marketing assistance, product training, new product exposure, technical support and local warranty service and by providing trade credit for approved customers. We believe that the extension of payment terms to creditworthy customers is one of our key competitive advantages versus many of our local competitors that do not have the financial resources to do so. We also seek to leverage our leading market positions to attract and maintain new customers in the highly fragmented and rapidly growing markets in which we operate.

Capitalize on our broad distribution platform to drive growth across markets. We expect to grow and strengthen our diverse customer base by leveraging our large selection of products and our comprehensive offering of value-added services, including product training and support, credit and financing, and reverse logistics. We primarily target small and medium size customers in highly fragmented markets where our broad distribution platform and economies of scale are difficult for potential competitors to replicate. We intend to increase our sales by expanding our geographic presence in countries where we already have In-country Operations and by establishing new In-country Operations in countries where we are not already present. Our focus on In-country Operations is driven by our belief that we can achieve higher revenue growth and gross margins from our In-country Operations, as compared to distributing solely from our Miami-based wholesale operations. When assessing a new market, we consider the local economic environment, local market conditions of the IT industry, the number of competitors, and the business model and methods of current market participants. We typically identify a talented local partner who has substantial prior experience within the industry as well as an in-depth knowledge of the local market. We believe these opportunities to expand within our current markets and to enter new markets will allow us to gain market share and accelerate our growth.

Focus on maximizing our operating leverage and scale efficiencies. As our revenues increase, we will seek to enhance our margins by maintaining control over our operating expenses and realizing increased economies of scale in product purchasing and working capital management. We constantly strive to reduce operating costs in our business through initiatives designed to streamline our business processes. For instance, we have established an e-commerce ordering platform in the Region and have capabilities in nine of the 12 countries in which we compete. Our e-commerce platform enables our customers to view, select and place orders for products online, reducing the time and cost needed to take orders over the phone or at our in-country distribution facilities. In addition, in the future we believe that our e-commerce capabilities will lead to additional growth opportunities as we add additional e-commerce functionality such that customers will be able to place orders and purchase items via a link to a vendor’s website and we complete the fulfillment. We continually seek to optimize our accounts receivable, accounts payable and inventory days to manage our working capital needs. We completed the process of installing a new company-wide ERP management and financial consolidation system. The system has been implemented in our Miami Operations and all of our In-Country Operations to enhance the control of daily operating functions by our senior management. We completed the implementation in Chile in 2009 and Mexico in March 2010. Our scalable IT ERP system enables simultaneous decentralized decision-making by our employees in sales and purchasing while permitting control of daily operating functions by our senior management. We are also using the ERP system for logistics and inventory management in order to better manage our increasing shipping volumes. We also continue to maintain controls on credit risk by establishing standardized credit policies for our Miami Operations and our In-country Operations. Our credit policies include credit analysis, credit database checks, vendor and bank relationship checks and, where necessary, collateralization. We take actions to maintain controls on inventory obsolescence risk, including maximizing our protection under vendor programs, monitoring our inventory levels, soliciting frequent input from in-country managers about demand projections and controlling the timing of purchases. We address foreign exchange by invoicing a significant percentage of our sales in U.S. dollars. We constantly review our country, customer and vendor concentrations, with the objective of maintaining balance and diversification as a key element of our business risk management strategy. We believe that we are well-positioned to capitalize on the material growth capacity that we have in most of our existing operations without the need for significant increases in fixed costs or capital expenditures.

Leverage our vendor relationships to increase our product portfolio. We have many long standing relationships with industry-leading IT product vendors. We continually build upon our comprehensive in-stock selection of more than 6,000 products by expanding our offerings in the following product categories or subcategories: enterprise-class networking products (including networking products, servers, storage and software), enterprise IP telephony products (including IP, PBX systems and IP telephones), gaming and “infotainment” products (including video game systems), digital consumer electronics (including digital cameras and plasma displays) and products sold under our proprietary brands (for example, Forza Power Technologies). In addition, we believe that we are well positioned to capture increased share of the growing market for mobility products such as laptops, smart devices, and other products driven by the ongoing convergence of traditional IT products with consumer devices. Such product and category additions coupled with our long standing vendor relationships allow us to quickly introduce new products and categories to our existing customer base and to add new customer segments to our business. We intend to continue to expand our product offering to satisfy the rapidly evolving IT product requirements of our customers.

Expand our growth opportunities. In addition to our current opportunities for achieving continued growth, we also intend to grow our business through extensions of our existing capabilities, including further product diversification and targeting of new markets. We intend to apply our knowledge of local markets and our strong relationships with U.S. and Asian manufacturers to the following:

•	Expanding our retail presence across geographies. We plan to continue to expand our retailer customer base across the Region. Currently, we distribute products to retailers in countries in which we have In-country Operations. In Chile, Costa Rica, Peru and Uruguay, we have made significant progress in penetrating retailer accounts, and in particular, our operations in Chile have grown retail customer revenue from $31 million in 2006 to $70 million in 2009, representing a CAGR of 31%. In 2009, sales to retailers by our In-country Operations represented 16.6% of our total revenues.

We believe the success of our emerging retail strategy in the Region can be extended to other countries in which we do not currently have long standing retail relationships. For example, we recently launched an initiative targeting large retailers in Mexico such as Wal-mart, OfficeMax, Office Depot and Sanborns and we plan to service this growing market with our current product portfolio. And, in Chile, where we believe we have a total market share for IT products of approximately 30%, we have been servicing large retailer accounts such as Paris, D&S, Din, Falabella and Ripley for several years and estimate our market share in the retail channel to approximate that of our total Chilean market share for IT products.

•

Expanding our private label products. We believe our expertise in purchasing and distributing unbranded or “white-box” PC products from Asia can be applied to assembling private label computer products for new and existing customers. White-box PC products are assembled from standard, widely available components and do not bear the brand name of a major computer manufacturer or seller. Some of the private label products we currently assemble include: the TecnoFriend brand for Riberio, Sound & Music for Spectra and Mirray for Hiroka. In total, we distribute private label products for 8 different retailers in 5 countries in Latin America and the Caribbean. We plan to continue to work with Asian manufacturers and retailers to expand our business in this market.

•

Expanding our own branded products. We intend to continue to offer and enhance the distribution of IT products under our own brand names: KLIP (enclosures and IT accessories), FORZA (power supplies), Blue Code (PC kits), Hurricane (operating PCs) and NEXXT Solutions (networking products). We believe our current own brand strategy to enhance our own named brands has strong growth potential that we believe will increase our growth and margins.

•

Expanding our customer base to small non-traditional retailers. We also believe a market opportunity exists to target numerous small non-traditional retailers in Latin America and the Caribbean that currently purchase IT-related products and consumables. We plan to use our existing distribution network and product portfolio to service these new customers.

•

Expanding our product offerings. We believe several long-term technology trends including mobility and IT convergence will lead to a proliferation of new product offerings from which we will benefit. According to Yankee Group, the number of mobile data users in Latin America is expected to grow from 273 million users in 2009 to 414 million users by 2013, representing a CAGR of 11%. Further evidence of the explosive growth in mobility-related products and services, Yankee Group estimates that 3G usage in Latin America will grow at a 60% CAGR from 34.8 million users in 2009 to 230.0 million users by 2013. In addition, smartphone units, mobile e-mail users and mobile video / TV users in Latin America are estimated to grow from 30.1 million, 26.3 million, and 15.8 million, respectively, from 2009 to 2013 at CAGRs of 24%, 19% and 33%, respectively.

We have historically been able to capitalize on new technology trends to meet the evolving requirements of our customers. For example, benefiting from the trend in mobility, we have increased our sales of notebook and netbook computers from 88.1 million units in 2006 to 438.7 million units in 2009, representing a CAGR of 71%. Meanwhile, revenue from notebook and netbook computers grew from $66.4 million in 2006 to $205.5 million in 2009, representing a CAGR of 46%. We believe that we are well-positioned to capture increased share of the growing market for mobility products such as netbooks, smart devices, and other products driven by the ongoing convergence of traditional IT products with consumer devices.

Pursue selective acquisitions. As part of our growth strategy, we intend to selectively pursue the acquisition of companies that either complement or expand our existing business. As a result, we regularly evaluate potential acquisition opportunities, which may be material in size and scope. We intend to target selective acquisitions that we believe will expand our business into new markets or improve our distribution capabilities, while growing revenues and enhancing margins.

Our Operations

Our Regional Presence

We operate a sales and distribution center in the U.S., 22 sales and distribution centers in Latin America and the Caribbean, and a sales office in Brazil.

We believe we have the broadest geographical scope of any IT distributor in Latin America and the Caribbean, with sales and distribution centers in 12 countries—Argentina, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Mexico, Panama, Peru, and Uruguay.

Revenue derived from sales to customers located in Latin America and the Caribbean accounted for almost all of our consolidated revenue for the years ended December 31, 2009 and 2008. The following chart shows our revenue for the year ended December 31, 2009 by the customers’ country of origin. Because a portion of revenues from each country represents sales by our Miami Operations to customers domiciled in each of the respective countries, this table is not representative of our segment disclosure.

2009 Percentage of Revenue by Customers’ Country of Origin

Our Miami Operations

Our Miami Operations serve as the headquarters for our entire company. Our Miami Operations handle purchases from our vendors, and a majority of the products that we acquire from vendors pass through our Miami warehouse (with the exception of products sourced from Asia, which are usually shipped directly to our In-country Operations). Our Miami Operations supply our 22 in-country sales and distribution centers and our sales office in Brazil and also sells products directly to third parties. Miami’s third-party customers include U.S., Latin American and Caribbean distributors, resellers and retailers, which in turn distribute or sell products throughout Latin America and the Caribbean.

Our Miami purchasing department handles most of our vendor relationships and contracts. Our Miami Operations monitor our entire inventory pipeline on an ongoing basis and use information regarding the levels of inventory, in conjunction with input from the in-country managers regarding our customer demand patterns, to place orders with vendors. The centralization of our purchasing function allows the In-country Operations to focus their attention on more country-specific issues such as sales, local marketing, credit control and collection. The centralization of purchasing also allows our Miami Operations to maintain the records with regard to all vendor back-end rebates, promotions and incentives to ensure they are collected and to adjust pricing of products according to such incentives.

Our Miami distribution center ships products to each of our in-country sales and distribution operations twice a week by air and once a week by sea. These frequent shipments facilitate more efficient inventory management and increased inventory turnover. We do not have long-term contracts with logistics providers, except in Mexico and Chile. Where we do not have long-term contracts, we seek to obtain the best rates and fastest delivery times on a shipment-by-shipment basis. Our Miami Operations also coordinate direct shipments to third-party customers and In-country Operations from vendors in Asia.

We have sales and marketing staff at our Miami headquarters. See “—Customers, Sales and Marketing.” Other functions performed in our Miami headquarters include treasury and accounting, strategic planning, consolidated information systems development and maintenance and overall marketing strategy.

As of September 30, 2010, December 31, 2009, 2008 and 2007, our Miami Operations’ total assets were $140.3 million, $126.4 million, $119.1 million and $185.6 million, respectively.

Our In-Country Operations

Each of our in-country sales and distribution operations has a focused sales force and, with the exception of our Brazil operations (which consist solely of a sales office), a substantial inventory. Our In-country Operations sell to more than 48,000 customers in the 12 countries.

Each of our In-country Operations is critical to meeting the needs of local resellers and retailers which are often small, locally owned companies that lack the size and the knowledge to buy directly from the U.S. or Asia and to handle customs processing, including taxes and duties. By selling directly to resellers and retailers from locally-based facilities, our In-country Operations provides a competitive advantage over other multinational companies that export products into those markets. We believe that we offer our customers some of the shortest product delivery times in the industry by leveraging our capabilities as a Miami-based aggregator and as an in-country distributor. Our local presence also allows us to obtain timely and accurate information with respect to each market’s growth potential and the needs of the customers in each market.

Each of our In-country Operations is responsible for the following functions: sales, human resources, local marketing, extension of credit (in compliance with our corporate credit policies), collections, inventory controls, local accounting and financial controls, shipping to customers when needed and providing local input and data from their IT systems to Miami for purchasing decisions.

As of September 30, 2010, December 31, 2009, 2008 and 2007, our In-country Operations total assets were $210.0 million, $181.7 million, $165.0 million and $177.4 million, respectively.

Products

We offer single source purchasing to our reseller and retailer customers so they can purchase all of their IT product needs from us, including computer products, components and peripherals. We believe that our wide selection of products is a key attraction for resellers and retailers to purchase products from us. The single source purchasing concept is especially important for assemblers of unbranded or “white-box” PCs, who must source all the necessary components before the assembly process begins. White-box PCs typically have lower retail selling prices but higher margins than branded computer systems. According to Gartner, a provider of research and analysis on the global IT industry, in 2008 white-box personal computers comprised about 47.2% of the Latin American and Caribbean personal computer market, by shipments. We do not focus on selling branded desktop PCs other than our own Hurricane operating PCs, Blue Code PC kits and PCs we assemble under our customers’ brands.

Our in-country product lines typically include between 1,500 and 2,500 products in stock. Our catalog of products offers a broad selection that demonstrates our focus on responding to market demands, reflecting increasing demand for portable computing devices such as notebook computers and notebooks, bare-bones notebook computers designed specifically for web browsing, multimedia access and gaming, and mobile and ultra portable products. The breadth and diversity of our product lines allows us a key competitive advantage by enhancing our leadership position in the IT distribution industry and mitigating the risks inherent in our strong, competitive market. Based on our estimates, we believe that many of our local competitors have product lines of no more than 200 to 300 products in stock. The following table presents the percentage of our consolidated revenue represented by our product categories for the periods presented:

	Nine Months Ended September 30,	Year Ended December 31,
Category	2010	2009	2008	2007
Components	34.1%	36.9%	40.3%	46.5%
Peripherals	15.4%	15.8%	16.7%	16.8%
Software	5.5%	6.4%	6.6%	6.8%
Computer systems	31.1%	28.0%	24.2%	17.4%
Accessories	9.5%	8.4%	6.2%	6.9%
Networking	3.0%	2.6%	2.7%	2.5%
Other products	1.4%	1.9%	3.3%	3.1%

Total	100.0%	100.0%	100.0%	100.0%

Our product categories are:

•

Components. This category consists of the components that are the basic building blocks of a PC and includes motherboards, processors, memory chips, internal hard drives, internal optical drives, cases and monitors.

•

Peripherals. This category consists of devices that are used in conjunction with computer systems and includes printers, power protection/backup devices, mice, scanners, external disk drives, multimedia peripherals, modems, projectors and digital cameras.

•	Software. This category includes operating system, security and anti-virus software.

•

Computer systems. This category consists of self-standing computer systems capable of functioning independently. In most of our operations, we assemble and sell PC and notebook computers under our own brands, under our customers’ brands and in unbranded cases.

•

Accessories. This category includes computer cables, connectors, computer and networking tools, media, media storage, keyboard and mouse accessories, speakers, computer furniture and networking accessories.

•

Networking. This category consists of hardware that enables two or more personal computers to communicate, and includes modems, routers, switches, hubs and wireless local are a network access points, local area network, or LAN, interface cards and wireless LAN interface cards.

•	Other products. This category includes digital consumer electronics and special order products.

Our primary focus is on components, peripherals and accessories categories, as these tend to have higher margins than the other product categories. We believe that a focus on components, peripherals and accessories, together with the vendor protection policies described below under “—Vendors,” help us reduce the risks of inventory obsolescence. We believe that our inventory obsolescence rates, at 0.19%, (0.1)%, 0.17% and 0.12% of revenue for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively, are very low by industry standards. One of our strategies is to maintain this core mix of product categories, and in particular to maintain high levels of sales in the components category, as more people in Latin America and the Caribbean become computer users.

Sales in our computer systems product category increased to 31.1% of our consolidated revenue as of September 30, 2010 from 28.0% of our consolidated revenue as of December 31, 2009. We believe this reflects increasing customer demand for portable computing devices such as notebook computers and netbooks, barebones notebook computers designed specifically for web browsing, multimedia access and gaming devices. Notebook computers and netbooks serve as a portable solution for accessing the web’s multimedia alternatives. Due to the increase in market demand for mobile and ultraportable products represented by our computer systems category, the percentage of products in our components product category declined from prior year levels.

Among our growth strategies is the expansion of our offerings in the following product categories or subcategories: enterprise-class networking products (including networking products, servers, storage and software), enterprise IP telephony products (including IP, PBX systems and IP telephones), gaming and “infotainment” products (including video game systems), digital consumer electronics (including digital cameras and plasma displays) and products sold under our proprietary brands (for example, Hurricane). We plan to expand into these product categories or subcategories gradually as demand for these products grows among our customers and end user markets, our existing vendors begin to offer these products and as we initiate relationships with new vendors offering these products.

Vendors

We have established long-term direct relationships with many of the major global manufacturers of branded computer products, including Acer, Dell, Epson, Hewlett Packard, Intel, Kingston, Microsoft, Samsung, Seagate, Toshiba and Western Digital, as well as a number of generic component vendors from the U.S. and Asia. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, our top 10 vendors manufactured products that accounted for 67.0%, 66.1%, 65.5% and 64.6%, respectively, of our total revenue and the products of our top vendor accounted for 18.3%, 19.1%, 17.5% and 16.7%, respectively, of our total revenue. We continue to believe in the strategic importance of diversifying our revenues among multiple vendors.

We have entered into written distribution agreements with many of our vendors, which typically provide for nonexclusive distribution rights for specific territories. We believe that it is not common in our industry for vendors to have exclusive relationships with distributors, and, because the market for IT products is subject to rapid change and reliant upon product innovation, we believe that our customers are better served by our ability to carry competing brands. The agreements are generally short term and subject to periodic renewal. Our vendors typically extend us payment terms of between 30 and 60 days. Vendors of branded products often offer us back-end rebates, promotions and incentives.

Like other IT distributors, we are subject to the risk that the value of our inventory will be affected adversely by vendors’ price reductions or by technological changes affecting the usefulness or desirability of the products comprising our inventory. It is the policy of many vendors of IT products to offer distributors like us, who purchase directly from them, some protection from the loss in value of inventory due to technological change or a vendor’s price reductions. Under many of these agreements, there is only a limited, specified period of time in which the distributor may return products for credit or exchange products for other products or during which price protection credits may be claimed. To maximize our protection under vendor programs and reduce our inventory risk, we take various actions, including monitoring our inventory levels, soliciting frequent input from in-country managers about demand projections and controlling the timing of purchases.

Although we do not offer our own rebates or price protection to our customers, we provide some of the benefits of vendor-sponsored rebates. When we sell a product, we issue our customer a warranty for the product with the same terms as the vendor’s warranty to us. We track the unique serial numbers of all products passing through all of our distribution facilities. By tracking unique serial numbers, we are able to determine whether specific products presented by our customers or our In-country Operations for service or repair under warranty do in fact benefit from warranties from us. This system allows us to limit the quantity of unauthorized returns of merchandise and to provide fast and high quality return-to-manufacturer authorization service across Latin America and the Caribbean. Our expenses incurred in administering the warranties issued to our customers were $1.4 million, $1.7 million, $1.3 million, and $1.5 million for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

Customers, Sales and Marketing

Customers

We currently sell to over 50,000 distributors, resellers and retailers in 40 countries. Although the end users of our products are mostly individuals and small and medium-sized businesses, we supply these end users through a well-established network of in-country distributors, value-added resellers, system builders and retailers, as well as through U.S.-based distributors selling into the Region. We have always emphasized customer care and long-term customer development. We seek to build customer loyalty not only by having wide product selection and quick delivery times, but also by offering customs and duties payment management, marketing assistance, product training, new product exposure, technical support and local warranty service and by providing trade credit (when the customer is approved under our credit policies). We believe that the extension of payment terms to creditworthy customers is one of our key competitive advantages. Many of our local competitors do not have the financial resources to do so and, as a result, offer products only on a cash-and-carry basis.

For the nine months ended September 30, 2010 and 2009, no one customer accounted for 2.0% or more of our consolidated revenue and the top customers by sales volume accounted for less than 2.0% of our consolidated revenue. No one customer accounted 2.0% or more of sales for the years ended December 31, 2009, 2008 and 2007. Our strategy is to not rely on any single customer for a large percentage of sales, but to diversify our revenues and maximize sales from a large quantity of individual customers.

Sales

As of September 30, 2010, we maintained a sales force of 361 people in our In-country Operations and 29 employees in our Miami Operations dedicated to serving our third-party customers. Each in-country sales force is managed by a general manager and, in some cases, a sales manager, depending on the size of the operation. The general managers and sales managers are responsible for developing and maintaining relationships with new and existing customers. Our Chief Executive Officer also spends a considerable amount of time visiting customers and our In-country Operations to develop new customer accounts and solidify and improve existing relationships.

We use an incentive-based compensation structure for our sales force that varies from country to country. Generally, the compensation consists of a base salary and variable commission or bonus, based on pre-established sales and performance metrics. The commission is generally calculated as a percentage of collected gross profits and net customer additions.

Marketing

As of September 30, 2010, our marketing department consisted of seven employees in Miami and 58 employees throughout Latin America and the Caribbean. The marketing department’s responsibilities include oversight of our corporate identity, preparation of marketing materials, creation and coordination of various types of media activity and development of marketing research studies and specialized reseller-focused events. In addition, the marketing department works with vendors to establish periodic marketing and sales programs to generate vendor brand awareness and product demand. In this regard, our marketing department acts as a liaison between our company and our vendors.

The marketing department uses marketing and business development funds available from vendors of branded IT products for various activities, including the preparation of our annual product catalog and monthly pricing books, customer training, specialized events and trade shows. Our Miami Operations administer a majority of the marketing funds and distribute them as needed to our In-country Operations.

Some of our more notable marketing events include quarterly IT educational and training seminars offered by vendors for our sales executives and channel customers in Latin America and the Caribbean in order to introduce new products and programs, present product roadmaps, launches and promotions and provide strategies aimed at enhancing selling skills.

Promotional Floordays are conducted weekly throughout the Region, in which vendors interact with and showcase products and solutions to reseller customers and sales executives and provide individualized training and test drives of the products. Our regional Intcomex Product Catalog is published semi-annually and includes over 1,500 products in 45 categories.

IntcomExpo is our annual private, regional trade show in which 15 to 30 vendors present their products. These expos are held throughout the year in several of our In-country locations.

I-Blasts and interactive email signatures are used to promote our vendor’s brand directly to our customers. When our sales executives send an email, our vendor’s banner appears under the electronic signature and our customers can access the vendor’s promotions and Intcomex’s Webstore directly by clicking on the banner.

Intcomex Marketing on Hold is a unique method of advertising that allows our vendors to promote their products to our customers on a daily basis. We play an advertisement of the vendor’s products, brand and latest releases on large screen televisions in the Region that customers can view as they await or obtain quotations. Internal communications also showcase vendors’ products on large screen televisions in the Region in the form of slideshows and short movies that run continuously between promotions. The television advertisements are a convenient format for introducing new products and programs to our customers.

Reseller training labs are seminar events designed to introduce new products, provide product and technology information and selling techniques to resellers.

Intcomex WebStore is our e-commerce store located at http://store.intcomex.com which offers our products to our resellers and customers to search products by category, subcategory, name or stock-keeping unit (or SKU), compare product specifications, review product quotations and prices and purchase products.

Credit Risk Management

We extend payment terms, generally up to 30 days, to creditworthy customers of our Miami Operations and of most of our In-country Operations, although some higher-volume customers, such as large retailers, receive longer payment terms. In other countries (most notably Mexico, where sales are primarily on a cash-and-carry basis), we establish our credit policies on a country-by-country basis depending mostly on local macroeconomic conditions, the nature of our customers and local market practices.

We have established standardized credit policies for our Miami Operations and our In-country Operations. Our credit policies include credit analysis, credit database checks, vendor and bank relationship checks and, where necessary, collateralization. In addition, substantially all of our Miami Operations’ foreign accounts receivable (other than accounts receivable owed by affiliates) are insured by Euler Hermes American Credit Indemnity Company, or Euler Hermes ACI, a worldwide credit insurance company. The policy’s aggregate limit is $20.0 million with an aggregate deductible of $1.0 million; the policy expires on August 31, 2011. In addition, 10% or 20% buyer coinsurance provisions and sub-limits in coverage on a per-buyer and on a per-country basis apply. The policy also covers certain large, local companies that purchase directly from our In-country Operations in Argentina, Costa Rica, El Salvador, Guatemala, Jamaica and Peru. Our In-country Operations in Chile insures certain customer accounts with Coface Chile, S.A. credit insurance company; the policy expires on October 31, 2012.

We believe that our relatively low bad-debt expenses of 0.2%, 0.5%, 0.4% and 0.2% of net revenues for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively, are a result of our standardized credit policies, our close and proactive monitoring of accounts receivables and collections by our Miami and In-country Operations and the diversification of our receivables over a large number of countries and customers. We have become more cautious in extending credit to our customers due to the worsening financial and economic crisis. Most of our credit losses are with respect to customers of our Miami Operations, where we serve larger customers who in some cases are afforded credit lines in excess of $100,000. In our In-country Operations, where credit lines typically do not exceed $10,000, credit losses have been nominal.

Information Systems

In 2009, we continued the process of installing Sentai, our company-wide ERP, management and financial consolidation system. Sentai is a scalable IT ERP system that enables simultaneous decentralized decision-making by our employees included in sales and purchasing while permitting control of daily operating functions by our senior management. We are also using the Sentai logistics and inventory management system in order to better manage our increasing shipping volumes. The ERP system has been implemented in our Miami Operations and in all of our In-country Operations. We completed the implementation of our core ERP system in Chile in 2009 and Mexico in March 2010.

In 2008, we implemented SAP Business Planning and Consolidation, or SAP BPC, our company-wide enterprise performance management planning, budgeting and forecasting system. SAP BPC is a comprehensive financial management system that enables complete budgeting, forecasting, consolidation and reporting functionality through a single application and user interface.

In 2008, we also started the process of implementing our e-commerce sales platform which will help maximize online revenues and reduce costs and risks associated with running our e-commerce operation. The e-commerce infrastructure includes site development and hosting, order management and merchandising, reporting and analytics, product fulfillment and multilingual customer service. Our e-commerce platform is a centralized system and critical solution to serving our Miami and in-country customers through rich functionality to deliver large volume transactions in an integrated environment. We expect to complete implementation in 2010.

Competition

The IT products distribution industry in Latin America and the Caribbean is highly competitive. The factors on which we compete include:

•	price;

•	availability and quality of products and services;

•	terms and conditions of sale;

•	availability of credit and credit terms;

•	timeliness of delivery;

•	flexibility in tailoring specific solutions to customers’ needs;

•	effectiveness of marketing and sales programs;

•	availability of technical and product information; and

•	availability and effectiveness of warranty programs.

The IT products distribution industry in Latin America and the Caribbean is very fragmented and contains several public multinational companies, such as Ingram Micro (operations in Argentina, Brazil, Chile, Mexico and Peru), Tech Data (operations in Brazil, Chile, Peru and Uruguay), Avnet (operations in Brazil, Chile and Mexico) and SYNNEX (operations in Mexico), (we refer to these companies in this prospectus as our public company competitors), and a large number of local companies that operate in a single country, such as Grupo Deltron S.A. in Peru, Airoldi Computación in Argentina and Makro Computo in Colombia. We believe we have the broadest in-country presence in Latin America and the Caribbean in terms of the number of countries served through an in-country presence.

Our principal public company competitors are Ingram Micro and Tech Data, each of which operates local distribution centers in the limited number of markets listed above. In contrast, we are able to offer our vendors an in-country distribution channel to many Latin American and Caribbean markets. Additionally, while our product offering is more focused on components for white-box personal computers, Ingram Micro and Tech Data are focused on high-end branded equipment, including servers. While these competitors are larger and better capitalized than we are, and, in the case of the Mexican market, have a significantly larger market share than we do, we believe that our multi-country, components-focused business model is better suited to Latin America and the Caribbean.

Our relatively large size provides us with certain advantages over smaller local distributors, who sometimes have a lower cost structure than we do, in part because we believe they may operate in the grey market or “informal” economy. We believe our advantages generally include more developed vendor relationships, broader product offerings, greater product availability and more extensive customer service (including credit and technical support).

Our participation at two levels of the distribution chain (Miami and in-country), coupled with our extensive geographic footprint, creates a market presence that we believe is unmatched by any of our competitors in terms of the number of countries served through an in-country presence and enables us to generate industry-leading margins among our public company competitors. Our dual distribution approach links a diversified set of vendors, primarily located in the U.S. and Asia, to a fragmented number of customers spread throughout Latin America and the Caribbean, and delivers value to both ends of the supply chain. To our vendors, we provide access to markets and customers that would be costly and inefficient for them to reach directly. To our customers, which are often small local resellers and retailers that lack the scale and access to buy directly from the U.S. and Asia, we provide broad and timely product availability, local staff, multi-vendor single source purchasing, technical support, customs management and local warranty service.

Trademarks and Domain Names

We have registered a number of trademarks and domain names for use in our business. We have registered trademarks such as “Intcomex,” “Blue Code,” “CENTEL,” “FORZA,” “Hurricane,” “KLIP,” “KLIP XTREME” and “NEXXT Solutions” in the U.S. and/or in various Latin American and Caribbean jurisdictions. We also have registered domain names, including intcomex.com, nexxtsolutions.com, intcomex.cl, intcomex.ec and intcomex.com.pe. We believe that our trademarks help us build name recognition in the region in which we operate.

Personnel

As of September 30, 2010, we employed 1,439 people. Of these, 157 were in Miami, with the rest located in our In-country Operations. We do not have any collective bargaining agreements with our employees, nor are they unionized, except for our employees in Mexico and certain employees in Argentina. We believe that our relations with our employees are generally good.

We have a contract with ADP Total Source, Inc. or ADP, to provide certain professional employment services such as health insurance, other benefits and payroll services in respect of all Miami personnel. Pursuant to this contract, our Miami personnel, with certain exceptions, became employees of ADP. We lease the services of these employees from ADP, and reimburse ADP for the costs of compensation and benefits. For purposes of this prospectus, we consider employees of ADP covered by this contract to be employees of Intcomex.

Properties and Facilities

Our corporate headquarters are located in a 221,021 square foot facility in Miami, Florida. We support our operations throughout Latin America and the Caribbean from our Miami facility, which is an extensive sales and administrative office and distribution network integrating executive-level management, warehousing, RMA, purchasing, sales, marketing, human resources, credit, finance, technical support and customer service functions. Our Miami facility is located near the Port of Miami and Miami International Airport which facilitates access to the area’s air and container-cargo networks. The lease commencement date of our Miami facility was May 1, 2007.

As of September 30, 2010, we operated a sales and distribution center in the U.S., 22 sales and distribution centers in 12 countries in Latin America and the Caribbean and a sales office in Brazil. The foreign distribution centers include our In-Country Operations office and warehouses. Some of the distribution centers include assembly lines for “white-box” PCs that we or our value-added reseller and retailer customers assemble locally. In total, our sales and distribution centers in our Miami Operations and in our In-country Operations represent nearly 770,000 square feet of space (including 200,000 square feet of office space and 570,000 square feet of warehouse space). As of September 30, 2010, we leased substantially all of our facilities on varying terms with the exception of a portion of our sales and distribution center in Santiago, Chile and warehouse space in Lima, Peru. Further, we have an option to purchase a warehouse and office space in Mexico City, Mexico for $3.0 million, which expires on December 31, 2011. We do not anticipate any material difficulties with the renewal of any of our leases when they expire or in securing replacement facilities on commercially reasonable terms. The following table sets forth information regarding our facilities including location, use, size and ownership or lease status:

Location	Use	Approximate Gross Square Feet	Owned or Leased
Buenos Aires, Argentina	Office/Warehouse	27,243	Leased
Santiago, Chile	Office/Warehouse	57,296	Owned-80%; Leased-20%
Iquique, Chile	Office/Warehouse	7,750	Leased
Bogotá, Colombia	Office/Warehouse	10,828	Leased
Cota, Colombia	Office/Warehouse	13,659	Leased
San José, Costa Rica	Office/Warehouse	43,056	Leased
Quito, Ecuador	Office/Warehouse	28,589	Leased
Guayaquil, Ecuador	Office/Warehouse	8,191	Leased
San Salvador, El Salvador	Office/Warehouse	17,352	Owned
Guatemala City, Guatemala	Office/Warehouse	37,104	Leased
Kingston, Jamaica	Office/Warehouse	16,968	Leased
Centro de Capacitación, Mexico	Office/Warehouse	5,382	Leased
León, Mexico	Office/Warehouse	4,650	Leased
Mexico City, Mexico	Office/Warehouse	43,368	Leased
Monterrey, Mexico	Office/Warehouse	4,306	Leased
Plaza, Mexico	Office/Warehouse	1,615	Leased
Puebla, Mexico	Office/Warehouse	6,458	Leased
Querétaro, Mexico	Office /Warehouse	3,875	Leased
Tlalnepantla, Mexico	Office /Warehouse	104,238	Leased
Veracruz, Mexico	Office /Warehouse	2,939	Leased
Panama City, Panama	Office /Warehouse	34,445	Leased
Chiriqui, Panama	Office /Warehouse	6,480	Leased
Lima, Peru	Office /Warehouse	45,252	Owned-93%; Leased-7%
Montevideo, Uruguay	Office /Warehouse	25,058	Leased
Miami, United States	Office /Warehouse	221,021	Leased

Legal Proceedings

As of September 30, 2010, we had no material legal proceedings pending. From time to time, we are the subject of legal proceedings arising in the ordinary course of business. We do not believe that any proceedings currently pending or threatened will have a material adverse affect on our business or results of operations.

Reconciliation of Return on Invested Capital (ROIC)

The following table provides a reconciliation of our calculation of ROIC to operating income.

Return on Invested Capital (ROIC)

	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2010	2009	2008
	(Dollars in thousands, except percentage data)
Operating income (loss)	$14,146	$20,325	$(5,127)
Add: Goodwill write-off costs	—	—	18,777
IPO write-off costs	—	—	2,037
Restructuring costs	—	585	1,535
Adjusted operating income	$14,146	$20,910	$17,222
Blended effective tax rate	28.0%	28.0%	28.0%
Adjusted operating income after taxes	$10,185	$15,055	$12,400
Average investment(1)	$157,126	$131,895	$177,321
ROIC	6.5%	11.4%	7.0%

(1)	Calculation of average investment.

The following table provides our calculation of average investment.

	As of September 30,	As of December 31,
	2010	2009	2008
	(Dollars in thousands)
Shareholders’ equity	$40,658	$42,734	$14,550
Cash	27,772	27,234	22,344
Total debt	151,810	129,711	136,906
Net debt(2)	124,038	102,477	114,562
Shareholders’ equity and net debt	164,696	145,211	129,112
Average investment(3)	$157,126	$131,895	$177,321

(2)	Net debt equals total debt less cash.
(3)	Average investment as of September 30, 2010 is the average shareholders’ equity and net debt for the nine months ended September 30, 2010. Average investment as of December 31, 2009 and 2008 is the average shareholders’ equity and net debt for the 12 months during the years ended 2009 and 2008, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign exchange risk

Our principal market risk relates to foreign exchange rate sensitivity, which is the risk related to fluctuations of local currencies in our in-country markets, as compared to the U.S. dollar. We periodically engage in foreign currency forward contracts when available and when doing so is not cost prohibitive. In periods when we do not, foreign currency fluctuations may adversely affect our results of operations, including our gross and operating margins. We did not have any foreign currency forward contracts outstanding as of December 31, 2009. As of September 30, 2010 and December 31, 2008, our foreign currency forward contract with a notional amount of $5.2 million and $11.8 million, respectively, had a fair value of $(0.4) million and $(31,000), respectively.

A significant portion of our revenues from In-country Operations is invoiced in currencies other than the U.S. dollar, even though prices for IT products in our in-country markets are based on U.S. dollar amounts. For the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, 44.2%, 43.6% and 43.8% respectively, of our total revenue was invoiced in currencies other than the U.S. dollar. In addition, a significant majority of our cost of revenue is driven by the pricing of products in U.S. dollars. As a result, our gross profit and gross margins will be affected by fluctuations in foreign currency exchange rates. In addition, a significant amount of our in-country operating expenses are denominated in currencies other than the U.S. dollar. For the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, 53.0%, 52.8% and 47.0%, respectively, of our operating expenses were denominated in currencies other than the U.S. dollar. As a result, our operating expenses and operating margins will be affected by fluctuations in foreign currency exchange rates.

In most markets, including Argentina, Chile, Colombia, Costa Rica, Guatemala, Jamaica, Mexico, Peru and Uruguay, we invoice in local currency. Foreign currency fluctuations in these markets will impact our results of operations, both through foreign currency transactions and through the remeasurement of the financial statements into U.S. dollars. In the case of foreign currency transactions, inventory is initially recorded in the books and records of each of our In-country Operations in the local currency at the exchange rate in effect on the date the inventory is received. When a sale of this inventory is made by our In-country Operations, it is invoiced and recorded in the books and records in the local currency based on the U.S. dollar price converted at the exchange rate in effect on the date of sale. As a result, the appreciation of a local currency in one of these markets between the time that inventory is purchased and the time it is sold could have a marginal impact on our gross profit in U.S. dollar terms, thereby impacting our gross margins. In these cases, the settlement of the initial payable owed to a vendor (including, in many cases, our Miami Operations) results in a foreign exchange gain, which is included in foreign exchange loss (gain) in our consolidated statements of operations and which effectively offsets, in part, the reduction in gross profit. Conversely, the weakening of a local currency in one of these markets will have the opposite effect from those described above on our gross profit and gross margins.

The U.S. dollar is the functional currency in the preparation of our consolidated financial statements in each of our In-country Operations, except in Mexico where the functional currency is the Mexican Peso. In most of our In-country Operations, including Argentina, Chile, Colombia, Costa Rica, Guatemala, Jamaica, Mexico, Peru and Uruguay, our books and records are prepared in currencies other than the U.S. dollar. Remeasurement into the U.S. dollar is required for the preparation of our consolidated financial statements and will impact our results of operations. The remeasurement of our operating expenses is performed using an appropriately weighted-average exchange rate for the period. For periods where the local currency has appreciated relative to the U.S. dollar, the remeasurement increases the value of our operating expenses, thereby adversely impacting our operating margins. Conversely, the weakening of a local currency in one of these markets will have the opposite effect from those described above on operating expenses and operating margins. For example, we estimate that a one percent weakening or strengthening of the U.S. dollar against these local currencies would have increased or decreased our selling, general and administrative expenses by approximately $0.3 million, $0.4 million, $0.3 million and $0.4 million for the nine months ended September 30, 2010 and the years ended December 31, 2009,

2008 and 2007, respectively. The remeasurement of our monetary assets and liabilities is performed using exchange rates at the balance sheet date, with the changes being recognized in foreign exchange (gain) loss in our consolidated statements of operations.

In Ecuador, Panama and El Salvador, all of our transactions are conducted in U.S. dollars and all of our financial statements are prepared using the U.S. dollar, and therefore, foreign exchange fluctuations do not directly impact our results of operations.

We believe that our broad geographical scope reduces our exposure to the risk of significant and sustained currency fluctuations in any of our Latin American or Caribbean markets. In addition, a relatively small portion of the sales from our In-country Operations in Argentina, Chile, Costa Rica, Peru and Uruguay can be invoiced, at the election of certain of our customers, in U.S. dollars, thereby reducing the overall impact of fluctuations in the foreign currency exchange rates in these countries. In addition, in Chile, Peru and Guatemala, we from time to time reduce our exposure to the risk of currency devaluation by drawing on a local currency-denominated line of credit to acquire U.S. dollars.

If there are large and sustained devaluations of local currencies, like those that occurred in Brazil in 2000 and in Argentina in 2001, many of our products can become more expensive in local currencies. This could result in our customers having difficulty paying those invoices and, in turn, result in decreases in revenue. Moreover, such devaluations may adversely impact demand for our products because our customers may be unable to afford them. In these circumstances, we will usually offer a repayment plan for an affected customer, which in our experience has usually resulted in successful collection. In addition, substantially all of our Miami Operations’ foreign accounts receivable (other than accounts receivable owed by affiliates) are insured by Euler Hermes ACI. The policy’s aggregate limit is $20.0 million with an aggregate deductible of $1.0 million; the policy expires on August 31, 2011. In addition, 10% or 20% buyer coinsurance provisions apply, as well as sub-limits in coverage on a per-buyer and on a per-country basis. The policy also covers certain large, local companies in Argentina, Costa Rica, El Salvador, Guatemala, Jamaica and Peru. Our In-country Operations in Chile insures certain customer accounts with Coface Chile, S.A. credit insurance company in Chile; the policy expires on October 31, 2012.

It is our policy not to enter into foreign currency transactions for speculative purposes.

Interest rate risk

We are also exposed to market risk related to interest rate sensitivity, which is the risk that future changes in interest rates may affect our net income or our net assets. Given that a majority of our debt is a fixed rate obligation, we do not believe that we have a material exposure to interest rate fluctuations. As of September 30, 2010, assuming SBA’s $30.0 million floating rate revolving credit facility with Comerica Bank was fully drawn for the entire year, a 1.0% (100 basis points) increase (or decrease) in the U.S. prime lending rate would result in $300,000 increase (or decrease) in our current expense for the year. For 2009, assuming SBA’s $20.0 million floating rate revolving credit facility with Comerica Bank was fully drawn for the entire year, a 1.0% (100 basis points) increase (or decrease) in the U.S. prime lending rate would result in $200,000 increase (or decrease) in our current expense for the year.

It is our policy not to enter into interest rate transactions for speculative purposes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of December 1, 2010.

Name	Age	Position
Anthony Shalom	60	Chairman, Director
Michael Shalom	39	Chief Executive Officer and President, Director
Enrique Bascur	51	Director
Adolfo Henriques	56	Director
Thomas A. Madden	56	Director
Juan Pablo Pallordet	36	Director
Andres Small	29	Director
Russell A. Olson	52	Chief Financial Officer, Treasurer and Secretary

Our directors have qualifications, skills and experience that are consistent with our policy for selection of directors. All of our directors hold, or have held, senior executive positions or directorships in a variety of large organizations, many of which have significant international operations. In these positions, our directors have demonstrated their leadership, intellectual and analytical skills and gained deep experience necessary to provide effective advice and oversight to our company. Our directors have the experience in the context of the needs and composition of our Board of Directors as a whole and in the best interest of our company; the directors have the ability and willingness to devote the required time to serve on our Board of Directors.

The biographical information for our directors sets forth specific experience relevant to the director’s role in our Company.

Anthony Shalom was a founder of our company in 1988 and has been our Chairman since 2004. Mr. Shalom was the Chief Executive Officer from 2004 until his resignation as Chief Executive Officer on February 15, 2010. Although relinquishing his official duties as Chief Executive Officer, Mr. Shalom will remain fully engaged on daily operational activities in his capacity as Chairman. Prior to the investment by CVC International in our company, Mr. Shalom was President of Intcomex Holdings, LLC (effectively our predecessor company), serving as Chief Executive Officer and President and director.

Michael Shalom has been Chief Executive Officer of our company since February 15, 2010. Mr. Shalom was a founder of our company in 1988 and has been President and a director of our company since 2004. Mr. Shalom was President of Intcomex Holdings, LLC, serving in that capacity from 2002 to present. Mr. Shalom served as Chief Executive Officer of IFX Corporation, a Latin American telecommunications service provider, from 1999 to 2004 and as Chairman of IFX Corporation from 1999 to present. Mr. Shalom is the son of Anthony Shalom.

Enrique Bascur has been a director of our company since 2005. Mr. Bascur is currently a Managing Director at CVC International, where he has worked since 1999 specializing in investments in Latin America. Prior to 1999, Mr. Bascur managed the local equity investment unit as the Corporate Finance Head at Citigroup’s office in Santiago, Chile. Mr. Bascur serves on the boards of Sociedad Minera Sal de America S.A., a Chilean company; Dream S.A., a Chilean company in the entertainment and lodging business; Sundance Investment LLC and Block 67 LLC, a subsidiary of Sundance Investment LLC, an oil and gas company in Peru; Avantel S.A., a wireless telecommunications company in Colombia, and Citigroup International Finance Corporation, a wholly-owned subsidiary of Citigroup, Inc. Mr. Bascur holds a degree in Civil Engineering from Universidad Católica de Chile and an M.B.A. degree from the Wharton School of the University of Pennsylvania. Mr. Bascur has extensive management and corporate governance expertise gained through years of executive leadership positions with businesses throughout Latin America. Mr. Bascur has an educational background in financial and business management and holds an advanced degree from a highly acclaimed university. Mr. Bascur’s breadth of experience in various industries and countries allows him to provide valuable insights into the markets where we operate and different types of customers that we service. Mr. Bascur is an independent director within the meaning of the applicable laws, regulations and the listing standards of the Nasdaq Global Market, or Nasdaq.

Adolfo Henriques was elected a director of our company in February 2008. Mr. Henriques is currently Vice Chairman of the Related Group, a builder of luxury condominiums and multi-family real estate developments. From 2005 to 2007, Mr. Henriques was Chairman, President and Chief Executive Officer of Florida East Coast Industries, a commercial real estate firm and regional freight railroad company, prior to its acquisition in 2007. Prior to 2005, Mr. Henriques held several senior positions in the banking industry, most recently serving as Chief Executive Officer of the South Region for Regions Bank from 1998 to 2005. Mr. Henriques is currently a member of the board of directors of Boston Private Financial Holdings, Inc. Mr. Henriques holds a B.A. in Business from St. Leo College and a Master’s Degree in Accounting from Florida International University. Mr. Henriques’ significant experience as an executive and manager of business throughout the South Florida region allows him to offer strategic insight into our operations in Florida. Mr. Henriques’ educational background in accounting and business management as well as his years of business experience, provide him with the expertise necessary to effectively serve on our Audit Committee and our Board of Directors . Mr. Henriques satisfies the independence requirements of Nasdaq and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)” of the “Internal Revenue Code”) and non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Mr. Henriques satisfies the audit committee members independence requirements of Nasdaq, the Exchange Act and the Securities and Exchange Commission (“SEC”) rules and regulations. Mr. Henriques is an independent director within the meaning of the applicable laws, regulations and the listing standards of Nasdaq.

Thomas A. Madden has been a director of our company since December 2006. From 2001 until his retirement in 2005, Mr. Madden served as the Executive Vice President and Chief Financial Officer of Ingram Micro. From 1997 to 2001, Mr. Madden was the Senior Vice President and Chief Financial Officer of Arvinmeritor, Inc. Mr. Madden currently serves on the boards of Mindspeed Technologies, Inc., a company designing, developing and selling semiconductor networking solutions for communications applications; Freight Car America, Inc., manufacturer of railroad freight cars; and the City of Hope Cancer Institute. Mr. Madden holds a B.S. degree in Accounting from Indiana University of Pennsylvania and an M.B.A. degree from the University of Pittsburgh. Mr. Madden’s extensive professional experience, in particular his management and corporate governance expertise, make him qualified to serve on our Board of Directors. In addition, Mr. Madden has extensive experience in performing policy development and enforcement functions in executive positions in industry-related businesses, including having recently served as Chief Financial Officer of Ingram Micro, a member of our peer industry group. Mr. Madden has an educational background in accounting and holds an advanced degree in business management. Mr. Madden satisfies the independence requirements of Nasdaq and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. Mr. Madden is an independent director within the meaning of the applicable laws, regulations and the listing standards of the Nasdaq independence standards for our nominating and corporate governance committee. Mr. Madden satisfies the audit committee members independence requirements of the Nasdaq, the Exchange Act, and the SEC rules and regulations. Our Board of Directors has determined that Mr. Madden qualifies as an “audit committee financial expert” under the SEC rules and regulations.

Juan Pablo Pallordet has been a director of our company since 2004. Mr. Pallordet is currently a Director of CVC International, where he has worked since 1999, specializing in private equity investments and divestments related to oil and gas, food and beverage, technology and media assets. Mr. Pallordet is currently a board member of Sundance Investment, LLC, an oil and gas company in Peru, and Avantel; S.A., a wireless telecommunications company in Colombia. Mr. Pallordet holds an advanced degree in Industrial Engineering from the Universidad de Buenos Aires. Mr. Pallordet has extensive professional experience, both in Latin

America and in a related industry, and management and corporate governance expertise. Mr. Pallordet has an educational background in engineering, which contributes to the diversity of skills and education composition of our Board of Directors. Mr. Pallordet satisfies the independence requirements of the Nasdaq and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. Mr. Pallordet satisfies the Nasdaq independence standards for our nominating and corporate governance committee. Mr. Pallordet is an independent director within the meaning of the applicable laws, regulations and the listing standards of Nasdaq.

Andres Small has been a director of our company since July 2007. Mr. Small is currently a private equity transactor focusing on emerging markets at CVC International, where he has worked since January 2005. Prior to joining CVC International, Mr. Small was as an investment banking analyst in J.P. Morgan Chase’s Latin American Mergers & Acquisitions Advisory Group, completing several transactions in the consumer, construction, financial, paper & packaging and telecommunications industries. Mr. Small is currently a board member of Permolex International, L.P., a company producing bio-fuel products, and Sindicatum Carbon Capital Holdings Limited, a London-based company developing green house gas abatement projects. Mr. Small holds a B.A. degree in Economics and International Relations with honors from Stanford University. Mr. Small has extensive professional experience, management and business advisory positions in businesses throughout Latin America and in sectors that comprise many of our customers. Mr. Small has an educational background in economics and international relations, which contributes to the diversity of skills and education composition of our Board of Directors. Mr. Small is an independent director within the meaning of the applicable laws, regulations and the listing standards of Nasdaq.

Russell A. Olson has been Chief Financial Officer and Treasurer of our company since March 2005. Mr. Olson also serves as Secretary. Prior to joining our company, Mr. Olson served as Chief Financial Officer of ATX Technologies, Inc. in Irving, Texas in 2004. From 1985 to 2004, Mr. Olson served in a variety of capacities for Verizon Communications Inc. including business analysis, strategic planning and budgets, treasury, internal audit and financial planning. From 2002 to 2004, Mr. Olson served as Executive Vice President of Finance and Chief Financial Officer for Grupo Iusacell, S.A. de C.V., a Mexican wireless subsidiary of Verizon. Mr. Olson holds a Master’s Degree in Finance from Fairfield University and a B.S. in Business Administration from the University of Arizona.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including executive officers. The Code of Business Conduct and Ethics is available without charge through the “Investor Relations, Governance Library” section of our website www.intcomex.com, by writing to the attention of: Investor Relations, c/o Intcomex, Inc., 3505 NW 107th Avenue, Miami, Florida 33178, or by emailing to ir@intcomex.com. Any waivers of the provisions of this Code of Ethics and Business Conduct for directors or executive officers may be granted only in exceptional circumstances by our Board of Directors, or an authorized committee thereof, and will be promptly disclosed to our shareholders.

Board of Directors

Board Size, Composition and Independence

Our amended and restated certificate of incorporation and by-laws provide that the size of our Board of Directors will be determined by a resolution of a majority of the Board of Directors. Directors are elected for a one-year term or until their successors are duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. Our Board of Directors consists of seven members as of February 19, 2010. In January 2009, Carol Miltner, our former board member, resigned as a member of the Board of Directors. Ms. Miltner’s resignation did not result from a disagreement with us, or any matter with respect to our operations, policies, practices or public disclosures. Ms. Miltner received a severance payment in the amount of $75,000, and surrendered her restricted shares of common stock and stock options.

We currently are party to a shareholders agreement pursuant to which, prior to an IPO and so long as Messrs. Anthony Shalom and Michael Shalom control securities in the aggregate representing not less than 22% of our voting power, five of our directors are to be nominated by CVC International, two of our directors are to be nominated by Messrs. Anthony Shalom and Michael Shalom and two of our directors are to be independent. Each of CVC International and collectively, Messrs. Anthony and Michael Shalom is entitled to remove the independent directors at any time and replace them with other individuals who would be independent directors pursuant to the terms of the shareholder agreement.

Board Leadership Structure and Oversight

Our board leadership is designed with separate Chief Executive Officer and Chairman of the Board of Directors. Mr. Michael Shalom is our Chief Executive Officer and President, and is responsible for our day-to-day leadership. Mr. Anthony Shalom is our Chairman and provides guidance to the Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles, and our Board of Directors believes this provides an efficient and effective leadership model for the Company. The Chief Executive Officer is responsible for setting our strategic direction and the our day-to-day leadership and performance, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for meetings and presides over meetings of the Board of Directors. This structure reflects the continuing strong leadership, energy and passion brought to the Board of Directors by our founder, Mr. Anthony Shalom, and the day-to-day management direction of the Company under his son, Mr. Michael Shalom, as Chief Executive Officer and President. The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain risks and exposures being delegated to the relevant committees of the Board of Directors that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is supported by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and mitigation or management initiatives. These areas of focus include competitive, economic, operational, financial, legal, regulatory, compliance, and safety, and reputational risks. In addition to regular management presentations that highlight risks and exposures, where relevant and material, the Board of Directors and its committees have regular executive sessions with management personnel responsible for certain areas of risk and with third parties.

Committees of the Board

Our standing board committees consist of an audit committee, a nominating and corporate governance committee and a compensation committee.

Audit Committee. Our audit committee consists of Messrs. Madden (Chairperson), Henriques, Pallordet and Michael Shalom. Messrs. Madden and Henriques satisfy the audit committee members independence requirements of Nasdaq, the Exchange Act, and the SEC rules and regulations. Our Board of Directors has determined that Mr. Madden qualifies as an “audit committee financial expert” under the SEC rules and regulations. The rules of Nasdaq, or the Nasdaq Rules and Rule 10A-3 of the rules promulgated under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Mr. Pallordet is not an “independent” audit committee member under the Nasdaq independence standards for audit committee members and Rule 10A-3 of the rules promulgated under the Exchange Act because of his affiliation with CVC International, our principal shareholder. Mr. Michael Shalom is not an “independent” audit committee member under the Nasdaq independence standards for audit committee members because he is the President of the Company.

The audit committee assists the board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors and our independent auditors report directly to the audit committee.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Pallordet and Madden who satisfy the Nasdaq independence standards. The nominating and corporate governance committee will identify qualified individuals to become members of the Board of Directors, determine the composition of the Board of Directors and its committees and develop and recommend to the Board of Directors sound corporate governance policies and procedures. The design and operation of the director nomination program reflects the Company’s principles to recruit and retain talented board members with qualifications that support development and implementation of the Company’s strategy and the ability to act in the best interest of the Company’s shareholders.

The nominating and corporate governance committee reviews the composition of the Board of Directors and, as necessary, at its discretion, recommends to the Board of Directors when a director should be removed, replaced or added when a vacancy occurs by reason of disqualification, resignation, retirement, death, or an increase in the size of the Board of Directors. The Nominating and Corporate Governance Committee considers candidates for nomination to the Board from a number of sources, and believes it is important to have directors from various backgrounds and professions in order to ensure that the Board has a wealth of experiences to inform its decisions. The committee considers individuals for nomination to serve as members of the Board of Directors based upon their requisite skills and characteristics as well as the composition of the Board as a whole. The assessment includes the individual’s qualification as an independent board member based upon Nasdaq independence standards and the consideration of diversity, education, specialized skills and professional experience in the context of the needs of the Board of Directors and the best interest of the Company. The committee also considers the director nominees for experience in executive leadership, financial management expertise, corporate governance and policy development and enforcement. The committee reviews candidate qualifications based on industry knowledge of logistics and distribution or expertise relevant to the Company’s business, and its management and the individual’s ability and willingness to devote the required time to provide service as a member of the Board of Directors. The committee performs an evaluation of each director’s performance annually before recommending the nomination of a member of the Board of Directors for an additional term.

Compensation Committee. The compensation committee consists of Messrs. Henriques (Chairperson), Madden, Pallordet and Anthony Shalom. Messrs. Henriques, Madden and Pallordet satisfy the independence requirements of the Nasdaq and qualify as the outside directors within the meaning of Section 162(m) of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. Mr. Anthony Shalom is not an “independent” compensation committee member under the Nasdaq independence standards for compensation committee members because he is the Chairman of the Company.

The primary duty of the compensation committee is to discharge the responsibilities of the Board of Directors relating to compensation practices for our executive officers and other key employees, as the committee may determine, to ensure that management’s interests are aligned with the interests of our equity holders. The compensation committee also evaluates, establishes and presents to the Board of Directors for ratification our employee benefits plans, compensation and equity-based plans and compensation of directors. The compensation committee considers, establishes and presents to the Board of Directors for ratification, the compensation and benefits of the Chief Executive Officer and the other executive officers.

On December 22, 2009, the Company issued an additional 27,175 shares of Class B Common Stock, non-voting to certain existing shareholders who became party to both a subscription agreement governing the issuance of shares as well as the fourth amended and restated shareholders agreement. In exchange for the shares, the Company received an aggregate of $15.1 million in 11 3/4% Senior Notes, $0.9 million in accrued interest and tender premium and $4.0 million in cash. The subscribers included Shalom Holdings 3, LLLP, which is controlled by Mr. Anthony Shalom. Shalom Holdings 3, LLLP contributed $1.3 million in 11 3/4% Senior Notes in exchange for 1,794 shares of Class B common stock, non-voting. For a more detailed discussion of the subscription agreement, see “Certain Relationships and Related Party Transactions—Subscription Agreement with Related Parties.”

Director Independence

Our Board of Directors ensures that its determinations regarding the definition of “independent” are consistent with the Nasdaq Rules, the SEC rules and relevant securities and other laws and regulations. Consistent with these considerations, and after reviewing all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, our Board of Directors has affirmatively determined that six of our directors, Messrs. Bascur, Henriques, Madden, Pallordet and Small are independent directors within the meaning of the applicable laws, regulations and the listing standards of the Nasdaq. Messrs. Michael Shalom and Anthony Shalom are not “independent” directors under the Nasdaq independence standards. Messrs. Michael Shalom and Pallordet are not “independent” audit committee members under the Nasdaq independence standards for audit committee members. Mr. Anthony Shalom is not an “independent” compensation committee member under the Nasdaq independence standards for compensation committee members because he is the Chairman of the Company.

Independent, Non-Employee Directors

Adolfo Henriques

Thomas A. Madden

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A focuses on our Named Executive Officers, or NEOs. The NEOs are Messrs. Anthony Shalom, Chairman, Michael Shalom, Chief Executive Officer and President and Russell A. Olson, Chief Financial Officer, Secretary and Treasurer of the Company.

Role of Compensation Committee

The compensation committee is responsible for the review and approval of all aspects of our compensation program and makes all decisions regarding the compensation of our NEOs, other executive officers, if any, (collectively referred to herein as the Executive Officers) and members of the Board of Directors including the following specific responsibilities:

•

review, modify and administer all compensation plans and programs to the Executive Officers and ensure such plans are aligned with our compensation strategies and policies and our performance goals and objectives;

•	annually review, evaluate and approve:

•	performance criteria, terms and award vehicles used in our compensation plans and arrangements of the Executive Officers;

•	performance of and compensation level approved and delivered to the Executive Officers;

•	employment, compensatory and other contractual arrangements, contracts, plans, policies and programs affecting the Executive Officers;

•	biannually review, evaluate and approve:

•	compensation arrangements for the Board of Directors; and

•	differentiate pay based on individual performance, assessed on objective and subjective criteria.

Compensation Philosophy and Objectives

The design and operation of the executive compensation program and decisions reflects our foundations of principles to recruit and retain talented leadership and implement measurable and achievable individual and Company performance targets as award vehicles in our compensation plan. Our compensation philosophy is relatively simple, reflecting the size, status as a privately-held company not traded on a public stock exchange.

Executive Compensation

The design and operation of the executive compensation program and decisions reflects our foundations of principles to recruit and retain talented leadership and implement measurable and achievable individual and Company performance targets as award vehicles in our compensation plan. The executive compensation program is intended to award a combination of quantitative and qualitative measures. The quantitative measures are based upon a weighted metrics of net income, operating income and cash conversion cycle days. The qualitative measures are based upon a series of goals to ensure business continuity and secure the future performance of the Company.

Principle Elements of our Compensation Program

The recruitment and retention of talented leadership to manage our Company requires a competitive compensation package aligned with our pay for performance philosophy for our NEOs. The approach to our executive compensation package includes: (1) fixed compensation elements of base salary and benefits; and (2) some elements of variable compensation contingent upon our company’s performance.

Fixed Compensation. The principal elements of our fixed compensation program are not directly linked to performance targets. Fixed compensation includes base salary, benefits (e.g., health, life and disability insurance) and 401(k) deferred compensation plan. Individual variations in base salary are based on job scope, tenure, retention risk and other factors relevant to us.

Variable Compensation. The principle elements of our incentive compensation program are linked to performance metrics related to the executive’s job scope. Variable compensation includes annual bonus and long-term incentive awards. These metrics are tied to our growth, profitability and performance objectives as determined by our Board of Directors during the annual budgeting process. For a detailed discussion of our incentive compensation plans, see “—Annual Bonus” and “—Long-Term Incentive Awards.”

Base Salary. We provide our NEOs with a market competitive base salary to attract and retain an appropriate caliber of talent for the position and to recognize that similar base salaries are provided at companies with whom we compete for talent. The compensation committee reviews the base salaries for the NEOs annually and determines whether changes to the base salary are required based on changes in our competitive market, individual performance, experience in the position, and other relevant factors. For the base salaries of each of our NEOs, see “—Summary NEO Compensation Table.”

Annual Bonus. We provide the opportunity for our NEOS to earn a market competitive annual cash incentive award to recognize appropriate level of measurable and achievable individual and Company performance targets as award vehicles in our compensation plan. The compensation committee reviews the NEOs annual bonuses each year and determines whether changes to the annual bonus program are required based on changes in our Company’s performance and other factors relevant to the Company.

In 2010, we offered an annual bonus to each of our NEOs based upon the achievement of certain financial (net income, operating income and cash conversion cycle) and non-financial (operational excellence initiatives) goals established by the compensation committee. For the annual bonus of each of our NEOs, see “—Summary NEO Compensation Table.”

Long-Term Incentive Awards. We offer market competitive long-term incentive awards to certain of our NEOs to motivate executives to make decisions to focus on the long-term growth of our Company, thus increasing shareholder value, to attract and retain an appropriate caliber of talent for the position and to recognize that similar long-term equity incentives are provided at companies with whom we compete for talent. The compensation committee reviews the long-term incentive awards for the NEOs annually and determines whether changes to the long-term incentive awards are required based on changes in our competitive market, individual performance, experience in the position, and other relevant factors. In 2011, we offered long-term incentive awards to our NEOs. For a discussion of Mr. Olson’s long-term incentive awards, see “—Employment Agreements; Potential Payments Upon Termination or Change of Control.”

The Board of Directors or any of its committees, as directed by the Board of Directors, administers the 2007 Founders’ Grant Stock Option Plan, which we refer to as the 2007 Founders’ Option Plan, for the NEOs. The 2007 Founders’ Option Plan provides for the grant of nonqualified and incentive stock options to Executive Officers, management employees and directors, as designated by the plan administrator.

Under the 2007 Founders’ Option Plan, stock options will be granted at fair market value on the date of grant and have a 10-year exercise period and a vesting period as determined by the plan administrator pursuant to the stock option award agreement. Upon a termination of service with us, a plan participant’s options to the extent vested remain exercisable for a period ending on the earlier of three months from termination of service (or 12 months from termination of service, in the case of death or disability) or as specified in the stock option award agreement. Any portion of the option that is unvested as of termination of service will be forfeited. The 2007 Founders’ Option Plan provides for acceleration of vesting on a change of control. “Change of control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and

14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under of the Exchange Act), directly or indirectly, of securities of the company representing more than 50.0% of the total voting power represented by the company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the company of all or substantially all of the company’s assets; or (iii) the consummation of a merger or consolidation of the company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50.0% of the total voting power represented by the voting securities of the company or such surviving entity or its parent outstanding immediately after such merger or consolidation. The Board of Directors may, at any time, amend, alter, suspend or terminate the 2007 Founders’ Option Plan, except as such amendment, suspension or termination of the 2007 Founders’ Option Plan would impair the rights of any participant under the 2007 Founders’ Option Plan, unless otherwise agreed to by the plan participant.

A maximum of 1,700 shares of Class B common stock, non-voting may be issued under the 2007 Founders’ Option Plan, and subject to certain capital adjustment provisions, a maximum of 250 shares of common stock, subject to options, may be granted to management employees and independent, non-employee directors in a single calendar year. As of December 31, 2010, 1,540 stock options were issued, of which 1,280 were outstanding and 160 may be issued under the 2007 Founders’ Option Plan. As of December 31, 2009, 1,540 stock options were issued, of which 1,280 were outstanding and 160 may be issued under the 2007 Founders’ Option Plan. Upon exercise of the outstanding stock options granted under the 2007 Founders’ Option Plan, an aggregate of 1,280 shares of Class B common stock, non-voting are issuable with a weighted average exercise price of $1,077 per share.

[Deferred Compensation Plan. During the first half of 2009, we contributed 4.0% in cash of each participating employee’s total salary, up to IRS contribution limits, to the respective employee’s 401(k) savings plan. We temporarily discontinued the contributions in July 2009 to ensure compliance with non-discriminating plan thresholds. For the deferred compensation of each of our NEOs, see “—Summary NEO Compensation Table.”]

Perquisites. We do not provide any executives or employees with perquisites or a perquisite allowance.

Other Benefits. Insurance benefits for executives employ the same formulae as are applicable to all our employees.

The Decision Making Process

The compensation committee met five times during 2009 to consider the individual performance goals and objectives, our financial position and philosophy and discuss the preliminary and final compensation decisions for the NEOs. The compensation committee evaluated the performance and compensation awards based upon the executives overall contribution to our financial and operational performance.

When making the annual bonus decisions for 2009, the compensation committee considered overall Company and individual performance, competitive market position and prior year’s cash bonuses.

The compensation committee considered several factors when making its year-end compensation decisions affecting our NEOs. Our performance for the year ended December 31, 2009, was the principal consideration regarding the overall funding level of the annual bonus elements of the NEO’s compensation for 2009, with the primary factor of Company performance being net income and operating income and the secondary factor being cash conversion cycle, or the Annual Company Performance Bonus. The level at which we fund our bonuses correlates to the degree to which the targets have been met, not met, or has exceeded the target. We failed to achieve our EBITDA or cash conversion cycle objectives for the year ended December 31, 2008, therefore, our NEOs were not awarded the Annual Company Performance Bonus.

In September 2009, the compensation committee approved a reduction in the NEO’s bonus pool to 50%, as a result of the revised year end net income and operating income targets.

The compensation committee considers additional performance factors related to the NEO’s progress on core strategic performance priorities across the Company. As part of the compensation decision process, the compensation committee judges each NEO on the overall performance priorities, without a set weight assigned to each of the factors, but an overall weighting for the group of priorities. The compensation committee reviews and balances these factors in the aggregate in determining individual NEO bonuses, or the Annual Individual Performance Bonus. The Annual Individual Performance Bonus is based upon a combination of quantitative and qualitative measures. The quantitative measures account for 75% of the bonus and are based upon the achievement of a weighted metrics of net income, operating income and cash conversion. The qualitative measures account for 25% of the bonus and are based upon the achievement of goals for continuity and goals to secure the future of the Company. The specific targets for the performance priorities are not disclosed because we believe disclosure of this information would cause us competitive harm.

These targets are based on our business plan for the current fiscal year, and are intended to be challenging but achievable. Based on historical experience, management was expected to achieve between 85% to 100% of the targets for fiscal years 2009 and 2008. However, given the recent global economic crisis and its impact on us in 2008, Annual Individual Performance Bonuses were not awarded.

The individual NEO compensation decisions vary based on the Company and individual performance with consideration of the following performance priorities and key strategic initiatives: (i) continued infrastructure development and implementation of our core ERP system in In-country Operations; (ii) development of a comprehensive five year strategic planning process company-wide; (iii) identification of business growth opportunities to grow and build the business; and, (iv) achievement of effectiveness of our disclosure controls and procedures and internal controls over financial reporting in compliance with the Sarbanes-Oxley Act of 2002.

Compensation of Our Named Executive Officers

Each of the NEO’s Messrs. Anthony and Mike Shalom voluntarily enacted a temporary decrease to their 2009 annual base salaries by 15% effective July 1, 2009, to support our cost containment and reduction policy during the fiscal year. The compensation committee increased the NEO’s 2008 annual base salaries by 10% of each NEO’s respective 2008 annual base salary, effective July 1, 2008, to reflect the NEO’s increasingly broader roles including each NEO’s extensive involvement in the filing of the SEC Form S-1 Registration Statements and respective amendments and operational and financial performance achievements including the achievement of our $1 billion revenue mark during fiscal 2008.

The compensation committee established the 2009 short-term annual bonus incentive award for each NEO. The short-term annual bonus incentive target is 115% for the Chief Executive Officer, 100% for the President and 85% for the Chief Financial Officer, of their respective 2009 base salaries. The NEO is eligible to earn an actual short-term annual bonus based on the Company’s achievement of certain financial metrics and the individual NEO’s achievement of their Annual Individual Performance Bonus. The NEO qualifies to earn up to 75% of the actual short-term annual bonus based upon the achievement of financial metrics including our average cash conversion cycle of each quarter of 2009 and our year-end 2009 EBITDA based on consolidated U.S. GAAP financial statements. The NEO qualifies to earn up to the remaining 25% of the actual short-term annual bonus based upon the successful achievement of their Annual Individual Performance Bonus including the infrastructure development and implementation of our core ERP system in select In-country Operations, the development of a comprehensive five year strategic planning process company-wide, the identification of business growth opportunities, and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting in compliance with the Sarbanes-Oxley Act of 2002.

Pay Equity. On February 15, 2009 the compensation committee approved the compensation package for Messrs. Anthony Shalom and Michael Shalom’s including a base salary component and a short-term incentive award component. The compensation committee approved the compensation package for Mr. Olson including a base salary component, an annual bonus component and a long-term incentive award component. The compensation committee included an annual bonus component in Mr. Olson’s compensation package that is appropriate for his scope of responsibilities as our Chief Financial Officer, Secretary and Treasurer to balance the compensation for his respective position among his peer NEOs. For a further discussion on the security ownership of certain beneficial owners, see “—Security Ownership of Certain Beneficial Owners and Management.”

Benchmarking

In 2007, the compensation committee engaged Compensia to advise the Company on the rank of our executive compensation package relative to our peer industry group. We performed a formal, detailed analysis of the compensation plans relative to our peer groups in determining the target compensation provided to the NEOs and examined the performance metrics including operating income and operating margin, pre-tax profit, return on working capital and return on invested capital and earnings per share. We reviewed the compensation paid relative to our peer industry group including: Agilysys, Arrow Electronics, Avnet, Bell Microproducts, Black Box, GTSI, Ingram Micro, Pomeroy IT Solutions, Richardson Electronics, ScanSource, SYNNEX, Tech Data.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is a member of the compensation committee and attends and participates in the compensation committee meetings. The Chief Executive Officer recommends any NEO compensation changes to the compensation committee and the compensation committee considers and approves the compensation levels. The compensation committee sets the compensation of the Chief Executive Officer and consults with the Chief Executive Officer with respect to the compensation of the Chief Financial Officer.

Equity Grant Practices and Equity Ownership Guidelines

The compensation committee authorizes the issuance of equity grants to employees, directors and Executive Officers. The compensation committee reviews, modifies and administers all equity compensation plans, programs and ownership guidelines and ensure such plans are aligned with our compensation strategies and policies and our performance goals and objectives. We do not require executive officers to hold shares of the Company.

Compensation Recoupment Policy

The compensation committee does not maintain a policy for the recoupment of any compensation payable in the event an executive officer is terminated for cause or knowingly or intentionally satisfies performance metrics through illegal or fraudulent conduct. The compensation committee does not consider recoupment of any compensation payable unless specified in an individual employment agreement.

Tax Deductibility Considerations

We believe that all compensation paid to our named executive officers for 2009 is accounted for as expense in the period to which it relates in accordance with U.S. GAAP and is deductible for U.S. federal income tax purposes. In no case during 2009 and 2008 was any proposed form of compensation materially revised to take into account the impact of tax or accounting treatment. The impact of the deductibility limits of Section 162(m) of the Internal Revenue Code, did not materially impact our compensation decisions for 2009 and 2008, because those provisions of the Internal Revenue Code did not apply to us in 2009 and 2008, and our compensation levels for 2009 and 2008 did not approach the $1.0 million per named executive officer level at which compensation deductions may be denied under those provisions.

Compensation Committee Interlocks and Insider Participation

On January 25, 2007, we formed our compensation committee. The compensation committee consists of Messrs. Henriques (Chairperson), Madden, Pallordet and Anthony Shalom. Messrs. Henriques, Madden and Pallordet satisfy the independence requirements of the Nasdaq and qualify as the outside directors within the meaning of Section 162(m), and non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. Mr. Anthony Shalom is not an “independent” compensation committee member under the Nasdaq independence standards for compensation committee members because he is our Chairman. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as member of our Board of Directors or compensation committee.

Compensation Committee Report

Our compensation committee has reviewed and discussed this CD&A with our management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the CD&A be included in this prospectus.

Compensation Committee

Adolfo Henriques (Chairperson)

Thomas A. Madden

Juan Pablo Pallordet

Anthony Shalom

Summary NEO Compensation

The summary NEO compensation table describes the total compensation paid for the years ended December 31, 2010, 2009 and 2008 to the NEOs, serving as our Executive Officers, including the Chief Executive Officer, the President and the Chief Financial Officer, Secretary and Treasurer. The table reflects information regarding the components of total compensation for services rendered by the NEOs to the Company and its subsidiaries for the years ended December 31, 2010, 2009 and 2008.

Summary NEO Compensation Table

Name and Principal Position	Year	Salary	Bonus(3)		Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards(5)	Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Anthony Shalom,	2010	$296,356	$—	(4)	$—	$—	$—	(4)	$—	$—	$296,356	(7)
Chief Executive Officer(1)	2009	$342,250	$—		$—	$—	$191,981		$—	$7,400	$541,631
	2008	$377,788	$—		$—	$—	$—		$—	$6,900	$384,688

Michael Shalom,	2010	$329,442	$—	(4)	$—	$—	$—	(4)	$—	$—	$329,442	(7)
President and Chief Executive Officer(2)	2009	$342,250	$—		$—	$—	$166,940		$—	$7,400	$516,590
	2008	$349,231	$—		$—	$—	$—		$—	$6,900	$356,131

Russell A. Olson,	2010	$261,692	$—	(4)	$—	$—	$—	(4)	$—	$—	$261,692	(7)
Chief Financial Officer, Treasurer and Secretary	2009	$280,000	$—		$—	$—	$107,383		$—	$5,600	$392,983
	2008	$274,548	$—		$—	$—	$—		$—	$6,900	$281,448

(1)	Anthony Shalom has been Chairman of the Company since 2004 and was the Chief Executive Officer until his resignation as Chief Executive Officer on February 15, 2010.
(2)	Michael Shalom has been President of the Company since 2004 and became Chief Executive Officer effective February 15, 2010.
(3)	Represents amounts earned during the fiscal years covered related to achievements versus established goals.
(4)	Amounts earned for 2010 are not calculable through the latest practicable date and are expected to be determined on or about March 15, 2011.
(5)	In February 2007, the Board of Directors authorized a one-time issuance of options to acquire an aggregate of 1,540 shares of Class B common stock, non-voting under the 2007 Founders’ Option Plan to certain of the Company’s management employees and independent, non-employee directors. The shares vest ratably over a three year vesting period of one-third per year and expire 10 years from the date of grant.
(6)	Represents amounts contributed by the Company to the employee’s 401(k) account.
(7)	Total amounts for 2010 do not include bonuses, as bonus amounts earned for 2010 are not calculable through the last practicable date and are expected to be determined on or about March 15, 2011.

Outstanding Equity Awards at Fiscal Year End 2010

	OPTION AWARDS						Number of Shares of Stock that have not Vested	STOCK	AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date		Market Value of Shares of Stock that have not Vested	Equity Incentive Plan Awards Number of Unearned Shares that have not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares that have not Vested
Anthony Shalom,	—	—	—	$—		—	—	$—	—	—
Chief Executive Officer(1)

Michael Shalom,	—	—	—	$—		—	—	$—	—	—
President(2)

Russell A. Olson,	133	—	67	$1,077	(3)	Feb 27, 2017	—	$—	—	—
Chief Financial Officer, Treasurer and Secretary

(1)	Anthony Shalom has been Chairman of the Company since 2004 and was the Chief Executive Officer until his resignation as Chief Executive Officer on February 15,2010.
(2)	Michael Shalom has been President of the Company since 2004 and became Chief Executive Officer effective February 15, 2010.
(3)	In February 2007, the Board of Directors authorized a one-time issuance of options to acquire an aggregate of 1,540 shares of Class B common stock, non-voting under the 2007 Founders’ Option Plan to certain of the Company’s management employees and independent, non-employee directors. The shares vest ratably over a three year vesting period of one-third per year and expire 10 years from the date of grant.

Employment Agreements; Potential Payments Upon Termination or Change of Control

The following describes certain of our obligations on various termination situations for Mr. Olson. We have no other obligation with respect to any termination or change in control payments to any of the NEOs. We do not maintain employment agreements with Anthony or Michael Shalom. The compensation committee annually approves compensation packages for Anthony and Michael Shalom in accordance to the procedures described in “—Decision Making Process”, and “—Compensation of Our Named Officers.”

We have an employment agreement with Mr. Olson, our Treasurer, Chief Financial Officer and Secretary, which expires on December 31, 2010, and will be automatically renewed for subsequent one year terms until Mr. Olson’s employment with the Company terminates. As set forth in the employment agreement, Mr. Olson’s annual base salary is $280,000, plus an annual performance bonus of up to 50% of his base salary, which is $140,000 for 2010, based on the achievement of specified performance targets, including achieving certain levels of EBITDA, gross revenues, working capital management and project specific performance. Mr. Olson also participates in the Long Term Incentive Plan, or the LTIP, with a 2010 target of 40% of his base salary, or $112,000, to be paid out in restricted shares with a four-year vesting schedule. Payouts under the LTIP will be indexed using the same performance score used in the Short Term Incentive Plan. Mr. Olson is also eligible to receive employee benefits comparable to the benefits provided to our other employees.

In the event Mr. Olson’s employment is terminated by us for “Cause” or by Mr. Olson not for “Good Reason” following a “Change in Control,” (as each term is defined in the employment agreement), Mr. Olson would only be entitled to (a) base salary due through the termination date, (b) unpaid bonus compensation from the previous calendar year, if applicable, (c) additional salary for accrued and unused vacation, (d) compensation for unreimbursed business expenses, (e) all compensation due under the terms of our employee benefit plans and (f) all of Mr. Olson’s vested restricted shares through the termination date.

In the event Mr. Olson’s employment is terminated by us without “Cause” or by Mr. Olson for “Good Reason” following a “Change in Control” Mr. Olson would be entitled to, subject to his execution of a general release and waiver, the amounts and benefits described in the preceding paragraph and an additional lump sum severance payment equal to the sum of (a) twelve months of salary, (b) a pro-rata bonus payment for the calendar year of Mr. Olson’s termination based on the average bonus payout from the previous two calendar years and (c) accelerated vesting of all restricted stock granted to Mr. Olson under the LTIP for prior years.

Generally, Mr. Olson’s employment agreement defines “Cause” to mean (A) the executive’s serious, willful misconduct in the performance of his duties; (B) failure to carry out directions from the President, CEO or Board of Directors; (C) any act or omission by the executive intended to enrich him, or any other party, in derogation of his duties to us; (D) the executive’s commission of a crime of moral turpitude, fraud or misrepresentation; (E) the executive’s material breach of his employment agreement; or (F) any willful or purposeful act or omission by the executive having the effect of injuring our business.

Generally, Mr. Olson’s employment agreement define “Good Reason” to mean (A) a material adverse change in the duties or title of the executive which are unacceptable to him; or (B) our material breach of the employment agreement.

Generally, Mr. Olson’s employment agreement defines “Change in Control” to mean the occurrence of one or more of the following events (A) a sale of substantially all of our assets; (B) our stockholders approve a merger or consolidation of Intcomex, Inc. with any entity, other than a merger or consolidation which would result in the our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the voting securities of Intcomex, Inc. or such surviving entity outstanding immediately after such merger or consolidation; (C) a change in ownership of Intcomex, Inc. through a series of transactions, such that any person or entity becomes the Beneficial Owner (as defined under Rule 13-d-3 of the Exchange Act), directly or indirectly, of securities of the Intcomex, Inc. representing fifty percent or more of securities of the combined voting power of Intcomex, Inc.’s then outstanding securities; provided that, for such purposes (i) any acquisition by Intcomex, Inc. in exchange for its securities shall be disregarded, and (ii) any acquisition of securities by Intcomex Inc.’s affiliates in transactions regardless of the amount of securities acquired will not constitute a change in ownership or a Change in Control. In no event will either the sale of Intcomex Inc. stock as a result of an initial public offering, or any changes of legal entity names or location, constitute a Change of Control.

Mr. Olson’s employment agreement contains confidentiality provisions and provides for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 24 months following termination of employment for Cause and 12 months following termination without Cause or for Good Reason following a Change in Control.

401(k) Plan

Our employees participate in a 401(k) plan to provide them with retirement benefits and with a means to save for their retirement. The 401(k) plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code.

Director Compensation

Directors who are independent, non-employee members of the Board of Directors are eligible to receive director compensation under a basic board membership compensation plan. In 2007, eligible directors were granted 160 stock options under the 2007 Founders’ Option Plan. We reimburses directors for reasonable travel expenses incurred in attending our board, committee and shareholder meetings.

In 2007, the compensation committee engaged Compensia to advise us on our role-based differentiation of compensation levels to capture and compare the non-employee director compensation package relative to our peer industry group. We reviewed the compensation paid by its peer industry group and performed a formal, detailed analysis of the non-employee director roles and compensation plans relative to our peer groups in determining the target compensation provided to the non-employee directors. Members of the peer industry group examined for comparison with us included: Agilysys, Arrow Electronics, Avnet, Bell Microproducts, Black Box, GTSI, Ingram Micro, Pomeroy IT Solutions, Richardson Electronics, ScanSource, SYNNEX, Tech Data.

In February 2008, our Board of Directors amended the board membership compensation plan. Eligible board members will receive an annual retainer consisting of a grant of 41 each of restricted shares of common stock, non-voting, with a three year cliff vesting period and a cash payment of $40,000 made ratably over four quarters, or the Director Annual Retainer. The cash payment is for attendance of up to five board meetings per year, and an additional $1,000 for attendance in person and $500 for attendance by telephone for each meeting in excess of five board meetings. The audit committee chair will receive an annual cash retainer of $12,000 and all other committee chairs will receive an annual cash retainer of $10,000. In addition, eligible board members will receive $1,000 for attendance in person and $500 for attendance by telephone for board committee meetings. The lead independent director will receive an annual cash retainer of $12,000. In lieu of the Director Annual Retainer, a new board member will receive an equity grant of 73 restricted shares of common stock, non-voting, with a three year vesting period of one-third per year.

In November 2007, our Board of Directors authorized the issuance of 32 restricted shares of common stock, non-voting, upon completion of an IPO and, at the IPO price, to each of our director Mr. Madden and our former director Ms. Miltner. The restricted shares have a three-year vesting period of one-third per year on the annual anniversary date. In January 2009, Ms. Miltner surrendered her right to the restricted shares of common stock, in accordance with the terms of her resignation agreement with us.

In February 2008 our Board of Directors authorized, and in June 2008 our shareholders approved, the issuance of 73 restricted shares of common stock, non-voting, with a three year cliff vesting period, to our director Mr. Henriques, as the initial equity consideration for his election to the Board of Directors and 41 each of restricted shares of common stock, non-voting, with a three year cliff vesting period to our director Mr. Madden and our former director Ms. Miltner, as their annual equity consideration for board membership. In January 2009, Ms. Miltner surrendered her right to the restricted shares of common stock, in accordance with the terms of her resignation agreement with us.

In January 2009, in accordance with the terms of her resignation agreement with us, Ms. Miltner surrendered her right to (1) the 41 restricted shares of common stock, non-voting, with a three-year cliff vesting period, that were authorized by our Board of Directors in February 2008 and approved by our shareholders in June 2008; and (2) the 32 restricted shares of common stock, non-voting, with a three year vesting period of one-third per year on the annual anniversary date, that were authorized, upon completion of an IPO and at the IPO price, by our Board of Directors in November 2007.

In May 2009, our Board of Directors authorized and our shareholders approved the issuance of 96 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to each of our directors Messrs. Henriques and Madden, as their annual equity consideration for board membership (collectively, the 2009 Restricted Stock Issuance).

In September 2009, our Board of Directors approved, subject to shareholder approval, the designation of an additional 1,000 shares of Class B common stock, non-voting, to be reserved for the grant of restricted stock to our Board of Directors.

There were 192 restricted shares of Class B common stock, non-voting, granted under the 2009 Restricted Stock Issuance and 155 restricted shares of Class B common stock, non-voting, granted under the 2008 Restricted Stock Issuances to certain independent, non-employee directors during the year ended December 31, 2009 and 2008, respectively.

In June 2010, our Board of Directors authorized and our shareholders approved the issuance of 64 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to each of our directors Messrs. Henriques and Madden, as annual equity consideration for their board membership (collectively the “2010 Restricted Stock Issuance”).

Directors who are also employees of the Company or affiliated with CVC International do not receive any compensation under the board membership compensation plan. Messrs. Anthony Shalom, Michael Shalom and directors of the board affiliated with CVC International do not receive director compensation. The summary director compensation table describes the total compensation paid to our independent, non-employee directors for the year ended December 31, 2010.

Director Compensation Table For Fiscal Year 2010

Name and Principal Position	Year	Fees Earned or Paid in Cash	Grant Date Fair Value of Stock Awards		All Other Compensation	Total
Adolfo Henriques, Director Compensation Committee Chairperson,(1) Audit Committee Member	2010	$51,500	$50,000	(2)	$—	$101,500

Thomas A. Madden, Director Audit Committee Chairperson, Nominating & Corporate Governance Committee Member, Compensation Committee Member	2010	$53,000	$50,000	(2)	$—	$103,000

(1)	Mr. Henriques was elected a member of our Board of Directors in February 2008.
(2)	In June 2010, the Company granted 64 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to each of our directors Messrs. Henriques and Madden, as their annual equity consideration for board membership.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to (i) all persons known by us to be the beneficial owners of more than 5% of our common stock; (ii) all NEOs; (iii) all directors; and (iv) all directors and Executive Officers as a group as of December 31, 2010.

Beneficial Owner(1)	Number of Shares	Percentage of Total Shares
CVCI Intcomex Investment LP(2)(3)	66,519	51.5%
399 Park Avenue, 14th Floor,
New York, NY 10022
Anthony Shalom(4)(5)	24,830	19.2%
Michael Shalom(4)(6)	10,746	8.3%
Enrique Bascur(2)(3)	—	—
Adolfo Henriques	—	—
Thomas A. Madden	—	—
Juan Pablo Pallordet(2)	—	—
Andres Small(2)	—	—
Russell A. Olson	—	—
All directors and executive officers as a group (8 persons)	35,576	27.5%

(1)	The address of each beneficial owner is c/o Intcomex, Inc., 3505 NW 107th Avenue, Miami, Florida 33178, unless otherwise indicated.
(2)	CVCI Intcomex Investment LP is controlled by Citigroup Inc, a publicly-traded company that has securities listed on the New York Stock Exchange. Each of Messrs. Bascur, Pallordet and Small was nominated as a director of our Company by CVC International pursuant to the terms of the shareholders agreement. Includes 13,974 Class B common stock, non-voting, held by CVCI Intcomex Investment LP.
(3)	Mr. Bascur is a member of the CVC International divestment committee that must approve any sale of CVCI Intcomex Investment LP’s shares in our Company.
(4)	Each of Messrs. Anthony Shalom and Michael Shalom were nominated as a director of our Company by themselves pursuant to the terms of the shareholders agreement.
(5)	Held by Shalom Holdings 1 LLLP. Mr. Michael Shalom has sole voting control and investment discretion over the shares held by Shalom Holdings 1 LLLP.
(6)	Held by Shalom Holdings 3 LLLP. Mr. Michael Shalom has sole voting control and investment discretion over the shares held by Shalom Holdings 3 LLLP.

Equity Compensation Plan Information

Stock Options

There were no stock options granted during the years ended December 31, 2010 and 2009.

Our equity compensation plans as of December 31, 2010, are as follows:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,280	$1,077	(1)	160
Equity compensation plans not approved by security holders	—	—		—
Total	1,280	$1,077		160

(1)	The exercise strike price was determined at the issuance of the stock options.

A maximum of 1,700 shares of Class B common stock, non-voting may be issued under the 2007 Founders’ Option Plan, and subject to certain capital adjustment provisions, a maximum of 250 shares of common stock, subject to options, may be granted to management employees and independent, non-employee directors in a single calendar year. As of December 31, 2010, 1,540 stock options were issued, of which 1,280 were outstanding and 160 were issuable under the 2007 Founders’ Option Plan. As of December 31, 2009, 1,540 stock options were issued, of which 1,540 were outstanding and 160 may be issued under the 2007 Founders’ Option Plan. Upon exercise of the outstanding stock options granted under the 2007 Founders’ Option Plan, an aggregate of 1,280 shares of Class B common stock, non-voting are issuable with a weighted average exercise price of $1,077 per share.

Restricted Shares of Common Stock

In February 2008, our Board of Directors authorized, and in June 2008, our shareholders approved, the issuance of 73 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to our director Mr. Henriques, as the initial equity consideration for his election to the Board of Directors and 41 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to each of our director Mr. Madden and our former director Ms. Miltner, as their annual equity consideration for board membership. In January 2009, Ms. Miltner surrendered her right to the restricted shares of Class B common stock, non-voting in accordance with the terms of her resignation agreement with us.

In May 2009, our Board of Directors authorized and our shareholders approved the issuance of 96 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to each of our directors Messrs. Henriques and Madden, as their annual equity consideration for board membership.

In September 2009, our Board of Directors approved, subject to shareholder approval, the designation of an additional 1,000 shares of Class B common stock, non-voting, to be reserved for the grant of restricted stock to our Board of Directors. Pursuant to the closing of the 13 1/4% Senior Notes sold in a private placement transaction on December 22, 2009, certain of our existing shareholders and their affiliates contributed $20.0 million of new capital in exchange for 27,175 newly-issued shares of our Class B common stock, non-voting, through a subscription agreement. The fair value of the Class B common stock, non-voting was determined as of the date the 13 1/4 % Senior Notes closed.

As of December 31, 2010 and 2009, we did not offer equity compensation plans not approved by security holders under which our equity securities are authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with IFX Corporation

IFX Corporation, or IFX, is a Latin American telecommunications service provider that provides internet access services to our Miami Operations and our In-country Operations in Argentina, Chile, Colombia, Guatemala, Mexico, Panama and Uruguay. IFX is privately held by Michael Shalom and a family member. As President of our Company and Chairman of IFX, Michael Shalom is both a shareholder and officer of the Company and IFX. The Company sells IT products to and purchases internet access from IFX. During the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, the Company paid approximately $0.5 million, $0.5 million, $0.6 million and $0.5 million, respectively, to IFX for their services. During the years nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, the Company sold approximately $1,300, $3,700, $29,000 and $231,000, respectively, of IT products to IFX. The Company did not have an outstanding receivable balance from IFX as of December 31, 2009 and 2008. The trade receivables of IFX are guaranteed by Techno-Mundial, S.A., a former shareholder of our Company. We believe that all transactions with IFX have been made on terms that are not less favorable to us than those available in a comparable arm’s length transaction and in the ordinary course of business.

Subscription Agreement with Related Parties

On December 22, 2009, the Company issued an additional 27,175 Class B Common Stock, non-voting to certain existing shareholders who became party to both a subscription agreement governing the issuance of shares as well as the fourth amended and restated shareholders agreement. In exchange for the shares, the Company received an aggregate of $15.1 million in 11 3/4% Senior Notes, $0.9 million in accrued interest and tender premium and $4.0 million in cash. Each subscriber was an “accredited investor,” as defined by Regulation D of the Securities Act. The offering and sale of the shares were exempt from registration under the Securities Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of Section 4(2) of the Securities Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, as defined by Rule 501(a) of Regulation D of the Securities Act.

The subscribers included Shalom Holdings 1, LLLP and Shalom Holdings 3, LLLP, which are controlled by Messrs. Michael and Anthony Shalom, respectively. Each of these companies contributed $1.3 million in 11 3/4% Senior Notes in exchange for 1,794 Class B common stock, non-voting. In addition, CVCI Intcomex Bond Purchase LP, which is controlled by CVC International and subsequently transferred its holdings to another CVC International subsidiary, CVCI Intcomex Investment LP, contributed $7.0 million in 11 3/4% Senior Notes and $3.2 million in cash in exchange for 13,974 Class B common stock, non-voting.

Consulting Agreement with Related Parties

In November 2008, the Company entered into a 14-month consulting agreement in the amount of $0.5 million with two of the Company’s shareholders, who were former managers of our operation in Mexico, to provide advice and operating guidance to the new management of the Company’s Mexican operations. The expense was included in the Company’s restructuring plan provision as of December 31, 2008. As of December 31, 2009 and 2008, the amounts paid to the related parties to the agreements were $0.5 million and $0.1 million, respectively.

Mexican Facility

Harry Luchtan, our former general manager of Intcomex Mexico, is a co-owner of warehouse and office space located in Mexico City, Mexico, which we lease for approximately $23,000 per month. The lease expires on January 1, 2011, and we have an option to purchase the facility for $3.0 million through December 31, 2011. We believe that the terms of the lease and option to purchase the facility are not less favorable to us than those available in a comparable arm’s length transaction and in the ordinary course of business.

Shareholders Agreement

Pursuant to our fourth amended and restated shareholders agreement among us and each of our shareholders, so long as the Shaloms beneficially own securities representing not less than 22.0% of our voting power in the aggregate, CVC International may nominate five directors and the Shaloms may nominate two directors to our Board of Directors and two directors are independent. Each of CVC International and collectively, Messrs. Anthony and Michael Shalom is entitled to remove the independent directors at any time and replace them with other individuals who would be independent directors pursuant to the terms of the shareholder agreement.

The shareholders agreement also provides that we may not effect certain amendments to our certificate of incorporation or bylaws, incur certain levels of indebtedness, change our line of business or take certain other actions, without in each case obtaining the consent of the directors of our Company appointed by the Shaloms. In addition, each of our shareholders other than CVC International, whom we refer to as our minority shareholders, has granted CVC International an option to purchase all of our capital stock owned by such minority shareholder at fair value, upon the occurrence of a “termination event.” A termination event includes generally a termination of such minority shareholder’s employment (or other relationship) with our Company for cause or the termination by such minority shareholder of his or her employment (or other relationship) with our Company without good reason. Pursuant to the shareholders agreement, our shareholders have agreed to certain restrictions on the transfer of their stock in our Company, including rights of first offer, tag-along rights and drag-along rights. The shareholders agreement also provides Centel’s pre-acquisition shareholders (who received Class B common stock, non-voting stock in our Company in partial exchange for their shares in Centel) with observer rights in connection with meetings of our Board of Directors. The shareholders agreement will terminate upon the earliest to occur of (i) a date when CVC International no longer holds a majority of our voting equity securities or (ii) a date when the Shaloms hold less than 15.0% of the aggregate voting power of all outstanding equity securities.

Policy Concerning Related Person Transactions

We have adopted a formal written policy concerning related person transactions. A related person transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, nominee for director, executive officer or other employee of us or a consolidated subsidiary, his or her immediate family members or any entity, including not-for-profit and charitable organizations, that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5.0% of our voting securities or a member of the immediate family of such person, if at the time of the transaction, arrangement or relationship such person was known to us to be such a beneficial owner.

According to this policy, the audit committee evaluates each related person transaction for the purpose of recommending to the disinterested members of the Board of Directors whether the related person transaction is fair, reasonable and within our Company’s policy, and should be ratified and approved by the Board of Directors. At least annually, management will provide the audit committee (or at any time that we do not have an audit committee, to all of the disinterested members of the Board of Directors) with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the audit committee (so long as one exists) or the board, taking into account factors as such body deems appropriate and relevant.

CVC International Indemnity

Pursuant to the terms of the stock purchase agreement dated as of August 27, 2004, under which CVC International acquired its controlling interest in our Company, Anthony Shalom and Michael Shalom, or the

Shaloms and certain other individuals, or the Pledging Noteholders (all of whom are affiliated with but not including Anthony Shalom and Michael Shalom) who sold shares to CVC International in connection with the CVC International acquisition of control of the Company in 2004, entered into an indemnity agreement dated as of June 29, 2007, or the Indemnity Agreement. Anthony Shalom and Michael Shalom indemnified CVC International for losses sustained or incurred by CVC International arising out of or relating to breaches of representations or warranties and covenants, such as those related to tax matters.

DESCRIPTION OF CERTAIN INDEBTEDNESS

This summary highlights the principal terms of the agreements and instruments governing our outstanding indebtedness.

13 1/4% Second Priority Senior Secured Notes due 2014

On December 22, 2009, we completed our 13 1/4% Senior Notes Offering to eligible purchasers of $120.0 million aggregate principal amount. Our 13 1/4% Senior Notes are due December 15, 2014 and have an interest rate of 13.25% per year, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2010. The 13 1/4% Senior Notes were offered at an initial offering price of 94.43% of par, or an effective yield to maturity of approximately 14.875%.

We used the net proceeds from the 13 1/4% Senior Notes Offering to, among other things, repay outstanding borrowings under our Senior Secured Revolving Credit Facility, fund the repurchase, redemption or other discharge of our 11 3/4% Senior Notes, for which we conducted a tender offer, and for general corporate purposes. The 13 1/4% Senior Notes are guaranteed by all of our existing and future domestic restricted subsidiaries that guarantee our obligations under our Senior Secured Revolving Credit Facility.

In connection with the 13 1/4% Senior Notes Offering, we and our Guarantors under the 11 3/4% Senior Notes Indenture entered into the 13 1/4 Senior Notes Indenture with the Trustee. Our obligations under the 13 1/4% Senior Notes and the Guarantors’ obligations under the guarantees are secured on a second priority basis by a lien on 100% of the capital stock of certain of our and each Guarantor’s directly owned domestic restricted subsidiaries; 65% of the capital stock of our and each Guarantor’s directly owned foreign restricted subsidiaries; and substantially all the assets of SBA, to the extent that those assets secure our new Senior Secured Revolving Credit Facility with Comerica Bank, subject to certain exceptions.

Subject to certain requirements, we are required to redeem $5.0 million aggregate principal amount of the 13 1/4% Senior Notes by December 15 of each of the years 2011 and 2012 and $10.0 million aggregate principal amount of the 13 1/4% Senior Notes by December 15, 2013 at a redemption price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date subject to certain requirements. We may redeem the 13 1/4% Senior Notes, in whole or in part, at any time prior to December 15, 2012 at a price equal to 100% of the aggregate principal amount of the 13 3/4% Senior Notes plus a “make-whole” premium (106.625% in 2012 and 100.0% in 2013 and thereafter). At any time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes with the net cash proceeds of certain equity offerings. In addition, at our option, we may redeem up to 10% of the original aggregate principal amount of the 13 1/4% Senior Notes three different times at $103.00 (but no more than once in any 12-month period). We will be required to redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes if an initial public offering occurs on or prior to December 15, 2012 at a price equal to 113.25% of the principal amount of the 13 1/4% Senior Notes.

The indenture governing our 13 1/4% Senior Notes imposes operating and financial restrictions on us. These restrictive covenants limit our ability, among other things to (i) incur additional indebtedness or enter into sale and leaseback obligations; (ii) pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock; (iii) make certain investments or other restricted payments; (iv) place restrictions on the ability of subsidiaries to pay dividends or make other payments to us; (v) engage in transactions with shareholders or affiliates; (vi) sell certain assets or merge with or into other companies; (vii) guarantee indebtedness; and (vii) create liens. We may only pay a dividend if we are in compliance with all covenants and restrictions in the 13 1/4% Senior Notes Indenture prior to and after payment of a dividend.

Also on December 22, 2009, in connection with the 13 1/4% Senior Notes Offering, certain of our existing shareholders and their affiliates contributed $20.0 million of new capital in exchange for 27,175 newly-issued shares of our Company’s Class B common shares, non-voting. The capital contribution consisted of the redemption and cancellation of $15.1 million face value of the 11 3/4% Senior Notes, $0.9 million of tender premium paid on the settlement of the 11 3/4% Senior Notes and additional cash of $4.0 million.

For the year ended December 31, 2009, we recorded additional paid in capital of $20.0 million related to our 13 1/4% Senior Notes and did not record any additional paid in capital for the year ended December 31, 2008. As of December 31, 2009, $113.3 million of our 13 1/4% Senior Notes remained outstanding and as of December 31, 2008, there were no 13 1/4% Senior Notes outstanding.

SBA – Senior Secured Revolving Credit Facility

On December 22, 2009, SBA closed the Senior Secured Revolving Credit Facility with Comerica Bank pursuant to SBA and Comerica Bank’s commitment letter dated October 23, 2009, replacing the previous revolving credit facility with a three-year revolving credit facility maturing in January 2013. The replacement was contingent upon our refinancing of our 11 3/4% Senior Notes and other conditions, all of which have been met. As of September 30, 2010, the aggregate size of the Senior Secured Revolving Credit Facility was $30.0 million, including letter of credit commitments of $2.0 million and a capital expenditures limit of $1.0 million.

Under the Senior Secured Revolving Credit Facility, at SBA’s option, interest is due monthly and the amounts due bear interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus 3.5%, unless in the event of a default when interest will accrue at a rate equal to 3.0% per annum above the otherwise applicable rate. In addition, SBA will pay an administrative fee of $30 per annum and a facility fee equal to 0.50% of the aggregate amount of the revolving credit commitment, payable quarterly in arrear and additional customary fees are payable upon the issuance of letters of credit.

The Senior Secured Revolving Credit Facility contains a number of financial and non-financial covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The Senior Secured Revolving Credit Facility also requires SBA to maintain certain ratios of debt, income, net worth and other restrictive financial covenants.

The Senior Secured Revolving Credit Facility financial covenants require SBA to:

•

maintain a total leverage ratio of not greater than 5.50 to 1.00 through the quarter ending December 31, 2010, 5.00 to 1.00 for the quarters ending March 31, 2011 and June 30, 2011, 4.50 to 1.00 for the quarters ending September 30, 2011 and December 31, 2011, 4.00 to 1.00 for the quarters ending March 31, 2011 and each quarter ending thereafter; and,

•	maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 commencing March 31, 2010, on a year-to-date basis through December 31, 2010, and on a rolling four-quarter basis thereafter.

Additionally, the Senior Secured Revolving Credit Facility requires us to maintain consolidated net income of not less than $0 on a rolling four-quarter basis. We do not expect to meet the rolling four-quarter net income covenant as of December 31, 2010. Based on SBA’s relationship with Comerica Bank and SBA’s past history of obtaining waivers, in the event this covenant is not met as of December 31, 2010, we believe it is likely that SBA will obtain a waiver of the covenant; however, we cannot assure you that a waiver would be obtained in the event we do not meet this or any other covenant.

SBA’s failure to comply with the restrictive covenants could result in an event of default, which, if not cured or waived, could result in either of us having to repay our respective borrowings before their respective due dates. If SBA is forced to refinance these borrowings on less favorable terms, our results of operations or financial condition could be harmed. In addition, if we are in default under any of our existing or future debt facilities, we also will not be able to borrow additional amounts under those facilities to the extent they would otherwise be available and may not be able to repay our existing indebtedness. As of September 30, 2010, we and SBA had a total leverage ratio of 4.60 to 1.00; a fixed charge coverage ratio of 4.09 to 1.00; and consolidated net income of $0.5 million on a rolling four-quarter basis. As of September 30, 2010, SBA was in compliance with all of the covenants under the Senior Secured Revolving Credit Facility.

In-country Credit Facilities

Some of our In-country Operations have outstanding credit facilities, which we use primarily to finance working capital needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

DESCRIPTION OF EXCHANGE NOTES

We issued the initial notes and will issue the exchange notes under an indenture dated December 22, 2009 among Intcomex, Inc., the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The Bank of New York Mellon Trust Company, N.A. is successor to The Bank of New York Mellon as trustee for the indenture. The indenture contains provisions that define your rights under the exchange notes. In addition, the indenture governs the obligations of the Company and of each Guarantor under the exchange notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We refer to the initial notes, the exchange notes and the other notes that may be issued pursuant to the indenture collectively as the notes. For purposes of this section of the prospectus, references to the “Company,” “we,” “us,” “our” or similar terms shall mean Intcomex, Inc. without its subsidiaries. The definitions of certain capitalized terms used in this section are set forth below under “—Certain Definitions.”

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture is filed as an exhibit to this registration statement of which this prospectus is a part and can be obtained in the manner set forth under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

Overview

The exchange notes will:

•	be general senior obligations of the Company,

•	be guaranteed on a senior basis by the Company’s Domestic Restricted Subsidiaries,

•	be secured by a second priority lien on the Collateral (as described below) owned by the Company and the Guarantors,

•	be issued in an amount of up to $120.0 million,

•	mature on December 15, 2014.

Additional Notes

The Company may issue additional notes, which we refer to as the Additional Notes, under the Indenture from time to time, subject to the limitations set forth under the covenants “Limitation on Incurrence of Debt” and “Limitation on Liens” and the definition of “Permitted Additional Second Priority Lien Obligations.” The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Additional Notes will be secured, equally and ratably with the notes, by the Second Priority Lien on the Collateral described below under the caption “Ranking—Ranking of the notes.” All references to the notes herein include the Additional Notes.

Payments on the Notes

Principal of and interest and premium, if any, on the notes will be payable at the office or agency of the Company maintained for such purposes, which initially will be the office of the Trustee or an agent thereof. In addition, except in the case of notes in global certificated form, in which case payment by wire transfer shall be required, the payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register or by wire transfer to the accounts specified by them. The exchange notes will be issued only in fully registered form without coupons, in minimum denominations of $5,000 and any integral multiple of $1,000.

Interest

The notes will mature on December 15, 2014. The notes will bear interest at a rate of 13 1/4% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2010, to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Except as required by law, the Company will make each interest payment without withholding or deduction for or on account of any taxes imposed by the United States or any political subdivision or taxing authority therein.

As described under “The Exchange Offer—Additional Interest Under Certani Circumstances,” additional interest may accrue and be payable under the circumstances set forth herein. References in this section of the prospectus to “interest” shall be deemed to include any such additional interest.

Sinking Fund

As a mandatory sinking fund, or the Sinking Fund, the Company will redeem on December 15 of each of the years 2011 and 2012, $5.0 million aggregate principal amount of notes and on December 15, 2013, $10.0 million aggregate principal amount of exchange notes, in each case, at a redemption price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed, together with accrued and unpaid interest to the redemption date. The Company may, at its option, credit against the aggregate principal amount of the notes to be redeemed in connection with any Sinking Fund redemption (to the extent not previously credited) the aggregate principal amount of notes:

(a)	previously or contemporaneously redeemed by it pursuant to the provisions described under “—Optional Redemption” (or previously or contemporaneously called for redemption pursuant to such provisions so long as the redemption price therefor shall have been deposited in trust for that purpose in accordance with the Indenture); and

(b)	previously or contemporaneously acquired by it (and delivered to the Trustee for cancellation), whether by privately negotiated transactions, by way of tender offers or otherwise, in either case described in clauses (a) and (b) above other than through mandatory Sinking Fund redemptions.

Transfer and Exchange

A Holder may transfer or exchange the notes at the office or agency of the Company maintained for such purposes, which initially will be the office of the Trustee or an agent thereof. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed. The registered Holder of a note will be treated as the owner for all purposes.

Note Guarantees

The Guarantors unconditionally will jointly and severally guarantee the Company’s obligations under the Indenture and the notes on a senior secured basis. The Indenture provides that the obligations of a Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. Each Note Guarantee will be secured (subject only to Permitted Liens) by the Second Priority Lien on the assets of each Guarantor constituting Collateral, to the extent described under “—Collateral.”

As of the date of the Indenture, all of the Company’s existing and future Domestic Restricted Subsidiaries were Guarantors. However, under the circumstances described below under the subheading “—Certain Covenants— Limitation on Creation of Unrestricted Subsidiaries,” any of the Company’s Subsidiaries may be designated as an “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not Guarantee the notes. In addition, not all of our Restricted Subsidiaries will be Guarantors. The notes will be effectively junior to all of the Debt and other obligations of the Subsidiaries of the Company that are not Note Guarantors. As of September 30, 2010, such Subsidiaries had $94.4 million of Debt and other obligations and trade payables outstanding (excluding intercompany Debt).

The Note Guarantees may be released as described under “—Certain Covenants—Release of Note Guarantees.”

Ranking

Ranking of the notes

The notes will be senior obligations of the Company. As such, the notes will rank:

•	equally with all existing and future unsubordinated Debt of the Company; and

•	senior in right of payment to all existing and future subordinated Debt of the Company.

The notes will be secured, subject to certain exceptions, by the Second Priority Liens on the Collateral (as defined below). The Debt Incurred under the Credit Agreement will be secured by the First Priority Lien on the Non-Capital Interest Collateral and guaranteed by the Company on an unsecured basis. As a result, the notes will be effectively (a) junior to any Debt of the Company and the Guarantors which either is (i) secured by the First Priority Liens (including the Company’s obligations under the Credit Agreement) or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the assets securing such Debt and (b) equal in rank with any Permitted Additional Second Priority Lien Obligations. As of September 30, 2010, the Company and its Subsidiaries would have had $151.8 million of Debt outstanding on a consolidated basis.

The Company and the Guarantors can increase the amount of First Priority Lien Obligations beyond the amount of the Credit Agreement up to the amount permitted in the definition of First Priority Lien Obligations. The Company and the Guarantors can issue Additional Notes as permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Debt” and the definition of “Permitted Additional Second Priority Lien Obligations.”

Ranking of the Note Guarantees

Each Note Guarantee is a senior secured obligation of the Guarantor. As such each Note Guarantee will rank:

•	equally with all existing and future unsubordinated Debt of the Guarantor;

•	senior in right of payment to all future subordinated Debt of the Guarantor, if any; and

•	effectively junior to the First Priority Lien Obligations guaranteed by the Guarantor, to the extent of the value of the Guarantor’s assets securing such First Priority Lien Obligations.

Collateral

Under the Security Documents, the notes and the Note Guarantees will be secured by Second Priority Liens on:

(a) 100% of the Capital Interests of all the Company’s existing and future Domestic Restricted Subsidiaries that are owned directly by the Company or any Guarantor (but none of any limited liability company that directly owns a Foreign Restricted Subsidiary);

(b) 65% of the Capital Interests of all the Company’s existing and future Foreign Restricted Subsidiaries that are owned directly by the Company or any Guarantor (together with the Capital Interests referred to in clause (1), the “Capital Interest Collateral”); and

(c) substantially all of the other assets of SBA to the extent that such assets secure the First Priority Lien Obligations and to the extent that a Second Priority Lien is able to be granted or perfected therein, or the Non-Capital Interest Collateral, other than Excluded Assets (together, the Collateral). The Lien on the Collateral securing the Obligations under the notes and the Note Guarantees will be a perfected second priority Lien (to the extent attainable by the filing of UCC financing statements or by possession with respect to certificated Capital Interests), subject to Permitted Collateral Liens.

The notes will be effectively subordinated to the Credit Agreement of the Company to the extent that the proceeds of the Collateral, on which the Trustee for the notes will have the Second Priority Lien, are used to repay the Credit Agreement pursuant to the First Priority Lien Documents. In that event, any such amount of the Collateral would no longer be available to secure obligations under the notes. The Capital Interest Collateral will not secure the Credit Agreement on the Issue Date, but may secure the Credit Agreement or other First Priority Lien Obligations in the future. No leasehold interests secured the First Priority Lien Obligations on the Issue Date.

After-Acquired Property; Excluded Assets; Permitted Liens

The Indenture and the Security Documents require that the Company and the Guarantors grant to the Trustee, for its benefit and for the benefit of the Holders, a Second Priority Lien on all After-Acquired Property (other than Excluded Assets) of the kinds described above as Collateral if, in the case of the Non-Capital Interest Collateral, such After-Acquired Property secures the First Priority Lien Obligations. In addition, any future Domestic Restricted Subsidiaries will be required to guarantee the notes and similarly grant Second Priority Liens on their assets which constitute Collateral to the Trustee, for its benefit and for the benefit of the Holders.

The notes and the Note Guarantees will not be secured by After-Acquired Property securing Purchase Money Debt, Acquired Debt (to the extent the Liens on such After-Acquired Property were incurred prior to (and not in connection with) the acquisition thereof) or Refinancing Debt in respect thereof. The Indenture also permits the Company and its Subsidiaries to create other Permitted Collateral Liens.

Enforcement and Foreclosure

Subject to the Intercreditor Agreement described below, if an Event of Default occurs under the Indenture, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Indenture, will be entitled to take such actions as the Trustee deems necessary to protect and enforce its rights in the Collateral for the notes, including, without limitation, the institution of foreclosure proceedings in accordance with the Security Documents and applicable law. However, the rights and remedies available to the Trustee under the Security Documents and the actions permitted to be taken by it thereunder will be subject to the provisions of the Intercreditor Agreement.

The right of the Trustee to repossess and dispose of Collateral upon the occurrence of an Event of Default under the Indenture will be subject to the provisions of the Intercreditor Agreement. The Trustee will have no ability to control any foreclosure with respect to any of the Collateral also securing First Priority Lien Obligations for so long as any portion of First Priority Lien Obligations remain unpaid (including, without limitation, the time or method). See “—Intercreditor Agreement.”

With respect to Collateral that does not also secure the First Priority Lien Obligations or following Discharge of First Priority Lien Obligations, the Trustee may also have limited rights with respect to other assets included as Collateral but which are subject to a Permitted Collateral Lien. The Trustee will apply the proceeds received by the Trustee from any foreclosure of the Collateral

•	first, to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Security Documents; and

•	thereafter, to pay ratably the principal of and interest and premium, if any, on the notes (including the Additional Notes, if any).

With respect to any of the Collateral, the right of the Trustee or the Representative(s) is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company prior to the Trustee or the Representative(s) having repossessed and disposed of the Collateral.

The Indenture permits the release of Collateral without the substitution of additional Collateral under the circumstances described under “—Certain Covenants—Limitation on Asset Sales.” Collateral of a Guarantor will also be released as security for the applicable Note Guarantee upon the release of such Guarantor’s Note Guarantee. See “—Possession, Use and Release of Collateral.”

The amounts realizable by the Trustee or the Representative(s) in respect of the Collateral in the event of a liquidation will depend upon market and economic conditions at such time, the availability of buyers, certain existing Liens and similar factors.

The fact that the Lenders under the Credit Agreement have (and future holders of First Priority Lien Obligations may have) a First Priority Lien on some or all of the Collateral and that other obligors may benefit from other Permitted Collateral Liens could have a material adverse effect on the amount that would be realized by the Holders of the notes upon a liquidation of the Collateral. The Company may also issue Additional Notes as described above, and these Additional Notes will be secured ratably by the Collateral with the same priority as the notes. The issuance of Additional Notes could therefore also have a material adverse effect on the amount that would be realized by the Holders of the notes upon a liquidation of the Collateral. In addition, the Trustee will not have any Liens on Excluded Assets. See “Risk Factors—Risks relating to the exchange notes—If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the exchange notes.” If the proceeds of the Collateral received by the Holders are not sufficient to repay all amounts due on the notes, the Holders (to the extent not repaid from the proceeds of the sale of the Collateral) will have only an unsecured claim against the remaining assets, if any, of the Company. See “—Intercreditor Agreement.”

Some or all of the Collateral is illiquid and may have no readily ascertainable market value. Moreover, there can be no assurance that such Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets owned by the Company and the Guarantors, those third parties may be entitled to exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Trustee or the Holders to realize or foreclose on such Collateral. See “—Risk Factors––Risks relating to the notes—Rights of holders of exchange notes in the collateral may be adversely affected by the failure to perfect security interests.”

Intercreditor Agreement

Simultaneously with the closing of the offering of the notes, SBA entered into the Credit Agreement, and the administrative agent under the Credit Agreement, on behalf of the Lenders, and the Trustees, on behalf of the Holders, entered into the Intercreditor Agreement. The Intercreditor Agreement provides for a subordination of the Lien of the Trustee in the Collateral to the Lien of the Lenders in the Collateral and the enforcement provisions relating thereto. If the Company and/or the Guarantors Incur any other First Priority Lien Obligations, an Intercreditor Agreement will apply to such other First Priority Lien Obligations.

Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of First Priority Lien Obligations, the Representative(s) for the then outstanding First Priority Lien Obligations will determine the time and method by which the security interests in the Collateral will be enforced (other than the Capital Interest Collateral at any time when it does not secure First Priority Lien Obligations). The Trustee will not be permitted to enforce the security interests in such Collateral even if an Event of Default has occurred and the notes have been accelerated except the Trustee will be permitted:

•	in any insolvency or liquidation proceeding, to file a claim or statement of interest with respect to the notes, or

•

upon notice to the Collateral Agent, to take any action not adverse to the Lenders to preserve or protect its rights in the Collateral, provided that such action does not involve the enforcement of, foreclosure on, or realization upon the Collateral.

Following the enforcement by the administrative agent on behalf of the Lenders against the Collateral, proceeds of such Collateral will be applied first to the then outstanding First Priority Lien Obligations. If such application of proceeds results in the Discharge of First Priority Lien Obligations, any remaining Collateral (including proceeds thereof) will be delivered to the Trustee. After the Discharge of First Priority Lien Obligations, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the benefit of the Holders of the notes to the extent amounts remain payable thereunder.

Possession, Use and Release of Collateral

Subject to and in accordance with the provisions of the Security Documents, the Indenture, and the Credit Agreement so long as the Trustee or the Lenders have not exercised their rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company and the Guarantors will have the right to remain in possession and to retain control of the Collateral (other than the certificated Capital Interests constituting Capital Interest Collateral), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

Collateral may be released from the Second Priority Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents (including the Intercreditor Agreement), or as provided hereby. Whether prior to or after the Discharge of First Priority Lien Obligations, upon the request of the Company pursuant to an officers’ certificate certifying that all required conditions under the Security Documents have been met and without the consent of the Trustee or any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

•

to enable the Company or any Guarantor to consummate any sale, lease, conveyance or other disposition of any assets or rights permitted under “—Certain Covenants—Limitation on Asset Sales” free and clear of the Liens of the Indenture and the Security Documents;

•

for so long as any First Priority Lien Obligations are outstanding, if the Representative(s) has or have agreed to release its or their Lien in any of the Collateral in connection with the realization of the Representative(s) or Lenders’ rights with respect to such Collateral (including by way of foreclosure), and the Trustee is granted a Second Priority Lien for its benefit and the benefit of the Holders on the proceeds of such Collateral;

•	in respect of Capital Interests of any Guarantor, concurrently with the release of such Guarantor’s Note Guarantee as provided under “—Certain Covenants—Release of Note Guarantees;”

•

in respect of Capital Interests of any Foreign Restricted Subsidiary, upon designation of such Foreign Restricted Subsidiary as an Unrestricted Subsidiary in accordance with “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries;”

•	the assets to be released have been taken by eminent domain, condemnation or in similar circumstances; and

•	pursuant to an amendment, waiver or supplement in accordance with “—Amendment, Supplement and Waiver.”

Upon receipt of such officers’ certificate, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to the Indenture or the Security Documents.

Notwithstanding the above provisions, so long as no Event of Default shall have occurred and be continuing or would result therefrom and so long as such transaction would not violate the Indenture, the Company and the Guarantors may, to the extent permitted by applicable law, without any action or consent sent by the Trustee, conduct ordinary course activities with respect to inventory and accounts receivable, including selling inventory and utilizing the cash proceeds therefrom or from the collection of accounts receivable and utilizing the proceeds therefrom; disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business and which is, to the extent required by the Indenture or the Security Documents, replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Security Documents as After-Acquired Property. The Company will be obligated to deliver to the Trustee, within 30 calendar days following of any year an officers’ certificate to the effect that all releases and withdrawals during the preceding twelve-month period in which no release or consent of the Trustee was obtained were in the ordinary course of the Company’s business and were not prohibited by the Indenture.

In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation) requires the filing with the SEC of separate financial statements of any Subsidiary of the Company because such Subsidiary’s Capital Interests are pledged as Collateral securing the notes, the portion (or, if necessary, all) of such Capital Interests necessary to eliminate such filing requirement will automatically be deemed released and to not have been part of the Collateral. In such event, the Company and the Trustee will amend or modify the Security Documents as necessary to evidence such release.

The Company will be entitled to obtain a full release of all of the Collateral following satisfaction and discharge of the notes or legal defeasance or covenant defeasance of the Indenture as described below under “—Satisfaction and Discharge of the Indenture; Defeasance.”

Certain Bankruptcy Limitations

Bankruptcy law could prevent the Trustee (or the Representative(s), as the case may be) from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee (or the Representative(s), as the case may be) having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under applicable bankruptcy law, secured creditors such as the Trustee and the Representative(s) are prohibited from repossessing security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee (or the Representative(s), as the case may be) could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Other Limitations or Remedies in Respect of Collateral

In addition, the Trustee may need to evaluate the impact of potential liabilities before determining to foreclose on the Collateral, because holders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Trustee may decline to foreclose on the secured property or exercise remedies available if it does not receive indemnification to its satisfaction from the holders. Finally, the Trustee’s ability to foreclose on the Collateral on your behalf is subject to the Representative(s)’ rights under the Intercreditor Agreement and may be subject to the consent of third parties, prior Liens, the Trustee’s diligence in maintaining perfection of Liens, Permitted Collateral Liens and practical problems associated with the realization of the Trustee’s Lien on the Collateral.

Optional Redemption

The notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 15, 2012, upon not less than 30 nor more than 60 days’ notice at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning , of the years indicated:

Year	Redemption Price
2012	106.625%
2013 and thereafter	100.000%

In addition, the notes are subject to redemption, at the option of the Company, in whole or in part, at any time prior to December 15, 2012, upon not less than 30 nor more than 60 days’ notice at the a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

In addition, at any time prior to December 15, 2012, but not more than once in any twelve-month period, the Company may redeem up to 10% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) at a Redemption Price of 103% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notwithstanding the foregoing, prior to December 15, 2012, the Company may, with the net proceeds of one or more Public Equity Offerings of Qualified Capital Interests (other than proceeds from an Initial Public Offering that are used to redeem notes pursuant to “Mandatory Redemption” below), redeem up to 35% of the aggregate principal amount of the outstanding notes at a Redemption Price of 113.250% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that at least 65% of the principal amount of initial notes outstanding on the redemption date (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

In the event that less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the notes or portions thereof for redemption shall, subject to the preceding sentence, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless the method is otherwise prohibited. No notes of a principal amount of $1,000 or less shall be redeemed in part and notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only. Redemptions made pursuant to the Sinking Fund redemption shall be made on a pro rata basis only.

Notice of any redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date (other than for notice of a Sinking Fund payment, which shall require 10 days notice) to each Holder of notes to be redeemed at its registered address. If notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption

If an Initial Public Offering occurs on or prior to December 15, 2012; not later than 90 days following the closing of such Initial Public Offering, the Company will be required to redeem an aggregate principal amount of notes equal to the lesser of (x) the net proceeds of the Initial Public Offering and (y) 35% of the aggregate principal amount of the outstanding notes at a Redemption Price of 113.250% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Change of Control

Within 30 days following any Change of Control, the Company shall give notice to each Holder of notes describing the transaction or transactions that constitute the Change of Control and make an Offer to Purchase all of the outstanding notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date on the Purchase Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice.

On the Purchase Date, the Company will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Offer to Purchase;

•	deposit with the paying agent an amount equal to the Purchase Price in respect of all notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each Holder of notes so tendered the Purchase Price for such notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $5,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance how a court interpreting New York law would interpret the phrase.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding notes. See “—Amendment, Supplement and Waiver.”

The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

The Company’s ability to pay cash to the Holders upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt, including the Credit Agreement, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes upon a Change of Control could cause a default under the Credit Agreement and under other Debt of the Company and its Subsidiaries even if the Change of Control itself does not. If the exercise by the Holders of their right to require the Company to repurchase the notes upon a Change of Control occurs, the Company expects that it would seek third-party financing to the extent that it does not have available funds to meet its purchase obligations pursuant to the Offer to Purchase or the terms of other outstanding Debt. However, there can be no assurance that the Company would be able to obtain such financing on terms agreeable to the Company or at all. See “Risk Factors—Risks relating to the exchange notes—Our ability to repurchase the exchange notes upon a change of control may be limited.” We may not be able to finance a change of control offer required by the indenture.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Offer to Purchase following a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The provisions under the Indenture requiring the Company to make an Offer to Purchase due to a Change of Control may be waived or modified with the consent of not less than a majority in aggregate principal amount of the outstanding notes prior to the occurrence of a Change of Control. See “—Amendment, Supplement and Waiver.”

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt), except that the Company or any Restricted Subsidiary may Incur Debt (including Acquired Debt), if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than (i) 2.00 to 1.00 if such Debt is incurred prior to December 15, 2011, or (ii) 2.50 to 1.00 if such Debt is incurred on or after December 15, 2011 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or Asset Acquisition, shall have Incurred, redeemed, repaid, or repurchased any Debt (other than revolving credit borrowings that are not permanently repaid pursuant to “Limitation on Asset Sales”), or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Incurrence, redemption, repayment, repurchase or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale, Asset Acquisition, Incurrence, redemption, repayment, repurchase or designation had occurred on the first day of the Four Quarter Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) Debt Incurred under the Credit Agreement on the Issue Date shall be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one category of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify and may later reclassify such item of Debt into one or more of the categories of Permitted Debt and/or the first paragraph of this covenant.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any other Debt unless such Debt is subordinated in right of payment to the notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date shall not exceed the sum (without duplication) of

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter commencing after the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment; plus

(2) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests but in all cases not including proceeds received in connection with the exercise of a Cure Right pursuant to the “Maintenance of Consolidated Leverage Ratio” covenant; plus

(3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the notes, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans, advances, or the proceeds of any sale or other disposition of an Investment, in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the Indenture, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person; provided that any such interest, dividends; or repayments, or any gain resulting from any such sale or disposition, included in any such net reduction shall not be included in determining Consolidated Net Income pursuant to clause (a) above.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company that is subordinate in right of payment to the notes (a) out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the

Company or (b) following the occurrence of a Change of Control or with Excess Proceeds from an Asset Sale, but only if the Company shall have complied with the covenant described under “—Change of Control” or “Certain Covenants—Limitation on Asset Sales” and, if required, purchased all notes tendered pursuant to the Offer to Purchase all notes required thereby, prior to purchasing or repaying such subordinated Debt;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees, directors, or officers or former employees, directors or officers of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement in connection with which such Capital Interests were issued (including without limitation the Third Amended and Restated Shareholders Agreement, dated August 20, 2007 among the shareholders of the Company and the Company, as amended); provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $2.5 million in the aggregate since the Issue Date (which amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Qualified Capital Interests to officers, directors and senior management employees of the Company and its Restricted Subsidiaries and the net cash proceeds of any “key man” life insurance policies that are used to make such redemptions);

(v) the payments described under “Use of Proceeds”;

(vi) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vii) any Restricted Payment made with the net cash proceeds from the sale of Qualified Capital Interests of the Company within 90 days of such sale; provided that such net cash proceeds shall not have been included in the proceeds described in clause (c)(2) above; and

(viii) the declaration and payment of dividends or distributions to holders of any class or series of Redeemable Capital Interests of the Company or any Guarantor incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Debt.”

The actions described in clause (i) (without duplication for the declaration of the relevant dividend), (ii), (iii)(a)(y), (iii)(b), and (iv) of this paragraph will be treated as Restricted Payments under clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, and the other actions described in this paragraph will not be so treated as Restricted Payments. If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Maintenance of Consolidated Leverage Ratio

The Company will not permit the Consolidated Leverage Ratio to be greater than 4.75 to 1.00 at the end of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2010.

Notwithstanding the foregoing, in the event that the Company fails to comply with the requirements of the first paragraph of this covenant at the end of any fiscal quarter, until the expiration of the 60th day after the end of such fiscal quarter, the Company shall have the right to issue Qualified Capital Interests for cash or otherwise receive cash contributions to the capital of the Company, which we refer to as the Cure Right, and upon the receipt by the Company of such cash, or the Cure Amount, the covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated Cash Flow Available for Fixed Charges shall be increased, solely for the purpose of measuring compliance with the requirements of the first paragraph of this covenant and not for any other purpose under the Indenture, by an amount equal to the Cure Amount; and

(b) If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the first paragraph of this covenant, the Company shall be deemed to have satisfied the requirements of this covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of this covenant that had occurred shall be deemed cured.

Notwithstanding the foregoing, (i) the Cure Right may be exercised no more than six times; (ii) in each Four Quarter Period, there shall be at least two fiscal quarters in which the Cure Right is not exercised; (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the first paragraph of this covenant as of the relevant date of determination and (iv) any sales of Qualified Capital Interests for purposes of a Cure Right shall not be included for purposes of paragraph (c)(2) under the “Limitation on Restricted Payments” covenant.

Limitation on Liens

The Company will not, and will not permit any Guarantor, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind on or with respect to the Collateral except Permitted Collateral Liens.

Subject to the immediately preceding paragraph, the Company will not, and will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind securing Debt, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without (a) in the case of the Company or any Domestic Restricted Subsidiary other than a Guarantor, securing the notes and all other amounts due under the Indenture and (b) in the case of a Guarantor, to secure such Guarantor’s Note Guarantee and all amounts due under the Indenture, in each case (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any consensual encumbrance or restriction (other than pursuant to the Indenture, law or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except:

(a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such agreement (including any agreement in respect of First Priority Lien Obligations) are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in (i) the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended or (ii) in connection with the renewal, refunding, replacement, refinancing or extension of the Credit Agreement, or comparable bank loan financings at the time thereof, in each case, in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien or other Lien not prohibited under “—Certain Covenants—Limitation of Liens” on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under (i) the Indenture, the notes and the Note Guarantees or (ii) any other future debt securities or Debt Facility of the Company so long as any such encumbrances or restrictions are substantially similar to those contained in the Indenture, the notes and the Note Guarantees;

(i) any encumbrance or restriction under an agreement for the sale of assets (including Capital Interests), including, without limitation, any agreement for the sale or other disposition of Capital Interests or assets of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(k) customary restrictions on the transfer of copyrighted or patented materials; and

(1) any encumbrance related to Capital Interests held by the Company and its Restricted Subsidiaries in an Unrestricted Subsidiary or Person that is not a Subsidiary of the Company.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary release that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes, Eligible Cash Equivalents or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 120 days after receipt thereof, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale (other than a sale of Collateral), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds:

(1) to permanently repay, repurchase or redeem First Priority Lien Obligations, and in the case of revolving credit First Priority Lien Obligations to correspondingly reduce the commitments with respect thereto;

(2) to redeem or repurchase notes (including Additional Notes, if any) or to permanently redeem, repay or repurchase Debt of the Company or any Guarantor that is pari passu with the notes so long as the Company redeems or repurchases notes on a pro rata basis;

(3) to permanently redeem, repay or repurchase Debt of any Restricted Subsidiary of the Company other than a Guarantor; or

(4) to invest in Additional Assets.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale that constitutes a sale of Collateral, the Company (or the Restricted Subsidiary that owned the assets, as the case may be) may apply those Net Cash Proceeds to:

(1) invest in Additional Assets that become Collateral subject to the Liens of the Indenture and the Security Documents (subject to no other Liens other than the Permitted Collateral Liens);

(2) permanently repay, redeem or repurchase First Priority Lien Obligations, and in the case of revolving credit First Priority Lien Obligations to correspondingly reduce the commitments with respect thereto; or

(3) redeem or repurchase notes (including Additional Notes, if any).

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding two paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within sixty days thereof, the Company will make an Offer to Purchase to all Holders. Pursuant to an Offer to Purchase following an Asset Sale, the Company shall purchase pursuant to such Offer to Purchase from all tendering Holders on a pro rata basis and, in the case of Net Cash Proceeds from Asset Sales not of Collateral, at the option of the Company, on a pro rata basis with the holders of any other unsubordinated Debt of the Company or any Guarantor that is by its terms not subordinated in right of payment to any Debt or other obligation of the Company or such Guarantor, as the case may be, with similar provisions requiring the Company to offer to purchase such other Debt with the proceeds of Asset Sales, or the Other Senior Debt, that principal amount of notes and, as the case may be, Other Senior Debt, to be purchased equal to such Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Pending application of Net Cash Proceeds in accordance with this covenant, the Company may repay revolving credit borrowings without reducing commitments under the relevant Debt Facility.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Offer to Purchase following an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Unrestricted Subsidiary or any Affiliate of the Company or any Restricted Subsidiary other than transactions solely among any of the Company and its Restricted Subsidiaries, or an Affiliate Transaction, unless:

(i) such business, transaction or series of related transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company; and

(ii) with respect to an Affiliate Transaction involving an amount or having a value in excess of $500,000, the Company delivers to the Trustee an officers’ certificate stating that such business, transaction or series of related transactions complies with clause (i) above.

In the case of an Affiliate Transaction involving an amount or having a value in excess of $1.0 million but less than or equal to $3.0 million, the Company must obtain either (x) a resolution of the Board of Directors of the Company or the Restricted Subsidiary, as the case may be (including a majority of Disinterested Directors, but in no event fewer than two Disinterested Directors), certifying that such Affiliate Transaction complies with clause (i) above or (y) a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view. In the case of an Affiliate Transaction involving an amount or having a value in excess of $7.5 million, the Company must obtain a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b) The foregoing limitation does not limit, and shall not apply to:

(i) Restricted Payments and Permitted Investments permitted under the Indenture, or issuances of Qualified Capital Interests;

(ii) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary;

(iii) the payment of reasonable and customary compensation and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(iv) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Company in any material respect;

(v) loans and advances to officers, directors, and employees of the Company or any Restricted Subsidiary not to exceed in the aggregate $3,000,000 at any one time outstanding; and

(vi) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company or the Restricted Subsidiary in the ordinary course of business and that comply with clause (i) under paragraph (a).

Provision of Financial Information

Whether or not required by the rules and regulations of the U.S. Securities and Exchange Commission, or the Commission, so long as any notes are outstanding (unless defeased in a legal defeasance), the Company will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and, to the extent that the Company does not file such information with the Commission, will furnish to the Holders, within the time periods specified in the Indenture, (a) all quarterly and annual financial statements prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants and (b) from and after the Registration Statement Effective Date all other information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file that Form; provided that the filing of such information on the Commission’s EDGAR system will satisfy the Company’s obligation to furnish such information. The Company will also hold a quarterly conference call to discuss such financial information. The conference call will not be later than five business days from the time that the Company distributes the financial information as set forth above. No fewer than three days prior to the conference call, the Company shall issue a press release to the appropriate wire services announcing the time and date of such conference call (but not the access details) and directing the Holders of notes, securities analysts and prospective investors to contact the office of the Company’s chief financial officer to obtain access.

In addition, whether or not required by the rules and regulations of the Commission, unless the Commission will not accept such a filing, the Company will from and after the Registration Statement Effective Date file with the Commission for public availability a copy of all of the information and reports referred to in clauses (a) and (b) above within the time periods specified in the Commission’s rules and regulations.

The Company has agreed that, for so long as any of the notes remain outstanding, it will furnish to the Holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Note Guarantees

If the Company or any of its Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Restricted Subsidiary (i) will become a Guarantor and execute a supplemental indenture, (ii) shall execute supplemental Security Documents on terms substantially similar to the other Domestic Restricted Subsidiaries and (iii) shall deliver an opinion of counsel satisfactory to the Trustee within 10 business days of the date on which it was acquired or created.

Release of Note Guarantees

Any Note Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the designation of the Guarantor as an Unrestricted Subsidiary;

(2) the exercise of our legal defeasance option or our covenant defeasance option as described under “—Satisfaction and Discharge of the Indenture; Defeasance,” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(3) any sale or other disposition (by merger or otherwise) to any Person which is not a Domestic Restricted Subsidiary of the Company of (i) all or substantially all of the assets of such Guarantor or (ii) Capital Interests of a Guarantor such that such Guarantor ceases to be a Subsidiary; provided that such sale or disposition of such Capital Interests or assets is otherwise in compliance with the terms of the Indenture.

Delivery of Collateral and Proceeds of Collateral

The Intercreditor Agreement will provide that, upon Discharge of First Priority Lien Obligations (except in connection with a replacement of First Priority Lien Obligations with new First Priority Lien Obligations), then the Collateral Agent will, to the extent permitted by applicable law, deliver to the Trustee or such other Person as a court of competent jurisdiction may otherwise direct (a) any Collateral in the possession or under the control of the Collateral Agent and (b) all proceeds of Collateral in the possession or under the control of the First Priority Lien Agent, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien. If, after the Discharge of First Priority Lien Obligations, the Company or any Guarantor Incurs new First Priority Lien Obligations that are permitted pursuant to the terms of the Indenture, the Trustee will deliver to the Collateral Agent appointed by the Intercreditor Agreement to be entered into between the Trustee and the Representative(s) of the holders of such First Priority Lien Obligation, the Collateral securing such First Priority Lien Obligations. Upon such delivery, the holders of the First Priority Lien Obligations will have the same rights with respect to such Collateral as the holders of the First Priority Lien Obligations outstanding on the Issue Date. See “—Collateral,” “—Intercreditor Agreement” and “—Possession, Use and Release of Collateral” above.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below where neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary (other than any Subsidiary holding any of the Collateral) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company; provided that either

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, the Company could (x) incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under the “Limitation on Incurrence of Debt” covenant and (y) make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary (or the portion thereof owned by the Company and its Restricted Subsidiaries if less than wholly owned) pursuant to the “Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Lease or Transfer

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger into a Restricted Subsidiary in which the Company is the continuing Person), or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company and the Restricted Subsidiaries taken as an entirety (such Person, the “Surviving Entity”), (1) shall be a corporation organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of and interest and premium, if any, on all the notes and the performance of the covenants and obligations of the Company under the Indenture and (3) shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee, the due and punctual performance of the covenants and obligations of the Company under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “Limitation on Incurrence of Debt” covenant; and

(iv) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture.

The provisions above shall not apply to:

(1) any transfer of the properties or assets of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(2) any merger of the Company into a directly or indirectly wholly owned Restricted Subsidiary created for the purpose of holding the Capital Interests of the Company; or

(3) a merger between the Company and a newly-created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States, so long as, in each case the Debt of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby.

For all purposes of the Indenture and the notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture, and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

The Indenture will also provide the following additional conditions for each transaction described in the above paragraphs:

(1) the Company, each Guarantor or the relevant surviving entity, as applicable, will cause to be filed such amendments or other instruments, if any, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, will: (a) continue to constitute Collateral under the Indenture and the Security Documents; and (b) not be subject to any Lien other than Liens permitted by the Indenture and the Security Documents;

(3) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral and would be required to be pledged under the Security Documents, will be treated as After-Acquired Property and such surviving entity should take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents as required in the Indenture; and

(4) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable, subject to customary qualifications.

Limitation on Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of and premium, if any, on any note at its maturity (whether at Stated Maturity, excluding any Sinking Fund payment, or upon repurchase pursuant to an Offer to Purchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest on any note when it becomes due and payable, or the failure to make any Sinking Fund payment when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the making of an Offer to Purchase as required by the Indenture (other than a failure to purchase the notes when required, which will constitute an Event of Default under clause (1) above) and the continuance of such default for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) failure to perform or comply with the Indenture provisions described under “—Certain Covenants—Consolidation, Merger, Conveyance, Lease or Transfer”;

(5) except as permitted by the Indenture, any Note Guarantee is held to be invalid or unenforceable in a judicial proceeding, or any Guarantor or the Company shall assert such invalidity or unenforceability;

(6) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2) (3), (4) or (5) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(7) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by the Company or any Restricted Subsidiary that is a Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its Stated Maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(8) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount (net of amounts covered by insurance) in excess of $10.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(9) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary that is a Significant Subsidiary; or

(10) unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Company or any Significant Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a material portion of the Collateral granted to the Trustee for its benefit and the benefit of the Holders, the repudiation or disaffirmation by the Company or any Significant Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary party thereto for any reason with respect to a material portion of the Collateral, in each case which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal of the notes and any accrued interest on the notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders) specifying the event giving rise to the Event of Default and that it is a “notice of acceleration”; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (9) above occurs with respect to the Company, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of and interest and premium, if any) if the Trustee determines that withholding notice is in the best interest of the Holders to do so.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and offered reasonable indemnity satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a note for enforcement of payment of the principal of and interest and premium, if any, on such note on or after the respective due dates expressed in such note.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of certain Defaults or Events of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture or one or more amendments to any Security Document for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated notes in addition to or in place of the certificated notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral securing the notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to release Collateral from the Lien of the Indenture and the Security Documents where permitted by the Indenture and by the Security Documents; or

(9) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes, the Company, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture or an amendment to the Security Documents for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture or amendment to a Security Document shall, without the consent of the Holder of each outstanding note affected thereby:

(1) change the Stated Maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the principal thereof or the rate of interest or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the coin or currency in which any principal of the note or the rate of interest or any premium payable thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any notes may be subject to redemption or reduce the redemption price therefore;

(2) reduce the percentage in aggregate principal amount of the outstanding notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or Asset Sale;

(4) subordinate, in right of payment, the notes to any other Debt of the Company;

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding note affected thereby; or

(6) release any Note Guarantees required to be maintained under the Indenture, except as provided in clause (6) of the immediately preceding paragraph.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the Holders of at least 66  2/3% in aggregate principal amount of the notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the Holders of all the notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of and interest and premium, if any, on any notes (including any note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company and the Guarantors may terminate the obligations under the notes, the Indenture and the Security Documents when:

(1) either: (A) all notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Debt on the notes, not theretofore delivered to the Trustee for cancellation, for principal of and interest and premium, if any, on to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the discharge have been complied with.

The Company may elect, at its option and subject to the conditions described below, to have its obligations discharged with respect to the outstanding notes, or a legal defeasance. Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding notes, except for:

(1) the rights of Holders of such notes to receive payments in respect of the principal of and interest and premium, if any, on such notes when payments are due;

(2) the Company’s obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee;

(4) the Company’s right of optional redemption; and

(5) the legal defeasance provisions of the Indenture.

In addition, the Company may elect, at its option and subject to the conditions described below, to have its obligations released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture, or a covenant defeasance, and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Debt in respect of the principal of and interest and premium, if any, on such notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such notes;

(2) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, legal defeasance and discharge to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, legal defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than any Default or Event of Default arising from the failure to comply with “—Certain Covenants—Limitation on Incurrence of Debt” or “—Limitation on Liens”);

(5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all notes are in default within the meaning of such Act);

(6) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound;

(7) such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

(8) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

In connection with a discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of applicable bankruptcy law and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

The Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is the initial paying agent and registrar for the notes. The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of its own affairs.

Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Directors, Officers, Employees, Stockholders or Incorporators

No director, officer, employee, stockholder or incorporator, past, present or future, of the Company, as such or in such capacity, shall have any personal liability for any obligations of the Company under the notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder or incorporator.

Governing Law

The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person.

“Additional Assets” means: (1) all or substantially all of the assets of a Permitted Business, (2) any assets (other than current assets, Debt or securities) to be used by the Company and its Restricted Subsidiaries in a Permitted Business, (3) capital expenditures, (4) Capital Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Interests by the Company and its Restricted Subsidiaries or (5) Capital Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of the “Limitation on Transactions with Affiliates” covenant, any Person directly or indirectly owning 10% or more of the outstanding Capital Interests of the Company or any Person who is a Permitted Holder will be deemed an Affiliate.

“After-Acquired Property” means property or assets acquired by the Company or its Restricted Subsidiaries after the Issue Date that would constitute Collateral if owned on the Issue Date.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:

•

the present value at such redemption date of the sum of (i) the redemption price of such note at December 15, 2012 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through December 15, 2012 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over

•	the then outstanding principal amount of such note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) of:

(a) Capital Interests in another Person (other than directors’ qualifying shares);

(b) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete, substantially worn or damaged, or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “—Certain Covenants—Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $2.5 million;

(c) dispositions of cash or Eligible Cash Equivalents;

(d) dispositions of Capital Interests of Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of inventory no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h) the creation of a Lien (but not the sale or other disposition of the property upon foreclosure of such Lien);

(i) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(j) a disposition to a Person that will become a Restricted Subsidiary immediately after such disposition;

(k) dispositions of real property owned by the Company or any Restricted Subsidiary with an aggregate Fair Market Value not exceeding $4.0 million pursuant to one or more Sale and Leaseback Transactions;

(l) issuances or dispositions of Capital Interests of the Company;

(m) dispositions of assets received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary and, in each case, any extension, modification or renewal of such assets; and

(n) dispositions of accounts receivable owing to Foreign Restricted Subsidiaries pursuant to accounts receivable factoring facilities or other asset-based financing facilities.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the product of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof, (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person, to the extent such obligations are required to be classified and accounted for as a capital lease obligation on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease (or other Debt arrangement) prior to the first date upon which such lease (or other Debt arrangement) may be terminated by the user of such real or personal property without payment of a penalty, and the amount of any Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company;

(b) after the consummation of a Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(c) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Company or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests are “beneficially owned” (as defined in clause (a)) by the Permitted Holders.

“Collateral Agent” means initially the Representative(s) under the Credit Agreement and may be the Representative(s) under any future First Priority Lien Obligations or another financial institution or entity which, in the determination of the Company is acceptable and may include, without limitation, an entity affiliated with the initial purchasers, any lenders or an entity affiliated with the lenders under any First Priority Lien Obligations or an affiliate thereof.

“Company” means Intcomex, Inc. and any successor.

“Commitment Letter” means the commitment letter dated October 23, 2009, between SBA and Comerica Bank pursuant to which Comerica Bank may, subject to certain conditions, replace SBA’s senior secured revolving credit facility under the Credit Agreement with a new three-year senior secured revolving credit facility.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense; and

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); less

(ii) non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction, or the Transaction Date giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the Four Quarter Period) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

(ii) if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii) notwithstanding clause (i) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by Swap Contracts, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

If such Person or any of its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) directly or indirectly Guarantees Debt of a third Person, then the above clauses shall give effect (without duplication) to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such Person and for such period of:

(i) Consolidated Interest Expense, and

(ii) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company).

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization or accretion of debt discount;

(b) the net cost under Interest Rate Protection Obligations including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii) all capitalized interest of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) for such period.

“Consolidated Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Net Debt to (b) Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters ending on the last day of such fiscal quarter (the “Four Quarter Period”).

If, during the Four Quarter Period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or Asset Acquisition or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale, Asset Acquisition or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale, Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

“Consolidated Net Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business) less cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries, in each case on a consolidated basis as determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) for such period as determined in accordance with GAAP, adjusted, to the extent including in calculating such net income, by excluding, without duplication:

(i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto) on an after-tax basis;

(ii) the portion of net income of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Subsidiaries (or Restricted Subsidiaries, in the case of the Company);

(iii) gains or losses in respect of any Asset Sales by such Person or any of its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) for purposes of calculating Consolidated Net Income under “Certain Covenants—Limitations on Restricted Payments” only, the net income of any Subsidiary (or Restricted Subsidiary, in the case of the Company) of such Person to the extent that the declaration of dividends or similar distributions by that Subsidiary (or Restricted Subsidiary, in the case of the Company) of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary (or Restricted Subsidiary, in the case of the Company) or its stockholders;

(v) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi) any fees, expenses and prepayment penalties paid in connection with: (A) the issuance of the notes; (B) the retirement of the Company’s existing 11 3/4% Second Priority Senior Secured notes due 2011 and (C) the extension of the Credit Agreement;

(vii) all deferred financing costs written off and net after-tax gains or losses attributable to early extinguishment of Debt;

(viii) any unrealized gains or losses in respect of Hedging Obligations;

(ix) any foreign currency translation gains or losses of such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company);

(x) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; and

(xi) any charges arising from the impairment of goodwill resulting from purchase accounting adjustments in connection with any acquisition consummated by such Person or any of its Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Subsidiaries (or Restricted Subsidiaries, in the case of the Company) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary gain or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated August 25, 2005, between SBA and Comerica Bank together with all related notes, letters of credit, security documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time, including, without limitation, pursuant to any New Credit Agreement.

“Currency Hedge Obligations means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates (including any arrangement pursuant to which such Person sells accounts receivable owing to such Person to a financial institution for United States dollars (or a currency that is immediately converted into United States dollars) or obtains a loan in United States dollars (or in a currency that is immediately converted into United States dollars) from a financial institution with respect to such accounts receivable (and which loan may be secured by such accounts receivable).

“CVC” means (i) Citigroup Inc., a Delaware corporation, or any of its Subsidiaries, including Co-Investment LLC VII (Intcomex), a Delaware limited liability company; or (ii) any fund, collective investment scheme, trust, partnership (including without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, with respect to which Citigroup Inc. or any of its Subsidiaries is a general partner, controlling shareholder, investment manager or investment advisor.

“CVC Investors” means (i) CVC; (ii) any officer, director, member or general partner of CVC or general partner of any Person included in the definition of CVC; (iii) any spouse or lineal descendant (including by adoption and stepchildren) of the officer, director, member or general partner referred to in clause (ii) above; and (iv) any trust, corporation, partnership, estate or other entity the sole beneficiary or beneficiaries of which is or are the persons included in clause (ii) or (iii) above.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person or non-recourse, and whether or not contingent, the following: (i) the principal amount (or, if less, the accreted value) of all indebtedness of such Person for money borrowed, excluding any trade payables, pagarés (promissory notes) or similar instruments issued by a Person to facilitate collection of trade payables owing by such Person, other current liabilities incurred in the normal course of business and any liability for federal, state or local income taxes or other taxes owed by such Person (ii) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than pagarés (promissory notes) or similar instruments issued by a Person to facilitate collection of trade payables owing by such Person); (iii) all obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets), excluding any trade payables, other current liabilities incurred in the normal course of business and any liability for federal, state or local income taxes or other taxes owed by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding accrued dividends); (vii) all obligations under any Swap Contracts and Currency Hedge Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount shall be the liability in respect of such Debt as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, dividends and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, the “Debt” of the Company or any Restricted Subsidiary will exclude the Incurrence of Debt by the Company and such Restricted Subsidiary arising from agreements of the Company or such Restricted Subsidiary providing for adjustment of purchase price or other similar obligations, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company.

“Debt Facility” means one or more credit facilities, debt facilities, commercial paper facilities or indentures providing for revolving credit loans, term loans, letters of credit, commercial paper or debt securities.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Discharge of First Priority Lien Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Debt outstanding under the First Priority Lien Obligations or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First Priority Lien Obligations, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other obligations that are due and payable or otherwise accrued and owing in respect of such First Priority Lien Obligations at or prior to the time such principal, interest and premium, if any, are paid.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person will be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia.

“Eligible Bank” means a bank or trust company that is organized and existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, and as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $250 million.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after the date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least “A” from S&P or “A-2” from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within one year after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any Eligible Bank or in any other bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) in the case of each Foreign Restricted Subsidiary, Investments of the type described in clauses (ii) and

(vi) above issued by or maintained with any financial institution organized in a jurisdiction outside the United States and meeting substantially equivalent capital requirements as those set forth for Eligible Banks; and (viii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” means After-Acquired Property securing: (A) Purchase Money Debt, (B) Acquired Debt (to the extent the Liens on the relevant After-Acquired Property were incurred prior to (and not in connection with) the acquisition thereof by the relevant Restricted Subsidiary), and (C) Refinancing Debt in respect of the Debt described in clauses (A) and (B).

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors.

“First Priority Lien Debt” means Debt Incurred by the Company and the Guarantors pursuant to the Credit Agreement or any other Debt Facility designated by the Company in an officers’ certificate to be First Priority Lien Debt in aggregate principal amount at any one time outstanding not to exceed the Maximum Permitted Amount.

“First Priority Lien Documents” means the documentation relating to any First Priority Lien Debt including, without limitation, the Credit Agreement, the First Priority Lien Security Documents, and all other agreements governing, securing or relating to any First Priority Lien Obligations.

“First Priority Lien Obligations” means the First Priority Lien Debt, Hedging Obligations payable to a Lender or an Affiliate thereof or a Person that was a Lender or Affiliate thereof at the time of the entering into of such Hedging Obligations, to the extent such Hedging Obligations are secured by Liens securing Debt (including all other Obligations with respect thereto) under the Credit Agreement, and all other Obligations of the Company or any Guarantor under the First Priority Lien Documents.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“First Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignment, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company or any Guarantor creating a Lien upon property owned or to be acquired by the Company or such Guarantor in favor of any holder or holders of First Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any First Priority Lien Obligations.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Subsidiary of the Company that executes a Guarantee of the Note Obligations in accordance with provisions of the Indenture and its successors and assigns, until such time as such Guarantee is released in accordance with the Indenture.

“Hedging Obligations” of any Person means such Person’s Currency Hedge Obligations and Interest Rate Protection Obligations, and the obligations of such Person pursuant to any Swap Contract.

“Holder” means a Person in whose name a note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Restricted Subsidiary of the Company. “Incurrence,” “Incurred” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt.

The following shall not be deemed an Incurrence of Debt:

(i) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(ii) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(iii) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(iv) unrealized losses or charges in respect of Hedging Obligations.

“Initial Public Offering” means the consummation of the first Public Equity Offering of Qualified Capital Interests of the Company (whether on a primary or secondary basis, or both).

“Intercreditor Agreement” means the lien subordination agreement dated as of the Issue Date between the Collateral Agent and the Trustee on behalf of the Holders, as amended from time to time, and any additional lien subordination agreement substantially in the form attached to the Indenture entered into by the Trustee and any Representative on behalf of holders of First Priority Lien Obligations.

“Interest Rate Protection Agreements” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business; and (d) investments arising under endorsement of negotiable instruments for collection. The amount of any Investment outstanding at any time will be the original cost of such Investment without giving effect to changes in value.

“Issue Date” means the date on which the notes are first issued.

“Lenders” means the lenders from time to time under the Credit Agreement.

“Lien” means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Maximum Permitted Amount” means, at any time, the greater of (i) $50 million (minus any amount used to permanently repay First Priority Lien Obligations or permanently reduce the commitments with respect thereto, pursuant to the “Limitation on Asset Sales” covenant) and (ii) the sum of (A) 85% of the net book value of accounts receivable, plus (B) 60% of the net book value of the inventory, in each case of the Company and the Guarantors on a consolidated basis, at such time.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket expenses of such Person incurred in connection with such Asset Sale, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) (I) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) if a reserve against any liabilities (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations related to such Assets Sale) associated with the Asset Sale and retained by such Person after such Asset Sale is required to be made in accordance with GAAP, such consideration or reserve (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted and shall be applied in accordance with the provisions set forth under “—Certain Covenants—Limitations on Asset Sales” within 360 days after such conversion.

“New Credit Agreement” means any credit agreement entered into on or after the Issue Date pursuant to the Commitment Letter, together with all related notes, letters of credit, security documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

“Note Guarantee” means any guarantee of the Company’s Obligations under the notes and the Indenture by a Guarantor.

“Note Obligations” means the notes, the Note Guarantees and all other obligations of any Obligor under the Indenture, the notes, the Note Guarantees and the Security Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and amounts payable under the documentation governing any Debt.

“Obligor” means a Person obligated as the issuer or Guarantor of the notes.

“Offer to Purchase” means a written offer, or the Offer will be sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date, or the Expiration Date, of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date, or the Purchase Date for purchase of notes within five business days after the Expiration Date. The Company shall notify the Trustee concurrently with the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense or the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

(i) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(ii) the Expiration Date and the Purchase Date;

(iii) the aggregate principal amount of the outstanding notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to clause (xi) below), or the Purchase Amount;

(iv) the purchase price to be paid by the Company for each $1,000 principal amount of notes accepted for payment (as specified pursuant to the Indenture), or the Purchase Price;

(v) that the Holder may tender all or any portion of the notes registered in the name of such Holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

(vi) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(vii) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(viii) that, on the Purchase Date, the Purchase Price will become due and payable upon each note accepted for payment pursuant to the Offer to Purchase;

(ix) that each Holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note or cause such note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(x) that Holders will be entitled to withdraw all or any portion of notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the notes the Holder tendered, the certificate number of the note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(xi) that (a) if notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such notes and (b) if notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

(xii) if applicable, that, in the case of any Holder whose note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

“Permitted Additional Second Priority Lien Obligations” means Additional Notes; provided that, immediately after giving effect to the issuance of such Additional Notes and the receipt and application of the proceeds therefrom, the ratio of the aggregate principal amount of the First Priority Lien Obligations, Second Priority Lien Obligations and Debt of Foreign Restricted Subsidiaries outstanding on the date such Additional Notes are issued to Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the Four Quarter Period, determined on a pro forma basis as set forth under the “Limitation on Incurrence of Debt” covenant, would be positive, but equal to or less than 4.00 : 1.00.

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Collateral Liens” means the Liens permitted by clauses (a), (b), (c), (d), (e), (f), (m), (n), (o), (r) and (t) of the definition of “Permitted Liens”.

“Permitted Debt” means:

(i) Debt Incurred pursuant to the Credit Agreement or any other Debt Facility in an aggregate principal amount at any one time outstanding not to exceed the Maximum Permitted Amount;

(ii) Debt outstanding under the notes and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such notes;

(iii) Note Guarantees;

(iv) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date;

(v) Debt owed to and held by the Company or a Restricted Subsidiary;

(vi) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary of the Company;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that

(a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) if applicable, such Guarantees are subordinated to the notes to the same extent as the Debt being guaranteed;

(viii) Debt in respect of performance, surety or appeal bonds or letters of credit, Incurred in the ordinary course of business;

(ix) Debt under Swap Contracts and Currency Hedge Obligations;

(x) Debt owed by the Company to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(xi) Debt of Foreign Restricted Subsidiaries, provided, that (a) the principal amount of such Debt outstanding at any time may not exceed $15.0 million in the aggregate and (b) the aggregate principal amount of such Debt and the aggregate principal amount of Debt Incurred pursuant to clause (i) above may not exceed the Maximum Permitted Amount;

(xii) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $5.0 million at any time outstanding, which Debt may (but shall not be required to) be Incurred under the Credit Agreement;

(xiii) any Debt arising under any Sale and Leaseback Transaction involving real property owned by the Company or any Restricted Subsidiary prior to such Sale and Leaseback Transaction in an aggregate amount not to exceed $4.0 million at any time outstanding; and

(xiv) Refinancing Debt.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xiv) of this definition of “Permitted Debt.”

“Permitted Holders” means each of (i) CVC Investors; (ii) Anthony Shalom, Michael Shalom and Isaac Shalom, any spouse or lineal descendant of such Person, any trust or estate the sole beneficiary or beneficiaries of which is either such Person and any spouse or lineal descendant of any such Person; and (iii) any Affiliate of any of the foregoing.

“Permitted Investments” means:

(a) Investments in existence on Issue Date and any extension, modification or renewal thereof that does not increase the amount thereof;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary in effect on the Issue Date;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary including Guarantees by the Company or a Restricted Subsidiary of the obligations of the Company or a Restricted Subsidiary with respect to (i) trade payables arising in the ordinary course of business or (ii) Debt that is otherwise permitted under “—Certain Covenants—Limitation on Incurrence of Debt”;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Investments in Swap Contracts and Currency Hedge Obligations;

(h) Non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the “Limitation on Asset Sales” covenant or a sale or other disposition of any asset not constituting an Asset Sale under the definition thereof;

(i) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary, as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, and in each case any extension, modification or renewal thereof;

(j) Investments by the Company or any Restricted Subsidiary (other than in an Affiliate that is not a Specified Joint Venture) not otherwise permitted under this definition, in an aggregate amount not to exceed $2.0 million;

(k) Loans and advances to employees in an amount not to exceed $3.0 million in the aggregate at any one time outstanding; and

(l) Loans and advances by the Company or a Restricted Subsidiary to the customers of the Company or another Restricted Subsidiary, the proceeds of which are used to acquire inventory from the Company or such other Restricted Subsidiary, in an aggregate amount not to exceed $4.0 million at any time outstanding.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) First Priority Liens and Second Priority Liens;

(c) any Lien for taxes or assessments or other governmental charges or levies not then delinquent (or which, if delinquent, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d) any statutory warehousemens’, materialmens’, landlords’, carriers’, mechanics’, suppliers’, repairmens’ or other similar Liens for sums not then delinquent (or which, if delinquent, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) any title exception, easement, right-of-way, lease, sublease or other similar Lien that does not materially impair the use or value of the property subject thereto in its use in the business of the Company or a Restricted Subsidiary thereof;

(f) Liens on property or other assets: (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances Incurred in the ordinary course of business, in each case not Incurred or made in connection with the borrowing of money; or (iv) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 180 days after the entry thereof or the expiration of any such stay;

(g) Liens securing Acquired Debt and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing obligations under Swap Contracts and Currency Hedge Obligations Incurred in connection with managing interest or currency risk;

(i) Liens to secure Capital Lease Obligations;

(j) Liens in favor of the Company or any Guarantor;

(k) Liens securing Purchase Money Debt; provided that (i) the Debt will not exceed the cost of such assets, property, plant and equipment and is not secured by a Lien on any assets, property, plant and equipment other than the property or assets so purchased, leased, constructed, repaired, improved upon or added to and (ii) the Lien securing such Debt shall be created within 180 days after such purchase, lease, construction, repair, improvement or addition or, in the case of any Refinancing Debt within 180 days after such refinancing;

(l) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(o) Liens from judgments, decrees, or attachments in circumstances not constituting an Event of Default;

(p) Liens to secure any Refinancing Debt (or Refinancing Debt with respect thereto) as a whole, or in part, of any Debt secured by any Lien; provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and

(B) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Debt at the time the original Lien became a Permitted Lien, plus accrued interest, premiums, penalties and other amounts due with respect to such Debt at the time of the refinancing and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(q) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(r) Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to the bank broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid;

(s) Liens on Capital Interests held by the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries and Persons that are not Subsidiaries of the Company; and

(t) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Public Equity Offering” means any underwritten public offering of Capital Interests of the Company pursuant to an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt Incurred to finance the purchase (whether directly or through the acquisition of the Capital Interests of any Person owning the assets, property, plant or equipment), lease, or construction of, or repairs, improvements or additions to, assets, property, plant or equipment by the Company or any Restricted Subsidiary, to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including the passage of time or the happening of an event) is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund) or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, in each case at any time prior to the Stated Maturity of the notes. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require such Person to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that such Person may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that such Person may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the notes or the relevant Note Guarantee to at least the same extent as the Debt being refunded, refinanced renewed, replaced or extended, if such Debt was subordinated to the notes;

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced, renewed, replaced or extended or (b) at least 91 days after the maturity date of the notes;

(iii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended;

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of customary fees, expenses and costs related to the Incurrence of such Refinancing Debt; and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

“Registration Statement Effective Date” means the first date on which the Registration Statement (as defined in “Exchange Offer; Registration Rights”) is declared effective by the SEC.

“Representative” means any trustee, agent or representative for the lenders or holders in respect of any First Priority Lien Obligations; provided that, in the absence of a trustee, agent or representative for lenders or holders in respect of any First Priority Lien Obligations, such lenders or holders shall be deemed to be the “Representatives” with respect to such First Priority Lien Obligations.

“Restricted Payment” means any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company (other than dividends, distributions or payments made solely in Qualified Capital Interests in the Company) that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company;

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into or exchange of any Capital Interests for Debt);

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes or any Note Guarantee;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment, and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary,

provided, however, the transactions contemplated under the heading “Use of Proceeds” shall not constitute “Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary and is thereafter leased back by the Company or a Restricted Subsidiary.

“SBA” means Software Brokers of America, Inc. and any successors.

“Second Priority Lien Documents” means the documentation relating to any Second Priority Lien Obligations including, without limitation, the Indenture, the Security Documents, and all other agreements governing, securing or relating to any Second Priority Lien Obligations, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Second Priority Lien Obligations” means the Debt Incurred under the notes (including any Additional Notes that are Permitted Additional Second Priority Lien Obligations).

“Second Priority Liens” means all Liens that secure the Second Priority Lien Obligations.

“Security Documents” means the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any Security Interests in favor of the Trustee for the benefit of itself and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Trustee for the benefit of itself and the Holders.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Specified Joint Venture” means a Person that is an Affiliate of the Company solely by virtue of the ownership of Capital Interests of such Person by the Company and its Subsidiaries.

“Stated Maturity,” when used with respect to (i) any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal amount of such note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Successor Entity” means a Person that succeeds to and continues the business of Intcomex, Inc.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, Interest Rate Protection Agreements) and whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

General

The following discussion describes certain U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes (collectively, the “notes”) pursuant to this exchange offer and the ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. Further, it does not discuss special tax considerations that may apply to certain types of taxpayers, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	partnerships and other pass-through entities and investors in such entities;

•	dealers or traders in stocks, securities, notional principal contracts, or currencies;

•

persons that will hold the notes as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction or as a part of a “hedging,” “conversion,” or other risk reduction transaction for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar or that hold the notes through a foreign entity or foreign account;

•	persons that own (or are deemed to own) 10% or more of our voting shares;

•	certain former citizens or long-term residents of the United States; or

•	U.S. Holders (as defined below) who hold their notes through foreign brokers or other foreign intermediaries.

Holders should consult their tax advisers with respect to the U.S. federal, state, local and foreign tax consequences of the ownership and disposition of the notes. No rulings have or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes, or the ownership or disposition of the exchange notes, or that any such position would not be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that for U.S. federal income tax purposes is:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of the notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisers as to their tax consequences.

Persons considering the purchase of the notes should consult their own tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

Consequences of Tendering Initial Notes

The exchange of your initial notes for exchange notes in the exchange offer should not constitute a deemed exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the initial notes. Accordingly, the exchange of initial notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes and tax consequences as the initial notes exchanged therefor, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Tax Characterization of the Notes

Because of the Mandatory Redemption feature, the issuer will treat each note for U.S. federal income tax purposes as a debt instrument that is subject to U.S. Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). Each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

Tax Treatment for U.S. Holders

Taxation of Interest. A U.S. Holder of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “non-contingent bond method” to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail below, under the non-contingent bond method, a U.S. Holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 15.125% compounding semi-annually (the “comparable yield”). The comparable yield is based on a rate at which the Issuer could issue a fixed rate debt instrument with terms comparable to those of the notes and no contingent payments. The comparable yield will be applied to a projected payment schedule, which is a schedule that includes the actual non-contingent payments to be made on the notes and an estimate of the contingent payment pursuant to the Mandatory Redemption (the “Projected Payment”).

The comparable yield and the Projected Payment are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by the Issuer with respect to the actual yield of or payments to be made in respect of a note. The comparable yield and the Projected Payment do not necessarily represent the Issuer’s expectations regarding such yield or the amount such payments.

Under the Code and the Contingent Debt Regulations, the entire yield on a note (including the stated interest payments) will be treated as original issue discount for U.S. federal income tax purposes (“Tax OID”). A U.S. Holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the note for all days during the taxable year that the U.S. Holder owns the note. As a result, U.S. Holders of notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on notes in taxable income each year regardless of whether such holders receive more or fewer payments on the notes in tax years prior to maturity.

The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of a U.S. Holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note appropriately adjusted to reflect the length of the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods (including the Projected Payment regardless of the actual amount of the payment pursuant to the Mandatory Redemption).

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder receives actual payments with respect to the Mandatory Redemption that in the aggregate exceed the total amount of Projected Payment for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the Contingent Debt Regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income, which will increase the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the note for a particular year may exceed both the amount of unadjusted Tax OID and the actual cash payments received.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of the Projected Payment, the U.S. Holder will incur a “net negative adjustment” under the Contingent Debt Regulations equal to the amount of such deficit. This adjustment will reduce the U.S. Holder’s interest income on the notes for that taxable year, which will decrease the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the note for a particular year may differ significantly both from the amount of unadjusted Tax OID and the actual cash payments received.

U.S. Holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued original issue discount in respect of the notes may not take net negative or positive adjustments into account, and thus may overstate or understate the holders’ interest inclusions.

Disposition of the Notes. When a U.S. Holder sells, exchanges, or otherwise disposes of a note (including upon repayment of the note at maturity) (a “disposition”), the U.S. Holder generally will recognize gain or loss on such disposition equal to the difference between the amount received by the U.S. Holder for the note, and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for such note, plus any Tax OID accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and less the amount of the Projected Payment received by the holder according to the projected payment schedule while holding the note (without regard to the actual amount paid). Any gain realized by a U.S. Holder on a disposition of a note generally will be treated as ordinary interest income or, if such gain is recognized after the Mandatory Redemption contingency has been resolved (and any resulting net positive adjustment or net negative adjustment has been taken into account), as capital gain. Any loss realized by a U.S. Holder on a disposition generally will be treated as an ordinary loss to the extent of the U.S. Holder’s Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital gain or loss recognized by a U.S. Holder will be a long-term capital gain or loss if the U.S. Holder has held such note for more than one year, and a short-term capital loss in other cases.

Payments Pursuant to the Sinking Fund. Payments in redemption pursuant to the sinking fund, described in “Description of Notes—Sinking Fund,” should be treated as payments of OID, to the extent of accrued OID, with the remainder treated as payments of principal on the notes.

Information Reporting and Backup Withholding. The paying agent will be required to file information returns with the IRS with respect to payments made to certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they fail to provide an accurate taxpayer identification number on IRS Form W-9 or otherwise satisfy the requirements of the backup withholding rules. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, so long as the required information is timely provided to the IRS.

Tax Treatment of Non-U.S. Holders

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes. All payments on the notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the notes, other than any gain recognized after the Mandatory Redemption contingency has been resolved (and any resulting net positive adjustment or net negative adjustment has been taken into account) (“Post Contingency Gain”) will be exempt from U.S. federal income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to the Issuer;

(ii) the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, such payments on the notes will be subject to a 30% United States federal withholding tax unless such Non-U.S. Holder provides us or our paying agent, as the case may be, with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

Any Post Contingency Gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

(i) such gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such holder will be subject to tax as discussed below, or

(ii) a Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain generally will be subject to a flat 30% U.S. federal income tax).

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain (including Post Contingency Gain) on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the notes in the same manner as if it were a U.S. Holder unless an applicable treaty provides otherwise. A Non-U.S. Holder will be required to provide to the withholding agent an applicable properly executed Internal Revenue Service Form W-8 (or successor form) in order to claim an exemption from withholding tax.

Additionally, a foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless an applicable income tax treaty provides otherwise.

Payments Pursuant to the Sinking Fund. Payments in redemption pursuant to the sinking fund, described in “Description of Notes—Sinking Fund,” should be treated as payments of OID, to the extent of accrued OID, with the remainder treated as payments of principal on the notes.

Information Reporting and Backup Withholding. In certain circumstances, backup withholding and information reporting may apply to interest (including OID) and principal payments on a note and payments of the proceeds of the sale of a note unless such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder’s Non-U.S. status. Non-U.S. Holders should consult their tax advisers as to the qualification for exemption from backup withholding and the procedure for obtaining such an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be refunded or allowed as a credit against its U.S. federal income tax liability provided that the Non-U.S. Holder timely provides the required information to the IRS.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on pension, profit-sharing and other employee benefit plans that are subject to ERISA, or the plans, and on persons who are fiduciaries with respect to those plans. In accordance with ERISA’s general fiduciary requirements, a fiduciary who is considering the purchase of the notes on behalf of a plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Code prohibit plans as well as individual retirement accounts, or IRAs, and Keogh plans subject only to Section 4975 of the Code (also called plans) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan. We may be considered a “party in interest” and a “disqualified person” to many plans including by virtue of our relationship to CVC International and the relationship of CVC International to Citigroup Inc. Citigroup Inc. has affiliates, including broker-dealer affiliates, which provide services to many plans. “Prohibited transactions” within the meaning of ERISA and the Code may result if the notes are acquired by a plan as to which we are a party in interest or disqualified person, unless the notes are acquired pursuant to an applicable statutory or administrative exemption. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code.

The notes may not be purchased, held or disposed of by or on behalf of any plan or any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity, or a plan asset entity, pursuant to Department of Labor Regulation 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise, unless pursuant to and in accordance with an applicable statutory or administrative exemption. The following Prohibited Transaction Class Exemptions, or PTCE, issued by the Department of Labor may provide exemptive relief to such purchase, holding and disposition:

•	PTCE 96-23 for certain transactions determined by in-house asset managers;

•	PTCE 95-60 for certain transactions involving insurance company general accounts;

•	PTCE 91-38 for certain transactions involving bank collective investment funds;

•	PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; or

•	PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, exemptive relief may be available pursuant to the “service provider exemption” added to ERISA pursuant to the Pension Protection Act of 2006. The service provider exemption provides relief for certain transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan subject to ERISA and/or Section 4975 of the Code, or because they are related to a service provider. Generally, the service provider exemption would be applicable if the party to the transaction with the plan is a party in interest or a disqualified person to the plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii).

Any purchaser or holder of the notes or any interest therein and any fiduciary investing on behalf of any such purchaser or holder (in its representative and corporate capacity) will be deemed to have represented and warranted to us on each day including the date of its acquisition of the notes through and including the date of disposition of the notes that either:

(a) it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing the notes or interest therein on behalf of, or with “plan assets” of, any such plan or a governmental plan (as defined in section

3(32) of ERISA) or any other employee benefit plan not subject to Title I of ERISA or Section 4975 of the Code; or

(b) (i) it is a plan subject to Title I of ERISA or Section 4975 of the Code or is purchasing the notes or interest therein on behalf of, or with “plan assets” of any such plan and its purchase, holding and disposition of the notes and any other transactions contemplated by the notes are not and will not result in a non-exempt prohibited transaction because they are pursuant to and in accordance with an applicable statutory or administrative exemption; or (ii) it is a governmental plan or other employee benefit plan not subject to Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of the notes and any other transactions contemplated by the notes are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any persons considering the purchase of the notes with plan assets consult with counsel regarding the potential consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of the notes and the availability of exemptive relief under the PTCEs listed above, the service provider exemption, or any other applicable statutory or administrative exemption.

PLAN OF DISTRIBUTION

Each broker-dealer that acquired initial notes as a result of market-making activities or other trading activities and that receives exchange notes pursuant to the exchange offer for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including, to the extent permitted by applicable policies and regulations of the SEC, all broker-dealers that receive exchange notes pursuant to the exchange offer for their own account. In order to satisfy the prospectus delivery requirements of such broker-dealers, we have agreed to use our commercially reasonable best efforts to keep the prospectus effective, as amended and supplemented, for up to 45 days from the date of consummation of the exchange offer.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to the broker-dealers that requests such documents in order to satisfy their prospectus delivery requirements. We have agreed to pay all expenses incident to the exchange offer other than agency fees and commissions and underwriting discounts and commissions attributable to the sale of the notes and will indemnify the holders of the notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the notes and the guarantees offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and Carlton Fields, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements and schedule of Intcomex Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 included in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Centel, S.A. de C.V. as of December 31, 2007 and for the period ended December 31, 2007, not included in this Registration Statement, have been audited by PricewaterhouseCoopers, S.C., whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Intcomex, Inc., have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INTCOMEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$27,772	$27,234
Restricted cash	394	—
Trade accounts receivable (net of allowance for doubtful accounts of $4,965 and $4,428 at September 30, 2010 and December 31, 2009, respectively)	103,338	100,238
Inventories	126,751	95,185
Prepaid expenses, notes receivable and other	41,745	34,221
Due from related parties	252	272

Total current assets	300,252	257,150
Property and equipment, net	16,537	16,295
Goodwill	13,837	13,704
Identifiable intangible assets	1,463	1,658
Notes receivable and other	18,129	19,294

Total assets	$350,218	$308,101

Liabilities and Shareholders’ Equity
Liabilities
Current liabilities
Lines of credit	$35,759	$14,729
Current maturities of long-term debt	575	557
Accounts payable	132,540	117,216
Accrued expenses and other	20,805	13,880
Due to related parties	88	75

Total current liabilities	189,767	146,457
Long-term debt, net of current maturities	115,476	114,425
Other long-term liabilities	4,317	4,485

Total liabilities	309,560	265,367

Commitments and contingencies

Shareholders’ equity
Common stock, voting $0.01 par value, 140,000 shares authorized, 100,000 issued and outstanding	1	1
Class B common stock, non-voting $0.01 par value, 60,000 shares authorized, 29,357 issued and outstanding	—	—
Additional paid in capital	41,511	41,388
Retained earnings	3,243	5,153
Accumulated other comprehensive loss	(4,097)	(3,808)

Total shareholders’ equity	40,658	42,734

Total liabilities and shareholders’ equity	$350,218	$308,101

The accompanying notes are an integral part of the condensed consolidated financial statements.

INTCOMEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$248,289	$231,283	$742,552	$661,233

Cost of revenue	224,736	207,950	671,060	596,110

Gross profit	23,553	23,333	71,492	65,123

Operating expenses
Selling, general and administrative	19,734	15,780	54,148	49,802
Depreciation and amortization	1,097	1,078	3,198	3,193

Total operating expenses	20,831	16,858	57,346	52,995

Operating income	2,722	6,475	14,146	12,128

Other expense (income)
Interest expense	5,471	3,802	15,565	11,491
Interest income	(90)	(112)	(257)	(397)
Foreign exchange gain	(1,797)	(460)	(582)	(1,576)
Other (income) expense, net	(470)	482	(170)	(3,825)

Total other expense	3,114	3,712	14,556	5,693

(Loss) income before (benefit) provision for income taxes	(392)	2,763	(410)	6,435

(Benefit) provision for income taxes	(194)	908	1,500	1,669

Net (loss) income	$(198)	$1,855	$(1,910)	$4,766

Net (loss) income per weighted average share of common stock, voting and Class B common stock, non-voting:
Basic	$(1.53)	$18.15	$(14.77)	$46.64

Diluted	$(1.53)	$18.15	$(14.77)	$46.64

Weighted average number of common shares, voting and Class B common stock, non-voting, used in per share calculation:
Basic	129,357	102,182	129,357	102,182

Diluted	129,357	102,182	129,357	102,182

The accompanying notes are an integral part of the condensed consolidated financial statements.

INTCOMEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(1,910)	$4,766
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock-based compensation expense	123	185
Depreciation expense	2,881	2,840
Amortization expense	2,253	1,431
Bad debt expense	1,228	1,772
Inventory obsolescence expense	1,425	287
Deferred income tax benefit	(343)	(619)
Gain on extinguishment of long-term debt	—	(4,411)
Loss (gain) on disposal of property and equipment and other	30	(212)

Change in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivables	(4,328)	1,657
Inventories	(32,991)	(10,096)
Prepaid expenses, notes receivable and other	(7,454)	(2,858)
Due from related parties	20	(19)
Increase (decrease) in:
Accounts payable	15,324	10,258
Accrued expenses and other	7,141	(3,610)
Due to related parties	13	1

Net cash (used in) provided by operating activities	(16,588)	1,372
Cash flows from investing activities:
Purchases of property and equipment	(3,335)	(2,015)
Notes receivable and other	(199)	(190)
Proceeds from disposition of assets	98	66

Net cash used in investing activities	(3,436)	(2,139)
Cash flows from financing activities:
Borrowings under lines of credit, net	21,030	4,703
Proceeds from borrowings under long-term debt	528	79
Payments of long-term debt	(449)	(3,046)

Net cash provided by financing activities	21,109	1,736
Effect of foreign currency exchange rate changes on cash and cash equivalents	(547)	11

Net increase in cash and cash equivalents	538	980
Cash and cash equivalents, beginning of period	27,234	22,344

Cash and cash equivalents, end of period	$27,772	$23,324

The accompanying notes are an integral part of the condensed consolidated financial statements.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

Note 1. Organization and Basis of Presentation

Nature of Operations

Intcomex, Inc. (“Intcomex”) is a United States (“U.S.”) based pure play value-added international distributor of computer information technology (“IT”) products focused solely on serving Latin America and the Caribbean (the “Region”). Intcomex distributes computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics. Intcomex offers single source purchasing to its customers by providing an in-stock selection of products from vendors, including many of the world’s leading IT product manufacturers.

Organization

The accompanying unaudited condensed consolidated financial statements include the accounts of Intcomex and its subsidiaries (collectively referred to herein as the “Company”) including the accounts of Intcomex Holdings, LLC (“Holdings”) (parent company of Software Brokers of America, Inc. (“SBA”), a Florida corporation)), IFC International, LLC, a Delaware limited liability company (“IFC”), Intcomex International Holdings Cooperatief U.A., a Netherlands cooperative (“Coop”) and IXLA Holdings, Ltd. (“IXLA”), a Cayman Islands limited time duration holding company of 14 separate subsidiaries located in Central America, South America and the Caribbean. IFC and Coop are the parent companies of Intcomex Holdings SPC-1, LLC (parent company of Centel, S.A. de C.V. (“Intcomex Mexico”), a dually formed company in the U.S. and Mexico).

Use of Accounting Estimates

The Company prepares its unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The principles require the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses, cash flows and the related footnote disclosures during the period. On an on-going basis, the Company reviews and evaluates its estimates and assumptions, including, but not limited to, those that relate to the realizable value of accounts receivable, inventories, identifiable intangible assets, goodwill and other long-lived assets, income taxes and contingencies. Actual results could differ from these estimates.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include certain information and disclosures normally required for comprehensive annual consolidated financial statements. Therefore, the condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2009, included in the Company’s Form 10-K filed with the SEC on February 22, 2010 (“Annual Report”). The results of operations for the three and nine months ended September 30, 2010, may not be indicative of the results of operations that can be expected for the full year.

In management’s opinion, the accompanying unaudited condensed consolidated financial statements reflect all material adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position of the Company as of September 30, 2010, and its results of operations for the three and nine months

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

ended September 30, 2010 and 2009 and its statements of cash flows for the nine months ended September 30, 2010 and 2009. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements reflect the Company as the reporting entity for all periods presented.

Basis of Presentation

Certain immaterial reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

Restricted cash is recorded at cost, which approximates fair value. Restricted cash balance relates to cash held to meet certain obligations under an agreement with the tax authorities in Colombia, pending completion of the 2006 tax review.

The Company evaluated subsequent events through the date of the filing of this Quarterly Report on Form 10-Q (“Quarterly Report”), the date the Company issued its unaudited condensed consolidated financial statements.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a framework for all fair value measurements and expands disclosures related to fair value measurement and developments. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires that assets and liabilities measured at fair value are classified and disclosed in one of the following three categories:

Level 1—Quoted market prices for identical assets or liabilities in active markets or observable inputs;

Level 2—Significant other observable inputs that can be corroborated by observable market data; and

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data.

The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable, notes receivable and other, accounts payable, accrued expenses and other approximate fair value because of the short-term nature of these items. The carrying amounts of outstanding short-term debt approximate fair value because interest rates over the term of these financial instruments approximate current market interest rates available to the Company. The current market price of outstanding long-term debt approximates fair value because the Company’s $120,000 aggregate principal amount 13 1/4% Second Priority Senior Secured Notes due December 15, 2014 (the “13 1/4% Senior Notes”) are currently tradable under the Securities Act of 1933 Rule 144A, Private Resales of Securities to Institutions. As of September 30, 2010, the 13 1/4% Senior Notes were tradable at 105.25 of the principal amount.

The Company is exposed to fluctuations in foreign exchange rates and reduces its exposure to the fluctuations by periodically using derivative financial instruments and entering into derivative transactions with large multinational banks to manage its primary risk, foreign currency price risk. The Company’s derivative instruments are comprised of the following types of instruments:

Foreign currency forward contracts—Derivative instruments that convert one currency to another currency and contain a fixed amount, fixed exchange rate used for conversion and fixed future date on which the conversion will be made. The Company recognizes unrealized loss (gain) in the statements of

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

operations for temporary fluctuations in the value of non-qualifying derivative instruments designated as cash flow hedges, if the fair value of the underlying hedged currency increases (decreases) prior to maturity. The Company reports realized loss (gain) upon conversion if the fair value of the underlying hedged currency increases (decreases) as of the maturity date.

Foreign currency collars—Derivative instruments that contain a fixed floor price (put option) and fixed ceiling price (call option). If the market price exceeds the call option strike price or falls below the put option strike price, the Company receives the fixed price or pays the counterparty bank the market price. If the market price is between the call and put option on strike prices, neither the Company nor the counterparty bank are required to make a payment.

The amount required to enter into similar offsetting contracts with similar remaining maturities based on quoted market prices approximates the fair value of derivative financial instruments. The Company’s foreign currency forward contracts are measured on a recurring basis based on foreign currency spot rates quoted by financial institutions (Level 2) and are marked-to-market each period with gains and losses on these contracts recorded in foreign exchange (gain) loss in the Company’s unaudited, condensed consolidated statements of operations in the period in which the value changes with the offsetting amount for unsettled positions included in other current assets or liabilities in the unaudited condensed, consolidated balance sheets. The location and amounts of the fair value in the consolidated balance sheets and (gain) loss in the statements of operations related to the Company’s derivative instruments are described in Note 8 in this Quarterly Report.

There were no changes to our valuation methodology for assets and liabilities measured at fair value during the nine months ended September 30, 2010 and 2009. The Company’s outstanding foreign currency forward contracts with a total notional amount of $5,217 as of September 30, 2010, had a fair value of $(350). The Company’s did not have any foreign currency collars outstanding as of September 30, 2010. The Company did not have any foreign currency contracts outstanding as of December 31, 2009.

Computation of Net (Loss) Income per Share

The Company reports both basic and diluted net (loss) income per share. Basic net (loss) income per share excludes dilution and is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Diluted net (loss) income per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily reflect the potential dilution that could occur if stock options and other commitments to issue common stock were exercised using the treasury stock method.

FASB ASC 260, Earnings per Share, requires that employee equity share options, non-vested shares and similar equity instruments granted by the Company be treated as potential common shares outstanding in computing diluted net (loss) income per share. Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid in capital when the award becomes deductible are assumed to be used to repurchase shares.

The Company has two classes of common stock: voting and Class B, non-voting (collectively herein referred to as the “Common Stock”). The two classes of common stock have substantially identical rights with

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

respect to any dividends or distributions of cash or property declared on shares of common stock and rank equally as to the right to receive proceeds on liquidation or dissolution of the Company after the payment of the Company’s indebtedness. The Company uses the two-class method for calculating net (loss) income per share. Basic and diluted net (loss) income per share of Common Stock are the same.

The following table sets forth the computation of basic and diluted net (loss) income per weighted average share of Common Stock for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Numerator for basic and diluted net (loss) income per share of Common Stock:
Net (loss) income	$(198)	$1,855	$(1,910)	$4,766

Denominator:
Denominator for basic net (loss) income per share of Common Stock—weighted average shares	129,357	102,182	129,357	102,182

Effect of dilutive securities:
Stock options and unvested restricted stock(1)	—	—	—	—

Denominator for diluted net (loss) income per share of Common Stock—adjusted weighted average shares	129,357	102,182	129,357	102,182

Net (loss) income per share of Common Stock:
Basic	$(1.53)	$18.15	$(14.77)	$46.64

Diluted	$(1.53)	$18.15	$(14.77)	$46.64

(1)	The stock options were antidilutive during the three and nine months ended September 30, 2010 and 2009, as the fair value was below the exercise price. The shares of restricted common stock, non-voting were antidilutive during the three and nine months ended September 30, 2010 and 2009.

Comprehensive (Loss) Income

FASB ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive (loss) income and its components in the Company’s consolidated financial statements. Comprehensive (loss) income is the change in equity during a period from transactions and other events and circumstances from non-owner sources, comprised of net (loss) income and other comprehensive (loss) income. Comprehensive (loss) income consisted of the following for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Comprehensive (loss) income
Net (loss) income	$(198)	$1,855	$(1,910)	$4,766
Foreign currency translation adjustments	(669)	(506)	(289)	160

Total comprehensive (loss) income	$(867)	$1,349	$(2,199)	$4,926

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Foreign currency translation adjustments were driven by the effect of the Mexican Peso related to our operations in Mexico. As of September 30, 2010 and December 31, 2009, accumulated other comprehensive loss, consisting of cumulative foreign currency losses, included in shareholders’ equity totaled $(4,097) and $(3,808), respectively.

Note 2. Summary of Significant Accounting Policies

Our significant accounting policies are described in Note 1 to our audited consolidated financial statements included in the Company’s Annual Report. These accounting policies have not significantly changed.

Recently Issued and Adopted Accounting Guidance

Recently Issued Accounting Guidance

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The update requires additional disclosures for fair value measurements, requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for these transfers and provides clarification for existing disclosure requirements. The update is effective for interim and annual periods beginning after December 15, 2009, except for the activity in Level 3 fair value measurements, which is effective for annual periods beginning after December 15, 2010. The update did not have an impact on the Company’s unaudited condensed consolidated financial statements. The Company does not expect the Level 3 activity update to have an impact on the Company’s unaudited condensed consolidated financial statements.

Recently Adopted Accounting Guidance

In February 2010, the FASB issued ASU 2010-9, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements, which clarifies the guidance on certain recognition and disclosure requirements for subsequent events. The update requires SEC filers and conduit bond obligors for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of the financial statements issued and all other entities to evaluate subsequent events through the date the financial statements are available to be issued. The update was effective immediately upon issuance and did not have an impact on the Company’s unaudited condensed consolidated financial statements.

In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary—A Scope Clarification. The update amends the codification to clarify that the scope of the decrease in ownership provisions of ASC 810-10 and related guidance applies to: (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method or joint venture; (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity-method investee or joint venture); and (iv) a decrease in ownership in a subsidiary that is not a business or nonprofit activity when the substance of the transaction causing the decrease in ownership is not addressed in other authoritative guidance. If no other guidance exists, an entity should apply the guidance in ASC 810-10, Consolidation-Overall. The update did not have an impact on the Company’s unaudited condensed consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple–Deliverable Revenue Arrangements. The update modifies the fair value requirements of ASC 605-25, Revenue Recognition–Multiple Element Arrangements by allowing the use of the “best estimate of a selling price” in addition to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Vendor Specific Objective Evidence, or VSOE, and Third Party Evidence, or TPE, for determining the selling price of a deliverable. The update changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable to be based on the relative selling price. The update is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The update did not have an impact on the Company’s unaudited condensed consolidated financial statements.

Note 3. Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of
	September 30, 2010	December 31, 2009
Property and equipment, net
Land	$760	$735
Building and leasehold improvements	9,100	8,410
Office furniture, vehicles and equipment	11,470	11,012
Warehouse equipment	2,591	2,438
Software	9,615	8,337

Total property and equipment	33,536	30,932
Less accumulated depreciation	(16,999)	(14,637)

Total property and equipment, net	$16,537	$16,295

Note 4. Identifiable Intangible Assets, Net and Goodwill

Identifiable Intangible Assets, Net

Identifiable intangible assets, net consisted of the assets of Intcomex Mexico including the following:

As of September 30, 2010	Gross Carrying Amount	Accumulated Amortization	Cumulative Foreign Currency Translation Effect	Net Carrying Amount	Useful Life (in years)
Identifiable intangible assets, net
Customer relationships	$3,630	$(1,934)	$(233)	$1,463	10.0
Tradenames	1,080	(1,080)	—	—	3.5
Non-compete agreements	730	(730)	—	—	3.0
Patents .	5	(5)	—	—

Total identifiable intangible assets, net	$5,445	$(3,749)	$(233)	$1,463

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

As of December 31, 2009	Gross Carrying Amount	Accumulated Amortization	Cumulative Foreign Currency Translation Effect	Net Carrying Amount	Useful Life (in years)
Identifiable intangible assets, net
Customer relationships	$3,630	$(1,662)	$(333)	$1,635	10.0
Tradenames	1,080	(1,035)	(22)	23	3.5
Non-compete agreements	730	(730)	—	—	3.0
Patents.	5	(5)	—	—

Total identifiable intangible assets, net	$5,445	$(3,432)	$(355)	$1,658

The Company recorded amortization expense related to the intangible assets of $90 and $317 for the three and nine months ended September 30, 2010, respectively, and $118 and $352 for the three and nine months ended September 30, 2009, respectively. There were no impairment charges for identifiable intangible assets for the three and nine months ended September 30, 2010 and 2009.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The changes in the carrying amount of goodwill relate to the accumulated foreign currency translation effect of the Mexican Peso and consisted of the following for the periods presented:

As of September 30, 2010	Miami Operations	In-Country Operations	Total
Goodwill	$11,531	$21,083	$32,614
Accumulated impairment losses	(11,531)	(7,246)	(18,777)

Total goodwill	$—	$13,837	$13,837

As of December 31, 2009
Goodwill	$11,531	$20,950	$32,481
Accumulated impairment losses	(11,531)	(7,246)	(18,777)

Total goodwill	$—	$13,704	$13,704

The change in goodwill during the nine months ended September 30, 2010 represents a net translation adjustment of $133.

There were no goodwill impairment charges for the three and nine months ended September 30, 2010 and 2009.

In connection with the Company’s goodwill impairment testing and analysis conducted in 2009, the Company noted that the fair value of Intcomex Mexico’s goodwill exceeded the carrying amount by 3.4%. The fair value of Intcomex Mexico was determined using management’s estimate of fair value based upon the financial projections for the business given the recent economic contraction in Mexico’s gross domestic product, or GDP. As of September 30, 2010 and December 31, 2009, the balance of Intcomex Mexico’s goodwill was $3,079 and $2,946, respectively, which represented 9.3% and 9.5%, respectively, of the carrying amount of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Intcomex Mexico and less than 1.0% of the Company’s total assets. An extended period of economic contraction or a deterioration of Intcomex Mexico’s operating performance could result in a further impairment to the carrying amount of Intcomex Mexico’s goodwill.

Note 5. Lines of Credit

The Company’s lines of credit are available sources of short-term liquidity for the Company. Lines of credit consist of short-term overdraft and credit facilities with various financial institutions in the countries in which the Company and its subsidiary operations conduct business consisting of the following categories: asset-based financing facilities, letter of credit and performance bond facilities, and unsecured revolving credit facilities and lines of credit.

The outstanding balance of lines of credits consisted of the following:

	As of
	September 30, 2010	December 31, 2009
Lines of credit
SBA – Miami	$28,048	$9,165
Intcomex Peru S.A.C.	2,733	2,443
Intcomex de Guatemala, S.A.	2,048	664
Intcomex de Ecuador, S.A.	1,177	1,000
Computación Monrenca Panama, S.A.	783	501
Intcomex S.A. de C.V. – El Salvador	283	—
TGM S.A. – Uruguay	687	714
Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	—	242

Total lines of credit	$35,759	$14,729

The change in the outstanding balance was primarily attributable to SBA’s increased borrowing under its senior secured revolving credit facility. As of September 30, 2010 and December 31, 2009, the total remaining credit amount available was $10,524 and $17,055, respectively.

SBA Miami – Senior Secured Revolving Credit Facility

On December 22, 2009, SBA closed a senior secured revolving credit facility with Comerica Bank (the “Senior Secured Revolving Credit Facility”) pursuant to SBA and Comerica Bank’s commitment letter dated October 23, 2009, replacing the previous revolving credit facility with a three-year facility maturing in January 2013. As of September 30, 2010, the aggregate size of the Senior Secured Revolving Credit Facility was $30,000, including letter of credit commitments of $2,000 and a capital expenditures limit of $1,000.

On May 21, 2010, SBA and Comerica Bank executed an amendment to the Senior Secured Revolving Credit Facility, amending the definition of consolidated net income to exclude, in the event of an initial public offering (“IPO”), not more than $12,000 of interest charges arising from the accelerated amortization of the original issue discount, capitalized debt expense and premiums associated with a redemption of the Company’s $120,000 aggregate principal amount of its 13 1/4% Senior Notes in connection with an IPO.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

On June 4, 2010, SBA and Comerica Bank executed a second amendment to the Senior Secured Revolving Credit Facility, increasing the revolving credit commitment by $10,000, the maximum optional increase permitted in accordance with the terms of the facility, from its original aggregate size of $20,000 to $30,000. Under the amendment, interest is due monthly at the daily adjusting LIBOR rate, at no time less than 2.0% per annum (unless in the event of an IPO, in which case 1.0% per annum), plus an applicable margin of 3.0% per annum, unless in the event of an IPO and provided that no default occurs, when interest will accrue at a rate equal to the daily adjusting LIBOR rate plus an applicable margin of 2.75% per annum. In addition, the second amendment amended the borrowing capacity to reflect advances under the facility to be provided based upon 85.0% of eligible domestic and foreign accounts receivable plus the lesser of 60.0% of eligible domestic inventory or $16.0 million, plus the lesser of 90.0% of eligible standby letters of credit or $3.0 million. Further, the Company is required to maintain consolidated net income of not less than $0 for the period of four consecutive fiscal quarters as of the end of each fiscal quarter ending June 30, 2010 and each fiscal quarter ended thereafter.

The Senior Secured Revolving Credit Facility contains certain financial and non-financial covenants, including but not limited to, maintenance of a minimum level of tangible effective net worth, as defined and annual limitations on capital expenditures. The Senior Secured Revolving Credit Facility contains a number of covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The Senior Secured Revolving Credit Facility also requires SBA to maintain certain ratios of debt, income, net worth and other restrictive financial covenants.

Borrowings under the Senior Secured Revolving Credit Facility are secured on a first priority basis with all the assets of SBA and can be repaid and re-borrowed at any time during the term of the facility. Borrowing capacity is established bi-monthly based upon certain parameters established under the facility. Advances under the facility were provided based on 85.0% of eligible domestic and foreign accounts receivable plus 60.0% of eligible domestic inventory, less any credit facility reserves.

As of September 30, 2010 and December 31, 2009, SBA’s outstanding draws against the Senior Secured Revolving Credit Facility were $26,953 and $5,853, respectively, and the remaining amounts available were $1,753 and $10,635, respectively. As of September 30, 2010 and December 31, 2009, SBA’s outstanding checks issued in excess of bank balances were $1,095 and $3,312, respectively, and outstanding stand-by letters of credit were $200. As of September 30, 2010, SBA was in compliance with all of the covenants under the Senior Secured Revolving Credit Facility.

Intcomex Peru S.A.C.

Intcomex Peru S.A.C. (“Intcomex Peru”) has three lines of credit with three financial institutions. The lines of credit are collateralized with a guarantee from Holdings and carry interest rates ranging from 3.5% to 6.0%, and mature on various dates through November 2010.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Intcomex de Guatemala, S.A.

Intcomex de Guatemala, S.A. (“Intcomex Guatemala”) has two lines of credit with two local financial institutions. The lines of credit carry interest rates of 7.5% and 11.0% and mature in March 2011 and October 2013, respectively.

Intcomex de Ecuador, S.A.

Intcomex de Ecuador, S.A. (“Intcomex Ecuador”) has two lines of credit with two local financial institutions. The lines of credit carry interest rates of 9.8% and 10.2% and mature on various dates through December 2010, respectively.

Computación Monrenca Panama, S.A.

Computación Monrenca Panama, S.A. (“Intcomex Panama”) has three lines of credit with three local financial institutions. The lines of credit carry interest rates ranging from 6.3% to 6.8%, which mature in April, June and September 2011.

Intcomex S.A. de C.V.

Intcomex S.A. de C.V. (“Intcomex El Salvador”) had outstanding checks of $283 in excess of bank balances with a local financial institution.

T.G.M. S.A.

TGM S.A.—Uruguay (“Intcomex Uruguay”) has two lines of credit with local financial institutions. The lines of credit carry interest rates of 7.0% and 8.0%, each of which matures in April 2011.

Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.

Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A. (“Intcomex Costa Rica”) has one line of credit with a local financial institution. The line of credit carries an interest rate of 8.5% and matures in August 2011.

Intcomex S.A.

As of September 30, 2010 and December 31, 2009, Intcomex S.A. (“Intcomex Chile”) had undrawn stand-by letters of credit of $16,700 and $19,600, respectively.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Note 6. Long-Term Debt

Long-term debt consisted of the following for the periods presented:

	As of
	September 30, 2010	December 31, 2009
Long-term debt, net of current portion
Intcomex, Inc. – 13 1/4% Senior Notes, net of discount of $5,466 and $6,654, respectively	$114,534	$113,346
SBA – Capital lease	618	847
Intcomex Peru – Collateralized notes	494	579
Other, including various capital leases	405	210

Total long-term debt	116,051	114,982
Current maturities of long-term debt	(575)	(557)

Total long-term debt, net of current portion	$115,476	$114,425

Intcomex, Inc. – 13 1/4% Senior Notes

On December 22, 2009, the Company completed a private offering (the “13 1/4% Senior Notes Offering”) to eligible purchasers of $120,000 aggregate principal amount of its 13 1/4% Senior Notes due December 15, 2014 with an interest rate of 13.25% per year, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2010. The 13 1/4% Senior Notes were offered at an initial offering price of 94.43% of par, or an effective yield to maturity of approximately 14.875%.

The Company used the net proceeds from the 13 1/4% Senior Notes Offering to, among other things, repay borrowings under its previous senior secured revolving credit facility, fund the repurchase, redemption or other discharge of its 11 3/4% Second Priority Senior Secured Notes, due January 15, 2011 (the “11 3/4% Senior Notes”), for which it conducted a tender offer, and for general corporate purposes. The 13 1/4% Senior Notes are guaranteed by all of the Company’s existing and future domestic restricted subsidiaries that guarantee its obligations under the Senior Secured Revolving Credit Facility.

In connection with the 13 1/4% Senior Notes Offering, the Company and certain subsidiaries of the Company that guaranteed the Company’s obligations (the “Guarantors”) entered into an indenture (the “13 1/4% Senior Notes Indenture”) with The Bank of New York Mellon Trust Company, N.A., (the “Trustee”), relating to the 13 1/4% Senior Notes. The Company’s obligations under the 13 1/4% Senior Notes and the Guarantors’ obligations under the guarantees will be secured on a second priority basis by a lien on 100% of the capital stock of certain of the Company’s and each Guarantor’s directly owned domestic restricted subsidiaries; 65% of the capital stock of the Company’s and each Guarantor’s directly owned foreign restricted subsidiaries; and substantially all the assets of SBA, to the extent that those assets secure the Company’s Senior Secured Revolving Credit Facility with Comerica Bank, subject to certain exceptions.

Subject to certain requirements, the Company is required to redeem $5,000 aggregate principal amount of the 13 1/4% Senior Notes on December 15 of each of the years 2011 and 2012 and $10,000 aggregate principal amount of the 13 1/4% Senior Notes on December 15, 2013, at a redemption price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes to be redeemed, together with accrued and unpaid interest to the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

redemption date subject to certain requirements. The Company may redeem the 13 1/4% Senior Notes, in whole or in part, at any time on or after December 15, 2012 at a price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes plus a “make-whole” premium (106.625% in 2012 and 100.0% in 2013 and thereafter). At any time prior to December 15, 2012, the Company is required to redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes with the net cash proceeds of certain equity offerings if an initial public offering occurs on or prior to December 15, 2012 at a price equal to 113.25% of the principal amount of the 13 1/4% Senior Notes. In addition, at its option, the Company may redeem up to 10% of the original aggregate principal amount of the 13 1/4% Senior Notes three different times at $103.00 (but no more than once in any 12-month period). We will be required to redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes if an initial public offering occurs on or prior to December 15, 2012 at a price equal to 113.25% of the principal amount of the 13 1/4% Senior Notes.

The indenture governing the Company’s 13 1/4% Senior Notes imposes operating and financial restrictions on the Company. These restrictive covenants limit our ability, among other things to (i) incur additional indebtedness or enter into sale and leaseback obligations; (ii) pay certain dividends or make certain distributions on the Company’s capital stock or repurchase the Company’s capital stock; (iii) make certain investments or other restricted payments; (iv) place restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company; (v) engage in transactions with shareholders or affiliates; (vi) sell certain assets or merge with or into other companies; (vii) guarantee indebtedness; and (viii) create liens. The Company may only pay a dividend if the Company is in compliance with all covenants and restrictions in the Indenture prior to and after payment of a dividend.

On June 15, 2010, the Company made a mandatory interest payment of $7,641 on its 13 1/4% Senior Notes. As of September 30, 2010 and December 31, 2009, the carrying value of the $120,000 principal amount of the 13 1/4% Senior Notes was $114,534 and $113,346, respectively. As of September 30, 2010, the Company was in compliance with all of the covenants and restrictions under the 13 1/4% Senior Notes.

SBA – Capital lease

On April 30, 2007, SBA entered into a lease agreement with Comerica Bank in the principal amount of $1,505 for leasehold improvements to the Miami office and purchase of warehouse equipment. Interest is due monthly at 6.84% of the total equipment costs and all outstanding amounts are due April 30, 2012. As of September 30, 2010 and December 31, 2009, $618 and $847, respectively, remained outstanding under the lease agreement.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Note 7. Income Taxes

Income tax provision (benefit) consists of the following for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Income tax provision (benefit)
Current (benefit) expense
Federal and state	$3	$22	$39	$61
Foreign	215	1,259	1,805	2,227

Total current expense	218	1,281	1,844	2,288

Deferred (benefit) expense
Federal and state	(791)	(22)	(856)	(61)
Foreign	379	(351)	512	(558)

Total deferred (benefit) expense	(412)	(373)	(344)	(619)

Total income tax (benefit) provision	$(194)	$908	$1,500	$1,669

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Effective tax rate
(Loss) income before provision for income taxes:
U.S.	$(4,453)	$(331)	$(11,590)	$(2,868)
Foreign	4,061	3,094	11,180	9,303

(Loss) income before (benefit) provision for income taxes	$(392)	$2,763	$(4,10)	$6,435

Tax at statutory rate at 34%	$(133)	$939	$(139)	$2,188
State income taxes, net of federal income tax benefit	(243)	5	(621)	(8)
Effect of tax rates on non-U.S. operations	(1,401)	47	(2,186)	(1,492)
Effect of tax rates on subpart F income	689	1,104	689	1,104
Change in valuation allowance	894	(1,187)	3,757	(123)

Effective tax (benefit) provision	$(194)	$908	$1,500	$1,669

The increase in our tax (benefit) provision to a benefit for the three months ended September 30, 2010, from a provision for the three months ended September 30, 2009 was primarily driven by the additional tax provisions recorded in our Chile operations for prior years’ tax adjustments and our Mexico and U.S. operations, offset by the additional valuation allowances recorded in the U.S. and related to the NOLs generated by our U.S. operations.

The decrease in our tax provision for the nine months ended September 30, 2010, as compared to the same period in 2009 was primarily driven by the additional valuation allowances recorded in the U.S. and related to the NOLs generated by our U.S. operations, offset by the additional tax provisions recorded in our Mexico and U.S. operations.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

The Company’s net deferred tax assets were attributable to the following:

	As of September 30, 2010	As of December 31, 2009
Deferred tax assets
Current assets:
Allowance for doubtful accounts	$1,064	$1,053
Inventories	757	633
Accrued expenses	717	738
Other	266	140

Total current assets	2,804	2,564

Non-current assets:
Tax goodwill	679	864
Net operating losses	18,999	15,520
Other	1,345	1,164
Valuation allowances	(10,189)	(6,432)

Total non-current assets	10,834	11,116

Total deferred tax assets	$13,638	$13,680

Deferred tax liabilities
Current liabilities:
Other	$(64)	$(231)

Total current liabilities	(64)	(231)

Non-current liabilities:
Fixed assets	(1,766)	(1,923)
Amortizable intangible assets	(525)	(614)
Other	(274)	(246)

Total non-current liabilities	(2,565)	(2,783)

Total deferred tax liabilities	(2,629)	(3,014)

Net deferred tax assets	$11,009	$10,666

As of September 30, 2010 and December 31, 2009, the balance of SBA’s tax goodwill was $1,805 and $2,297, respectively. SBA recorded tax goodwill of approximately $9,843 in July 1998, which is being amortized for tax purposes over 15 years. SBA established $262 of deferred tax assets for foreign withholding taxes paid in El Salvador during 2005.

As of September 30, 2010 and December 31, 2009, the Company’s U.S. federal and state of Florida net operating losses (“NOLs”) resulted in $16,518 and $13,271, respectively, of deferred tax assets, which will begin to expire in 2026. The Company analyzed the available evidence related to the realization of the deferred tax assets, considered the current downturn in the recent global economic environment and determined it is now more likely than not that the Company will not recognize a portion of its deferred tax assets associated with the NOL carryforwards. Factors in management’s determination include the performance of the business and the feasibility of ongoing tax planning strategies.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

The Company establishes a valuation allowance against its NOLs when it does not believe that it will realize the full benefit of the NOLs. As of September 30, 2010 and December 31, 2009, the Company recorded a valuation allowance of $10,189 and $6,432, respectively, against the respective NOLs, of which $7,928 and $4,467, respectively, related to the U.S. and $2,261 and $1,965 related to our In-country Operations.

As of September 30, 2010 and December 31, 2009, the Company recognized $2,205 and $3,248, respectively, in subpart F income related to intercompany loans from its foreign affiliates. The Company did not provide additional tax provisions for future realization of subpart F income.

The Company’s NOLs, deferred tax asset resulting from the NOLs and the related valuation allowance consisted of the following for the periods presented:

	As of September 30, 2010				As of December 31, 2009
	Gross NOL	NOL Deferred Tax Asset	Valuation Allowance	NOL Expiration	Gross NOL	NOL Deferred Tax Asset	Valuation Allowance	NOL Expiration
U.S. federal and state	$43,144	$16,518	$7,928		$34,723	$13,271	$4,467
Foreign
Intcomex Argentina S.R.L.	4,654	1,629	1,629	2011	4,023	1,408	1,408	2011
Intcomex Colombia LTDA(1)	830	275	250	2013	830	275	250	2013
Intcomex Jamaica Ltd	590	196	—		720	251	—
Intcomex Mexico	1,277	382	382	2018	1,096	307	307	2018

Total foreign	$7,351	$2,482	$2,261		6,669	2,241	1,965

Total	$50,495	$19,000	$10,189		$41,392	$15,512	$6,432

(1)	The Company established a valuation allowance against the deferred tax assets pending further growth in Intcomex Colombia’s taxable income. Colombia allows for an eight year carryforward on NOLs, which expires in 2013.

The undistributed earnings in foreign subsidiaries are permanently invested abroad and will not be repatriated to the U.S. in the foreseeable future. Because they are considered to be indefinitely reinvested, no U.S. federal or state deferred income taxes have been provided on these earnings. Upon distribution of those earnings, in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries in which we operate. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. foreign income tax liability that would be payable if such earnings were not reinvested indefinitely.

The Company files tax returns in the state of Florida, the U.S. and in various foreign jurisdictions and is subject to periodic audits by state, domestic and foreign tax authorities. By statute, the Company’s U.S. tax returns are subject to examination by the Florida Department of Revenue and the IRS for fiscal years 2007 through 2009. The Company is subject to inspection by the tax authorities under the applicable law in the foreign jurisdictions throughout Latin America and the Caribbean in which the Company conducts business, for various statutes of limitation.

During the second quarter of 2010, the Dirección de Impuestos y Aduanas Nacionales (the “DIAN”) of Colombia performed an audit of the Company’s tax return related to its operations in Colombia. The DIAN

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

found that the income tax provision related to the Company’s operations in Colombia included expenses not fully deductible for tax purposes. The Company recorded an income tax provision of $214 including interest and penalties related to the 2006 tax year.

The Company believes its accruals for tax liabilities are adequate for all open fiscal years based upon an assessment of factors, including but not limited to, historical experience and related tax law interpretations. The Company does not anticipate that the total amount of unrecognized tax benefits related to any particular tax position will change significantly within the next 12 months. The Company classifies tax liabilities that are expected to be paid within the current year, if any, as current income tax liabilities and all other uncertain tax positions as non-current income tax liabilities. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Note 8. Fair Value of Derivative Instruments

The Company accounts for derivative instruments and hedging activities in accordance with FASB ASC 815, Derivatives and Hedging. The Company is exposed to certain risks related to its ongoing business operations including fluctuations in foreign exchange rates and reduces its exposure to these fluctuations by using derivative financial instruments from time to time, particularly foreign currency forward contracts and foreign currency option collar contracts. The Company enters into these foreign currency contracts to manage its primary risks including foreign currency price risk associated with forecasted inventory purchases used in the Company’s normal business activities, in a currency other than the currency in which the products are sold. The Company has and expects to continue to utilize derivative financial instruments with respect to a portion of its foreign exchange risks to achieve a more predictable cash flow by reducing its exposure to foreign exchange fluctuations. The Company enters into foreign currency forward and option collar contracts with large multinational banks.

All derivative instruments are recorded in the Company’s consolidated balance sheet at fair value which represents the amount required to enter into similar offsetting contracts with similar remaining maturities based on quoted market prices. The derivative instruments are not designated as hedging instruments and therefore, the changes in fair value are recognized currently in earnings during the period of change. The notional amount of forward exchange contracts is the amount of foreign currency bought or sold at maturity and is indicative of the extent of the Company’s involvement in the various types and uses of derivative instruments, but not a measure of the Company’s exposure to credit or market risks through its use of derivative instruments. As of September 30, 2010, the notional amount of derivative instruments outstanding in one of our In-country Operations was $5,217, all of which were foreign currency forward contracts.

There were no derivative instruments outstanding as of December 31, 2009. A summary of the location and amounts of the fair value in the consolidated balance sheets and (gain) loss in the statements of operations related to the Company’s derivative instruments during the periods presented consisted of the following:

	Balance Sheet Location	Fair Value(1) as of
		September 30, 2010	December 31, 2009
Derivatives instruments not designated or qualifying as hedging instruments under ASC 815(2):
Foreign currency contracts	Other liabilities	$350	$—

Total		$350	$—

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

(1)	Fair value is classified and disclosed as Level 2 category where significant other observable inputs that can be corroborated by observable market data.
(2)	Further information on the Company’s purpose for entering into derivative instruments not designated as hedging instruments and the overall risk management strategies are discussed in Part I—Financial Information, 1A. “Risk Factors” in the Company’s Annual Report.

		(Gain)/Loss for the
	Statement of Operations Location	Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
Derivative instruments not designated or qualifying as hedging instruments under ASC 815:
Foreign currency contracts	Other expense (income)	$3,738	$—	$2,970	$—

Total		$3,738	$—	$2,970	$—

Note 9. Share-Based Compensation

The Company recognizes compensation expense for its share-based compensation plans utilizing the modified prospective method for awards issued, modified, repurchased or canceled under the provisions of FASB ASC 718, Compensation-Stock Compensation. Share-based compensation expense is based on the fair value of the award and measured at grant date, recognized as an expense in earnings over the requisite service period and is recorded in salary, wages and benefits in the consolidated statements of operations as part of selling, general and administrative expenses.

Compensation expense related to the Company’s share-based compensation arrangements consists of the following for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Share-based compensation arrangements charged against income:
Stock options(1)	$—	$45	$56	$143
Restricted shares of Class B common stock, non-voting(2)	29	19	67	42

Total	$29	$64	$123	$185

(1)	Stock options were issued pursuant to the 2007 Founders’ Grant Stock Option Plan (the “2007 Founders’ Option Plan”).
(2)	Restricted shares of Class B common stock, non-voting, were issued pursuant to the 2008, 2009 and 2010 Restricted Stock Issuances.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Outstanding compensation costs related to the Company’s unvested share-based compensation arrangements consisted of the following:

	As of
	September 30, 2010	December 31, 2009
Outstanding compensation costs for unvested share-based compensation arrangements:
Stock options(1)	$—	$56
Restricted shares of Class B common stock, non-voting(2)	179	147

Total	$179	$203

(1)	Stock options were issued pursuant to the 2007 Founders’ Option Plan.
(2)	Restricted shares of Class B common stock, non-voting, were issued pursuant to the 2008, 2009 and 2010 Restricted Stock Issuances.

As of September 30, 2010 and December 31, 2009, the outstanding compensation costs for unvested share-based compensation arrangements will be recognized over a weighted-average period of 2.1 and 2.0 years, respectively.

Stock Options

In February 2007, options to acquire an aggregate of 1,540 shares of Class B common stock, non-voting were granted under the 2007 Founders’ Option Plan to certain management employees and independent, non-employee directors. The options were granted at an exercise price of $1,077 per share, which was equal to the fair value of our common stock on the date of grant. The weighted-average grant date fair value of the options granted during the year ended December 31, 2007 was $566 per share. The shares vest ratably over a three-year vesting period of one-third per year on the annual anniversary date and expire 10 years from the date of grant. There were no stock options granted during the three and nine months ended September 30, 2010 and 2009. As of September 30, 2010, all of the outstanding options were vested. As of December 31, 2009, 853 options were vested.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

A summary of the stock option activity under the 2007 Founders’ Option Plan and changes during the periods presented, consisted of the following:

	Shares	Weighted-Average Exercise Price per Share (in dollars)	Weighted-Average Remaining Contractual Term (in years)
Outstanding at January 1, 2008	1,540	$1,077	9.2
Granted	—	—
Exercised	—	—
Forfeited or expired	(50)	—

Outstanding at December 31, 2008	1,490	$1,077	8.2
Granted	—	—
Exercised	—	—
Forfeited or expired	(210)	$1,077

Outstanding at December 31, 2009	1,280	$1,077	7.2
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—

Outstanding at September 30, 2010	1,280	$1,077	6.3

Vested and expected to vest at September 30, 2010	1,280	$1,077	6.3

Exercisable at September 30, 2010	1,280	$1,077	6.3

The options were antidilutive as of September 30, 2010 and December 31, 2009, as the fair value of the options was below the exercise price of the options. The fair value of the options was determined using the Black-Scholes option pricing model as of April 23, 2007, the measurement date or the date the Company received unanimous approval from shareholders for the 2007 Founders’ Option Plan. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, and requires the input of subjective assumptions, including expected price volatility and term. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, existing valuation models do not provide a precise measure of the fair value of the Company’s employee stock options. Projected data related to the expected volatility and expected life of stock options is typically based upon historical and other information. The fair value of the options granted in 2007 was estimated at the date of grant using the following assumptions:

Expected term	6 years
Expected volatility	37.00%
Dividend yield	0.00%
Risk-free investment rate	4.58%

The expected term of the options granted under the 2007 Founders’ Option Plan is based on the simplified method for estimating the expected life of the options, as historical data related to the expected life of the options is not available. The Company used the historical volatility of the industry sector index, as it is not practicable to estimate the expected volatility of the Company’s share price. The risk-free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve of the same maturity in effect at the time of grant. The Company estimates forfeitures in calculating the expense relating to stock-based compensation. At

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

the grant date, the Company estimated the number of shares expected to vest and will subsequently adjust compensation costs for the estimated rate of forfeitures on an annual basis. The Company will use historical data to estimate option exercise and employee termination in determining the estimated forfeiture rate. The estimated forfeiture rate applied as of the option grant date was 1%.

Restricted Shares of Common Stock

In February 2008, our Board of Directors authorized, and in June 2008, our shareholders approved the issuance of 73 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to our director Mr. Henriques, as the initial equity consideration for his election to the Board of Directors and 41 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to each of our director Mr. Madden and our former director Ms. Miltner, as annual equity consideration for their board membership, (collectively the “2008 Restricted Stock Issuances”). In January 2009, Ms. Miltner surrendered her right to the restricted shares of Class B common stock, non-voting in accordance with the terms of her resignation agreement with the Company.

In May 2009, our Board of Directors authorized and our shareholders approved the issuance of 96 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to each of our directors Messrs. Henriques and Madden, as annual equity consideration for their board membership (collectively the “2009 Restricted Stock Issuance”).

In September 2009, our Board of Directors approved, subject to shareholder approval, the designation of an additional 1,000 shares of Class B common stock, non-voting, to be reserved for the grant of restricted stock to our Board of Directors.

In June 2010, our Board of Directors authorized and our shareholders approved the issuance of 64 restricted shares of Class B common stock, non-voting, with a three-year cliff vesting period to each of our directors Messrs. Henriques and Madden, as annual equity consideration for their board membership (collectively the “2010 Restricted Stock Issuance”). The Company did not grant any restricted shares of common stock during the three and nine months ended September 30, 2009.

A summary of the unvested restricted shares of Class B common stock, non-voting award activity and changes during the periods presented consisted of the following:

	Restricted Common Stock, Non-voting (in shares)	Weighted-Average Grant-Date Fair Value per Share (in dollars)
Unvested Balance at January 1, 2009	155	$1,225	(1)
Granted	192	$521	(2)
Vested	—	—
Forfeited	(41)	$1,225

Unvested Balance at December 31, 2009	306	$1,040	(3)

Granted	128	$790	(4)
Vested	—	—
Forfeited	—	—

Unvested Balance at September 30, 2010	434	$910	(3)

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

(1)	The fair value was estimated by the Company on the date the Company received unanimous shareholder approval of the grant.
(2)	The fair value was determined as of the date the Company received unanimous shareholder approval of the grant.
(3)	The fair value was determined using the weighted-average fair value per share to reflect the portion of the period during which shares were outstanding.
(4)	The fair value was determined as of the date the Company granted the shares.

Note 10. Commitments and Contingencies and Other

Commitments and Contingencies

The Company accrues for contingent obligations when the obligation is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position and make appropriate adjustments to the financial statements. Estimates that require judgment and are particularly sensitive to future changes include those related to taxes, legal matters, the imposition of international governmental monetary, fiscal or other controls, changes in the interpretation and enforcement of international laws (in particular related to items such as duty and taxation), and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available.

Litigation

As part of our normal course of business, we are involved in certain claims, regulatory and tax matters. In the opinion of our management, the final disposition of such matters will not have a material adverse impact on our results of operations and financial condition.

Leases

The Company leases office, warehouse facilities, and warehouse equipment under non-cancelable operating leases, including a 10-year lease for 221,021 square feet of office and warehouse space in Miami, Florida. The commencement date of the lease was May 1, 2007, with a base rent expense of $146 per month and an annual 3.0% escalation clause.

Note 11. Additional Paid in Capital

Total compensation expense for share-based compensation arrangements charged against income was $29 and $55 for the three months ended September 30, 2010 and 2009, respectively, and $123 and $185 for the nine months ended September 30, 2010 and 2009, respectively. For a detailed discussion of the share-based compensation, see “Note 9. Share-Based Compensation” in these Notes to Unaudited Condensed Consolidated Financial Statements.

Note 12. Segment Information

FASB ASC 280, Segment Reporting provides guidance on the disclosures about segments and information related to reporting units. The Company operates in a single industry segment, that being a distributor of IT products. The Company’s operating segments are based on geographic location. Geographic areas in which the Company operates include sales generated from and invoiced by the Miami Operations and the Latin American

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

and Caribbean subsidiary operations. The subsidiary operations conduct business with sales and distribution centers in the following countries: Argentina, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Mexico, Panama, Peru, and Uruguay and a sales office in Brazil, collectively, our In-country Operations. The In-country Operations have been aggregated as one segment due to similar products and economic characteristics. The Company sells and distributes one type of product line, IT products and does not provide any separately billable services. It is impracticable for the Company to report the revenues from external customers for the group of similar products within the product line because the general ledger used to prepare the Company’s financial statements does not track sales by product.

Inter-segment revenue primarily represents intercompany revenue between the Miami Operations and the In-country Operations at established prices. Intercompany revenue between the related companies is eliminated in consolidation. The measure for the Company’s segment profit is operating income. Financial information by geographic operating segment is as follows for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Statement of Operations Data:
Revenue
Miami Operations
Revenue from unaffiliated customers(1)	$53,416	$61,304	$167,471	$173,482
Intersegment	62,930	58,053	209,588	169,549

Total Miami Operations	116,346	119,357	377,059	343,031
In-country Operations
In-country Operations, excluding Intcomex Chile	135,660	115,451	393,605	346,942
Intcomex Chile	59,213	54,528	181,476	140,809

In-country Operations	194,873	169,979	575,081	487,751
Eliminations of inter-segment	(62,930)	(58,053)	(209,588)	(169,549)

Total revenue	$248,289	$231,283	$742,552	$661,233

Operating income
Miami Operations	$619	$1,526	$3,078	$1,733
In-country Operations	2,103	4,949	11,068	10,395

Total operating income	$2,722	$6,475	$14,146	$12,128

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	As of September 30, 2010	As of December 31, 2009
Balance Sheet Data:
Assets
Miami Operations	$140,261	$126,440
In-country Operations
In-country Operations, excluding Intcomex Chile	110,279	98,342
Intcomex Chile	99,678	83,319

In-country Operations	209,957	181,661

Total assets	$350,218	$308,101

Property & equipment, net
Miami Operations	$7,406	$7,538
In-country Operations	9,131	8,757

Total property & equipment, net	$16,537	$16,295

Goodwill
Miami Operations	$—	$—
In-country Operations	13,837	13,704

Total goodwill	$13,837	$13,704

(1)	For purposes of geographic disclosure, revenue is attributable to the country in which the Company’s individual business resides.

Note 13. Guarantor Condensed Consolidating Financial Statements

At September 30, 2010 and December 31, 2009, the carrying value of the $120,000 principal amount of the 13 1/4% Senior Notes was $114,534 and $113,346, respectively. The 13 1/4% Senior Notes are unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries (collectively, the “Subsidiary Guarantors”), but not the Company’s foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”). The 11 3/4% Senior Notes were unconditionally guaranteed by each of the Subsidiary Guarantors, with the exception of the Non-Guarantor Subsidiaries. Each of the note guarantees covers the full amount of the 13 1/4% Senior Notes and each of the Subsidiary Guarantors is 100% owned by the Company. Pursuant to Rule 3-10(f) of Regulation S-X under the rules promulgated under the Securities Act of 1933, the Parent company has prepared condensed consolidating financial information for the Parent company, the subsidiaries that are Guarantors of the Company’s obligations under the 13 1/4% Senior Notes on a combined basis and the Non-Guarantor Subsidiaries on a combined basis.

The indentures governing the 13 1/4% Senior Notes and the security documents executed in connection therewith provide that, in the event that Rule 3-16 of Regulation S-X under the rules promulgated under the Securities Act, or any successor regulation, requires the filing of separate financial statements of any of the Company’s subsidiaries with the SEC, the capital stock pledged as collateral securing the 13 1/4% Senior Notes, the portion or, if necessary, all of such capital stock necessary to eliminate such filing requirement, will automatically be deemed released and not have been part of the collateral securing the 13 1/4% Senior Notes.

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

The Rule 3-16 requirement to file separate financial statements of a subsidiary is triggered if the aggregate principal amount, par value, or book value of the capital stock of the subsidiary, as carried by the registrant, or the market value of such capital stock, whichever is greatest, equals 20% or more of the principal amount of the notes. These values are calculated by using a discounted cash flow model that combines the unlevered free cash flows from our annual five-year business plan plus a terminal value based upon the final year earnings before interest, taxes, depreciation and amortization, or EBITDA of that business plan which is then multiplied by a multiple based upon comparable companies’ implied multiples, validated by third-party experts, to arrive at an enterprise value. Existing debt, net of cash on hand, is then subtracted to arrive at the estimated market value.

Supplemental financial information for Intcomex, Inc., our combined Subsidiary Guarantors and Non-Guarantor Subsidiaries is presented below.

CONDENSED CONSOLIDATING BALANCE SHEET

As of September 30, 2010

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON- GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Current assets
Cash and equivalents	$—	$269	$27,503	$—	$27,772
Trade accounts receivable, net	—	72,893	77,325	(46,880)	103,338
Inventories	—	31,198	95,553	—	126,751
Other	41,412	5,764	76,988	(81,773)	42,391

Total current assets	41,412	110,124	277,369	(128,653)	300,252

Long-term assets
Property and equipment, net	4,457	2,949	9,131	—	16,537
Investments in subsidiaries	136,021	213,936	—	(349,957)	—
Goodwill	—	7,418	6,419	—	13,837
Other	15,551	52,595	3,863	(52,417)	19,592

Total assets	$197,441	$387,022	$296,782	$(531,027)	$350,218

Liabilities and shareholders’ equity
Current liabilities	$7,026	$166,389	$144,964	$(128,612)	$189,767
Long-term debt, net of current maturities	114,534	334	608	—	115,476
Other long-term liabilities	35,223	18,322	3,199	(52,427)	4,317

Total liabilities	156,783	185,045	148,771	(181,039)	309,560
Total shareholders’ equity	40,658	201,977	148,011	(349,988)	40,658

Total liabilities and shareholders’ equity	$197,441	$387,022	$296,782	$(531,027)	$350,218

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2009

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Current assets
Cash and equivalents	$2,637	$41	$24,556	$—	$27,234
Trade accounts receivable, net	—	61,830	77,547	(39,139)	100,238
Inventories	—	26,743	68,442	—	95,185
Other	41,089	3,832	69,367	(79,795)	34,493

Total current assets	43,726	92,446	239,912	(118,934)	257,150

Long-term assets
Property and equipment, net	3,994	3,543	8,758	—	16,295
Investments in subsidiaries	121,648	197,991	371	(320,010)	—
Goodwill	—	7,418	6,286	—	13,704
Other	15,010	42,990	4,906	(41,954)	20,952

Total assets	$184,378	$344,388	$260,233	$(480,898)	$308,101

Liabilities and shareholders’ equity
Current liabilities	$2,974	$142,477	$119,644	$(118,638)	$146,457
Long-term debt, net of current maturities	113,346	628	451	—	114,425
Other long-term liabilities	25,324	18,895	2,486	(42,220)	4,485

Total liabilities	141,644	162,000	122,581	(160,858)	265,367
Total shareholders’ equity	42,734	182,388	137,652	(320,040)	42,734

Total liabilities and shareholders’ equity	$184,378	$344,388	$260,233	$(480,898)	$308,101

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended September 30, 2010

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Revenue	$—	$116,346	$194,873	$(62,930)	$248,289
Cost of revenue	—	109,050	178,788	(63,102)	224,736

Gross profit	—	7,296	16,085	172	23,553
Operating expenses	2,239	4,611	13,981	—	20,831

Operating (loss) income	(2,239)	2,685	2,104	172	2,722
Other expense, net
Interest expense, net	5,068	678	(365)	—	5,381
Other, net	(5,313)	(5,428)	(266)	8,740	(2,267)

Total other expense (income)	(245)	(4,750)	(631)	8,740	3,114
(Loss) income before (benefit) provision for income taxes	(1,994)	7,435	2,735	(8,568)	(392)
(Benefit) provision for income taxes	(1,796)	1,531	71	—	(194)

Net (loss) income	$(198)	$5,904	$2,664	$(8,568)	$(198)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended September 30, 2009

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Revenue	$—	$119,355	$169,981	$(58,053)	$231,283
Cost of revenue	—	112,139	153,879	(58,068)	207,950

Gross profit	—	7,216	16,102	15	23,333
Operating expenses	1,803	3,847	11,208	—	16,858

Operating (loss) income	(1,803)	3,369	4,894	15	6,475
Other expense, net
Interest expense, net	3,752	342	(404)	—	3,690
Other, net	(4,535)	(6,431)	(194)	11,182	22

Total other (income) expense	(783)	(6,089)	(598)	11,182	3,712
Income (loss) before (benefit) provision for income taxes	(1,020)	9,458	5,492	(11,167)	2,763
(Benefit) provision for income taxes	(2,875)	2,700	1,083	—	908

Net income (loss)	$1,855	$6,758	$4,409	$(11,167)	$1,855

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2010

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Revenue	$—	$377,059	$575,081	$(209,588)	$742,552
Cost of revenue	—	354,176	526,194	(209,310)	671,060

Gross profit	—	22,883	48,887	(278)	71,492
Operating expenses	6,310	13,217	37,819	—	57,346

Operating (loss) income	(6,310)	9,666	11,068	(278)	14,146
Other expense, net
Interest expense, net	14,984	1,546	(1,222)	—	15,308
Other, net	(14,665)	(15,192)	2,007	27,098	(752)

Total other expense (income)	319	(13,646)	785	27,098	14,556
(Loss) income before (benefit) provision for income taxes	(6,626)	23,309	10,283	(27,376)	(410)
(Benefit) provision for income taxes	(4,716)	4,042	2,174	—	1,500

Net (loss) income	$(1,910)	$19,267	$8,109	$(27,376)	$(1,910)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2009

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Revenue	$—	$343,030	$487,752	$(169,549)	$661,233
Cost of revenue	—	322,728	442,984	(169,602)	596,110

Gross profit	—	20,302	44,768	53	65,123
Operating expenses	6,010	12,503	34,482	—	52,995

Operating (loss) income	(6,010)	7,799	10,286	53	12,128
Other expense, net
Interest expense, net	11,018	1,276	(1,200)	—	11,094
Other, net	(17,114)	(15,674)	(1,762)	29,149	(5,401)

Total other (income) expense	(6,096)	(14,398)	(2,962)	29,149	5,693
Income (loss) before (benefit) provision for income taxes	86	22,197	13,248	(29,096)	6,435
(Benefit) provision for income taxes	(4,680)	4,117	2,232	—	1,669

Net income (loss)	$4,766	$18,080	$11,016	$(29,096)	$4,766

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2010

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Cash flows from operating activities	$(11,093)	$(8,411)	$2,916	$—	$(16,588)

Cash flows from investing activities
Purchases of property and equipment, net	(1,522)	(87)	(1,726)	—	(3,335)
Other	9,978	(9,964)	(115)	—	(101)

Cash flows from investing activities	8,456	(10,051)	(1,841)	—	(3,436)

Cash flows from financing activities
Payments under lines of credit, net	—	18,883	2,147		21,030
Borrowings under long-term debt	—	—	528	—	528
Payments of long-term debt	—	(193)	(256)	—	(449)

Cash flows from financing activities	—	18,690	2,419	—	21,109

Effects of exchange rate changes on cash	—	—	(547)	—	(547)

Net (decrease) increase in cash and cash equivalents	(2,637)	228	2,947	—	538
Cash and cash equivalents, beginning of period	2,637	41	24,556	—	27,234

Cash and cash equivalents, end of period	$—	$269	$27,503	$—	$27,772

INTCOMEX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2009

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX, INC. CONSOLIDATED
Cash flows from operating activities	$(14,698)	$18,217	$(2,147)	$—	$1,372

Cash flows from investing activities
Purchases of property and equipment, net	(945)	(223)	(847)	—	(2,015)
Other	18,202	(17,952)	(374)	—	(124)

Cash flows from investing activities	17,257	(18,175)	(1,221)	—	(2,139)

Cash flows from financing activities
Payments under lines of credit, net	—	425	4,278		4,703
Borrowings under long-term debt	—	—	79	—	79
Payments of long-term debt	(2,556)	(289)	(201)	—	(3,046)

Cash flows from financing activities	(2,556)	136	4,156	—	1,736

Effects of exchange rate changes on cash	—	—	11	—	11

Net increase in cash and cash equivalents	3	178	799	—	980
Cash and cash equivalents, beginning of period	—	26	22,318	—	22,344

Cash and cash equivalents, end of period	$3	$204	$23,117	$—	$23,324

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (formerly known as BDO SEIDMAN, LLP)

Board of Directors

Intcomex, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Intcomex, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits. We did not audit the financial statements of one of the foreign subsidiaries for the year ended December 31, 2007. These statements reflect total revenues of approximately $115 million for the year ended December 31, 2007. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of the other auditor.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of another auditor, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intcomex, Inc. and Subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Miami, Florida	/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)
February 19, 2010, except for Note 18, for which the date is March 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PRICEWATERHOUSECOOPERS, S.C.)

March 28, 2008

To the Stockholders and the Board of Directors of Centel, S.A. de C.V.:

In our opinion, the statements of operations, shareholders’ equity and of cash flows for the year ended December 31, 2007 present fairly, in all material respects, the results of operations and cash flows of Centel, S.A. de C.V for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers, S.C.

/s/ Roberto Vargas Flores

Audit Partner

INTCOMEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

(Dollars in thousands, except per share data)

	As of December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $400 at December 31, 2008)	$27,234	$22,344
Trade accounts receivable (net of allowance for doubtful accounts of $4,428 and $5,202 at December 31, 2009 and 2008, respectively)	100,238	91,085
Notes and other receivables	20,104	16,535
Due from related parties	272	278
Inventories	95,185	90,858
Prepaid expenses and other	11,553	12,277
Deferred tax assets	2,564	2,602

Total current assets	257,150	235,979
Property and equipment, net	16,295	17,678
Goodwill	13,704	13,548
Identifiable intangible assets	1,658	1,938
Deferred tax assets	11,116	10,261
Other assets	8,178	4,664

Total assets	$308,101	$284,068

Liabilities and Shareholders’ Equity
Liabilities
Current liabilities
Lines of credit	$14,729	$31,041
Current maturities of long-term debt	557	617
Accounts payable	117,216	108,754
Income taxes payable	68	781
Deferred tax liabilities	231	328
Due to related parties	75	49
Accrued expenses and other liabilities	13,581	18,683

Total current liabilities	146,457	160,253
Long-term debt, net of current maturities	114,425	105,248
Other long-term liabilities	1,702	1,672
Deferred tax liabilities	2,783	2,345

Total liabilities	265,367	269,518
Commitments and contingencies	—	—
Shareholders’ equity
Common stock, voting $0.01 par value, 140,000 shares authorized, 100,000 issued and outstanding	1	1
Class B common stock, non-voting $0.01 par value, 60,000 shares authorized, 29,357 and 2,182 issued and outstanding as of December 31, 2009 and 2008, respectively	—	—
Additional paid in capital	41,388	21,138
Retained earnings (deficit)	5,153	(2,040)
Accumulated other comprehensive loss	(3,808)	(4,549)

Total shareholders’ equity	42,734	14,550

Total liabilities and shareholders’ equity	$308,101	$284,068

The accompanying notes are an integral part of the consolidated financial statements.

INTCOMEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2009, 2008 AND 2007

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2009	2008	2007
Revenue	$917,168	$1,071,551	$1,038,368
Cost of revenue	825,587	970,955	937,286

Gross profit	91,581	100,596	101,082
Operating expenses
Selling, general and administrative	66,973	83,038	69,834
Goodwill impairment charge	—	18,777	—
Depreciation and amortization	4,283	3,908	3,480

Total operating expenses	71,256	105,723	73,314
Operating income (loss)	20,325	(5,127)	27,768
Other expense (income)
Interest expense	17,495	17,431	17,763
Interest income	(514)	(941)	(730)
Foreign exchange (gain) loss	(3,130)	15,533	(2,401)
Other (income) expense, net	(3,563)	(3,427)	(292)

Total other expense	10,288	28,596	14,340
Income (loss) before provision for income taxes	10,037	(33,723)	13,428
Provision for income taxes	2,844	1,595	867

Net income (loss)	$7,193	$(35,318)	$12,561

Net income (loss) per weighted average share of common stock, voting and Class B common stock, non-voting:
Basic	$69.94	$(345.63)	$122.93

Diluted	$69.94	$(345.63)	$122.93

Weighted average number of common shares, voting and Class B common stock, non-voting, used in per share calculation:
Basic	102,852	102,182	102,182

Diluted	102,852	102,182	102,182

The accompanying notes are an integral part of the consolidated financial statements.

INTCOMEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Dollars in thousands, except per share data)

	Years Ended December 31, 2009, 2008 and 2007
	Common Stock
	Shares			Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity	Comprehensive Income (Loss)
	Voting	Class B Non-voting	Par Value
Balance at December 31, 2006	100,000	2,182	$1	$17,597	$20,717	$22	$38,337
Indemnity settlement agreement payment in connection with Uruguay tax audit	—	—	—	3,029	—	—	3,029
Share-based compensation expense	—	—	—	199	—	—	199
Net income	—	—	—	—	12,561	—	12,561	12,561
Foreign currency translation loss	—	—	—	—	—	(25)	(25)	(25)

Total comprehensive income								$12,536

Balance at December 31, 2007	100,000	2,182	$1	$20,825	$33,278	$(3)	$54,101
Share-based compensation expense	—	—	—	313	—	—	313
Net loss	—	—	—	—	(35,318)	—	(35,318)	(35,318)
Foreign currency translation loss	—	—	—	—	—	(4,546)	(4,546)	(4,546)

Total comprehensive loss								$(39,864)

Balance at December 31, 2008	100,000	2,182	$1	$21,138	$(2,040)	$(4,549)	$14,550
Share-based compensation expense	—	—	—	249	—	—	249
Issuance of Class B common stock, non-voting	—	27,175	—	20,001	—	—	20,001
Net income	—	—	—	—	7,193	—	7,193	7,193
Foreign currency translation gain	—	—	—	—	—	741	741	741

Total comprehensive income								$7,934

Balance at December 31, 2009	100,000	29,357	$1	$41,388	$5,153	$(3,808)	$42,734

The accompanying notes are an integral part of the consolidated financial statements.

INTCOMEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31, 2009, 2008 AND 2007

(Dollars in thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$7,193	$(35,318)	$12,561
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Stock-based compensation expense	249	313	199
Depreciation expense	3,812	3,336	2,653
Amortization expense	3,353	2,217	2,548
Bad debt expense	4,214	4,544	2,041
Inventory obsolescence expense	(886)	1,800	1,293
Deferred income tax benefit	(476)	(3,342)	(6,008)
Impairment charge and other non-cash items	—	20,824	—
Gain on extinguishment of long-term debt	(4,411)	(3,470)	—
Loss on disposal of property and equipment and other	(210)	5	42
Change in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivables	(13,367)	21,115	(29,495)
Inventories	(3,441)	24,303	(23,844)
Notes and other receivables	(3,569)	3,169	(1,120)
Prepaid expenses and other	586	(2,734)	(3,591)
Due from related parties	6	893	(380)
(Decrease) increase in:
Accounts payable	7,573	(33,157)	45,939
Income taxes payable	(713)	(128)	(208)
Accrued expenses and other	(4,296)	505	3,950
Due to related parties	26	(2)	(46)

Net cash (used in) provided by operating activities	(4,357)	4,873	6,534

Cash flows from investing activities:
Purchases of property and equipment	(2,531)	(6,125)	(6,757)
Proceeds from disposition of assets	69	57	31
Notes receivable and other	45	(578)	525

Net cash used in investing activities	(2,417)	(6,646)	(6,201)

Cash flows from financing activities:
(Payments) borrowings under lines of credit, net	(16,312)	4,675	8,713
Proceeds from issuance of long-term debt, net of issuance costs	108,737	36	2,419
Payments of long-term debt	(85,122)	(7,925)	(5,644)
Proceeds from issuance of common stock	3,967	—	—
Payments from shareholders	—	—	3,029

Net cash provided by (used in) financing activities	11,270	(3,214)	8,517
Effect of foreign currency exchange rate changes on cash and cash equivalents	394	(2,068)	(25)

Net increase (decrease) in cash and cash equivalents	4,890	(7,055)	8,825
Cash and cash equivalents, beginning of period	$22,344	$29,399	$20,574

Cash and cash equivalents, end of period	$27,234	$22,344	$29,399

The accompanying notes are an integral part of the consolidated financial statements.

INTCOMEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31, 2009, 2008 AND 2007—(Continued)

(Dollars in thousands)

	Years Ended December 31,
	2009	2008	2007
Supplemental disclosure of operating cash flow information:
Cash paid for:
Interest	$20,359	$16,536	$16,089
Income taxes	$3,456	$6,119	$7,819

Supplemental disclosure of non-cash flow information:
Non-cash investing activities:
Issuance of Class B Common Stock, non-voting in exchange for 11 3/4% Senior Notes at face value	$16,034	$—	$—
Non-cash financing activities:
Property and equipment acquired through financing	$—	$14	$2,261

The accompanying notes are an integral part of the consolidated financial statements.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

Note 1. Organization and Basis of Presentation

Nature of Operations

Intcomex, Inc. (“Intcomex”) is a United States (“U.S.”) based pure play value-added international distributor of computer information technology (“IT”) products focused solely on serving Latin America and the Caribbean (the “Region”). Intcomex distributes computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 50,000 customers in 40 countries. Intcomex offers single source purchasing to its customers by providing an in-stock selection of more than 6,100 products from over 173 vendors, including many of the world’s leading IT product manufacturers. The Company serves the Latin American and Caribbean IT products markets using a dual distribution model as a wholesale aggregator and an in-country distributor:

•	As a Miami-based wholesale aggregator, the Company sells primarily to:

•	third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where the Company does not have a local presence;

•

third-party distributors, resellers and retailers of IT products based in countries in Latin America and the Caribbean where the Company has a local presence but whose volumes are large enough to enable them to efficiently acquire products directly from U.S.-based wholesale aggregators;

•	other Miami-based exporters of IT products to Latin America and the Caribbean; and

•	our In-country Operations.

•

As an in-country distributor in 12 countries, the Company sells to over 48,000 local reseller and retailer customers, including value-added resellers (companies that sell, install and support IT products and personal computers (“PCs”)), systems builders (companies that specialize in building complete computer systems by combining components from different vendors), smaller distributors and retailers.

Organization

The accompanying consolidated financial statements include the accounts of Intcomex and its subsidiaries (collectively referred to herein as the “Company”) including the accounts of Intcomex Holdings, LLC (“Holdings”) (parent company of Software Brokers of America, Inc. (“SBA”), a Florida corporation), IXLA Holdings, Ltd. (“IXLA”), IFC International, LLC, a Delaware limited liability company (“IFC”) and Intcomex International Holdings Cooperatief U.A., a Netherlands cooperative (“Coop”). IXLA is the Cayman Islands limited time duration holding company of 14 separate subsidiaries located in Central America, South America, and the Caribbean. IFC and Coop are the parent companies of Intcomex Holdings SPC-1, LLC (“Intcomex SPC-1 Mexico”) (parent company of Centel, S.A. de C.V. (“Centel”), a dually formed company in the U.S. and Mexico). The consolidated financial statements reflect the Company as the reporting entity for all periods presented.

The Company’s operations include sales generated from and invoiced by the Miami, Florida operations (the “Miami Operations”) and sales generated from and invoiced by all of the Latin American and Caribbean subsidiary operations. The subsidiary operations conduct business with sales and distribution centers in the following countries: Argentina, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Mexico, Panama, Peru, and Uruguay and a sales office in Brazil (collectively, our “In-country Operations”).

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with the instructions to the Annual Report on Form 10-K and Article 10 of Regulation S-X, pursuant to the rules and regulations of the SEC. The consolidated financial statements include the accounts of Intcomex, Inc. and its subsidiaries. In management’s opinion, the consolidated financial statements reflect all material adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position of the Company as of December 31, 2009 and 2008, its results of operations, statements of changes in shareholders’ equity and its statements of cash flows for the years ended December 31, 2009, 2008 and 2007. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements reflect the Company as the reporting entity for all periods presented.

As of December 31, 2009, the Company had one wholly-owned subsidiary: Holdings. Holdings has three wholly owned subsidiaries: SBA, IXLA, and IFC. Holdings owns 99.99% and the Company owns 0.01% of Coop.

IXLA owns 100.0% of the following subsidiaries in their respective locations in Latin America and the Caribbean:

•	Intcomex Argentina S.R.L., Argentina;

•	Intcomex S.A., Chile:

•	Intcomex Iquique S.A., Chile;

•	Intcomex del Ecuador S.A., Ecuador;

•	Hurricane Systems, S.A., Ecuador;

•	Intcomex Colombia LTDA, Colombia;

•	Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A., Costa Rica;

•	Intcomex El Salvador, S.A., El Salvador;

•	Intcomex de Guatemala, S.A., Guatemala;

•	Intcomex Jamaica Ltd., Jamaica;

•	Computación Monrenca Panama, S.A., Panama;

•	Intcomex de Las Americas, S.A., Panama;

•	Intcomex Peru, S.A.C., Peru;

•	Compañía de Servicios IMSC, S. de R.L. de C.V., Mexico.

•	T.G.M., S.A., Uruguay;

•	Pontix Trading S.A., Uruguay (inactive)

•	Latin CAS, S.D., El Salvador; and

•	Latin Service, S.A., Guatemala.

Coop and IFC own 99.0% and 1.0%, respectively, of Intcomex SPC-I Mexico.

Intcomex SPC-I Mexico has one wholly owned subsidiary: Centel, S.A. de C.V., located in México.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

We operate a sales and distribution center in the U.S., or our Miami Operations, 22 sales and distribution centers in 12 countries in Latin America and the Caribbean—Argentina, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Mexico, Panama, Peru and Uruguay and a sales office in Brazil.

Fiscal Year

The Company’s fiscal year ends on December 31 and is based on a calendar year.

Use of Accounting Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. GAAP. These principles require us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses, cash flows and the related footnote disclosures during the reporting period. On an on-going basis, we review and evaluate our estimates and assumptions, including, but not limited to, those that relate to the realizable value of accounts receivable, inventories, identifiable intangible assets, goodwill and other long-lived assets, income taxes and contingencies. Actual results could differ from these estimates.

Foreign Currency Translation and Remeasurement

The U.S. dollar is considered the functional currency in all of the Company’s foreign subsidiary operations, except in Mexico where the functional currency is the Mexican Peso. Non-monetary balance sheet amounts are translated using historical exchange rates. Other balance sheet amounts are translated at the exchange rates in effect at the balance sheet date. Statements of operations amounts, excluding those items of income and expense that relate to non-monetary balance sheet amounts, are translated at the average exchange rate for the month. Remeasurement adjustments are included in the determination of net (loss) income under the caption “Foreign exchange loss (gain).” These amounts include the effect of foreign currency remeasurement, realized foreign currency transaction gains and losses and changes in the value of foreign currency denominated accounts receivable and accounts payable. In the accompanying consolidated statements of operations, a foreign exchange (gain) loss of ($3,130), $15,533, and ($2,401) were included for the years ended December 31, 2009, 2008 and 2007, respectively.

Translation adjustments related to our Mexican subsidiary are recorded in accumulated other comprehensive (loss) income under shareholders’ equity in our consolidated balance sheets and in our consolidated statement of changes in shareholders’ equity. In the accompanying consolidated statements of changes in shareholders’ equity, foreign currency translation adjustments of $741, ($4,546) and ($25) were included for the years ended December 31, 2009, 2008 and 2007, respectively.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents in accordance with FASB ASC 305-10-20, Cash and Cash Equivalents Glossary. The majority of the Company’s cash and cash equivalents is cash in banks.

Accounts Receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments due to changes in our customers’ financial condition or other

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

unanticipated events, which could result in charges for additional allowances exceeding our expectations. These estimates require judgment and are influenced by factors including, but not limited to the following: the large number of customers and their dispersion across wide geographic areas; the fact that no single customer accounted for 2.0% or more of our revenue; the continual credit evaluation of our customers’ financial condition; the aging of our customers’ receivables, individually and in the aggregate; the value and adequacy of credit insurance coverage; the value and adequacy of collateral received from our customers (in certain circumstances); our historical loss experience; and, increases in credit risk due to an economic downturn resulting in our customers’ inability to obtain capital. Uncollectible accounts are written-off against the allowance on an annual basis.

Inventories

Inventories consist entirely of finished goods and are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out (“FIFO”) method. Due to the availability of “price protection” guarantees offered by many of our vendors on a significant portion of inventory, some of the Company’s In-country Operations use the average cost method that approximates FIFO. The Company operates in an industry characterized by the continual introduction of new products, rapid technological advances and product obsolescence. The Company continuously evaluates the salability of its inventories and utilizes incentive sales programs for slow moving items. Rebates earned on products sold are recognized when the product is shipped to a third party customer and is recorded as a reduction to cost of revenue.

Property and Equipment, Net

Property and equipment are recorded at cost and depreciated over the estimated economic lives of the assets. Depreciation is computed using the straight-line and accelerated methods based on the estimated economic lives of the related assets as follows:

Years
Buildings and leasehold improvements	30 – 39
Office furniture, vehicles and equipment	5 – 7
Warehouse equipment	5 – 7
Software	5

Goodwill, Identifiable Intangible and Other Long-Lived Assets

FASB ACS 350, Intangibles-Goodwill and Other provides guidance on the annual assessment of goodwill for impairment using fair value measurement techniques. The Company reviews goodwill at least annually for potential impairment or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual impairment review requires extensive use of accounting judgment and financial estimates, including projections about our business, our financial performance and the performance of the market and overall economy. Application of alternative assumptions and definitions could produce significantly different results. Because of the significance of the judgments and estimates used in the processes, it is likely that materially different amounts could result if different assumptions were made or if the underlying circumstances were changed.

Our goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Potential impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than the carrying value of the reporting unit. The amount of an impairment loss is recognized as the amount by which the carrying value of the goodwill exceeds its implied value.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Future changes in the estimates used to conduct the impairment review, including revenue projections, market values and changes in the discount rate used could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-off of a portion or all of the goodwill. The discount rate used is based on our capital structure and, if required, an additional premium on the reporting unit based upon its geographic market and operating environment. The assumptions used in estimating revenue projections are consistent with internal planning.

Our intangible assets are presented at cost, net of accumulated amortization. Intangible assets are amortized on a straight line basis over their estimated useful lives and assessed for impairment. The Company recognizes an impairment of long-lived assets if the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. If the carrying value of a long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset for assets to be held and used, or the amount by which the carrying value exceeds the fair value less cost to dispose for assets to be disposed. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved. The Company tests intangible assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

The Company reviews long-lived assets, principally property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the asset’s fair value, we measure and record an impairment loss for the excess. We assess an asset’s fair value by determining the expected future undiscounted cash flows of the asset. There are numerous uncertainties and inherent risks in conducting business, such as general economic conditions, actions of competitors, ability to manage growth, actions of regulatory authorities, pending investigations or litigation, customer demand and risk relating to international operations. Adverse effects from these or other risks may result in adjustments to the carrying value of our other long-lived assets.

There are numerous uncertainties and inherent risks in conducting business, such as but not limited to general economic conditions, actions of competitors, ability to manage growth, actions of regulatory authorities, pending investigations and/or litigation, customer demand and risk relating to international operations. Adverse effects from these risks may result in adjustments to the carrying value of the Company’s assets and liabilities in the future including, but not necessarily limited to, goodwill.

Deferred Loan Costs

Deferred loan costs are amortized over the life of the applicable indebtedness using the straight-line method which approximates the effective interest method. Deferred loan costs, net of accumulated amortization, amounted to $6,654 and $2,586 at December 31, 2009 and 2008, respectively, and are included in Other assets in the accompanying balance sheets.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a framework for all fair value measurements and expands disclosures related to fair value measurement and developments. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires that assets and liabilities measured at fair value are classified and disclosed in one of the following three categories:

Level 1—Quoted market prices for identical assets or liabilities in active markets or observable inputs;

Level 2—Significant other observable inputs that can be corroborated by observable market data; and

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data.

The carrying amounts of cash and cash equivalents, trade accounts receivable, notes and other receivables, accounts payable, accrued expenses and other approximate fair value because of the short-term nature of these items. The carrying amounts of outstanding short-term debt approximate fair value because interest rates over the term of these financial instruments approximate current market interest rates available to the Company. The current market price of outstanding long-term debt approximates fair value because the Company’s 11 3/4% Second Priority Senior Secured Notes due January 15, 2011 (the “11 3/4% Senior Notes”) were freely traded in the open market and the Company’s 13 1/4% Second Priority Senior Secured Notes due December 15, 2014 (the “13 1/4% Senior Notes”) are currently tradable under the Securities Act of 1933 Rule 144A, Private Resales of Securities to Institutions, in the open market.

The amount required to enter into similar offsetting contracts with similar remaining maturities based on quoted market prices approximates the fair value of derivative financial instruments. The Company did not have any foreign currency forward contracts outstanding as of December 31, 2009. The Company’s foreign currency forward contract with a notional amount of $11,800 as of December 31, 2008, had a fair value of ($31).

There were no changes to our valuation methodology for assets and liabilities measured at fair value during the year ended December 31, 2009.

Revenue Recognition

Revenue is recognized when there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivable is reasonably assured and delivery has occurred. Delivery to customers has occurred at the point of shipment, provided that title and risk of loss have transferred and no significant obligations remain. We allow our customers to return defective products for exchange or credit within 30 days of delivery based on the warranty of the original equipment manufacturer (“OEM”). An exception is infrequently made for long-standing customers with current accounts, on a case-by-case basis and upon approval by management. A return is recorded in the period of the return because, based on past experience, these returns are infrequent and immaterial.

The Company’s revenues are reported net of any sales, gross receipts or value added taxes. Shipping and handling costs billed to customers are included in revenue and related costs are included in the cost of revenue.

The Company extends a warranty for products to customers with the same terms as the OEM’s warranty to the Company. All product-related warranty costs incurred by the Company are reimbursed by the OEMs.

Product Rebates, Price Protection and Vendor Program Incentives

The Company receives funds from vendors for price protection, product rebates, marketing and promotions and competitive programs, which are recorded as adjustments to product costs or selling, general and administrative expenses according to the nature of the program. Some of these programs may extend over one or more quarterly reporting periods. We recognize product rebates or other vendor program incentives when earned, based upon sales of qualifying products or as services are provided in accordance with the terms of the related program. We estimate and record reserves for receivables on vendor programs for estimated losses resulting from vendors’ inability to pay or rejections of claims by vendors on a quarterly basis. These reserves require management’s judgment and are based upon aging, historical trends and data specific to each reporting period, management’s estimate of collectability and other factors.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Write-Off of Initial Public Offering Expenses

As of December 31, 2008, the Company wrote off $2,000 related to the pending initial public offering (“IPO”) transaction to take the Company public. The costs were recorded as an increase in operating expenses in the consolidated statement of operations as they were one-time charges that were not indicative of operations in the normal course of business and relate to a non-recurring transaction that would normally be netted against IPO proceeds. The Company did not write off or incur any additional costs related to the IPO transaction for the year ended December 31, 2009.

Restructuring Activities

The provision for restructuring relates to the estimated costs of reorganizations including the costs of closure or discontinuance of lines of activities. FASB ASC 420, Exit or Disposal Cost Obligations requires that a liability be recognized for those costs only when the liability is incurred. Liabilities related to one-time employee termination benefits are recognized ratably over the future service period if those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period. Employee termination benefits covered by a contract or under an ongoing benefit arrangement are recognized when it is probable that the employees will be entities to the benefits and the amounts can be reasonably estimated.

The Company’s management implemented restructuring and rebalancing actions designed to improve the Company’s efficiencies and profitability, strengthen its operations and reduce its costs in several of its In-country Operations in which the Company conducts business. The restructuring includes involuntary workforce reductions and employee benefits and other costs incurred in connection with vacating leased facilities. The Company incurred restructuring charges of $585 and $1,535, respectively, in 2009 and the fourth quarter of 2008. The restructuring charges were recorded in the Company’s statement of operations as an increase to the Company’s operating expenses for the years ended December 31, 2009 and 2008. There were no restructuring charges incurred by the Company during the year ended December 31, 2007.

Income Taxes

The Company accounts for the effects of income taxes resulting from activities during the current and preceding years in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases as measured by the enacted tax rates which will be in effect when these differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, unless it is more likely than not that such assets will be realized.

We are subject to income and other related taxes in areas in which we operate. When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate our net operating losses and other carryforwards to determine whether gross deferred tax assets and related valuation allowances should be adjusted for future realization in our consolidated financial statements.

Highly certain tax positions are determined based upon the likelihood of the positions sustained upon examination by the taxing authorities. The benefit of a tax position is recognized in the financial statements in the period during which management believes it is more likely than not that the position will be sustained.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

In the event of a distribution of the earnings of certain international subsidiaries, we would be subject to withholding taxes payable on those distributions to the relevant foreign taxing authorities. Since we currently intend to reinvest undistributed earnings of these international subsidiaries indefinitely, we have made no provision for income taxes that might be payable upon the remittance of these earnings. We have also not determined the amount of tax liability associated with an unplanned distribution of these permanently reinvested earnings. In the event that in the future we consider that there is a reasonable likelihood of the distribution of the earnings of these international subsidiaries (for example, if we intend to use those distributions to meet our liquidity needs), we will be required to make a provision for the estimated resulting tax liability, which will be subject to the evaluations and judgments of uncertainties described above.

We conduct business globally and, as a result, one or more of our subsidiaries file income tax returns in U.S. federal, state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities in the countries in which we operate. We are currently under ongoing tax examinations in several countries. While such examinations are subject to inherent uncertainties, we do not currently anticipate that any such examination would have a material adverse impact on our audited consolidated financial statements.

Computation of Net Income (Loss) per Share

The Company reports both basic and diluted net income (loss) per share. Basic net income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily reflect the potential dilution that could occur if stock options and other commitments to issue common stock were exercised using the treasury stock method.

FAS ASC 260, Earnings per Share requires that employee equity share options, non-vested shares and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted net income (loss) per share. Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid in capital when the award becomes deductible are assumed to be used to repurchase shares.

The Company has two classes of common stock: voting and Class B, non-voting (collectively herein referred to as the “Common Stock”). Common stock, voting and Class B common stock, non-voting have substantially identical rights with respect to any dividends or distributions of cash or property declared on shares of common stock and rank equally as to the right to receive proceeds on liquidation or dissolution of the Company after the payment of the Company’s indebtedness. The Company uses the two-class method for calculating net income (loss) per share. Basic and diluted net income (loss) per share of Common Stock are the same.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The following table sets forth the computation of basic and diluted net income (loss) per weighted average share of Common Stock:

	For the Years Ended December 31,
	2009	2008	2007
Numerator for basic and diluted net income (loss) per share of Common Stock:
Net income (loss)	$7,193	$(35,318)	$12,561

Denominator:
Denominator for basic net income (loss) per share of Common Stock—weighted average shares	102,852	102,182	102,182

Effect of dilutive securities:
Stock options and unvested restricted stock(1)	—	—	—

Denominator for diluted net income (loss) per common share, voting and Class B common share, non-voting—adjusted weighted average shares	102,852	102,182	102,182

Net income (loss) per share of Common Stock:
Basic	$69.94	$(345.63)	$122.93

Diluted	$69.94	$(345.63)	$122.93

(1)	The stock options were antidilutive during the years ended December 31, 2009, 2008 and 2007, as the fair value was below the exercise price. The shares of restricted common stock, non-voting were antidilutive during the year ended December 31, 2009 and 2008. There were no shares of restricted common stock, non-voting outstanding during the years ended December 31, 2007.

Comprehensive Income (Loss)

FASB ASC 220, Comprehensive Income establishes standards for reporting and displaying comprehensive income and its components in the Company’s consolidated financial statements. Comprehensive income (loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources, comprised of net income (loss) and other comprehensive income (loss). Comprehensive income (loss) consisted of the following for the periods presented:

	For the Years Ended December 31,
	2009	2008	2007
Comprehensive income (loss)
Net income (loss)	$7,193	$(35,318)	$12,561
Foreign currency translation adjustments	741	(4,546)	(25)

Total comprehensive income (loss)	$7,934	$(39,864)	$12,536

Foreign currency translation adjustments were driven by our operations in Mexico of $741, ($4,546) and ($25), for the years ended December 31, 2009, 2008 and 2007, respectively. Accumulated other comprehensive income (loss), consisting of cumulative foreign currency gains (losses), included in shareholders’ equity totaled ($3,808), ($4,549) and ($3), as of December 31, 2009, 2008 and 2007, respectively.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Recently Issued and Adopted Accounting Guidance

Recently Issued Accounting Guidance

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). The new standard modifies the fair value requirements of ASC 605-25, Revenue Recognition-Multiple Element Arrangements by allowing the use of the “best estimate of a selling price” in addition to Vendor Specific Objective Evidence, or VSOE, and Third Party Evidence, or TPE, for determining the selling price of a deliverable. ASU 2009-13 changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable to be based on the relative selling price. ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the effect ASU 2009-13 may have on its audited consolidated financial statements.

Recently Adopted Accounting Guidance

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820)-Measuring Liabilities at Fair Value (“ASU 2009-05”). ASU 2009-05 clarifies how entities should estimate the fair value of liabilities under the FASB Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (formerly SFAS No. 157, Fair Value Measurements). ASU 2009-05 improves the consistency of the application of ASC 820 and reduces potential ambiguity in financial reporting when measuring the fair value of liabilities. The FASB issued ASU 2009-05 as a result of expressed concern that there may be a lack of observable market information to measure the fair value of a liability. This standard is effective for interim and annual periods beginning after August 28, 2009, which did not have a material impact on our audited consolidated financial statements.

In June 2009, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)) regarding the consolidation of variable interest entities. ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods beginning after November 15, 2009, which did not have a material impact on its audited consolidated financial statements.

In June 2009, the FASB issued ASC 860, Transfers and Servicing (formerly SFAS No. 166, Accounting for Transfers of Financial Assets). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. ASC 860 eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets and requires additional disclosure. This standard is effective for fiscal years beginning after November 15, 2009, which did not have a material impact on its audited consolidated financial statements.

In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles (formerly SFAS No. 168, The “FASB Accounting Standards Codification”TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162) (“ASC 105”). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP, except for SEC rules and interpretive releases, which are sources of authoritative U.S. GAAP for SEC registrants. The standard is effective for interim and annual periods ending after September 15, 2009. The Company adopted the provisions of the standard on September 30, 2009, which did not have a material impact on its audited consolidated financial statements.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

In May 2009, the FASB issued ASC 855, Subsequent Events (formerly SFAS No. 165, Subsequent Events) (“ASC 855”). ASC 855 establishes general accounting standards and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for fiscal years and interim periods ended after June 15, 2009. The Company adopted the provisions of the standard, which had no effect on its audited consolidated financial statements and subsequent events through the date of this filing. The Company evaluated subsequent events from January 1, 2010 to February 19, 2010, the date the Company issued its audited consolidated financial statements.

In April 2009, the FASB issued ASC 825, Financial Instruments (formerly Financial Staff Position (“FSP”) No. 107-1 and Accounting Principles Board (“APB”) 28-1 (FSP No. 107-1 and APB 28-1), Interim Disclosures about Fair Value of Financial Instruments) (“ASC 825”). ASC 825 requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. ASC 825 enhances consistency in financial reporting by increasing the frequency of fair value disclosures and is effective for interim and annual periods ending after June 15, 2009, and is to be applied prospectively. The Company adopted the provisions of the standard, which did not have an effect on its audited consolidated financial statements.

In April 2009, the FASB issued transition guidance Accounting Standards Codification (“ASC”) 820-10-65-4 Fair Value Measurements and Disclosures—Overall—Transition Guidance, the provisions of which have been incorporated in ASC 820-10-50-2 Fair Value Measurements and Disclosures—Overall—Disclosures (“ASC 820”). ASC 820-10-50-2 requires disclosures about fair value of financial instruments for interim reporting periods and annual financial statements of publicly traded companies. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company adopted the provisions of the standard and included its effect on its audited consolidated financial statements.

In March 2008, the FASB issued ASC 815, Derivatives and Hedging (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133) (“ASC 815”). ASC 815 requires enhanced disclosures about an entity’s derivative and hedging activities including how and why an entity uses, how an entity accounts for derivative instruments; and related hedged items and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. ASC 815 is effective beginning January 1, 2009. The Company adopted the provisions of the standard and included its effect on its audited consolidated financial statements.

In February 2008, the FASB issued ASC 820, Fair Value Measurements and Disclosures (formerly FSP Financial Accounting Standard (“FAS”) No. 157-2, Effective Date of FASB Statement No. 157) which delayed the effective date for nonfinancial assets and nonfinancial liabilities until January 1, 2009. The Company adopted the provisions of the standard as of January 1, 2009, which did not have an effect on its audited consolidated financial statements.

In December 2007, the FASB issued ASC 805, Business Combinations (“ASC 805”), (formerly SFAS 141 (revised 2007), Business Combinations). ASC 805 expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

and restructuring costs to be recognized separately from the business combination; and requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset. ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company adopted the provisions of the standard, which did not have an effect on its audited consolidated financial statements. However, if the Company enters into material business combinations in the future, a transaction may significantly impact the Company’s audited consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation. In particular, the 2008 gains from the Company’s repurchase of its 11 3/4% Senior Notes have been reclassified to operating activities from financing activities in the audited consolidated statements of cash flows.

Note 2. Business and Credit Concentrations

The Company principally sells products to a large base of resellers throughout Latin America and to agents in the U.S. for export to Latin America and the Caribbean. Credit risk on trade receivables is diversified over several geographic areas and a large number of customers. No one customer accounts for more than 2.0% of sales for the years ended December 31, 2009, 2008 and 2007. The Company provides trade credit to its customers in the normal course of business. The collection of a substantial portion of the Company’s receivables is susceptible to changes in Latin American economies and political climates. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses after giving consideration to delinquency data, historical loss experience, and economic conditions impacting the industry. The financial condition of its customers and the related allowance for doubtful accounts is continually reviewed by management.

Prior to extending credit, a customer’s financial history is analyzed and, if appropriate, forms of personal guarantees are obtained. SBA uses credit insurance and makes provisions for estimated credit losses. Substantially all of our Miami Operations’ foreign accounts receivable (other than accounts receivable owed by affiliates) are insured by Euler Hermes American Credit Indemnity Company. This credit insurance policy covers trade sales to non-affiliated buyers. The policy’s aggregate limit is $20,000 with an aggregate deductible of $1,500; the policy expires on August 31, 2010. In addition, 10.0% to 20.0% buyer coinsurance provisions apply, as well as sub-limits in coverage on a per-buyer and on a per-country basis. The policy also covers certain large, local companies that purchase directly from our In-country Operations in Argentina, Costa Rica, El Salvador, Guatemala, Jamaica and Peru. Our In-country operations in Chile insures certain customer accounts with Coface Chile, S.A. credit insurance company; the policy expires on October 31, 2010.

In some countries there are risks of continuing periodic devaluations of local currencies. In these countries, no hedging mechanism exists. The Company’s risks in these countries are that such devaluations could cause economic loss and negatively impact future sales since its product costs would increase in local terms after such devaluations.

The Company purchases products from various suppliers located in the U.S. and Asia. Products purchased from the Company’s top two vendors accounted for 19.1% and 6.5%, 17.4% and 7.7%, and 16.7% and 10.1%, of its total revenue for the years ended December 31, 2009, 2008 and 2007, respectively.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Note 3. Property and Equipment, Net

Property and equipment, net consisted of the following for the periods presented:

	As of December 31,
	2009	2008
Property and equipment, net
Land	$735	$735
Building and leasehold improvements	8,410	8,039
Office furniture, vehicles and equipment	11,012	10,672
Warehouse equipment	2,438	2,445
Software	8,337	7,104

Total property and equipment	30,932	28,995
Less accumulated depreciation	(14,637)	(11,317)

Total property and equipment, net	$16,295	$17,678

Property and equipment, net included approximately $2,764 and $3,528 of capitalized leases at December 31, 2009 and 2008, respectively. There was no interest expense capitalized to property and equipment during the years ended December 31, 2009, 2008 and 2007.

Note 4. Identifiable Intangible Assets, Net and Goodwill

Identifiable Intangible Assets, Net

Identifiable intangible assets, net consisted of the following for the periods presented:

As of December 31, 2009	Gross Carrying Amount	Accumulated Amortization	Cumulative Foreign Currency Translation Effect	Net Carrying Amount	Useful Life (in years)
Identifiable intangible assets, net
Customer relationships	$3,630	$(1,662)	$(333)	$1,635	10.0
Tradenames	1,080	(1,035)	(22)	23	3.5
Non-compete agreements	730	(730)	—	—	3.0
Patents—TGM S.A.	5	(5)	—	—

Total identifiable intangible assets, net	$5,445	$(3,432)	$(355)	$1,658

As of December 31, 2008	Gross Carrying Amount	Accumulated Amortization	Cumulative Foreign Currency Translation Effect	Net Carrying Amount	Useful Life (in years)
Identifiable intangible assets, net
Customer relationships	$3,630	$(1,299)	$(512)	$1,819	10.0
Tradenames	1,080	(927)	(34)	119	3.5
Non-compete agreements	730	(730)	—	—	3.0
Patents—T.G.M. S.A.	5	(5)	—	—

Total identifiable intangible assets, net	$5,445	$(2,961)	$(546)	$1,938

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

On June 23, 2005, the Company acquired a 100.0% interest in Centel, a distributor of IT products and peripherals located in Mexico. In connection with the acquisition, the Company acquired $5,440 in identifiable intangible assets of Centel, including $3,630 for acquired customer relationships with a 10 year useful life, $1,080 for tradenames with a 3.5 year weighted average useful life and $730 for non-compete agreements with a three year useful life. Centel is included as a wholly-owned subsidiary in the Company’s consolidated financial statements and its results of operations in the consolidated statements of operations. For the years ended December 31, 2009, 2008 and 2007, the Company recorded amortization expense related to the intangible assets of $471, $572 and $827, respectively. There was no impairment charge for identifiable intangible assets for the years ended December 31, 2009, 2008 and 2007.

Expected future identifiable intangible asset amortization as of December 31, 2009, is as follows:

Fiscal Years
2010	$386
2011	363
2012	363
2013	363
2014	183
Thereafter	—

$1,658

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets. In connection with our annual impairment test, we use current market capitalization, control premiums, discounted cash flows and other factors as the best evidence of fair value and to determine if our goodwill is impaired. The 2008 impairment test resulted in a substantially lower value attributable to our goodwill. The impairment charge represents the extent to which the carrying values exceed the fair value attributable to the goodwill. Fair values were determined based upon market conditions, the income approach which utilized cash flow projections and other factors.

The changes in the carrying amount of goodwill for the year ended December 31, 2009, are as follows:

	Miami Operations	In-Country Operations	Total
Balance as of January 1, 2009
Goodwill	$11,531	$20,794	$32,325
Accumulated impairment losses	(11,531)	(7,246)	(18,777)

Total goodwill	—	13,548	13,548
Goodwill acquired during the year	—	—	—
Impairment losses	—	—	—
Accumulated foreign currency translation effect	—	156	156

Balance as of December 31, 2009
Goodwill	$11,531	20,950	32,481
Accumulated impairment losses	(11,531)	(7,246)	(18,777)

Total goodwill	$—	$13,704	$13,704

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Goodwill balance was $13,704 and $13,548 as of December 31, 2009 and 2008, respectively. For the year ended December 31, 2009, the carrying amount of the goodwill increased by $156 which relates to the cumulative foreign currency translation effect of the Mexican Peso. There was no impairment charge for goodwill for the years ended December 31, 2009 and 2007. We recorded a goodwill impairment charge of $18,777 during the year ended December 31, 2008. For the year ended December 31, 2008, the carrying amount of the goodwill decreased by $20,709, of which $1,932 relates to the cumulative foreign currency translation effect of the Mexican Peso and $18,777 relates to the goodwill impairment charge. We recorded a goodwill impairment charge of $11,531 related to our Miami Operations and $7,246 related to our In-country Operations, particularly $4,086 in Mexico, $1,294 in Guatemala, $1,157 in Jamaica, $471 in El Salvador and $238 in Argentina.

Note 5. Lines of Credit

The Company has lines of credit, short-term overdraft and credit facilities with various financial institutions in the countries in which the Company conducts business. Many of the In-country Operations also have limited credit facilities. These credit facilities fall into the following categories: asset-based financing facilities, letters of credit and performance bond facilities, and unsecured revolving credit facilities and lines of credit. The lines of credit are available sources of short-term liquidity for the Company.

The outstanding balance of lines of credits consisted of the following for the periods presented:

	As of December 31,
	2009	2008
Lines of credit
SBA—Miami	$9,165	$23,643
Intcomex Peru S.A.C.	2,443	3,942
Intcomex de Ecuador, S.A.	1,000	522
TGM S.A.—Uruguay	714	1,617
Intcomex de Guatemala, S.A.	664	300

	As of December 31,
	2009	2008
Computación Monrenca Panama, S.A.	501	—
Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	242	—
Intcomex Colombia, LTDA	—	1,017

Total lines of credit	$14,729	$31,041

As of December 31, 2009 and 2008, the total amounts available under the credit facilities were $17,055 and $14,447, respectively. The change in the outstanding balance was primarily attributed to the decreased borrowing by SBA resulting from the new three-year revolving credit facility that replaced SBA’s existing revolving credit facility on December 22, 2009. The change was also attributed to a reduction in the borrowing requirements related to our operations in Peru and Uruguay, slightly offset by the increased borrowing by our subsidiaries in Ecuador, Guatemala, Panama and Costa Rica to meet local working capital requirements.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

SBA Miami—Senior Secured Revolving Credit Facility

On December 22, 2009, SBA closed a senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”) with Comerica Bank pursuant to SBA and Comerica Bank’s commitment letter dated October 23, 2009 to replace the existing revolving credit facility with a new three-year facility.

The aggregate size of the facility is $20,000 (with a possible increase of an additional $10,000) including $2,000 of letter of credit commitments, and a capital expenditures limit of $1,000. The facility matures in January 2013. Under the Senior Secured Revolving Credit Facility, at SBA’s option, interest is due monthly and the amounts due bear interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus 3.5%, unless in the event of a default when interest will accrue at a rate equal to 3.0% per annum above the otherwise applicable rate. In addition, SBA will pay an administrative fee of $30 per annum and a facility fee equal to 0.50% of the aggregate amount of the revolving credit commitment, payable quarterly in arrears. Additional customary fees will be payable upon the issuance of letters of credit.

The Senior Secured Revolving Credit Facility contains a number of covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The Senior Secured Revolving Credit Facility also requires SBA to maintain certain ratios of debt, income, net worth and other restrictive financial covenants.

Borrowings under the new Senior Secured Revolving Credit Facility are secured on a first priority basis with all the assets of SBA. Amounts borrowed under the facility could be repaid and re-borrowed at any time during the term of the facility. Borrowing capacity is established monthly based on certain parameters established under the facility. Advances under the facility were provided based on 85.0% of eligible domestic and foreign accounts receivable plus 60.0% of eligible domestic inventory, less any credit facility reserves. The credit facility contained certain financial and non-financial covenants, including but not limited to, maintenance of a minimum level of tangible effective net worth, as defined and annual limitations on capital expenditures.

On August 25, 2005, SBA entered into a revolving credit facility with Comerica Bank (the “Revolving Credit Facility”) with a maturity date of January 1, 2010. As of December 31, 2008, SBA had $30,000 available under the Revolving Credit Facility, including $1,400 of letter of credit commitments, and a capital expenditures limit of $1,000. Borrowings against the Revolving Credit Facility had interest at the Eurodollar rate plus 3.5% due monthly and were secured on a first priority basis with all the assets of SBA. The Revolving Credit Facility contained certain financial and non-financial covenants, including but not limited to, maintenance of a defined minimum level of tangible effective net worth and annual limitations on capital expenditures. Borrowing capacity was determined monthly based on certain parameters established under the facility and amounts borrowed under the Revolving Credit Facility were required to be repaid and re-borrowed at any time during the term of the facility. Advances under the Revolving Credit Facility were provided based on 85.0% of eligible domestic accounts receivable and 85.0% of eligible foreign accounts receivable plus 60.0% of eligible domestic inventory, less any credit facility reserves.

On March 20, 2009, SBA obtained a waiver to the Revolving Credit Facility from Comerica Bank for its senior debt to tangible effective net worth ratio, minimum tangible effective net worth and net income as of

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

December 31, 2008. SBA also obtained an amendment to the facility for the definitions of the borrowing base, revolving credit note and SBA’s permitted investments. The amendment allowed SBA to issue commercial letters of credit and standby letters of credit, not to exceed $2,000 at any one time outstanding. Borrowings against the Revolving Credit Facility bore interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus the applicable margin of 4.0%. SBA was required to provide accounts payable aging, insurance and borrowing base certificates on a bi-weekly basis, and maintain monthly stated levels of EBITDA. SBA and its guarantor were required to maintain quarterly stated levels of net income, effective March 31, 2009 to December 31, 2009.

As of December 31, 2009, SBA’s outstanding draws against the Senior Secured Revolving Credit Facility were $5,853 and the remaining amount available was $10,635. As of December 31, 2008, SBA’s outstanding draws against the Revolving Credit Facility were $21,476 and the remaining amount available was $4,957. As of December 31, 2009 and 2008, SBA’s outstanding checks issued in excess of bank balances were $3,312 and $2,167, respectively, and outstanding stand-by letters of credit were $200 and $1,400, respectively. As of December 31, 2009, the Company was in compliance with all of the covenants under the Senior Secured Revolving Credit Facility.

Intcomex Peru S.A.C.

Intcomex Peru S.A.C. (“Intcomex Peru”) has four lines of credit with two financial institutions. The lines are collateralized with a guarantee from Holdings. The lines of credit carry interest rates ranging from 3.0% to 11.0%, each of which matures in January 2011.

Intcomex de Ecuador, S.A.

Intcomex de Ecuador, S.A. (“Intcomex Ecuador”) had two lines of credit with a local financial institution. The lines of credit had interest rates of 9.3% and 9.8% and mature in March 2010.

T.G.M. S.A.

TGM S.A.—Uruguay (“Intcomex Uruguay”) has one line of credit with a local financial institution. The line of credit carries an interest rate of 8.0% and matures in June 2010.

Intcomex de Guatemala, S.A.

Intcomex de Guatemala, S.A. (“Intcomex Guatemala”) has a line of credit with a local financial institution. The line of credit have interest rate of 9.0%, which matures in May 2012.

Computación Monrenca Panama, S.A.

Computación Monrenca Panama, S.A. (“Intcomex Panama”) had a line of credit with a local financial institutions carrying an interest rate ranging from 7.0% to 9.0%, which matures in June 2010.

Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.

Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A. (“Intcomex Costa Rica”) had one line of credit with a local financial institutions carrying an interest rate of LIBOR plus 7%, which matures in August 2010.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Intcomex S.A.

As of December 31, 2009 and 2008, Intcomex S.A. (“Intcomex Chile”) had undrawn stand-by letters of credit of $19,600 and $10,950, respectively.

Note 6. Long-Term Debt

Long-term debt consisted of the following for the periods presented:

	As of December 31,
	2009	2008
Long-term debt, net of current portion
Intcomex, Inc. – 13 1/4% Senior Notes, net of $6,684 discount	$113,346	$—
Intcomex, Inc. – 11 3/4% Senior Notes, net of $1,132 discount	—	103,630
SBA – Capital lease	847	1,135
Intcomex Peru – Collateralized notes	579	721
Other, including various capital leases	210	379

Total long-term debt	114,982	105,865
Current maturities of long-term debt	(557)	(617)

Total long-term debt, net of current portion	$114,425	$105,248

Annual maturities of long-term debt as of December 31, 2009 are as follows:

Fiscal Years
2010	$557
2011	5,549
2012	5,413
2013	10,147
2014 and thereafter	100,000

$121,666

Intcomex, Inc. – 13 1/4% Senior Notes

On December 10, 2009, the Company completed a private offering (the “13 1/4% Senior Notes Offering”) to eligible purchasers of $120,000 aggregate principal amount of its 13 1/4% Senior Notes due December 15, 2014 with an interest rate of 13.25% per year, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2010. The 13 1/4% Senior Notes were offered at an initial offering price of 94.43% of par, or an effective yield to maturity of approximately 14.875%.

The Company used the net proceeds from the 13 1/4% Senior Notes Offering to, among other things, repay borrowings under its Revolving Credit Facility, fund the repurchase, redemption or other discharge of its 11 3/4% Senior Notes, for which it conducted a tender offer, and for general corporate purposes. The 13 1/4% Senior Notes are guaranteed by all of the Company’s existing and future domestic restricted subsidiaries that guarantee its obligations under the Senior Secured Revolving Credit Facility.

In connection with the 13 1/4% Senior Notes Offering, the Company and certain subsidiaries of the Company that guaranteed the Company’s obligations (the “Guarantors”) entered into an indenture (the “13 1/4 % Senior

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Notes Indenture”) with The Bank of New York Mellon Trust Company, N.A., (the “Trustee”), relating to the issuance by the Company of $120,000 aggregate principal amount of the 13 1/4% Senior Notes due 2014. The 13 1/4% Senior Notes were sold in a private placement transaction. The Company’s obligations under the 13 1/4% Senior Notes and the Guarantors’ obligations under the guarantees will be secured on a second priority basis by a lien on 100% of the capital stock of certain of the Company’s and each Guarantor’s directly owned domestic restricted subsidiaries; 65% of the capital stock of the Company’s and each Guarantor’s directly owned foreign restricted subsidiaries; and substantially all the assets of SBA, to the extent that those assets secure the Company’s Senior Secured Revolving Credit Facility with Comerica Bank, subject to certain exceptions.

Subject to certain requirements, the Company is required to redeem $5,000 aggregate principal amount of the 13 1/4% Senior Notes by December 15 of each of the years 2011 and 2012 and $10,000 aggregate principal amount of the 13 1/4% Senior Notes by December 15, 2013 at a redemption price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes to be redeemed, together with accrued and unpaid interest to the redemption date subject to certain requirements. The Company may redeem the 13 1/4% Senior Notes, in whole or in part, at any time on or after December 15, 2012 at a price equal to 100% of the aggregate principal amount of the 13 1/4% Senior Notes plus a “make-whole” premium (106,625% in 2012 and 100.0% in 2013 and thereafter). At any time prior to December 15, 2012, the Company may redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes with the net cash proceeds of certain equity offerings. In addition, at its option the Company may redeem up to 10% of the original aggregate principal amount of the 13 1/4% Senior Notes three different times at $103.00 (but no more than once in any 12-month period). The Company will be required to redeem up to 35% of the aggregate principal amount of the 13 1/4% Senior Notes, if an initial public offering occurs on or prior to December 15, 2012, at a price equal to 113.25% of the principal amount of the 13 1/4% Senior Notes.

On December 22, 2009, the Company, the Trustee and the Guarantors executed a second supplemental indenture (the “11 3/4% Senior Notes Second Supplemental Indenture”) as a result of the receipt of tenders and related consents from the holders of at least two thirds in principal amount of the 11 3/4% Senior Notes, in response to the Company’s tender offer and consent solicitation. The 11 3/4% Senior Notes Second Supplemental Indenture amends the indenture governing the 11 3/4% Senior Notes to delete or make less restrictive substantially all of the restrictive covenants contained in such indenture (other than requirements to make an offer for the 11 3/4% Senior Notes in the event of certain asset sales), to delete events of default relating to covenant defaults, cross-defaults and judgments against the Company, to make conforming and related changes to the indenture, to reduce the minimum redemption notice period from 30 days to three days.

Also on December 22, 2009, in connection with the 13 1/4% Senior Notes Offering, certain of the Company’s existing shareholders and their affiliates contributed $20,001 of new capital in exchange for newly-issued shares of the Company’s common stock. Certain of the Company’s existing shareholders and their affiliates contributed $20,001 of new capital in exchange for 27,175 newly-issued shares of our Class B Common Stock, non-voting, through a subscription agreement. The capital contribution consisted of the redemption and cancellation of $15,144 face value of the 11 3/4% Senior Notes, $890 of tender premium paid on the settlement of the 11 3/4% Senior Notes and additional cash of $3,967.

For the year ended December 31, 2009, we recorded additional paid in capital of $20,001 related to the 13 1/4% Senior Notes. The Company did not record additional paid in capital related to our 13 1/4% Senior Notes for the year ended December 31, 2008. As of December 31, 2009, $113,346 of the 13 1/4% Senior Notes remained outstanding and as of December 31, 2008, there were no 13 1/4% Senior Notes outstanding.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Intcomex, Inc. – 11 3/4% Senior Notes

On August 25, 2005, the Company consummated a high yield debt offering of $120,000 in aggregate principal amount of 11 3/4% Senior Notes, due January 15, 2011. The 11 3/4% Senior Notes were sold at 99.057 of face value and carry a coupon rate of 11 3/4% and are a second priority senior secured obligation of the Company. The 11 3/4% Senior Notes are secured with 100.0% of the common shares of Holdings and SPC-I, 65.0% of the common shares of IXLA, with a second priority lien on the assets of SBA. The proceeds of the offering were used to repay existing indebtedness, pay a dividend to shareholders, and pay fees and expenses associated with the debt offering with the remaining balance to be used for general corporate purposes. On December 14, 2006, the Company completed the exchange of 100.0% of the outstanding principal of the 11 3/4% Senior Notes for SEC registered publicly tradable notes that have substantially identical terms and conditions as the initial notes. On or after January 15, 2007, the Company was eligible to redeem a portion or all of the 11 3/4% Senior Notes.

On March 13, 2008, the Company purchased $1,000 of its 11 3/4% Senior Notes in an arm’s length transaction, at 98.25 of face value plus accrued interest in connection with its mandatory sinking fund redemption requirement. On April 9, 2008, the Company purchased $1,000 of its 11 3/4% Senior Notes at 96.25 of face value plus accrued interest and an additional $1,000 on April 25, 2008, at 96.5 of face value plus accrued interest in arms’ length transactions in connection with its mandatory sinking fund redemption requirement. On June 24, 2008, the Company purchased $2,000 of its 11 3/4% Senior Notes in an arm’s length transaction at 90.00 of face value plus accrued interest in connection with its mandatory sinking fund redemption requirement. On November 11, 2008, the Company purchased $5,000 of its 11 3/4% Senior Notes in an arm’s length transaction, at 49.00 of face value plus accrued interest, in connection with its mandatory sinking fund redemption requirement. On December 19, 2008, the Company purchased $1,000 of its 11 3/4% Senior Notes in an arm’s length transaction, at 37.00 of face value plus accrued interest.

On January 13 and 14, 2009, the Company repurchased $1,000 of its 11 3/4% Senior Notes in arm’s length transactions on each day, at 40.00 of face value plus accrued interest. On February 11 and 23, 2009, the Company repurchased $1,500 and $1,560, respectively, of its 11 3/4% Senior Notes in arm’s length transactions, at 36.00 of face value plus accrued interest. On March 26, 2009, the Company repurchased $1,025 of its 11 3/4% Senior Notes in arm’s length transactions, at 36.00 of face value plus accrued interest. On June 23, 2009, the Company repurchased $1,000 of its 11 3/4% Senior Notes in arm’s length transactions, at 40.38 of face value plus accrued interest. On July 15, 2009, the Company made a mandatory interest payment of $5,754 on its 11 3/4% Senior Notes.

On December 8, 2009, the Company commenced a cash tender offer for any and all of its $96,915 aggregate principal amount of 11 3/4% Senior Notes which expired on January 6, 2010, unless extended or earlier terminated (the “11 3/4% Senior Notes Expiration Date”), to provide holders who validly tender their 11 3/4% Senior Notes on December 21, 2009, unless extended or earlier terminated (the “11 3/4% Senior Notes Payment Deadline”), the ability to receive $1.0075 payable in cash, for each $1 principal amount of 11 3/4% Senior Notes accepted for payment, which amount included a consent payment of $0.30 per $1 principal amount and accrued and unpaid interest up to, but not including, the applicable payment date. The 11 3/4% Senior Notes tendered on or prior to the 11 3/4% Senior Notes Payment Deadline received payment on December 22, 2009. Holders who validly tendered their 11 3/4% Senior Notes after the 11 3/4% Senior Notes Payment Deadline but on or prior to the 11 3/4% Senior Notes Expiration Date received $0.9775, payable in cash, for each $1 principal amount of 11 3/4% Senior Notes accepted for purchase and accrued and unpaid interest through the applicable payment date. The 11 3/4% Senior Notes tendered after the 11 3/4% Senior Notes Payment Deadline but before the 11 3/4% Senior Notes Expiration Date received payment promptly following the expiration of the offer. The Company financed the tender offer with the net cash proceeds of the new 13 1/4% Senior Notes Offering. The closing of the tender offer was conditioned, among other things, on the Company’s successful completion of the 13 1/4% Senior Notes Offering.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The Company recognized a gain on the redemption of its 11 3/4% Senior Notes of $4,411 and $3,470, respectively, for the years ended December 31, 2009 and 2008, which is included in other expense (income), net in the consolidated statements of operations. As of December 31, 2008, $103,630, net of current portion, of the 11 3/4% Senior Notes remained outstanding. As of December 31, 2009 $1,400 of the 11 3/4% Senior Notes remained outstanding and were redeemed through payment to the Trustee for settlement on January 15, 2010.

On January 15, 2010, $1,400 of the 11 3/4% Senior Notes not tendered in the early tender redemption period, were redeemed from the proceeds held by the Trustee, in accordance with the terms of the 11 3/4% Senior Notes Second Supplemental Indenture.

SBA – Capital lease

On April 30, 2007, SBA entered into a lease agreement with Comerica Bank in the principal amount of $1,505 for the lease of the Miami office and warehouse equipment. Interest is due monthly at 6.84% of the total equipment costs and all outstanding amounts are due April 30, 2012. As of December 31, 2009 and 2008, $847 and $1,135, respectively, remained outstanding under the lease agreement.

The Company’s effective borrowing rate was 13.1%, 12.4% and 12.6% as of December 31, 2009, 2008 and 2007, respectively.

Note 7. Income Taxes

Income tax provision consists of the following for the periods presented:

	For the Years Ended December 31,
	2009	2008	2007
Income tax provision
Current expense (benefit):
Federal and state	$65	$81	$25
Foreign	3,255	4,856	6,850

Total current expense	3,320	4,937	6,875

Deferred (benefit) benefit:
Federal and state	(65)	(3,007)	(4,026)
Foreign	(411)	(335)	(1,982)

Total deferred benefit	(476)	(3,342)	(6,008)

Total income tax provision	$2,844	$1,595	$867

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

A reconciliation of the statutory federal income tax rate and effective rate as a percentage of income before provision for income taxes consisted of the following for the periods presented:

	For the Years Ended December 31,
	2009	%	2008	%	2007	%
Effective tax rate
(Loss) income before provision for income taxes:
U.S.	$(9,028)		$(25,412)		$(10,556)
Foreign	19,065		(8,311)		23,984

Income (loss) before provision for income taxes	$10,037		$(33,723)		$13,428

Tax at statutory rate	$3,413	34%	$(11,466)	(34)%	$4,565	34%
State income taxes, net of federal income tax (benefit) provision	(360)	(4)%	(700)	(2)%	(602)	(4)%
Non-deductible impairment charge	—	—	6,384	19%	—	—
Effect of tax rates on non-U.S. operations	(2,943)	(29)%	3,144	9%	(3,071)	(23)%
Effect of tax rates on subpart F income	1,104	11%	—	—	—	—
Change in valuation allowance	1,630	16%	4,233	13%	(25)	—

Effective tax provision	$2,844	28%	$1,595	5%	$867	7%

Our effective tax rate was 28% and 5% for the years ended December 31, 2009 and 2008, respectively. The increase in the effective tax rate was primarily due to the existence of taxable earnings in several of our foreign operations and the recognition of subpart F income, offset slightly by the absence of non-taxable income in our U.S. operations.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The Company’s net deferred tax assets were attributable to the following for the periods presented:

	As of December 31,
	2009	2008
Deferred tax assets
Current assets:
Allowance for doubtful accounts	$1,053	$960
Inventories	633	725
Accrued expenses	738	621
Other	140	296

Total current assets	2,564	2,602

Non-current assets:
Tax goodwill	864	864
Net operating losses	15,520	13,225
Other	1,164	974
Valuation allowances	(6,432)	(4,802)

Total non-current assets	11,116	10,261

Total deferred tax assets	$13,680	$12,863

Deferred tax liabilities
Current liabilities:
Inventories	$(231)	$(328)

Total current liabilities	(231)	(328)

Non-current liabilities:
Fixed assets	(1,923)	(1,467)
Amortizable intangible assets	(614)	(746)
Inventories	(246)	(132)

Total non-current liabilities	(2,783)	(2,345)

Total deferred tax liabilities	(3,014)	(2,673)

Net deferred tax assets	$10,666	$10,190

As of December 31, 2009 and 2008, the balance of SBA’s tax goodwill was $2,297 and 2,953, respectively. SBA recorded tax goodwill of approximately $9,843 in July 1998, which is being amortized for tax purposes over 15 years. SBA established $262 of deferred tax assets for foreign withholding taxes paid in El Salvador during 2005.

As of December 31, 2009, the Company’s U.S. federal and state of Florida net operating losses (“NOLs”) resulted in $13,271 of deferred tax assets, which will begin to expire in 2026. The Company analyzed the available evidence related to the realization of the deferred tax assets, considered the current downturn in the recent global economic environment and determined it is now more likely than not that the Company will not recognize a portion of its deferred tax assets associated with the NOL carryforwards. Factors in management’s determination include the performance of the business and the feasibility of ongoing tax planning strategies.

As of December 31, 2009 and 2008, the Company recorded a valuation allowance of $6,432 and $4,802, respectively, against the respective NOLs, of which $4,467 and $2,723, respectively, related to the U.S. and $1,965 and $2,079, respectively, related to our In-country Operations, as management did not believe that it would fully realize their benefit at this time.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

As of December 31, 2009, Intcomex Argentina S.R.L. (“Intcomex Argentina”) had $4,023 in NOLs resulting in $1,408 of deferred tax assets, which will begin to expire in 2011. The Company recorded a valuation allowance of $1,408 against this NOL, as management does not believe that it will realize its full benefit at this time.

As of December 31, 2009, Intcomex SPC-1 Mexico had $1,096 in NOLs resulting in $307 of deferred tax assets, which will expire in 2018. The Company recorded a $307 valuation allowance against this NOL, as management does not believe that it will realize its full benefit at this time.

As of December 31, 2009, Intcomex Colombia LTDA (“Intcomex Colombia”) had $830 in NOLs resulting in $275 of deferred tax assets related to a NOL carryforward. Management established a $250 valuation allowance against the deferred tax assets pending Intcomex Colombia’s further growth in taxable income. Colombia allows for an eight year carryforward on NOLs, which expires in 2013.

As of December 31, 2009, the Company recognized $3,248 in subpart F income, as the Company considers this a one-time event and therefore, did not provide additional tax provisions for future realization of subpart F income.

The Company’s NOLs consisted of the following for the periods presented:

	Years Ended December 31,
	2009			2008
	Gross NOL	NOL-Deferred Tax Asset	Valuation Allowance	Gross NOL	NOL-Deferred Tax Asset	Valuation Allowance
U.S. federal and state	$34,723	$13,271	$4,467	$28,745	$10,881	$2,723
Foreign
Intcomex Argentina , S.R.L.	4,023	1,408	1,408	4,348	1,522	1,522
Intcomex Colombia	830	275	250	830	275	250
Intcomex Jamaica Ltd.	720	251	—	720	240	—
Intcomex SPC-1 Mexico	1,096	307	307	1,096	307	307

Total foreign	6,669	2,241	1,965	6,994	2,344	2,079

Total	$41,392	$15,512	$6,432	$35,739	$13,225	$4,802

The undistributed earnings in foreign subsidiaries are permanently invested abroad and will not be repatriated to the U.S. in the foreseeable future. Because they are considered to be indefinitely reinvested, no U.S. federal or state deferred income taxes have been provided on these earnings. Upon distribution of those earnings, in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries in which we operate. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. foreign income tax liability that would be payable if such earnings were not reinvested indefinitely.

The Company files tax returns in the U.S., the state of Florida and in various foreign jurisdictions in which the Company conducts business throughout Latin America and the Caribbean. The IRS examined the 2004 and 2005 tax returns and concluded that there was no change to the returns. Tax year 2006 remains open for examination by the IRS. Tax years 2004, 2005 and 2006 remain open for examination by the Florida Department of Revenue.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The Company is subject to periodic audits by foreign, domestic and state tax authorities. By statute, the Company’s U.S. federal returns are subject to examination by the IRS for fiscal years 2005 through 2007. We believe the Company’s accruals for tax liabilities are adequate for all open fiscal years based upon an assessment of factors, including but not limited to, historical experience and related tax law interpretations. We do not anticipate that the total amount of unrecognized tax benefits related to any particular tax position will change significantly within the next 12 months.

The Company classifies tax liabilities that are expected to be paid within the current year, if any, as current income tax liabilities and all other uncertain tax positions as non-current income tax liabilities. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Note 8. Fair Value of Derivative Instruments

The Company accounts for its derivative instruments and hedging activities in accordance with FASB ASC 815, Derivatives and Hedging. The Company is exposed to certain risks related to its ongoing business operations. By using derivative instruments, the Company manages its primary risks including foreign currency price risk. The Company enters into forward contracts on various foreign currencies to manage the price risk associated with forecasted purchases of inventory used in the Company’s normal business activities. The Company provides enhanced disclosures of its derivative instruments including how and why it uses derivative instruments, how it accounts for derivative instruments and related hedged items and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows.

All derivatives are recorded in the Company’s consolidated balance sheet at fair value. The fair value of derivative financial instruments represents the amount required to enter into similar offsetting contracts with similar remaining maturities based on quoted market prices. The notional amount of forward exchange contracts is the amount of foreign currency bought or sold at maturity. The notional amount is indicative of the extent of the Company’s involvement in the various types and uses of derivative financial instruments, but not a measure of the Company’s exposure to credit or market risks through its use of derivatives.

There were no derivatives designated as hedging instruments outstanding as of December 31, 2009 and 2007. As of December 31, 2008, the total notional amount of the foreign currency forward contracts was $11,800, relating to derivative instruments in two of our In-country Operations. A summary of the location and amounts of the fair value in the consolidated balance sheets and derivative losses in the statements of operations related to the Company’s derivatives designated as hedging instruments during the periods presented, consisted of the following:

Effect of Derivative Instruments on the Consolidated Balance Sheets as of December 31, 2009 and 2008:

	As of December 31,
	2009	2008
	Fair Value(1)(2)	Fair Value(1)(2)
Derivatives instruments:
Foreign currency forward	$—	$31

Total	$—	$31

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Effect of Derivative Instruments on the Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007:

	For the Years Ended December 31,
	2009	2008	2007
	(Gain)/Loss(3)	(Gain)/Loss(3)	(Gain)/Loss(3)
Derivatives instruments:
Foreign currency forward	$—	$31	$—

Total	$—	$31	$—

(1)	– Other observable inputs (Level 2).
(2)	– Recorded in accounts payable in the consolidated balance sheets.
(3)	– Recorded in other expense (income) in the consolidated statements of operations.

Note 9. Share-Based Compensation

The Company recognizes compensation expense for its share-based compensation plans utilizing the modified prospective method for awards issued, modified, repurchased or canceled under the provisions of FASB ASC 718, Compensation-Stock Compensation. Share-based compensation expense is based on the fair value of the award and measured at grant date, recognized as an expense in earnings over the requisite service period and is recorded in salaries, wages and benefits in the consolidated statements of operations as part of selling, general and administrative expenses.

Total compensation expense for share-based compensation arrangements charged against income were $249, $313 and $199, respectively, for the years ended December 31, 2009, 2008 and 2007. Compensation expense of $188 and $281, respectively, related to the stock options issued pursuant to the 2007 Founders’ Grant Stock Option Plan (the “2007 Founders’ Option Plan”) and $61 and $32 respectively, related to the restricted shares of Class B common stock, non-voting, issued pursuant to the 2008 Restricted Stock Issuances was charged against income during the years ended December 31, 2009 and 2008. Compensation expense of $199 related to the stock options issued pursuant to the 2007 Founders’ Option Plan for the year ended December 31, 2007. There was no compensation expense related to the restricted shares of Class B common stock, non-voting, charged against income during the year ended December 31, 2007, as there were no restricted shares issued or outstanding during the year.

As of December 31, 2009 and 2008, there were $203 and $521, respectively, of total outstanding compensation costs for unvested share-based compensation arrangements, of which $56 and $363, respectively, related to the stock options and $147 and $158, respectively, related to the restricted shares of Class B common stock, non-voting. As of December 31, 2007, there was $672 of total outstanding compensation costs for unvested share-based compensation arrangements related to the stock options. There were no outstanding compensation costs for unvested share-based compensation arrangements related to the restricted shares of Class B common stock, non-voting as of December 31, 2007, as there were no restricted shares issued or outstanding during the year. These compensation costs will be recognized over a weighted average period of 2.0 years.

Stock Options

In February 2007, options to acquire an aggregate of 1,540 shares of Class B common stock, non-voting were granted under the 2007 Founders’ Option Plan to certain management employees and independent, non-employee directors. The options were granted at an exercise price of $1,077 per share, which was equal to the

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

fair value of our common stock on the date of grant. The weighted-average grant date fair value of the options granted during the year ended December 31, 2007 was $566 per share. The shares vest ratably over a three year vesting period of one-third per year on the annual anniversary date and expire 10 years from the date of grant. There were no stock options granted during the years ended December 31, 2009 and 2008.

A summary of the stock option activity under the 2007 Founders’ Option Plan and changes during the periods presented, consisted of the following:

	Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)
Outstanding at January 1, 2007	—	—	—
Granted	1,540	$1,077
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2007	1,540	$1,077	9.2
Granted	—	—
Exercised	—	—
Forfeited or expired	(50)	—

Outstanding at December 31, 2008	1,490	$1,077	8.2
Granted	—	—
Exercised	—	—
Forfeited or expired	(210)	$1,077

Outstanding at December 31, 2009	1,280	$1,077	7.2

Vested and expected to vest at December 31, 2009	853	$1,077	7.2

Exercisable at December 31, 2009	853	$1,077	7.2

The options were antidilutive as of December 31, 2009 and 2008, as the fair value of the options was below the exercise price of the options. The fair value of the options was determined using the Black-Scholes option pricing model as of April 23, 2007, the measurement date or the date the Company received unanimous approval from shareholders for the 2007 Founders’ Option Plan. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options. This model requires the input of subjective assumptions, including expected price volatility and term. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, existing valuation models do not provide a precise measure of the fair value of the Company’s employee stock options. Projected data related to the expected volatility and expected life of stock options is typically based upon historical and other information. The fair value of the options granted in 2007 was estimated at the date of grant using the following assumptions:

Expected term	6 years
Expected volatility	37.00%
Dividend yield	0.00%
Risk-free investment rate	4.58%

The expected term of the options granted under the 2007 Founders’ Option Plan is based on the simplified method for estimating the expected life of the options, as historical data related to the expected life of the options

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

is not available. The Company used the historical volatility of the industry sector index, as it is not practicable to estimate the expected volatility of the Company’s share price. The risk-free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve of the same maturity in effect at the time of grant. The Company estimates forfeitures in calculating the expense relating to stock-based compensation. At the grant date, the Company estimated the number of shares expected to vest and will subsequently adjust compensation costs for the estimated rate of forfeitures on an annual basis. The Company will use historical data to estimate option exercise and employee termination in determining the estimated forfeiture rate. The estimated forfeiture rate applied as of the option grant date was 1%.

Restricted Shares of Common Stock

In February 2008, our Board of Directors authorized, and in June 2008, our shareholders approved the issuance of 73 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to our director Mr. Henriques, as the initial equity consideration for his election to the Board of Directors and 41 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to each of our director Mr. Madden and our former director Ms. Miltner, as annual equity consideration for their board membership (collectively the “2008 Restricted Stock Issuances”). In January 2009, Ms. Miltner surrendered her right to the restricted shares of Class B common stock, non-voting in accordance with the terms of her resignation agreement with the Company.

In May 2009, our Board of Directors authorized and our shareholders approved the issuance of 96 restricted shares of Class B common stock, non-voting, with a three year cliff vesting period to each of our directors Messrs. Henriques and Madden, as annual equity consideration for their board membership, (collectively the “2009 Restricted Stock Issuance”).

In September 2009, our Board of Directors approved, subject to shareholder approval, the designation of an additional 1,000 shares of Class B common stock, non-voting, to be reserved for the grant of restricted stock to our Board of Directors.

During the years ended December 31, 2009 and 2008, there were 192 restricted shares of Class B common stock, non-voting, granted under the 2009 Restricted Stock Issuance and 155 restricted shares of Class B common stock, non-voting, granted under the 2008 Restricted Stock Issuances to certain independent, non-employee directors, respectively. The restricted shares of Class B common stock, non-voting were antidilutive.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

A summary of the unvested restricted shares of Class B common stock, non-voting award activity under the 2008 Restricted Stock Issuances and 2009 Restricted Stock Issuance and changes during the periods presented consisted of the following:

	Restricted Common Stock, Non-voting (in shares)	Weighted-Average Grant-Date Fair Value per Share (in dollars)
Unvested Balance at January 1, 2008	—	—
Granted	155	$1,225	(1)
Vested	—	—
Forfeited	—	—

Unvested Balance at December 31, 2008	155	$1,225

Granted	192	$521	(2)
Vested	—	—
Forfeited	(41)	$1,225

Unvested Balance at December 31, 2009	306	$1,040	(3)

(1)	The fair value was estimated by the Company on the date the Company received unanimous shareholder approval of the grant.
(2)	The fair value was determined as of the date the Company received unanimous shareholder approval of the grant.
(3)	The fair value was determined using the weighted-average fair value per share to reflect the portion of the period during which shares were outstanding.

Note 10. Commitments and Contingencies and Other

Commitments and Contingencies

The Company accrues for contingent obligations when the obligation is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position and make appropriate adjustments to the financial statements. Estimates that require judgment and are particularly sensitive to future changes include those related to taxes, legal matters, the imposition of international governmental monetary, fiscal or other controls, changes in the interpretation and enforcement of international laws (in particular related to items such as duty and taxation), and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available.

Litigation

As part of our normal course of business, we are involved in certain claims, regulatory and tax matters. In the opinion of our management, the final disposition of such matters will not have a material adverse impact on our results of operations and financial condition.

Contingent Liability

The Company is subject to inspection by the tax authorities in the foreign jurisdictions in which the Company conducts business for various statutes of limitations under the applicable law. The respective provision for the potential payroll tax and VAT contingency is based upon the Company’s determination that a high probability exists that an unfavorable outcome is likely to be realized upon ultimate settlement with a tax

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

authority that has full knowledge of all relevant information. The Company believes the provision for the payroll tax and VAT contingency is sufficient to cover any losses that may occur as a result of related judicial actions.

In the second quarter of 2008, the Company recorded a provision for potential payroll tax and value added tax (“VAT”) exposure related to its operations in a foreign jurisdiction in which the Company conducts business, in the amount estimated to be approximately to be $400, all of which affected the Company’s operating expenses. In addition, the Company recorded a provision of $100 for the professional audit and legal fees incurred to determine the amount of unrecognized potential payroll tax and VAT exposure. The Company is subject to VAT for products sold at the time a product is resold at an applicable VAT rate. The Company recognized certain VAT deductions that could be disallowed and believes it is subject to a tax assessment with respect to the VAT filings for the years ended December 31, 2003 through 2007. The Company is obligated to comply with withholding and social security tax rules in foreign jurisdictions where persons perform ‘fees for services’ work for the Company. The Company is obligated to remit withholding and social security taxes on behalf of these service providers for performing functions in the ordinary course of business for the Company as opposed to delivering specialized professional services in the foreign jurisdiction.

Leases

The Company leases office, warehouse facilities, and warehouse equipment under non-cancelable operating leases, including a 10-year lease for 221,021 square feet of office and warehouse space in Miami, Florida. The commencement date of the lease was May 1, 2007, with a base rent expense of $146 and an annual 3.0% escalation clause.

Rental expense was $4,225, $4,670 and $4,089, for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum lease payments from December 31, 2009 consisted of the following:

Fiscal Years
2010	$2,473
2011	4,017
2012	3,725
2013	3,283
2014 and thereafter	9,659

$23,157

Note 11. Additional Paid in Capital

As of December 31, 2009 and 2008, additional paid in capital was $41,388 and $21,138, respectively.

Total compensation expense for share-based compensation arrangements charged against income were $249 and $313 for the years ended December 31, 2009 and 2008, respectively. For a detailed discussion of the share-based compensation, see “Note 9. Share-Based Compensation” in these Notes to Audited Consolidated Financial Statements.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

For the year ended December 31, 2009, the Company recorded additional paid in capital of $20,001 related to its shareholder subscription offering consummated on December 22, 2009. Certain of the Company’s existing shareholders and their affiliates contributed $20,001 of new capital in exchange for 27,175 newly-issued shares of our Class B Common Stock, non-voting, through a subscription agreement. The capital contribution consisted of the redemption and cancellation of $15,144 face value of the 11 3/4% Senior Notes, $890 of tender premium paid on the settlement of the 11 3/4% Senior Notes and additional cash of $3,967.

Note 12. Related Party Transactions

Due from Related Parties

IFX Corporation (“IFX”) is a Latin American telecommunications service provider that provides internet access services to our Miami Operations and our In-country Operations in Argentina, Chile, Colombia, Guatemala, Mexico, Panama and Uruguay. Michael Shalom is the chairman of IFX and both a major shareholder and officer of the Company. During the years ended December 31, 2009, 2008 and 2007, the Company paid approximately $500, $600 and $500, respectively, to IFX for their services and sold approximately $3, $30 and $200, respectively, of IT products to IFX. The Company did not have an outstanding receivable balance from IFX as of December 31, 2009 and 2008. The trade receivables of IFX are guaranteed by a former shareholder of our Company. We believe that all transactions with IFX have been made on terms that are not less favorable to us than those available in a comparable arm’s length transaction and in the ordinary course of business.

Consulting Agreement with Related Parties

In November 2008, the Company entered into a 14-month consulting agreement in the amount of $546 with two of the Company’s shareholders, who were former managers of our operation in Mexico, to provide advice and operating guidance to the new management of the Company’s Mexican operations. The expense was included in the Company’s restructuring plan provision as of December 31, 2008. As of December 31, 2009 and 2008, the amounts paid to the related parties to the agreements were $468 and $78, respectively.

Leases

The Company leases warehouse and office space in Mexico City, Mexico from two shareholders for approximately $23 per month. The lease has a 78-month term expiring January 1, 2011, and has an increase provision based upon the Indice Nacional de Precios al Consumidor, or INPC, the official inflation rate in Mexico. The Company has an option to purchase the building for $3,000, which expires on December 31, 2011.

Note 13. Restructuring Plan

Management implemented restructuring and rebalancing actions designed to improve the Company’s efficiencies and profitability, strengthen its operations and reduce its costs in several of its locations during the years ended December 31, 2009 and 2008. The restructuring included involuntary workforce reductions and employee benefits and other costs incurred in connection with vacating leased facilities. The total charges of approximately $585 and $1,535, respectively, were recorded in the Company’s statement of operations as an increase to the Company’s operating expenses for the years ended December 31, 2009 and 2008. There were no restructuring charges incurred by the Company for the year ended December 31, 2007.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The total pre-tax restructuring activity for the years ended December 31, 2009 and 2008 consisted of the following:

	Workforce Reduction	Contract Termination and Amortization(1)	Other(2)	Total
Balance at January 1, 2008	$—	$—	$—	$—
Expensed	1,480	29	26	1,535
Paid	(851)	(29)	(26)	(906)
Other adjustments	—	—	—	—

Balance at December 31, 2008	$629	$—	$—	$629

Expensed	585	—	—	585
Paid	(1,214)	—	—	(1,214)
Other adjustments	—	—	—	—

Balance at December 31, 2009	$—	$—	$—	$—

(1)	Includes expenses to terminate lease contracts and accelerate amortization of leasehold improvements at the respective leased locations.
(2)	Includes travel expenses to close divisions and other expenses to relocate inventory and fixed assets.

In connection with the Company’s restructuring activities, the Company recorded restructuring charges for the workforce reduction expenses, lease contract termination expenses, fixed asset impairment and accelerated amortization and other related expenses for the years ended December 31, 2009 and 2008. Workforce reduction expenses consisted of termination and severance benefits for approximately 125 and 20 employees, respectively for the years ended December 31, 2009 and 2008. The noncurrent portion of the liability associated with the workforce reductions related to terminated employees who were granted annual payments to supplement their income in certain countries. Lease contract termination expenses consisted of the Company’s ongoing obligations to pay rent for vacated space, and penalties related to the contract termination over the respective lease term of the Company’s lease agreements.

Note 14. Segment Information

FASB ASC 280, Segment Reporting provides guidance on the disclosures about segments and information related to reporting units. The Company operates in a single industry segment, that being a distributor of IT products. The Company’s operating segments are based on geographic location. Geographic areas in which the Company operates include sales generated from and invoiced by the Miami, Florida operations, the Miami Operations and sales generated from and invoiced by all of the Latin American and Caribbean subsidiary operations. The subsidiary operations conduct business with sales and distribution centers in the following countries: Argentina, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Mexico, Panama, Peru, and Uruguay and a sales office in Brazil, collectively, our In-country Operations. The In-country Operations have been aggregated as one segment due to similar products and economic characteristics. The Company sells and distributes one type of product line, IT products and does not provide any separately billable services. It is impracticable for the Company to report the revenues from external customers for the group of similar products within the product line because the general ledger used to prepare the Company’s financial statements does not track sales by product.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Inter-segment revenue primarily represents intercompany revenue between the Miami Operations and the In-country Operations at established prices. Intercompany revenue between the related companies is eliminated in consolidation. The measure for the Company’s segment profit is operating income. Financial information by geographic operating segment is as follows for the periods presented:

	For the Years Ended December 31,
	2009	2008	2007
	(Dollars in thousands)
Statement of Operations Data:
Revenue
Miami Operations
Revenue to unaffiliated customers(1)	$234,936	$277,187	$289,057
Intersegment	230,449	253,352	288,208

Total Miami Operations	465,385	530,539	577,265
In-country Operations
In-country Operations, excluding Intcomex Chile	472,348	584,127	567,976
Intcomex Chile	209,884	210,237	181,335

In-country Operations	682,232	794,364	749,311
Eliminations of inter-segment	(230,449)	(253,352)	(288,208)

Total revenue	$917,168	$1,071,551	$1,038,368

Operating income (loss)
Miami Operations	$3,077	$(15,066)	$6,490
In-country Operations	17,248	9,939	21,278

Total operating income (loss)	$20,325	$(5,127)	$27,768

	As of December 31,
	2009	2008
	(Dollars in thousands)
Balance Sheet Data:
Assets
Miami Operations	$126,440	$119,059
In-country Operations
In-country Operations, excluding Intcomex Chile	98,342	103,226
Intcomex Chile	83,319	61,783

In-country Operations	181,661	165,009

Total assets	$308,101	$284,068

Property & equipment, net
Miami Operations	$7,538	$8,168
In-country Operations	8,757	9,510

Total property & equipment, net	$16,295	$17,678

Goodwill
Miami Operations	$—	$—
In-country Operations	13,704	13,548

Total goodwill	$13,704	$13,548

(1)	For purposes of geographic disclosure, revenue is attributable to the country in which the Company’s individual business resides.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Note 15. Guarantor Condensed Consolidating Financial Statements

The 13 1/4% Senior Notes are unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries (collectively, the “Subsidiary Guarantors”), but not the Company’s foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”). The 11 3/4% Senior Notes were unconditionally guaranteed by each of the Subsidiary Guarantors, with the exception of the Non-Guarantor Subsidiaries. Each of the note guarantees covers the full amount of the 13 1/4% Senior Notes and each of the Subsidiary Guarantors is 100% owned by the Company. Pursuant to Rule 3-10(f) of Regulation S-X under the rules promulgated under the Securities Act of 1933, the Parent company has prepared condensed consolidating financial information as of December 31, 2009, 2008 and 2007 for the Parent company, the subsidiaries that are Guarantors of the Company’s obligations under the 13 1/4% Senior Notes on a combined basis and the Non-Guarantor Subsidiaries on a combined basis.

The indentures governing the 13 1/4% Senior Notes and the security documents executed in connection therewith provide that, in the event that Rule 3-16 of Regulation S-X under the rules promulgated under the Securities Act, or any successor regulation, requires the filing of separate financial statements of any of the Company’s subsidiaries with the SEC, the capital stock pledged as collateral securing the 13 1/4% Senior Notes, the portion or, if necessary, all of such capital stock necessary to eliminate such filing requirement, will automatically be deemed released and not have been part of the collateral securing the 13 1/4% Senior Notes.

The Rule 3-16 requirement to file separate financial statements of a subsidiary is triggered if the aggregate principal amount, par value, or book value of the capital stock of the subsidiary, as carried by the registrant, or the market value of such capital stock, whichever is greatest, equals 20% or more of the principal amount of the notes. These values are calculated by using a discounted cash flow model that combines the unlevered free cash flows from our annual five-year business plan plus a terminal value based upon the final year earnings before interest, taxes, depreciation and amortization, or EBITDA of that business plan which is then multiplied by a multiple based upon comparable companies’ implied multiples, validated by third-party experts, to arrive at an enterprise value. Existing debt, net of cash on hand, is then subtracted to arrive at the estimated market value.

Supplemental financial information for Intcomex, Inc., our combined Subsidiary Guarantors and Non-Guarantor Subsidiaries is presented below.

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING BALANCE SHEET

(Dollars in thousands)

As of December 31, 2009

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON- GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Current assets
Cash and equivalents	$2,637	$41	$24,556	$—	$27,234
Trade accounts receivable, net	—	61,830	77,547	(39,139)	100,238
Inventories	—	26,743	68,442	—	95,185
Other	41,089	3,832	69,367	(79,795)	34,493

Total current assets	43,726	92,446	239,912	(118,934)	257,150
Long-term assets
Property and equipment, net	3,994	3,543	8,758	—	16,295
Investments in subsidiaries	121,648	197,991	371	(320,010)	—
Goodwill	—	7,418	6,286	—	13,704
Other	15,010	42,990	4,906	(41,954)	20,952

Total assets	$184,378	$344,388	$260,233	$(480,898)	$308,101

Liabilities and shareholders’ equity
Current liabilities	$2,974	$142,477	$119,644	$(118,638)	$146,457
Long-term debt, net of current maturities	113,316	628	481	—	114,425
Other long-term liabilities	25,354	18,895	2,456	(42,220)	4,485

Total liabilities	141,644	162,000	122,581	(160,858)	265,367
Total shareholders’ equity	42,734	182,388	137,652	(320,040)	42,734

Total liabilities and shareholders’ equity	$184,378	$344,388	$260,233	$(480,898)	$308,101

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING BALANCE SHEET

(Dollars in thousands)

As of December 31, 2008

	INTCOMEX, INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Current assets
Cash and equivalents	$—	$26	$22,318	$—	$22,344
Trade accounts receivable, net	—	65,034	70,750	(44,699)	91,085
Inventories	—	21,763	69,095	—	90,858
Other	40,280	3,872	68,960	(81,420)	31,692

Total current assets	40,280	90,695	231,123	(126,119)	235,979
Long-term assets
Property and equipment, net	3,876	4,292	9,510	—	17,678
Investments in subsidiaries	98,878	170,941	—	(269,819)	—
Goodwill	—	7,418	6,130	—	13,548
Other	10,916	40,904	4,972	(39,929)	16,863

Total assets	$153,950	$314,250	$251,735	$(435,867)	$284,068

Liabilities and shareholders’ equity
Current liabilities	$12,191	$143,629	$131,530	$(127,097)	$160,253
Long-term debt, net of current maturities	103,630	1,009	609	—	105,248
Other long-term liabilities	23,579	18,270	2,097	(39,929)	4,017

Total liabilities	139,400	162,908	134,236	(167,026)	269,518
Total shareholders’ equity	14,550	151,342	117,499	(268,841)	14,550

Total liabilities and shareholders’ equity	$153,950	$314,250	$251,735	$(435,867)	$284,068

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Dollars in thousands)

For the Year Ended December 31, 2009

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Revenue	$—	$465,384	$682,437	$(230,653)	$917,168
Cost of revenue	—	437,750	618,490	(230,653)	825,587

Gross profit	—	27,634	63,947	—	91,581
Operating expenses	7,862	16,669	46,725	—	71,256

Operating (loss) income	(7,862)	10,965	17,222	—	20,325
Other expense, net
Interest expense, net	16,980	1,586	(1,585)	—	16,981
Other, net	(26,420)	(25,029)	(3,472)	48,228	(6,693)

Total other (income) expense	(9,440)	(23,443)	(5,057)	48,228	10,288
Income (loss) before provision for income taxes	1,578	34,408	22,279	(48,228)	10,037
(Benefit) provision for income taxes	(5,615)	4,848	3,611	—	2,844

Net income (loss)	$7,193	$29,560	$18,668	$(48,228)	$7,193

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Dollars in thousands)

For the Year Ended December 31, 2008

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Revenue	$—	$530,539	$794,364	$(253,352)	$1,071,551
Cost of revenue	—	501,457	722,850	(253,352)	970,955

Gross profit	—	29,082	71,514	—	100,596
Operating expenses	11,394	32,754	61,575	—	105,723

Operating (loss) income	(11,394)	(3,672)	9,939	—	(5,127)
Other expense, net
Interest expense, net	15,317	1,882	(709)	—	16,490
Other, net	14,513	20,237	21,267	(43,911)	12,106

Total other expense (income)	29,830	22,119	20,558	(43,911)	28,596
(Loss) income before provision for income taxes	(41,224)	(25,791)	(10,619)	43,911	(33,723)
(Benefit) provision for income taxes	(5,906)	3,287	4,214	—	1,595

Net (loss) income	$(35,318)	$(29,078)	$(14,833)	$43,911	$(35,318)

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Dollars in thousands)

For the Year Ended December 31, 2007

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Revenue	$—	$577,265	$749,311	$(288,208)	$1,038,368
Cost of revenue	—	544,531	681,036	(288,281)	937,286

Gross profit	—	32,734	68,275	73	101,082
Operating expenses	7,064	19,253	46,997	—	73,314

Operating (loss) income	(7,064)	13,481	21,278	73	27,768
Other expense (income)
Interest expense, net	15,687	1,261	85	—	17,033
Other, net	(26,735)	(26,637)	(2,718)	53,397	(2,693)

Total other (income) expenses	(11,048)	(25,376)	(2,633)	53,397	14,340
Income (loss) before provision for income taxes	3,984	38,857	23,911	(53,324)	13,428
(Benefit) provision for income taxes	(8,577)	4,576	4,868	—	867

Net income (loss)	$12,561	$34,281	$19,043	$(53,324)	$12,561

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Dollars in thousands)

For the Year Ended December 31, 2009

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Cash flows from operating activities	$(24,292)	$15,118	$4,817	$—	$(4,357)

Cash flows from investing activities
Purchases of property and equipment, net	(1,251)	(240)	(1,040)	—	(2,531)
Other	—	—	114	—	114

Cash used in investing activities	(1,251)	(240)	(926)	—	(2,417)

Cash flows from financing activities
Payments under lines of credit, net	—	(14,477)	(1,835)		(16,312)
Borrowings under long-term debt	108,658	—	79	—	108,737
Payments of long-term debt	(84,445)	(386)	(291)	—	(85,122)
Proceeds from issuance of long-term debt	3,967	—	—	—	3,967

Cash flows from financing activities	28,180	(14,863)	(2,047)	—	11,270

Effects of exchange rate changes on cash	—	—	394	—	394

Net increase in cash and cash equivalents	2,637	15	2,238	—	4,890
Cash and cash equivalents, beginning of period	—	26	22,318	—	22,344

Cash and cash equivalents, end of period	$2,637	$41	$24,556	$—	$27,234

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Dollars in thousands)

For the Year Ended December 31, 2008

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Cash flows from operating activities	$9,464	$(1,857)	$(2,734)	$—	$4,873

Cash flows from investing activities
Purchases of property and equipment, net	(2,125)	(987)	(3,013)	—	(6,125)
Other	—	—	(521)	—	(521)

Cash used in investing activities	(2,125)	(987)	(3,534)	—	(6,646)

Cash flows from financing activities
Borrowings under lines of credit, net	—	3,125	1,550		4,675
Borrowings under long-term debt	—	—	36	—	36
Payments of long-term debt	(7,339)	(336)	(250)	—	(7,925)

Cash flows from financing activities	(7,339)	2,789	1,336	—	(3,214)

Effects of exchange rate changes on cash	—	—	(2,068)	—	(2,068)

Net (decrease) increase in cash and cash equivalents	—	(55)	(7,000)	—	(7,055)
Cash and cash equivalents, beginning of period	—	81	29,318	—	29,399

Cash and cash equivalents, end of period	$—	$26	$22,318	$—	$22,344

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Dollars in thousands)

For the Year Ended December 31, 2007

	INTCOMEX INC. (PARENT)	GUARANTORS	NON-GUARANTORS	ELIMINATIONS	INTCOMEX INC. CONSOLIDATED
Cash flows from operating activities	$3,686	$(2,430)	$5,278	$—	$6,534

Cash flows from investing activities
Purchases of property and equipment, net	(1,806)	(2,751)	(2,200)	—	(6,757)
Other	—	—	556	—	556

Cash used in investing activities	(1,806)	(2,751)	(1,644)	—	(6,201)

Cash flows from financing activities
Borrowings under lines of credit, net	—	3,901	4,812		8,713
Borrowings under long-term debt	165	1,505	749	—	2,419
Payments of long-term debt	(5,076)	(275)	(293)	—	(5,644)
Other	3,029	—	—	—	3,029

Cash flows from financing activities	(1,882)	5,131	5,268	—	8,517

Effects of exchange rate changes on cash	—	—	(25)	—	(25)

Net (decrease) increase in cash and cash equivalents	(2)	(50)	8,877	—	8,825
Cash and cash equivalents, beginning of period	2	131	20,441	—	20,574

Cash and cash equivalents, end of period	$—	$81	$29,318	$—	$29,399

INTCOMEX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Note 17. Quarterly Financial Data (Unaudited)

A summary of the quarterly financial information for the years ended December 31, 2009 and 2008 consisted of the following:

	For the Three Months Ended
	(Dollars in thousands, except per share data)
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenue	$204,382	$225,568	$231,283	$255,935
Gross profit	20,596	21,194	23,333	26,458
Operating income	2,497	3,156	6,475	8,197
Income before provision for income taxes	883	2,789	2,763	3,602
Net income	$13	$2,898	$1,855	$2,427
Net income per weighted average share of common stock, voting and Class B common stock, non-voting:
Basic	$0.13	$28.36	$18.15	$23.30
Diluted	$0.13	$28.36	$18.15	$23.30

	For the Three Months Ended
	(Dollars in thousands, except per share data)
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Revenue	$277,459	$303,861	$273,884	$216,347
Gross profit	26,518	27,300	25,553	21,225
Operating income (loss)	7,931	4,992	4,480	(22,530)
Income (loss) before provision for income taxes	9,425	(6,655)	(4,051)	(32,442)
Net income (loss)	$8,824	$(6,421)	$(3,446)	$(34,275)
Net income (loss) per weighted average share of common stock, voting and Class B common stock, non-voting:
Basic	$86.36	$(62.84)	$(33.72)	$(335.43)
Diluted	$86.36	$(62.84)	$(33.72)	$(335.43)

Note 18. Subsequent Event

On February 27, 2010, a significant earthquake struck the country of Chile. Although the Company’s Chilean operations resumed business after the earthquake in a matter of days, the Company is currently evaluating its impact, if any, to its financial results. The Company maintains customary insurance for its properties, including business interruption and extra related expense.

Intcomex, Inc.

Offer to Exchange

$120,000,000 13 1/4% Second Priority Senior Secured Notes due 2014

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or in the accompanying letter of transmittal. You must not rely on any unauthorized information or representations. This prospectus and the accompanying letter of transmittal are an offer to sell or to buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate as of the date on the front cover of the prospectus or the date of the document incorporated by reference. The information in the accompanying letter of transmittal is accurate as of its date.

Through and including                         , 2011 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 The General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Article IX of the Company’s Certificate of Incorporation provides that the Company shall indemnify any officer or director, or any former officer or director, to the full extent permitted by Section 145 of the DGCL.

The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Company’s Certificate of Incorporation limits the personal liability of the directors of the Company to the fullest extent permitted by Section 102(b) (7) of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

Exhibits	Document

2.1	Stock Purchase Agreement among Court Square Capital, Ltd., the sellers named therein and Intcomex, Inc., dated August 27, 2004. Incorporated by reference to Exhibit 2.1 to the registration statement on Form S-4 (File No. 333-134090) filed with the SEC on November 7, 2006 (the “2006 S-4 Registration Statement”).

3.1	Second Amended and Restated Certificate of Incorporation of Intcomex, Inc. Incorporated by reference to Exhibit 3.1 to the 2006 S-4 Registration Statement.

3.2	Amendment Number 1 to the Second Amended and Restated Certificate of Incorporation of Intcomex, Inc., dated December 14, 2009, filed with our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

3.3	Amended and Restated By-laws of Intcomex, Inc. Incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2007.

Instruments Defining the Rights of Security Holders, Including Indentures

Exhibits	Document

4.1	Indenture, dated as of December 22, 2009, between Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, and the Bank of New York Mellon, as trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on December 23, 2009.

4.2	Pledge Agreement among Intcomex, Inc., Intcomex Holdings, LLC and Intcomex Holdings SPC-I, LLC, as pledgors, in favor of The Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.4 to the 2006 S-4 Registration Statement.

4.3	Security Agreement by Software Brokers of America, Inc. and The Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.5 to the 2006 S-4 Registration Statement.

4.4	Lien Subordination Agreement among Comerica Bank, The Bank of New York and Software Brokers of America, Inc., dated as of August 25, 2005. Incorporated by reference to Exhibit 4.6 to the 2006 S-4 Registration Statement.

4.5	Stock Pledge Agreement between Intcomex Holdings, SPC-I, LLC, as pledgor, in favor of the Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.7 to the 2006 S-4 Registration Statement.

4.6	Share Charge between Intcomex Holdings, LLC, The Bank of New York and IXLA Holdings Ltd., dated as of August 25, 2005. Incorporated by reference to Exhibit 4.8 to the 2006 S-4 Registration Statement.

4.7	Treasury Management Services Controlled Collateral Account Service Agreement among Comerica Bank, Software Brokers of America, Inc. and The Bank of New York, dated August 25, 2005. Incorporated by reference to Exhibit 4.9 to the 2006 S-4 Registration Statement.

4.8	Pledge Agreement among Intcomex, Inc., Intcomex Holdings, LLC and Intcomex Holdings SPC-I, LLC, as pledgors, in favor of The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.10 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.9	Limited Guaranty among Intcomex, Inc., Software Brokers of America, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.11 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.10	Subsidiary Guaranty among FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, Software Brokers of America, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.12 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.11	Security Agreement by Software Brokers of America, Inc., the guarantors named therein, and The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.13 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.12	Lien Subordination Agreement among Comerica Bank, Software Brokers of America, Inc., FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, and The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.14 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

Exhibits	Document

4.13	Stock Pledge Agreement between Intcomex Holdings, SPC-I, LLC, as pledgor, in favor of The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.15 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.14	Share Charge between Intcomex Holdings, LLC, The Bank of New York Mellon and IXLA Holdings Ltd., dated as of December 22, 2009. Incorporated by reference to Exhibit 4.16 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.15	Treasury Management Services Controlled Collateral Account Service Agreement among Comerica Bank, Software Brokers of America, Inc. and The Bank of New York, as trustee dated December 22, 2009. Incorporated by reference to Exhibit 4.17 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.16	Trademark Security Agreement Software Brokers of America, Inc. and The Bank of New York Mellon, as trustee dated as of December 22, 2009. Incorporated by reference to Exhibit 4.18 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.17	Registration Rights Agreement, dated December 22, 2009, between Intcomex, Inc., the guarantors named therein, and Banc of America Securities LLC and Citigroup Global Markets, Inc. Incorporated by reference to Exhibit 4.3 of our Current Form 8-K filed with the SEC on December 23, 2009.

Legal Opinion
5.1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP.(1)

5.2	Legal Opinion of Carlton Fields, P.A.(1)

Material Contracts

10.1	Revolving Credit Agreement between Software Brokers of America, Inc., the guarantors named therein, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 10.1 of our annual Report on Form 10-K filed with the SEC on February 22, 2010.

10.2	Amendment No. 1 to Revolving Credit Agreement, dated as of May 21, 2010, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on June 9, 2010.

10.3	Amendment No. 2 to Revolving Credit Agreement, dated as of June 4, 2010, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on June 9, 2010.

10.4	Credit Agreement between Software Brokers of America, Inc. and Comerica Bank, dated as of August 25, 2005. Incorporated by reference to Exhibit to 10.1 to the 2006 S-4 Registration Statement.

10.5	Amendment No. 1 to Credit Agreement, Amendment to Intcomex Subordination Agreement and Waiver Re Intcomex Subordinated Indebtedness, dated as of November 2, 2006, by and among Software Brokers of America, Inc., Comerica Bank and Intcomex, Inc. Incorporated by reference to Exhibit 10.7 of the 2006 S-4 Registration Statement.

10.6	Amendment No. 2 to Credit Agreement, dated as of May 15, 2007, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on July 18, 2007.

10.7	Amendment No. 3 to Credit Agreement, dated as of August 17, 2007, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on August 23, 2007.

Exhibits	Document

10.8	Amendment No. 4 to Credit Agreement, dated as of March 28, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.12 of the Annual Report on Form 10-K filed with the SEC on March 31, 2008.

10.9	Amendment No. 5 to Credit Agreement, dated as of May 14, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on May 14, 2008.

10.10	Amendment No. 6 to Credit Agreement, dated as of November 13, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008.

10.11	Amendment No. 7 to Credit Agreement, dated as of March 20, 2009, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.8 of the Annual Report on Form 10-K filed with the SEC on March 30, 2009.

10.12	Fourth Amended and Restated Shareholders Agreement among the CVC Shareholders named therein, the Shalom shareholders named therein, the Centel shareholders named therein, the additional shareholders named therein, and Intcomex, Inc., dated as of December 22, 2009. Incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

#10.13	Employment Agreement of Russell A. Olson, dated March 9, 2005. Incorporated by reference to Exhibit 10.4 of the 2006 S-4 Registration Statement.

10.14	Lease Agreement between Lit Industrial Limited Partnership, as landlord, and Software Brokers of America, Inc., as tenant, dated May 12, 2006. Incorporated by reference to Exhibit 10.6 of the 2006 S-4 Registration Statement.

#10.15	Founders Stock Option Grant Agreement, dated February 27, 2007. Incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

10.16	Indemnity Agreement between Co-Investment LLC VII (Intcomex), Anthony Shalom and Michael Shalom, as Main Sellers, dated as of June 29, 2007. Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on August 17, 2007.

#10.17	Restricted Stock Grant Agreement, dated as of November 14, 2007, between Intcomex, Inc. and Thomas A. Madden. Incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K filed with the SEC on March 31, 2008.

#10.18	Restricted Stock Grant Agreement, dated as of November 14, 2007, between Intcomex, Inc. and Carol Miltner. Incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K filed with the SEC on March 31, 2008.

#10.19	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Thomas A. Madden. Incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

#10.20	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Carol Miltner. Incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

#10.21	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Adolfo Henriques. Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

10.22	Resignation Letter of Carol Miltner, dated as of January 20, 2009. Incorporated by reference to Exhibit 14 to the Current Report on Form 8-K filed with the SEC on January 21, 2009.

Exhibits	Document

#10.23	Form of Intcomex, Inc. Restricted Stock Grant Agreement. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on July 29, 2009.

10.24	Form of 13 1/4% Second Priority Senior Secured Note due 2014. Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on December 23, 2009.

10.25	Registration Rights Agreement, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, Banc of America Securities LLC and Citigroup Global Markets Inc. Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on December 23, 2009.

Other Exhibits

12.1	Calculation of Ratio of Earnings to Fixed Charges.(1)

21.1	Subsidiaries of Intcomex, Inc. Incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

23.1	Consent of Independent Registered Public Accounting Firm BDO USA, LLP (formerly known as BDO Seidman, LLP).(1)

23.2	Consents of Other Independent Registered Public Accounting Firms.

• PricewaterhouseCoopers, S.C.(1)

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages).

24.2	Power of Attorney for Intcomex, Inc. Incorporated by reference to Exhibit 24.1 to Amendment No. 4 to Form S-1 filed with the SEC on February 26, 2010.

25.1	Form T-1 Statement of Eligibility of the Trustee relating to Exchange Notes to be issued under Indenture dated as of December 22, 2009. Incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 filed with the SEC on December 21, 2010.

99.1	Form of Letter of Transmittal.(1)

99.2	Form of Notice of Guaranteed Delivery.(1)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)

99.4	Form of Letter to Clients.(1)

(1)	Filed herewith.
#	Indicates a management contract or a compensatory plan or arrangement.

(b)	Financial Statement Schedule.

Schedule II: Valuation And Qualifying Accounts

Allowance for Doubtful Trade Accounts Receivable

	Balance at Beginning of Year	Charged to Expenses	Write-Offs, Net of Recoveries	Balance at End of Year
For the Years Ended December 31:
2009	$5,202	$4,214	(4,988)	$4,428
2008	4,651	4,544	(3,993)	5,202
2007	4,066	2,041	(1,456)	4,651

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes as follows:

(a)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b)	The registrant undertakes that every prospectus (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Intcomex, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

INTCOMEX, INC.

By:	/s/ MICHAEL SHALOM
Michael Shalom
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ ANTHONY SHALOM Anthony Shalom	Chairman of the Board of Directors	January 27, 2011

/S/ MICHAEL SHALOM Michael Shalom	Chief Executive Officer, President and Director (Principal Executive Officer)	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Treasurer and Chief Financial Officer, Secretary (Principal Financial Officer and Principal Accounting Officer)	January 27, 2011

* Enrique Bascur	Director	January 27, 2011

* Adolfo Henriques	Director	January 27, 2011

* Thomas A. Madden	Director	January 27, 2011

* Juan Pablo Pallordet	Director	January 27, 2011

* Andres Small	Director	January 27, 2011

*	By:	/s/ RUSSELL A. OLSON
Russell A. Olson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Intcomex Holdings, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

INTCOMEX HOLDINGS, LLC

By:	/S/ MICHAEL SHALOM
Michael Shalom, Chief Executive Officer and President of Intcomex, Inc., its sole member

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ MICHAEL SHALOM Michael Shalom	Principal Executive Officer and President of Intcomex, Inc., its sole member	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Principal Financial Officer and Principal Accounting Officer of Intcomex, Inc., its sole member and Chief Financial Officer, Secretary and Treasurer	January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Intcomex Holdings SPC-I, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

INTCOMEX HOLDINGS SPC-I, LLC

By:	/S/ MICHAEL SHALOM
Michael Shalom, Chief Executive Officer and President of Intcomex, Inc., its sole member

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ MICHAEL SHALOM Michael Shalom	Principal Executive Officer and President of Intcomex, Inc., its sole member	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Principal Financial Officer and Principal Accounting Officer of Intcomex, Inc., its sole member and Chief Financial Officer, Secretary and Treasurer	January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Software Brokers of America, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

SOFTWARE BROKERS OF AMERICA, INC.

By:	/S/ ANTHONY SHALOM
Anthony Shalom
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Software Brokers of America, Inc. do hereby constitute and appoint Anthony Shalom and Michael Shalom, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ ANTHONY SHALOM Anthony Shalom	President and Director (Principal Executive Officer)	January 27, 2011

/S/ MICHAEL SHALOM Michael Shalom	Vice President and Director	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FORZA Power Technologies LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

FORZA POWER TECHNOLOGIES LLC

By:	/S/ NAFTALI MIZRACHI
Naftali Mizrachi Manager and Sole Officer

POWER OF ATTORNEY

We, the undersigned sole member of FORZA Power Technologies LLC do hereby constitute and appoint Anthony Shalom and Michael Shalom, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ ANTHONY SHALOM Anthony Shalom	Principal Executive Officer and President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ MICHAEL SHALOM Michael Shalom	Vice President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Principal Financial Officer and Principal Accounting Officer and Treasurer of Software Brokers of America, Inc., its sole member	January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, KLIP Xtreme LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

KLIP XTREME LLC

By:	/S/ NAFTALI MIZRACHI
Naftali Mizrachi Manager and Sole Officer

POWER OF ATTORNEY

We, the undersigned sole member of KLIP Xtreme LLC do hereby constitute and appoint Anthony Shalom and Michael Shalom, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ ANTHONY SHALOM Anthony Shalom	Principal Executive Officer and President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ MICHAEL SHALOM Michael Shalom	Vice President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Principal Financial Officer and Principal Accounting Officer and Treasurer of Software Brokers of America, Inc., its sole member	January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NEXXT Solutions LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 27th day of January, 2011.

NEXXT SOLUTIONS LLC

By:	/S/ NAFTALI MIZRACHI
Naftali Mizrachi Manager and Sole Officer

POWER OF ATTORNEY

We, the undersigned sole member of NEXXT Solutions LLC do hereby constitute and appoint Anthony Shalom and Michael Shalom, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Position:	Date:

/S/ ANTHONY SHALOM Anthony Shalom	President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ MICHAEL SHALOM Michael Shalom	Vice President of Software Brokers of America, Inc., its sole member	January 27, 2011

/S/ RUSSELL A. OLSON Russell A. Olson	Principal Financial Officer and Principal Accounting Officer and Treasurer of Software Brokers of America, Inc., its sole member	January 27, 2011

EXHIBIT INDEX

Exhibits	Document

2.1	Stock Purchase Agreement among Court Square Capital, Ltd., the sellers named therein and Intcomex, Inc., dated August 27, 2004. Incorporated by reference to Exhibit 2.1 to the registration statement on Form S-4 (File No. 333-134090) (the “2006 S-4 Registration Statement”).

3.1	Second Amended and Restated Certificate of Incorporation of Intcomex, Inc. Incorporated by reference to Exhibit 3.1 to the 2006 S-4 Registration Statement.

3.2	Amendment Number 1 to the Second Amended and Restated Certificate of Incorporation of Intcomex, Inc., dated December 14, 2009, filed with our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

3.3	Amended and Restated By-laws of Intcomex, Inc. Incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2007.

4.1	Indenture, dated as of December 22, 2009, between Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, and The Bank of New York Mellon, as trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on December 23, 2009.

4.2	Pledge Agreement among Intcomex, Inc., Intcomex Holdings, LLC and Intcomex Holdings SPC-I, LLC, as pledgors, in favor of The Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.4 to the 2006 S-4 Registration Statement.

4.3	Security Agreement by Software Brokers of America, Inc. and The Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.5 to the 2006 S-4 Registration Statement.

4.4	Lien Subordination Agreement among Comerica Bank, The Bank of New York and Software Brokers of America, Inc., dated as of August 25, 2005. Incorporated by reference to Exhibit 4.6 to the 2006 S-4 Registration Statement.

4.5	Stock Pledge Agreement between Intcomex Holdings, SPC-I, LLC, as pledgor, in favor of the Bank of New York, as trustee, dated as of August 25, 2005. Incorporated by reference to Exhibit 4.7 to the 2006 S-4 Registration Statement.

4.6	Share Charge between Intcomex Holdings, LLC, The Bank of New York and IXLA Holdings Ltd., dated as of August 25, 2005. Incorporated by reference to Exhibit 4.8 to the 2006 S-4 Registration Statement.

4.7	Treasury Management Services Controlled Collateral Account Service Agreement among Comerica Bank, Software Brokers of America, Inc. and The Bank of New York, dated August 25, 2005. Incorporated by reference to Exhibit 4.9 to the 2006 S-4 Registration Statement.

Exhibits	Document

4.8	Pledge Agreement among Intcomex, Inc., Intcomex Holdings, LLC and Intcomex Holdings SPC-I, LLC, as pledgors, in favor of The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.10 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.9	Limited Guaranty among Intcomex, Inc., Software Brokers of America, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.11 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.10	Subsidiary Guaranty among FORZA Power Technologies LLC, KLIP Xtreme, LLC, NEXXT Solutions LLC, Software Brokers of America, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.12 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.11	Security Agreement by Software Brokers of America, Inc., the guarantors named therein, and The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.13 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.12	Lien Subordination Agreement among Comerica Bank, Software Brokers of America, Inc., FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, and The Bank of New York Mellon, as trustee dated as of December 22, 2009. Incorporated by reference to Exhibit 4.14 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.13	Stock Pledge Agreement between Intcomex Holdings, SPC-I, LLC, as pledgor, in favor of The Bank of New York Mellon, as trustee, dated as of December 22, 2009. Incorporated by reference to Exhibit 4.15 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.14	Share Charge between Intcomex Holdings, LLC, The Bank of New York Mellon and IXLA Holdings Ltd., dated as of December 22, 2009. Incorporated by reference to Exhibit 4.16 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.15	Treasury Management Services Controlled Collateral Account Service Agreement among Comerica Bank, Software Brokers of America, Inc. and The Bank of New York, as trustee dated December 22, 2009. Incorporated by reference to Exhibit 4.17 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.16	Trademark Security Agreement Software Brokers of America, Inc. and The Bank of New York Mellon, as trustee dated as of December 22, 2009. Incorporated by reference to Exhibit 4.18 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

4.17	Registration Rights Agreement, dated December 22, 2009, between Intcomex, Inc., the guarantors named therein, and Banc of America Securities LLC and Citigroup Global Markets, Inc. Incorporated by reference to Exhibit 4.3 to our Current Form 8-K filed with the SEC on December 23, 2009.

5.1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP.(1)

5.2	Legal Opinion of Carlton Fields, P.A. (1)

10.1	Revolving Credit Agreement between Software Brokers of America, Inc., the guarantors named therein, and Comerica Bank, dated as of December 22, 2009. Incorporated by reference to Exhibit 10.1 of our annual Report on Form 10-K filed with the SEC on February 22, 2010.

10.2	Amendment No. 1 to Revolving Credit Agreement, dated as of May 21, 2010, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on June 9, 2010.

10.3	Amendment No. 2 to Revolving Credit Agreement, dated as of June 4, 2010, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on June 9, 2010.

Exhibits	Document

10.4	Credit Agreement between Software Brokers of America, Inc. and Comerica Bank, dated as of August 25, 2005. Incorporated by reference to Exhibit to 10.1 to the 2006 S-4 Registration Statement.

10.5	Amendment No. 1 to Credit Agreement, Amendment to Intcomex Subordination Agreement and Waiver Re Intcomex Subordinated Indebtedness, dated as of November 2, 2006, by and among Software Brokers of America, Inc., Comerica Bank and Intcomex, Inc. Incorporated by reference to Exhibit 10.7 of the 2006 S-4 Registration Statement.

10.6	Amendment No. 2 to Credit Agreement, dated as of May 15, 2007, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on July 18, 2007.

10.7	Amendment No. 3 to Credit Agreement, dated as of August 17, 2007, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on August 23, 2007.

10.8	Amendment No. 4 to Credit Agreement, dated as of March 28, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.12 of the Annual Report on Form 10-K filed with the SEC on March 31, 2008.

10.9	Amendment No. 5 to Credit Agreement, dated as of May 14, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on May 14, 2008.

10.10	Amendment No. 6 to Credit Agreement, dated as of November 13, 2008, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008.

10.11	Amendment No. 7 to Credit Agreement, dated as of March 20, 2009, by and among Software Brokers of America, Inc. and Comerica Bank. Incorporated by reference to Exhibit 10.8 of the Annual Report on Form 10-K filed with the SEC on March 30, 2009.

10.12	Fourth Amended and Restated Shareholders Agreement among the CVC Shareholders named therein, the Shalom shareholders named therein, the Centel shareholders named therein, the additional shareholders named therein, and Intcomex, Inc., dated as of December 22, 2009. Incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

#10.13	Employment Agreement of Russell A. Olson, dated March 9, 2005. Incorporated by reference to Exhibit 10.4 of the 2006 S-4 Registration Statement.

10.14	Lease Agreement between Lit Industrial Limited Partnership, as landlord, and Software Brokers of America, Inc., as tenant, dated May 12, 2006. Incorporated by reference to Exhibit 10.6 of the 2006 S-4 Registration Statement.

#10.15	Founders Stock Option Grant Agreement, dated February 27, 2007. Incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

10.16	Indemnity Agreement between Co-Investment LLC VII (Intcomex), Anthony Shalom and Michael Shalom, as Main Sellers, dated as of June 29, 2007. Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on August 17, 2007.

#10.17	Restricted Stock Grant Agreement, dated as of November 14, 2007, between Intcomex, Inc. and Thomas A. Madden. Incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K filed with the SEC on March 31, 2008.

Exhibits	Document

#10.18	Restricted Stock Grant Agreement, dated as of November 14, 2007, between Intcomex, Inc. and Carol Miltner. Incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K filed with the SEC on March 31, 2008.

#10.19	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Thomas A. Madden. Incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

#10.20	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Carol Miltner. Incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

#10.21	Restricted Stock Grant Agreement, dated as of June 30, 2008, between Intcomex, Inc. and Adolfo Henriques. Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2008.

10.22	Resignation Letter of Carol Miltner, dated as of January 20, 2009. Incorporated by reference to Exhibit 14 to the Current Report on Form 8-K filed with the SEC on January 21, 2009.

#10.23	Form of Intcomex, Inc. Restricted Stock Grant Agreement. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on July 29, 2009.

10.24	Form of 13 1/4% Second Priority Senior Secured Note due 2014. Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on December 23, 2009.

10.25	Registration Rights Agreement, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, FORZA Power Technologies LLC, KLIP Xtreme LLC, NEXXT Solutions LLC, Banc of America Securities LLC and Citigroup Global Markets Inc. Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on December 23, 2009.

12.1	Calculation of Ratio of Earnings to Fixed Charges.(1)

21.1	Subsidiaries of Intcomex, Inc. Incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

23.1	Consent of Independent Registered Public Accounting Firm BDO USA, LLP (formerly known as BDO Seidman, LLP).(1)

23.2	Consents of Other Independent Registered Public Accounting Firms.

• PricewaterhouseCoopers, S.C.(1)

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages).

24.2	Power of Attorney for Intcomex, Inc. Incorporated by reference to Exhibit 24.1 to Amendment No. 4 to Form S-1 filed with the SEC on February 26, 2010.

25.1	Form T-1 Statement of Eligibility of Trustee Relative to New Exchange Notes to be issued under Indenture dated as of December 22, 2009. Incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 filed with the SEC on December 21, 2010.

99.1	Form of Letter of Transmittal.(1)

99.2	Form of Notice of Guaranteed Delivery.(1)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)

99.4	Form of Letter to Clients.(1)

(1)	Filed herewith.
#	Indicates a management contract or a compensatory plan or arrangement.